As filed with the Securities and Exchange Commission on November 8, 2017

Registration No. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIRST FINANCIAL BANKSHARES, INC.

(Exact name of registrant as specified in its charter)

Texas	6021	75-0944023
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

400 Pine Street

Abilene, Texas 79601

(325) 627-7155

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

F. Scott Dueser

Chairman of the Board, President and Chief Executive Officer

First Financial Bankshares, Inc.

400 Pine Street

Abilene, Texas 79601

(325) 627-7155

(325) 627-7393 (Fax)

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael G. Keeley, Esq.	Larry Temple, Esq.
Norton Rose Fulbright US LLP	400 West 15th Street, Suite 705
2200 Ross Avenue, Suite 3600	Austin, Texas 78701
Dallas, Texas 75201-7932	(512) 477-4467
(214) 855-3906	(512) 477-4478 (Fax)
(214) 855-8200 (Fax)

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “ emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act .  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value(1)	— (2)	N/A	$47,000,022(3)	$5,852(4)

(1)	This Registration Statement relates to shares of common stock, par value $0.01 per share, of First Financial Bankshares, Inc., issuable to holders of common stock, par value $1.00 per share, of Commercial Bancshares, Inc. upon completion of the merger described herein.
(2)	Omitted in reliance on Rule 457(o) of the Securities Act.
(3)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and computed pursuant to Rule 457(f)(2) under the Securities Act, by multiplying the book value of Commercial Bancshares, Inc.’s common stock of approximately $13.86 per share as of September 30, 2017, the latest practicable date prior to the date of filing this registration statement, by 3,391,055, the maximum number of shares of Commercial Bancshares, Inc.’s common stock to be cancelled in the merger described herein.
(4)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $124.50 per $1,000,000 of the proposed maximum aggregate offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY – SUBJECT TO COMPLETION, DATED NOVEMBER 8, 2017

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities, and it is not soliciting to buy these securities, in any state where the offer or sale is not permitted.

PROXY STATEMENT/PROSPECTUS

COMMERCIAL BANCSHARES, INC.

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

You are cordially invited to attend the special meeting of shareholders of Commercial Bancshares, Inc., referred to as “CBI”, to be held on [    ] at [    ] p.m. in the [    ]. At this special meeting, you will be asked to approve the Agreement and Plan of Reorganization, which we refer to as the “reorganization agreement”, dated October 12, 2017, by and among First Financial Bankshares, Inc., referred to as “First Financial”, Kingwood Merger Sub, Inc., a wholly-owned subsidiary of First Financial referred to as “Merger Sub”, and CBI, which provides for the acquisition of CBI by First Financial. The acquisition of CBI by First Financial will be completed pursuant to the terms and conditions of the reorganization agreement by means of a merger of Merger Sub, with and into CBI, which we refer to as the “merger”, with CBI surviving as a wholly-owned subsidiary of First Financial. Thereafter, First Financial will cause CBI to merge with and into First Financial, with First Financial surviving the merger, which together with the merger we refer to as the “integrated merger,” and subsequently, at such time that First Financial may determine, First Financial will cause Commercial State Bank to merge with and into First Financial Bank, N.A., with First Financial Bank, N.A. as the surviving bank.

If the merger is completed, all outstanding shares of CBI common stock, other than cancelled shares and dissenting shares, will be converted, pursuant to the reorganization agreement, into the right to receive a total number of shares of First Financial common stock with an aggregate value of approximately $59.4 million. The number of shares of First Financial common stock deliverable for each share of CBI common stock will be determined based on a volume-weighted average price of First Financial common stock over a measuring period for the twenty (20) consecutive trading days ending on the fifth business day immediately preceding the closing date of the merger. For illustration purposes only, using First Financial’s closing stock price of $44.40 on November 7, 2017 as a substitute for the volume-weighted average price, CBI stockholders would have received approximately 0.39 shares of First Financial common stock for each share of CBI common stock, which would have provided CBI stockholders with aggregate ownership of approximately 2.0% of the issued and outstanding shares of First Financial common stock after completion of the merger. First Financial’s common stock is listed on the NASDAQ Global Select Market under the symbol “FFIN.” We urge you to obtain current market quotations for First Financial’s common stock. There are no current market quotations for CBI common stock because CBI is a privately owned corporation and its common stock is not traded on any established public trading market.

In addition, in connection with the closing of the merger, CBI expects to pay a special dividend, referred to as the “special dividend”, to its shareholders of approximately $15.6 million in the aggregate, which may be increased or decreased for the amount by which CBI’s consolidated shareholders’ equity as of the closing date exceeds or is less than $42,402,486, after certain adjustments prescribed by the reorganization agreement for merger expenses. As of September 30, 2017, CBI’s shareholders’ equity was approximately $47.0 million. From September 30, 2017 through the anticipated closing of the merger in the first quarter of 2018, CBI estimates that it will earn approximately $1.3 million and that the exercise of outstanding stock options to purchase shares of CBI common stock will contribute an estimated additional $2.5 million to CBI’s consolidated shareholders’ equity. As of October 31, 2017, CBI estimated that its merger expenses, which will reduce CBI’s consolidated shareholders’ equity, would be approximately $1.1 million. Based on the foregoing estimates, CBI expects that the CBI shareholders will receive a special dividend of $6.56 in cash per share of CBI common stock in connection with the closing of the merger.

The board of directors of CBI has determined that the reorganization agreement and the transactions contemplated therein, including the merger, are fair to and in the best interests of CBI and its shareholders, and approved and declared advisable the reorganization agreement and the transactions contemplated therein, including the merger. The CBI board of directors recommends that you vote “FOR” the proposal to approve the reorganization agreement.

First Financial and CBI intend that the merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”. If the merger qualifies as a reorganization under Section 368(a) of the Code, a U.S. holder (as defined in this proxy statement/prospectus) of CBI common stock who exchanges CBI common stock for a combination of First Financial common stock and cash should recognize gain (but not loss) in the exchange equal to the lesser of the cash received by such holder and the amount, if any, by which the cash plus the fair market value of First Financial common stock received by such holder exceeds the tax basis of such holder’s CBI common stock surrendered in exchange therefor (in each case excluding cash received in lieu of a fractional share of First Financial common stock). Further, a U.S. holder of CBI common stock generally will recognize gain or loss with respect to cash received in lieu of fractional shares of First Financial common stock that the U.S. holder would otherwise be entitled to receive.

Your vote is very important. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to CBI. Submitting a proxy now will not prevent you from being able to vote in person at the special meeting. If you sign, date and mail your proxy card without indicating your vote, your proxy will be counted as a vote “FOR” the proposal to adopt and approve the reorganization agreement and the transactions contemplated thereby. If you do not return your proxy card, abstain from voting or do not instruct your brokerage firm, bank, trust or other nominee how to vote any shares held for you in “street name,” the effect will be a vote “AGAINST” such proposal.

This proxy statement/prospectus contains a more complete description of the special meeting, the reorganization agreement and the transactions contemplated therein, including the merger. Please carefully read this entire proxy statement/prospectus, including the “Risk Factors,” beginning on page 17, for a discussion of the risks relating to the proposed merger and an investment in First Financial common stock. You may also obtain information about First Financial from documents that First Financial has filed with the Securities and Exchange Commission, referred to as the “SEC.”

We thank you for your continued support and look forward to seeing you at the special meeting.

Sincerely,

Harry J. Brooks
Chairman and Chief Executive Officer
CBI Bancshares, Inc.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER OR OTHER TRANSACTIONS DESCRIBED IN THE ATTACHED PROXY STATEMENT/PROSPECTUS OR THE SECURITIES TO BE ISSUED PURSUANT TO THE MERGER UNDER THE ATTACHED PROXY STATEMENT/ PROSPECTUS NOR HAVE THEY DETERMINED IF THE ATTACHED PROXY STATEMENT/ PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The securities that First Financial is offering through this document are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either of First Financial or CBI, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this proxy statement/prospectus is [        ], 2017 and it is first being mailed to shareholders of CBI on or about [        ], 2017

COMMERCIAL BANCSHARES, INC.

24080 Hwy 59 North, Suite 250

Kingwood, Texas 77339

(281) 318-4555

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of Commercial Bancshares, Inc., or CBI, will be held on [    ], 2017, at [    ] p.m., local time, at [    ], for the following purposes:

1.	to approve the Agreement and Plan of Reorganization, dated October 12, 2017, by and among First Financial Bankshares, Inc., or First Financial, Kingwood Merger Sub, Inc., a wholly-owned subsidiary of First Financial referred to as Merger Sub, and CBI, pursuant to which Merger Sub will merge with and into CBI, which we refer to as the “merger”, with CBI surviving the merger as a wholly-owned subsidiary of First Financial, all on and subject to the terms and conditions contained therein (which proposal we refer to as the “merger proposal”); and

2.	to approve one or more adjournments of the special meeting to a later date or dates, if the board of directors of CBI determines such an adjournment is necessary to permit further solicitation of additional proxies (which proposal we refer to as the “adjournment proposal”).

Only shareholders of record at the close of business on [    ], 2017 will be entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof. Approval of the merger proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of CBI common stock entitled to vote. The adjournment proposal requires the affirmative vote of a majority of the shares of CBI common stock present, in person or by proxy for approval. The special meeting may be adjourned or postponed from time to time upon approval of adjournment proposal by CBI’s shareholders without any notice other than by announcement at the meeting of the adjournment or postponement thereof, and any and all business for which notice is hereby given may be transacted at such adjourned or postponed meeting.

Shareholders of CBI have the right to dissent from the merger and obtain payment in cash of the appraised fair value of their shares of CBI common stock under applicable provisions of the Texas Business Organizations Code. In order for a shareholder of CBI to perfect its right to dissent, such shareholder must file a written objection to the merger prior to the special meeting, must vote against the merger proposal and must file a written demand with First Financial within 20 days after the consummation of the merger for payment of the fair value of the shareholder’s shares of CBI common stock. A copy of the applicable statutory provisions of the Texas Business Organizations Code is included as Appendix E to the accompanying proxy statement/prospectus and a summary of these provisions can be found under the caption “Proposal 1: Merger Proposal —Dissenters’ Rights of CBI Shareholders.”

The board of directors of CBI unanimously recommends that you vote (i) “FOR” the merger proposal and (ii) FOR” the adjournment proposal.

Your Vote is Very Important. A proxy card is enclosed. Whether or not you plan to attend the special meeting, please complete, sign and date the proxy card and promptly mail it in the enclosed envelope. You may revoke your proxy card in the manner described in the proxy statement/prospectus at any time before the special meeting is called to order. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

This proxy statement/prospectus provides a detailed description of the CBI special meeting, the merger proposal, and the adjournment proposal, the documents related to the merger and other related matters. You are urged to read this proxy statement/prospectus, including any documents they refer you to, and its annexes carefully and in their entirety. We look forward with pleasure to seeing and visiting with you at the special meeting.

By Order of the Board of Directors,

Harry J. Brooks
Chairman and Chief Executive Officer
Commercial Bancshares, Inc.

Kingwood, Texas

[    ], 2017

HOW TO OBTAIN ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about First Financial from documents filed with the SEC that have not been included in or delivered with this document. This information is described on page 77 under “Where You Can Find More Information.” You can obtain free copies of this information by writing or calling:

First Financial Bankshares, Inc.

400 Pine Street

Abilene, Texas 79601

Attention: J. Bruce Hildebrand, Executive Vice President and Chief Financial Officer

Telephone (325) 627-7155

To obtain timely delivery of the documents before the special meeting of CBI, you must request the information by [        ], 2017.

PLEASE NOTE

We have not authorized anyone to provide you with any information other than the information included in this document and the documents to which we refer you. If someone provides you with other information, please do not rely on it as being authorized by us.

This proxy statement/prospectus has been prepared as of [            ], 2017. There may be changes in the affairs of CBI or First Financial since that date, which are not reflected in this document.

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL

MEETING

Q:	What are CBI’s shareholders being asked to vote upon?

A:	The shareholders of CBI are being asked to consider and vote on the following matters:

1.	to approve the Agreement and Plan of Reorganization, dated October 12, 2017, by and among First Financial Bankshares, Inc., or First Financial, Kingwood Merger Sub, Inc., a wholly-owned subsidiary of First Financial referred to as Merger Sub, and CBI, pursuant to which Merger Sub will merge with and into CBI, which we refer to as the “merger”, with CBI surviving the merger as a wholly-owned subsidiary of First Financial, all on and subject to the terms and conditions contained therein (which proposal we refer to as the “merger proposal”); and

2.	to approve one or more adjournments of the special meeting to a later date or dates, if the board of directors of CBI determines such an adjournment is necessary to permit further solicitation of additional proxies (which proposal we refer to as the “adjournment proposal”).

As of the date of this proxy statement/prospectus, CBI’s board of directors is not aware of any matters, other than those stated above, that may be brought before the special meeting.

Q:	What will happen in the merger?

A:	In the merger, Merger Sub will merge with and into CBI, with CBI surviving the merger as a wholly-owned subsidiary of First Financial. Following the merger, First Financial will cause (i) CBI to merge with and into First Financial, with First Financial as the surviving entity and CBI ceasing its separate corporate existence, referred to as the “second step merger” and collectively with the merger, the “integrated merger”, and (ii) following the second step merger, Commercial State Bank to merge with and into First Financial Bank, N.A., referred to as “First Financial Bank”, with First Financial Bank as the surviving bank and Commercial State Bank, ceasing its separate corporate existence, which transaction is referred to as the “bank merger”. As a result of the bank merger, the existing main office and branches of Commercial State Bank will become branches of First Financial Bank.

Q:	Why am I receiving this proxy statement/prospectus?

A.	CBI is sending these materials to its shareholders to help them decide how to vote their shares of CBI common stock with respect to the merger proposal and other matters to be considered at the special meeting.

The merger cannot be completed unless CBI common shareholders approve the merger proposal. CBI is holding a special meeting of its shareholders to vote on the proposal to approve the merger proposal as well as other related matters. Information about this special meeting, the merger and the other business to be considered by shareholders at the special meeting is contained in this document.

This document constitutes both a proxy statement of CBI and a prospectus of First Financial. It is a proxy statement because the CBI board of directors is soliciting proxies from CBI common shareholders using this document with respect to the matters to be considered at the special meeting. It is a prospectus because First Financial, in connection with the merger, is offering shares of its common stock in exchange for outstanding shares of CBI common stock in the merger.

Q:	What form of consideration will CBI shareholders receive as a result of the merger?

A:

If the merger is completed, all outstanding shares of CBI common stock, other than cancelled shares and dissenting shares, will be converted, pursuant to the reorganization agreement, into the right to receive a total number of shares of First Financial common stock with an aggregate value of approximately $59.4 million, and a special dividend of $15.6 million in the aggregate, which special dividend is subject to adjustment as described below.

The number of shares of First Financial common stock deliverable for each share of CBI common stock will be determined based on a volume-weighted average price of First Financial common stock over a measuring period for the twenty (20) consecutive trading days ending on the fifth business day immediately preceding the closing date of the merger, rounded to the nearest cent, as reported by Bloomberg Finance L.P. For illustration purposes only, using First Financial’s closing stock price of $44.40 on November 7, 2017 as a substitute for the volume-weighted average price, CBI stockholders would have received approximately 0.39 shares of First Financial common stock for each share of CBI common stock, which would have provided CBI stockholders with aggregate ownership of approximately 2.0% of the issued and outstanding shares of First Financial common stock after completion of the merger (based on the number of shares of First Financial’s common stock outstanding as of November 7, 2017).

In connection with the closing of the merger, CBI expects to pay a special dividend, referred to as the “special dividend”, to its shareholders of approximately $15.6 million in the aggregate, which may be increased or decreased for the amount by which CBI’s consolidated shareholders’ equity as of the closing date exceeds or is less than $42,402,486, after certain adjustments prescribed by the reorganization agreement for merger expenses. As of September 30, 2017, CBI’s shareholders’ equity was approximately $47.0 million. From September 30, 2017 through the anticipated closing of the merger in the first quarter of 2018, CBI estimates that it will earn approximately $1.3 million and that the exercise of outstanding stock options to purchase shares of CBI common stock will contribute an estimated additional $2.5 million to CBI’s consolidated shareholders’ equity. As of October 31, 2017, CBI estimated that its merger expenses, which will reduce CBI’s consolidated shareholders’ equity, would be approximately $1.1 million. Based on the foregoing estimates, CBI expects that the CBI shareholders will receive a special dividend of $6.56 in cash per share of CBI common stock in connection with the closing of the merger.

The actual merger consideration is subject to adjustment and may be higher or lower than the consideration described in the examples above. Because the amount of the special dividend will be determined based upon the adjusted consolidated shareholders’ equity of CBI, the amount of consideration you will receive will not be known at the time you vote on the reorganization agreement. Accordingly, you should read this proxy statement/prospectus carefully to understand the value of the consideration you will receive in the merger. For an explanation of how the merger consideration will be calculated, please see “Proposal 1: Approval of the Merger Proposal—Terms of the Merger,” beginning on page 26.

Q:	What are the expected U.S. federal income tax consequences to a holder of CBI common stock as a result of the transactions contemplated by the merger agreement?

A:

First Financial and CBI intend that the integrated merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). If the integrated merger qualifies as a reorganization under Section 368(a) of the Code, a U.S. holder (as defined in the section titled “Proposal 1: Approval of the Merger—Material U.S. Federal Income Tax Consequences of the Integrated Merger” beginning on page 53) of CBI common stock who exchanges CBI common stock for a combination of First Financial common stock and cash (including cash from the special dividend) should recognize gain (but not loss) in the exchange equal to the lesser of the cash received by such holder and the amount, if any, by which the cash plus the fair market value of First Financial common stock received by such holder exceeds the tax basis of such holder’s CBI common stock surrendered in exchange therefor (in each case excluding cash received in lieu of a fractional share of First Financial common stock). Further, a U.S. holder of CBI common stock generally will recognize gain or loss with respect to cash received in lieu of fractional shares of First Financial common stock that the U.S. holder would otherwise be entitled to receive.

For further information, please see “Proposal 1: Approval of the Merger—Material U.S. Federal Income Tax Consequences of the Integrated Merger” beginning on page 53.

The U.S. federal income tax consequences described above may not apply to all holders of CBI common stock. Your tax consequences will depend on your individual situation. Accordingly, First Financial and CBI strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the integrated merger to you.

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger during the first quarter of 2018, although delays could occur.

Q:	When and where will CBI shareholders’ meeting be held?

A:	The CBI shareholders’ meeting is scheduled to take place at [ ] p.m., local time, on [ ], 2017 at [ ].

Q:	What are my choices when voting?

A:	With respect to each of the proposals, you may vote for the proposal, against the proposal or abstain from voting on the proposal. An abstention will count as a vote against approval of the merger proposal.

Q:	What votes are required for approval the reorganization agreement?

A:	Approval by CBI shareholders of the merger proposal requires the affirmative vote of the holders of at least two-thirds of the shares of CBI common stock outstanding on [ ], 2017.

Q:	What votes are required to adjourn or postpone the special meeting?

A:	To adjourn or postpone the special meeting, the affirmative vote of a majority of the shares of CBI common stock present, in person or by proxy, at the meeting is required.

Q:	How does the board of directors of CBI recommend that I vote?

A:	The board of directors of CBI unanimously recommends that the shareholders vote their shares as follows:

Proposal 1—“FOR” the merger proposal; and

Proposal 2—“FOR” the adjournment proposal.

Q:	What happens if I transfer my shares after the record date for the special meeting?

A:	The record date for the special meeting is earlier than the expected date of completion of the merger. Therefore, if you transfer your shares of CBI common stock after the applicable record date, but prior to the completion of the merger, you will retain the right to vote at the special meeting, but the right to receive the merger consideration will transfer with your shares of CBI common stock.

Q:	What do I need to do now?

A:	After you have thoroughly read and considered the information contained in this proxy statement/prospectus, indicate on the proxy card applicable to your CBI common stock your vote and sign, date and mail your proxy card(s) in the enclosed pre-addressed postage-paid envelope as soon as possible so that your shares of CBI common stock may be represented at the special meeting.

Q:	What happens if I don’t return a proxy card for the special meeting?

A:	Because approval of the merger proposal requires the affirmative approval of the holders of at least two-thirds of the outstanding shares of CBI common stock, the failure to return your proxy card will have the same effect as a vote against the merger proposal, unless you attend the special meeting in person and vote for approval of the merger proposal.

Q:	May I vote in person?

A:	Yes. Even if you have previously completed and returned your proxy card, you may vote your shares in person by attending the special meeting, revoking your previously submitted proxy prior to the start of the special meeting and voting your shares in person.

Q:	May I change my vote after I have submitted my proxy card?

A:	Yes. You may change your vote at any time before the special meeting is called to order by attending the special meeting, revoking your proxy and voting your shares in person or by submitting a new proxy card. If you choose to revoke your proxy and submit a new proxy card, CBI must have received the subsequent proxy card no later than [ ], 2017, at 5:00 p.m. local time, which is the business day immediately prior to the special meeting.

Q:	If my shares are held in “street name” by my brokerage firm, bank, trust or other nominee, will my brokerage firm, bank, trust or other nominee vote my shares for me?

A:	Your brokerage firm, bank, trust or other nominee will vote your shares only if you provide instructions on how to vote. You should instruct your brokerage firm, bank, trust or other nominee how to vote your shares, following the directions your brokerage firm, bank, trust or other nominee provides. If you do not provide instructions to your brokerage firm, bank, trust or other nominee, your shares will not be voted, which will have the same effect as a vote against the merger proposal.

Q:	Do I have any rights to dissent from the merger pursuant to the reorganization agreement?

A:	You have the right to vote against approval of the merger pursuant to the reorganization agreement, dissent from the merger and seek payment of the appraised fair value of your shares in cash as described in “Proposal 1: Approval of the Merger Proposal—Dissenters’ Rights of CBI Shareholders” beginning on page 59. The appraised fair value of your shares of CBI common stock may be more or less than the value of the First Financial common stock to be paid pursuant to the terms of the reorganization agreement.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, the exchange agent, Continental Stock Transfer & Trust Company, will send you written instructions for exchanging your stock certificates. You should not send your CBI stock certificates with your proxy card.

Q:	Who can help answer my questions?

A:	If you have additional questions about the merger, you should contact Harry J. Brooks, Commercial Bancshares, Inc., 24080 Hwy 59 North, Suite 250, Kingwood, Texas, telephone (281) 318-4555.

Q:	Are there any risks I should consider in deciding whether I vote for the reorganization agreement?

A:	Yes. A number of risk factors that you should consider carefully are set forth under the heading of “Risk Factors,” beginning on page 17.

SUMMARY

This brief summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. We urge you to carefully read this entire document and the other documents we refer to in this document. These documents will give you a more complete description of the transaction we are proposing. For more information about First Financial, see “Where You Can Find More Information” on page 77. We have included page references in this summary to direct you to other places in this proxy statement/prospectus where you can find a more complete description of the topics we have summarized.

The Companies

First Financial Bankshares, Inc.

400 Pine Street

Abilene, Texas 79601

(325) 627-7155

First Financial is a Texas corporation and a financial holding company registered under the Bank Holding Company Act of 1956, as amended, referred to in this proxy statement/prospectus as the “BHC Act.” First Financial owns all of the issued and outstanding shares of common stock of First Financial Bank. As of September 30, 2017, on a consolidated basis, First Financial had total assets of approximately $7.0 billion, total net loans of approximately $3.4 billion, total deposits of approximately $5.7 billion and shareholders’ equity of approximately $906.6 million.

First Financial Bank is a national banking association chartered and regulated by the Office of the Comptroller of the Currency (the “OCC”) and its deposits are insured by the Federal Deposit Insurance Corporation (the “FDIC”). First Financial Bank conducts a complete range of commercial and personal banking activities. As of September 30, 2017, First Financial Bank had 69 financial centers across Texas, with eleven locations in Abilene, three locations in San Angelo and Weatherford, two locations in Cleburne, Conroe, Stephenville and Granbury, and one location each in Acton, Albany, Aledo, Alvarado, Beaumont, Boyd, Bridgeport, Brock, Burleson, Cisco, Clyde, Cut and Shoot, Decatur, Eastland, Fort Worth, Glen Rose, Grapevine, Hereford, Huntsville, Keller, Magnolia, Mauriceville, Merkel, Midlothian, Mineral Wells, Montgomery, Moran, New Waverly, Newton, Odessa, Orange, Port Arthur, Ranger, Rising Star, Roby, Southlake, Sweetwater, Tomball, Trent, Trophy Club, Vidor, Waxahachie, Willis and Willow Park,] all in Texas. Our trust subsidiary has seven locations which are located in Abilene, Fort Worth, Odessa, Beaumont, San Angelo, Stephenville and Sweetwater.

Commercial Bancshares, Inc.

24080 Hwy 59 North, Suite 250

Kingwood, Texas 77339

(281) 318-4555

CBI is a Texas corporation and a bank holding company registered under the BHC Act. CBI owns all of the issued and outstanding shares of common stock of Commercial State Bank. Commercial State Bank is a Texas state bank chartered in El Campo, Texas and its deposits are insured by the FDIC. Commercial State Bank conducts a complete range of commercial and personal banking activities. As of September 30, 2017, Commercial State Bank had total assets of $366.2 million, total net loans of $263.8 million and total deposits of $321.9 million. In addition to its principal office in Kingwood, Texas, Commercial State Bank operates three branches in the following Texas locations: El Campo, Fulshear and Palacios. Commercial State Bank’s principal office is located at 24080 Hwy 59 North, Suite 250, Kingwood, Texas 77339.

Proposed Merger

The reorganization agreement is the legal document that governs the merger. We have attached the reorganization agreement to this document as Appendix A. Please read the entire reorganization agreement.

Pursuant to the reorganization agreement, First Financial will acquire CBI and its wholly-owned subsidiary, Commercial State Bank, through the merger of Merger Sub with and into CBI, with CBI surviving the merger as a wholly-owned subsidiary of First Financial. We expect to complete the merger during the first quarter of 2018, although delays could occur.

Terms of the Merger (page 26)

The reorganization agreement provides for the acquisition of CBI and its wholly-owned subsidiary, Commercial State Bank, by First Financial. Subject to the receipt of various governmental and third party approvals and the satisfaction of the conditions set forth in the reorganization agreement, we anticipate that the transactions contemplated by the reorganization agreement will be completed in the first quarter of 2018, although delays could occur.

If the merger is completed, all outstanding shares of CBI common stock, other than cancelled shares and dissenting shares, will be converted, pursuant to the reorganization agreement, into the right to receive a total number of shares of First Financial common stock with an aggregate value of approximately $59.4 million. The number of shares of First Financial common stock deliverable for each share of CBI common stock will be determined based on a volume-weighted average price of First Financial common stock over a measuring period for the twenty (20) consecutive trading days ending on the fifth business day immediately preceding the closing date of the merger, rounded to the nearest cent, as reported by Bloomberg Finance L.P. For illustration purposes only, using First Financial’s closing stock price of $44.40 on November 7, 2017 as a substitute for the volume-weighted average price, CBI stockholders would have received approximately 0.39 shares of First Financial common stock for each share of CBI common stock, which would have provided CBI stockholders with aggregate ownership of approximately 2.0% of the issued and outstanding shares of First Financial common stock after completion of the merger (based on the number of shares of First Financial’s common stock outstanding as of November 7, 2017).

In addition, in connection with the closing of the merger, CBI expects to pay a special dividend to its shareholders of approximately $15.6 million in the aggregate, which may be increased or decreased for the amount by which CBI’s consolidated shareholders’ equity as of the closing date exceeds or is less than $42,402,486, after certain adjustments prescribed by the reorganization agreement for merger expenses. As of September 30, 2017, CBI’s shareholders’ equity was approximately $47.0 million. From September 30, 2017 through the anticipated closing of the merger in the first quarter of 2018, CBI estimates that it will earn approximately $1.3 million and that the exercise of outstanding stock options to purchase shares of CBI common stock will contribute an estimated additional $2.5 million to CBI’s consolidated shareholders’ equity. As of October 31, 2017, CBI estimated that its merger expenses, which will reduce CBI’s consolidated shareholders’ equity, would be approximately $1.1 million. Based on the foregoing estimates, CBI expects that the CBI shareholders will receive a special dividend of $6.56 in cash per share of CBI common stock in connection with the closing of the merger.

The actual merger consideration is subject to adjustment and may be higher or lower than the consideration described in the examples above. Because the amount of the special dividend will be determined based upon the adjusted consolidated shareholders’ equity of CBI, the amount of consideration you will receive will not be known at the time you vote on the reorganization agreement. Accordingly, you should read this proxy statement/prospectus carefully to understand the value of the consideration you will receive in the merger. For an explanation of how the merger consideration will be calculated, please see “Proposal 1: Approval of the Merger Proposal—Terms of the Merger,” beginning on page 26.

Material U.S. Federal Income Tax Consequences of the Integrated Merger (page 53)

The obligation of First Financial to complete the integrated merger is conditioned on, among other things, the receipt by First Financial of a tax opinion from Norton Rose Fulbright US LLP, dated as of the closing date of the integrated merger, to the effect that, on the basis of facts, representations and assumptions described in such opinion, the integrated merger will be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

Assuming that the integrated merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, it is anticipated that a U.S. holder (as defined in the section titled “Proposal 1: Approval of the Merger—Material U.S. Federal Income Tax Consequences of the Integrated Merger” beginning on page 53) of CBI common stock who exchanges CBI common stock for a combination of First Financial common stock and cash (including cash from the special dividend) should recognize gain (but not loss) in the exchange equal to the lesser of the cash received by such holder and the amount, if any, by which the cash plus the fair market value of First Financial common stock received by such holder exceeds the tax basis of such holder’s CBI common stock surrendered in exchange therefor (in each case excluding cash received in lieu of a fractional share of First Financial common stock). Further, a U.S. holder of CBI common stock generally will recognize gain or loss with respect to cash received in lieu of fractional shares of First Financial common stock that the U.S. holder would otherwise be entitled to receive.

For further information, please see “Proposal 1: Approval of the Merger—Material U.S. Federal Income Tax Consequences of the Integrated Merger” beginning on page 53.

The U.S. federal income tax consequences described above may not apply to all holders of CBI common stock. Your tax consequences will depend on your individual situation. Accordingly, First Financial and CBI strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the integrated merger to you.

Opinion of Financial Advisor of CBI (page 31)

Hovde Group, LLC (“Hovde”) has delivered a written opinion to the board of directors of CBI that, as of September 26, 2017, based upon and subject to certain matters stated in the opinion, the merger consideration is fair to the holders of CBI common stock from a financial point of view. We have attached this opinion to this proxy statement/prospectus as Appendix D. The opinion of Hovde is not a recommendation to any CBI shareholder as to how to vote on the proposal to approve the merger proposal. You should carefully read this opinion in its entirety to understand the procedures followed, matters considered and limitations on the reviews undertaken by Hovde in providing its opinion.

First Financial’s Dividend Policy

First Financial generally expects to pay cash dividends to its shareholders of approximately 40% of annual net earnings while maintaining adequate capital to support growth. The cash dividend payout ratios have amounted to 44.14%, 40.20% and 39.34% of net earnings, respectively, in 2016, 2015 and 2014. Following the merger, subject to applicable statutory and regulatory restrictions and the discretion of First Financial’s board of directors, First Financial expects to continue its practice of paying quarterly cash dividends. For the fourth quarter of 2017, First Financial announced a cash dividend of $0.19 per share on October 24, 2017 that is payable to shareholders of record as of December 15, 2017 on January 2, 2018.

Ownership of First Financial After the Merger

Pursuant to the reorganization agreement, First Financial will issue shares of its common stock to shareholders of CBI in the merger. For illustration purposes only, using First Financial’s closing stock price of $44.40 on November 7, 2017 as a substitute for the volume-weighted average price, and assuming that 3,391,055 shares of CBI common stock are outstanding at the effective time of the merger, CBI stockholders would have received 0.39 shares of First Financial common stock for each share of CBI common stock, which would have provided CBI stockholders with aggregate ownership, on a pro forma basis, of approximately 2.0% of the common stock of First Financial following the merger (based on the number of shares of First Financial’s common stock outstanding as of November 7, 2017).

Market Prices of First Financial Common Stock (page 73)

Shares of First Financial common stock are quoted on the NASDAQ Global Select Market under the symbol “FFIN.” On October 12, 2017, the last trading day before the merger was announced, First Financial common stock closed at $44.50 per share. On November 7, 2017, First Financial common stock closed at 44.40 per share. The market price of First Financial common stock will fluctuate prior to the special meeting and the merger. You should obtain the current stock quotation for First Financial common stock. Shares of CBI are not traded on any established public trading market.

The CBI Special Shareholders’ Meeting (page 23)

The special meeting of shareholders of CBI will be held on [            ], 2017, at [        ] p.m., local time, at [        ]. At the special meeting, you will be asked to consider and vote on the following:

1.	the approval of the Agreement and Plan of Reorganization, dated October 12, 2017, by and among First Financial, Merger Sub and CBI, pursuant to which Merger Sub will merge with and into CBI, with CBI surviving the merger as a wholly-owned subsidiary of First Financial, all on and subject to the terms and conditions contained therein (which proposal we refer to as the “merger proposal”); and

2.	the approval of one or more adjournments of the special meeting to a later date or dates, if the board of directors of CBI determines such an adjournment is necessary to permit further solicitation of additional proxies (which proposal we refer to as the “adjournment proposal”).

Record Date Set at [            ], 2017; Approval of at Least Two-Thirds of Outstanding Shares Required to Approve the Merger Proposal (page 23)

You may vote at the special meeting of CBI shareholders if you owned CBI common stock at the close of business [            ], 2017, which is the record date for the special meeting. You can cast one vote for each share of CBI common stock you owned at that time. As of [            ], 2017, there were 3,391,055 shares of CBI common stock outstanding.

Approval of the merger proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of CBI common stock entitled to vote. If you fail to vote, it will have the effect of a vote against the merger proposal.

You may vote your shares of CBI common stock by attending the special meeting and voting in person or by completing and mailing the enclosed proxy card. If you are the record holder of your shares, you can revoke your proxy at any time before the vote is taken at the special meeting by sending a written notice revoking the proxy or a later-dated proxy to the Secretary of CBI, or by voting in person at the special meeting.

CBI’s Reasons for the Merger and Recommendations of CBI’s Board (page 30)

Based on the reasons discussed elsewhere in this proxy statement/prospectus, the board of directors of CBI believes that the merger pursuant to the reorganization agreement is fair to you and in your best interests, and unanimously recommends that you vote “FOR” the merger proposal. For a discussion of the circumstances surrounding the merger and the factors considered by CBI’s board of directors in approving the reorganization agreement, see page 30.

Directors and Certain Officers of CBI are Subject to a Voting Agreement (page 23)

As of the record date, the directors of CBI and named executive officers of CBI were entitled to vote 697,845 shares of CBI common stock, or approximately 20.6% of the outstanding shares of the common stock entitled to vote at the special meeting. Each of the directors has executed a Voting Agreement, dated as of October 12, 2017, referred to as the “voting agreement” in this proxy statement/prospectus, pursuant to which each director agreed to vote his shares of CBI common stock in favor of approval of the merger pursuant to the reorganization agreement. As of the record date, 737,556 shares of CBI common stock, or approximately 21.8% of the outstanding shares of CBI common stock entitled to vote at the CBI special meeting, are bound by the voting agreement.

The foregoing description of the voting agreement is subject to, and qualified in its entirety by reference to, the voting agreement, a form of which is attached to this proxy statement/prospectus as Appendix B and is incorporated by reference into this proxy statement/prospectus.

CBI Director Support Agreements (page 51)

In connection with entering into the reorganization agreement, each of the directors of CBI entered into a director support agreement with First Financial (which we refer to in this proxy statement/prospectus as the “CBI director support agreements”) pursuant to which they agreed to refrain from harming the goodwill of CBI and to certain post-closing restrictive covenants.

The foregoing description of the CBI director support agreement is subject to, and qualified in its entirety by reference to, the CBI director support agreement, a form of which is attached to this proxy statement/prospectus as Appendix C and is incorporated by reference into this proxy statement/prospectus.

Effective Time of the Merger

The merger will become effective at the date and time specified in the certificate of merger to be filed with the Secretary of State of the State of Texas regarding the merger. If CBI shareholders approve the merger pursuant to the reorganization agreement at the special meeting, and if all necessary government approvals are obtained and the other conditions to the parties’ obligations to effect the merger are met or waived by the party entitled to do so, we anticipate that the merger will be completed in the first quarter of 2018, although delays could occur.

We cannot assure you that the necessary shareholder and governmental approvals will be obtained or that the other conditions to completion of the merger can or will be satisfied.

Conversion; Exchange of CBI Stock Certificates (page 39)

After the effective time of the merger, you will receive a letter of transmittal and instructions from Continental Stock Transfer & Trust Company, as exchange and transfer agent, describing the procedures for surrendering your stock certificates representing shares of CBI common stock in exchange for shares of First Financial common stock in accordance with the terms of the reorganization agreement. You must carefully review and complete the transmittal materials from the exchange agent and return them as instructed along with your stock certificates representing shares CBI common stock or other satisfactory evidence of ownership specified by the exchange agent. Please do not send the exchange agent any stock certificates until you receive these instructions. Stock certificates delivered to the exchange agent without a properly completed letter of transmittal will be rejected and returned for corrective action. The shares of First Financial common stock issuable in exchange for the shares of CBI common stock will be issued solely in uncertificated book-entry form.

Conditions to Completion of the Merger (page 48)

Currently, CBI and First Financial expect to complete the merger in the first calendar quarter of 2018. As more fully described in this proxy statement/prospectus and in the reorganization agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. Each party’s obligations under the reorganization agreement are conditioned upon (1) subject to certain exceptions, the accuracy of the representations and warranties of the other party, (2) the performance in all material respects by the other party of its obligations under the reorganization agreement, (3) approval of the merger proposal by CBI’s shareholders, (4) receipt of required regulatory and other third party consents or approvals, (5) no action having been taken and the absence of any statute, rule, regulation or order prohibiting the consummation of the merger, (6) the receipt of required closing documents from the other party, (7) the absence of any material adverse change with respect to the other party since June 30, 2017, and (8) the effectiveness of the registration statement of which this proxy statement/prospectus is a part.

CBI’s obligation to complete the merger is also subject to the shares of First Financial common stock to be issued pursuant to the reorganization agreement being approved for listing on NASDAQ. First Financial’s obligation to complete the merger is also subject to (1) receipt of releases from directors and certain officers of CBI and Commercial State Bank, (2) the termination of certain employee benefit plans of CBI, (3) receipt of fully executed employment agreements from certain employees of Commercial State Bank, (4) holders of not more than 5% of the outstanding shares of CBI common stock having duly exercised their dissenters’ rights under the TBOC, (5) the termination and cancellation of all options to purchase common stock of CBI; (6) the CBI adjusted shareholders’ equity being at least $38,070,000, (7) receipt from CBI of certain tax documents, (8) First Financial will have received from Norton Rose Fulbright US LLP an opinion to the effect that the integrated merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (9) the repayment of all loans made by CBI or Commercial State Bank to directors or employees of CBI or Commercial State Bank that are secured by common stock of CBI.

Any condition to the completion of the merger, except the required shareholder and regulatory approvals, and the absence of an order or ruling prohibiting the merger, may be waived in writing by the party to the reorganization agreement entitled to the benefit of such condition. We cannot be certain when or if the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Regulatory Approvals Required (page 58)

In addition, the acquisition of CBI by First Financial requires the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the OCC. On October 20, 2017, First Financial filed an application with the Federal Reserve to obtain approval of First Financial’s acquisition of CBI by virtue of the merger. Additionally, on October 18, 2017, First Financial Bank and Commercial State Bank filed an application with the OCC to obtain approval of the merger of First Financial Bank and Commercial State Bank, which will follow the merger of Merger Sub with and into CBI and the subsequent merger of CBI with and into First Financial. The U.S. Department of Justice will have between 15 and 30 days following approval by the OCC to challenge the approval of the merger on antitrust grounds. While CBI and First Financial do not know of any reason that the Department of Justice would challenge regulatory approval by the Federal Reserve or the OCC and believe that the likelihood of such action is remote, there can be no assurance that the Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, as to the result of any such challenge.

We cannot complete the merger unless it is approved by the Federal Reserve and the bank merger is approved by the OCC.

Amendments or Waiver (page 51)

We may amend the reorganization agreement and each of us may waive our right to require the other party to adhere to any term or condition of the reorganization agreement other than regulatory and shareholder approvals. Generally, the consideration to be received by the shareholders of CBI pursuant to the reorganization agreement may not be decreased after the approval of the merger proposal without the further approval by CBI shareholders, except in accordance with the terms of the reorganization agreement. The reorganization agreement provides for a decrease in the amount of the special dividend payable by CBI without shareholder approval if CBI’s total consolidated shareholder equity is less than $42,402,486 on the fifth business day immediately preceding the closing date, or such other date as mutually agreeable to the parties after certain adjustments set forth in the reorganization agreement.

Termination of the Reorganization Agreement (page 51)

The reorganization agreement can be terminated at any time prior to completion of the merger in the following circumstances:

•	by the mutual written consent of First Financial and CBI;

•	by either CBI or First Financial (as long as the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained in the reorganization agreement) if the conditions precedent to such party’s obligations to close have not been met or waived by May 15, 2018; provided, however, that such date may be extended to such later date as agreed upon by CBI and First Financial;

•	by either First Financial or CBI if any of the transactions contemplated by the reorganization agreement are disapproved by any regulatory agency or authority whose approval is required to complete such transactions or if any court of competent jurisdiction in the United States or other federal or state governmental entity has issued an order, decree or ruling or taken any other action restraining, enjoining, invalidating or otherwise prohibiting the reorganization agreement or the transactions contemplated hereby and such disapproval, order, decree, ruling or other action is final and nonappealable; provided, however, that the party seeking to terminate the reorganization agreement pursuant to this provision is required to use its commercially reasonable efforts to contest, appeal and remove such order, decree, ruling or other action;

•	by either First Financial or CBI if it reasonably determines, in good faith and after consulting with counsel, there is substantial likelihood that any necessary regulatory approval will not be obtained or will be obtained only upon a condition or conditions that could reasonably be expected to be materially burdensome on, or materially impair the anticipated benefits of the merger to, First Financial and its subsidiaries and affiliates, taken as a whole;

•	by either First Financial or CBI if there has been any material adverse change with respect to the other party;

•

subject to certain cure rights, by First Financial or CBI, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true and correct) set forth in the reorganization agreement or any other agreement contemplated in the reorganization agreement on the part of the other party to the reorganization agreement, which breach or failure to be true and correct, either individually or in the aggregate with all other breaches (or inaccuracies of such representations and warranties), would constitute, if occurring or continuing on the closing date, the failure of a closing condition; provided, however, that the right to terminate the reorganization agreement under this provision shall not be available to a party if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in the reorganization agreement;

•	by First Financial or CBI, if CBI does not receive the required shareholder approval at the CBI special meeting or any adjournment or postponement thereof; provided, that CBI may only terminate the reorganization agreement pursuant to this provision if the board of directors of CBI recommended that the shareholders of CBI vote in favor of the approval merger proposal;

•	by First Financial on or prior to January 25, 2018, if First Financial disapproves of the results of the certain environmental inspections, secondary investigation or other environmental survey conducted in accordance with the terms of the reorganization agreement;

•	by First Financial if CBI or the Commercial State Bank enter into any formal or informal administrative action with a governmental entity or any such action is threatened by a governmental entity; and

•	by First Financial, if (i) CBI has mailed this proxy statement/prospectus to its shareholders and CBI does not hold the special meeting within 60 days thereafter, (ii) the board of directors of CBI fails to recommend that the CBI shareholders vote in favor of approval of the merger proposal, or (iii) the individuals that executed a voting agreement or a director support agreement have violated the terms thereof.

Some of the Directors and Officers of CBI Have Interests in the Merger that Differ from Your Interests (page 50)

In considering the recommendation of the board of directors of CBI with respect to the merger proposal, you should be aware that some of CBI’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of the CBI shareholders generally. Interests of directors and executive officers that may be different from or in addition to the interests of the CBI shareholders include:

•	Indemnification and Insurance. First Financial has agreed to indemnify the directors and officers of CBI against certain liabilities arising before the effective time of the merger and CBI is paying to provide certain “tail” insurance for the benefit of the directors and officers of CBI.

•	Employment Agreements. First Financial Bank has entered into employment agreements to be effective as of the effective time of the merger with James Alexander, Harry J. Brooks, Shelley Dacus, G. Doug Faver, Jeff Fuechec, Brandon Zabodyn and Brian Bonner.

•	Employee Benefit Plans. On or as soon as reasonably practicable following the merger, employees of CBI who continue on as employees of First Financial will be entitled to participate in the First Financial health and welfare benefit and similar plans on the same terms and conditions as employees of First Financial. Subject to certain exceptions, these employees will receive credit for their years of service to CBI or Commercial State Bank for participation, vesting and benefit accrual purposes.

•	Employee Severance Benefits. First Financial has agreed to provide certain severance benefits to CBI’s employees whose employment is terminated under the circumstances specified in the reorganization agreement.

•	Brooks Change in Control Payment. Upon the closing of the merger, Mr. Brooks, our Chairman and Chief Executive Officer, will be paid a $326,775 change in control payment by Commercial State Bank pursuant to the terms of his Employment Agreement with Commercial State Bank.

Certain of the above payments are transaction expenses borne by CBI shareholders. These interests are discussed in more detail in the section of this proxy statement/prospectus entitled “The Merger—Interests of CBI’s Directors and Executive Officers in the Merger” beginning on page 50. The board of directors of CBI was aware of these interests and considered them, among other matters, in approving the reorganization agreement.

Comparison of Rights of Shareholders of First Financial and CBI (page 63)

CBI is a Texas corporation and the rights of shareholders of CBI are governed by Texas law and CBI’s certificate of formation and bylaws. First Financial is a Texas corporation and the rights of First Financial shareholders are governed by Texas law and First Financial’s certificate of formation and bylaws. Upon completion of the merger, the shareholders of CBI will become shareholders of First Financial and their rights will be governed by First Financial’s certificate of formation and bylaws, in addition to Texas law. First Financial’s certificate of formation and bylaws will remain the same unless later altered, amended or repealed.

Dissenters’ Rights of Appraisal in the Merger (page 59)

As a shareholder of CBI, under Texas law you have the right to dissent from the merger and have the appraised fair value of your shares of CBI common stock paid to you in cash. The appraised fair value may be more or less than the value of First Financial common stock and cash, if any, CBI shareholders will receive for their shares of CBI common stock in the merger.

Persons having beneficial interests in CBI common stock held of record in the name of another person, such as a broker or bank, must act promptly to cause the record holder to take the actions required under Texas law to exercise your dissenter’s rights.

In order to dissent, you must carefully follow the requirements of the TBOC including giving the required written notice prior to the special meeting at which the vote on the reorganization agreement is taken. These steps are summarized under the caption “—Dissenters’ Rights of CBI Shareholders” on page 59.

If you intend to exercise dissenters’ rights, you should carefully read the statutes and consult with your own legal counsel. You should also remember that if you return a signed proxy card, but fail to provide instructions as to how your shares of CBI common stock are to be voted, you will be considered to have voted in favor of the merger and the reorganization agreement and you will not be able to assert dissenters’ rights.

Also, if you exercise dissenters’ rights, you may have taxable income as a result, so you should consult with your own tax advisor if you intend to dissent. See “Proposal 1: Approval of the Merger Proposal—Material U.S. Federal Income Tax Consequences of the Merger—Dissenters.” If the merger pursuant to the reorganization agreement is approved by the shareholders of CBI, holders of CBI common stock who make a written objection to the merger prior to the CBI special meeting, vote against the approval of the merger pursuant to the reorganization agreement and properly make a written demand for payment following notice of the consummation of the merger will be entitled to receive the appraised fair value of their shares in cash under the TBOC.

The text of the provisions of the TBOC pertaining to dissenters’ rights is attached to this proxy statement/prospectus as Appendix E.

SELECTED HISTORICAL FINANCIAL DATA OF FIRST FINANCIAL

The following table sets forth selected historical financial data of First Financial as of and for the years ended December 31, 2016, 2015, 2014, 2013, and 2012, have been derived from our audited consolidated financial statements. The selected historical financial data as of September 30, 2017 and 2016 and for the three-month periods then ended are derived from First Financial’s unaudited interim financial statements, but First Financial’s management believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its financial position and results of operations as of the dates and for the periods indicated. This information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto incorporated by reference into this proxy statement/prospectus from First Financial’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2017. The results of operations presented below or contained elsewhere in this proxy statement/prospectus are not necessarily indicative of the results of operations that may be achieved in the future.

	As of and for the Nine Months Ended September 30,		Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
(dollars in thousands, except per share data)	(unaudited)
Summary Income Statement Information:
Interest income	$182,519	$174,309	$232,288	$221,623	$198,539	$176,369	$159,796
Interest expense	6,726	4,008	5,451	4,088	4,181	4,088	5,112

Net interest income	175,793	170,301	226,837	217,535	194,358	172,281	154,684
Provision for loan losses	5,090	8,219	10,212	9,685	4,465	3,753	3,484
Noninterest income	68,715	63,410	85,132	73,432	66,624	62,052	57,209
Noninterest expense	129,891	123,840	165,830	149,464	137,925	126,012	109,049

Earnings before income taxes and extraordinary item	109,527	101,652	135,927	131,818	118,592	104,568	99,360
Income tax expense	25,300	23,544	31,153	31,437	29,033	25,700	25,135

Net earnings	$84,227	$78,108	$104,774	$100,381	$89,559	$78,868	$74,225

Per Share Data:
Earnings per share, basic	$1.27	$1.18	$1.59	$1.55	$1.40	$1.24	$1.18
Earnings per share, assuming dilution	1.27	1.18	1.59	1.54	1.39	1.24	1.18
Cash dividends declared	0.56	0.52	0.70	0.62	0.55	0.52	0.50
Book value at period-end	13.69	13.14	12.68	12.20	10.63	9.18	8.84
Earnings performance ratios:
Return on average assets	1.62%	1.59%	1.59%	1.61%	1.65%	1.64%	1.75%
Return on average equity	12.88%	12.33%	12.36%	13.60%	14.00%	13.75%	13.85%
Summary Balance Sheet Data (Period-end):
Securities	$2,885,483	$2,729,159	$2,860,958	$2,734,177	$2,416,297	$2,058,407	$1,820,096
Loans	3,491,346	3,369,384	3,384,205	3,350,593	2,937,991	2,689,448	2,088,623
Total assets	7,009,164	6,686,736	6,809,931	6,665,070	5,848,202	5,222,208	4,502,012
Deposits	5,697,460	5,235,464	5,478,539	5,190,169	4,750,255	4,135,075	3,632,584
Total liabilities	6,102,608	5,818,792	5,972,046	5,860,084	5,166,665	4,634,561	3,945,049
Total shareholders’ equity	906,556	867,944	837,885	804,986	681,537	587,647	556,963
Asset quality ratios:
Allowance for loan losses/period-end loans	1.37%	1.34%	1.35%	1.25%	1.25%	1.26%	1.67%
Nonperforming assets/period-end loans plus foreclosed assets	0.63%	1.04%	0.86%	0.89%	0.74%	1.16%	1.22%
Net charge offs/average loans	0.10%	0.43%	0.19%	0.15%	0.06%	0.15%	0.15%

Capital ratios:
Average shareholders’ equity/average assets	12.73%	13.10%	12.85%	11.86%	11.78%	11.95%	12.62%
Total risk-based capital (1)	19.54%	18.28%	18.45%	16.97%	17.16%	16.92%	18.68%
Tier 1 risk-based capital (2)	18.35%	17.12%	17.30%	15.90%	16.05%	15.82%	17.43%
Common equity tier 1 capital (3)	18.35%	17.12%	17.30%	15.90%	—	—	—
Leverage ratio (4)	10.84%	10.60%	10.71%	9.96%	9.89%	9.84%	10.60%
Dividend payout ratio	43.99%	43.98%	44.14%	40.20%	39.34%	41.62%	41.99%

(1)	Calculated by dividing at period-end, shareholders’ equity (before accumulated other comprehensive earnings/loss) less intangible assets plus allowance for loan losses to the extent allowed under regulatory guidelines by risk-adjusted assets.
(2)	Calculated by dividing at period-end, shareholders’ equity (before accumulated other comprehensive earnings/loss) less intangible assets by risk-adjusted assets.
(3)	Calculated by dividing at period-end, shareholders’ equity (before accumulated other comprehensive earnings/loss) less intangible assets by risk-adjusted assets.
(4)	Calculated by dividing at period-end, shareholders’ equity (before accumulated other comprehensive earnings/loss) less intangible assets by quarter average assets less intangible assets.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 21 and the matters discussed under the caption “Risk Factors” in Annual Report on Forms 10-K filed with the SEC by First Financial, for the year ended December 31, 2016, as updated by other reports filed with the SEC, you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 77.

Risks Relating to the Merger

The merger may not be completed.

Completion of the merger is subject to regulatory approval. First Financial cannot assure you that it will be successful in obtaining required regulatory approvals. If First Financial is not successful in obtaining required regulatory approvals, the merger will not be completed. If such regulatory approvals are received, there can be no assurance to the timing of those approvals or whether any conditions will be imposed that would result in certain closing conditions of the merger not being satisfied.

The consummation of the merger is also subject to other conditions precedent described in the reorganization agreement. If a condition of either party is not satisfied, the other party may be able to terminate the reorganization agreement and, in such case, the transaction would not be consummated. The parties cannot assure you that all of the conditions precedent in the reorganization agreement will be satisfied or that the merger will be completed.

The value of the shares of First Financial common stock received as merger consideration will fluctuate between the date the exchange ratio is determined (i.e., fifth business day immediately preceding the closing date of the merger) and the date shareholders of CBI exchange their shares for the merger consideration.

If the merger is completed, all outstanding shares of CBI common stock, other than cancelled shares and dissenting shares, will be converted, pursuant to the reorganization agreement, into the right to receive a total number of shares of First Financial common stock with an aggregate value of approximately $59.4 million. The number of shares of First Financial common stock deliverable for each share of CBI common stock will be determined based on a volume-weighted average price of First Financial common stock over a measuring period for the twenty (20) consecutive trading days ending on the fifth business day immediately preceding the closing date of the merger, rounded to the nearest cent, as reported by Bloomberg Finance L.P. Following the determination of the number of shares of First Financial common stock to be exchanged for each shares of CBI common stock, there will be a time period between such date and the date that the stockholder receives the shares of First Financial common stock to be paid as merger consideration. During such time period, the price of First Financial’s common stock will fluctuate based on a variety of factors that are beyond the control of First Financial, including, but not limited to, general market and economic conditions, changes in First Financial’s business, operations and prospects and regulatory considerations. Accordingly, the actual aggregate value on the date that the CBI shareholders receive their shares of First Financial common stock may be greater, equal to, or less than $59.4 million.

The market price of First Financial common stock after the merger may be affected by factors different from those affecting CBI common stock or First Financial common stock currently.

The businesses of First Financial and CBI differ in some respects and, accordingly, the results of operations of the combined company and the market price of First Financial’s shares of common stock after the merger may be affected by factors different from those currently affecting the independent results of operations of each of First Financial and CBI. For a discussion of the business of First Financial and of certain factors to consider in connection with that business, see the documents incorporated by reference into this proxy statement/prospectus and referred to under “Where You Can Find More Information.”

Because CBI common stock is traded infrequently, it is difficult to determine how the fair value of CBI common stock compares with the merger consideration.

CBI common stock is not traded on any public markets. Any market for CBI common stock has been illiquid and irregular. This lack of liquidity makes it difficult to determine the fair value of CBI common stock.

The amount of the special dividend to be paid by CBI in connection with the closing of the merger may be an amount less than $15.6 million.

In connection with the closing of the merger, CBI expects to pay a special dividend to its shareholders of approximately $15.6 million in the aggregate; however, this amount will be increased or decreased for the amount by which CBI’s consolidated shareholders’ equity as of the closing date exceeds or is less than $42,402,486, after certain adjustments prescribed by the reorganization agreement for merger expenses. As of September 30, 2017, CBI’s shareholders’ equity was approximately $47.0 million. From September 30, 2017 through the anticipated closing of the merger in the first quarter of 2018, CBI estimates that it will earn approximately $1.3 million and that the exercise of outstanding stock options to purchase shares of CBI common stock will contribute an estimated additional $2.5 million to CBI’s consolidated shareholders’ equity. Preparing for integration of the merger may have a negative impact on CBI’s results of operations, and the merger-related expenses for which CBI will be liable are difficult to predict. As of October 31, 2017, CBI estimated that its merger expenses, which will reduce CBI’s consolidated shareholders’ equity, would be approximately $1.1 million. Based on such estimates, CBI expects to pay a special dividend of $6.56 per share. If CBI’s operations do not perform as expected or are negatively impacted by the merger, or if expenses associated with the merger are greater than expected, CBI may pay a special dividend less than $15.6 million. For a discussion of the possible downward adjustment to the cash component of the merger consideration, see “Proposal 1: Approval of the Merger Proposal—Terms of Merger—Merger Consideration” beginning on page 26.

Regulatory approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated.

The Federal Reserve must approve First Financial’s acquisition of CBI and the OCC must approve the merger of Commercial State Bank with and into First Financial Bank. On October 20, 2017, First Financial filed an application with the Federal Reserve to obtain approval of the merger under the BHC Act and First Financial Bank and Commercial State Bank filed an application with the OCC on October 18, 2017 to obtain approval of bank merger. The Federal Reserve and the OCC will consider, among other factors, the competitive impact of the merger, the financial and managerial resources of our companies and our subsidiary banks and the convenience and needs of the communities to be served. As part of that consideration, we expect that the Federal Reserve and OCC will review issues related to capital position, safety and soundness, and legal and regulatory compliance, including compliance with anti-money laundering laws. There can be no assurance as to whether this and other regulatory approvals will be received, the timing of those approvals or whether any conditions will be imposed.

Shareholders should bear in mind that regulatory approval reflects only the view that the merger does not contravene applicable competitive standards imposed by law, and that the merger is consistent with regulatory policies relating to safety and soundness. Further, regulatory approval is not an opinion that the proposed merger is favorable to the shareholders of either party to the merger from a financial point of view or that the regulatory authority has considered the adequacy of the terms of the merger. Regulatory approval is not an endorsement or recommendation of the merger.

CBI will be subject to business uncertainties while the merger is pending.

Uncertainty about the effect of the merger on employees and customers of CBI may have an adverse effect on CBI and its wholly-owned subsidiary, Commercial State Bank, and consequently on First Financial following completion of the merger. These uncertainties may impair CBI’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with CBI to seek to change existing business relationships with CBI. Retention of certain employees of CBI and Commercial State Bank may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with First Financial. If key employees depart, First Financial’s business following the merger could be harmed. See the section entitled “Proposal 1: Approval of the Merger Proposal—Conduct of Business Pending Effective Time” beginning on page 43 of this proxy statement/prospectus for a description of the restrictive covenants to which CBI is subject.

Combining our two banks may be more difficult, costly or time-consuming than we expect.

First Financial Bank and Commercial State Bank have historically operated and, until the bank merger is completed, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees or disruption of each bank’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger. As with any combination of banking institutions, there also may be business disruptions that cause us to lose customers or cause customers to take their deposits out of our banks. The success of the combined bank following the merger may depend in large part on the ability to integrate the two businesses, business models and cultures. If we are not able to integrate our operations successfully and timely, the expected benefits of the merger may not be realized.

Some of the directors and officers of CBI may have interests and arrangements that may have influenced their decisions to support or recommend that you approve the merger proposal and the transactions contemplated therein.

CBI’s shareholders should be aware that some of CBI’s directors and executive officers may have interests in the merger and have arrangements that are different from, or in addition to, those of CBI’s shareholders generally. The board of directors of CBI was aware of these interests and considered these interests, among other matters, when making its decision to approve the reorganization agreement, and in recommending that CBI’s shareholders vote in favor of approving the merger proposal. These interests include the following:

•	Indemnification and Insurance. First Financial has agreed to indemnify the directors and officers of CBI against certain liabilities arising before the effective time of the merger and CBI is paying to provide certain “tail” insurance for the benefit of the directors and officers of CBI.

•	Employment Agreements. First Financial Bank has entered into employment agreements to be effective as of the effective time of the merger with James Alexander, Harry J. Brooks, Shelley Dacus, G. Doug Faver, Jeff Fuechec, Brandon Zabodyn and Brian Bonner.

•	Employee Benefit Plans. On or as soon as reasonably practicable following the merger, employees of CBI who continue on as employees of First Financial will be entitled to participate in the First Financial health and welfare benefit and similar plans on the same terms and conditions as employees of First Financial. Subject to certain exceptions, these employees will receive credit for their years of service to CBI or Commercial State Bank for participation, vesting and benefit accrual purposes.

•	Employee Severance Benefits. First Financial has agreed to provide certain severance benefits to CBI’s employees whose employment is terminated under the circumstances specified in the reorganization agreement.

•	Brooks Change in Control Payment. Upon the closing of the merger, Mr. Brooks, our Chairman and Chief Executive Officer, will be paid a $326,775 change in control payment by Commercial State Bank pursuant to the terms of his Employment Agreement with Commercial State Bank.

For a more complete description of these interests, see “The Merger—Interests of CBI’s Directors and Officers in the Merger” beginning on page 50.

First Financial may fail to realize the cost savings estimated for the merger.

Although First Financial estimates that it will realize cost savings from the merger when integrated, it is possible that the estimates of the potential cost savings could turn out to be incorrect. For example, the combined purchasing power may not be as strong as expected, and therefore the cost savings could be reduced. In addition, unanticipated growth in First Financial’s business may require First Financial to continue to operate or maintain some facilities or support functions that are currently expected to be combined or reduced. The cost savings estimates also depend on our ability to combine the businesses of First Financial Bank and Commercial State Bank in a manner that permits those costs savings to be realized. If the estimates turn out to be incorrect or First Financial is not able to combine successfully the two banks, the anticipated cost savings may not be fully realized or realized at all, or may take longer to realize than expected.

CBI shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

The merger will transfer control of CBI to First Financial and to the shareholders of First Financial. When the merger is completed, each CBI shareholder (other than dissenting shareholders) will become a shareholder of First Financial with a percentage ownership of First Financial much smaller than such shareholder’s percentage ownership of CBI. Because of this, CBI shareholders will have less influence on the management and policies of First Financial, and thus First Financial Bank, than they now have on the management and policies of CBI.

If the merger is not completed, First Financial and CBI will have incurred substantial expenses without realizing the expected benefits of the merger.

Each of First Financial and CBI has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the reorganization agreement, as well as the costs and expenses of filing, printing and mailing this proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger. If the merger is not completed, First Financial and CBI would have to recognize these expenses without realizing the expected benefits of the merger.

The opinion of CBI’s financial advisors received by the board of directors of CBI prior to the signing of the reorganization agreement does not reflect changes in circumstances since the date of such opinion.

The opinion of CBI’s financial advisor received by the board of directors of CBI was delivered on September 26, 2017. Changes in the operations and prospects of First Financial or CBI, general market and economic conditions and other factors that may be beyond the control of First Financial or CBI may significantly alter the value of CBI or the price of First Financial’s common stock by the time the merger is completed. The opinion speaks only as of the date of such opinion and not as of the date of this proxy statement/prospectus, the time the merger will be completed or as of any date other than the date of such opinion.

Litigation may be filed against First Financial, CBI or their respective boards of directors or officers, which could prevent or delay the completion of the merger or result in the payment of damages following completion of the merger.

Lawsuits may be filed against First Financial, CBI or their respective boards of directors or officers in connection with the merger, which could prevent or delay completion of the merger and result in substantial costs to First Financial and CBI, including any costs associated with indemnification. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect First Financial’s and CBI’s business, financial condition, results of operations and cash flows following completion of the merger.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

Certain statements contained in this proxy statement/prospectus, including statements included or incorporated by reference in this proxy statement/prospectus, that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of operations of First Financial after the merger is completed as well as information about the merger. Words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “continue,” “should,” “may,” or similar expressions, or the negatives thereof, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Many possible events or factors could affect the future financial results and performance of each of our companies before the merger or First Financial after the merger, and could cause those results or performance to differ materially from those expressed in the forward-looking statements. These possible events or factors include, but are not limited to:

•	First Financial’s actual cost savings resulting from the merger are less than expected, First Financial is unable to realize those cost savings as soon as expected or First Financial incurs additional or unexpected costs;

•	First Financial’s revenues after the merger are less than expected;

•	deposit attrition, operating costs, customer loss and business disruption before and after the merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than First Financial expected;

•	competition among financial services companies may increase;

•	the risk that the businesses of First Financial Bank and Commercial State Bank will not be integrated successfully, or such integration may be more difficult, time-consuming or costly than expected;

•	the failure of CBI’s shareholders to approve the merger proposal;

•	the ability to obtain the governmental approvals of the merger on the proposed terms and schedule;

•	changes in the level of nonperforming assets and charge-offs;

•	changes in the interest rate environment reduce First Financial’s or CBI’s interest margins;

•	general business and economic conditions in the markets First Financial or CBI serves change or are less favorable than expected;

•	legislative or regulatory changes adversely affect First Financial’s or CBI’s businesses;

•	changes in tax rates, rules, regulations or policy;

•	changes occur in business conditions and inflation;

•	changes in commodity prices (i.e., oil and gas, cattle and wind energy);

•	personal or commercial customers’ bankruptcies increase;

•	changes occur in the securities markets; and

•	technology-related changes are harder to make or more expensive than expected.

For other factors, risks and uncertainties that could cause actual results to differ materially from estimates and projections contained in forward-looking statements, please read the “Risk Factors” section of this proxy statement/prospectus.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. Therefore, we caution you not to place undue reliance on our forward-looking statements. The forward-looking statements are made as of the date of this proxy statement/prospectus or the date of the applicable document incorporated by reference into this proxy statement/prospectus. We undertake no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise.

GENERAL INFORMATION

This document constitutes a proxy statement of CBI and is being furnished to all record holders of CBI common stock in connection with the solicitation of proxies by the board of directors of CBI to be used at the special meeting of shareholders of CBI to be held on [            ], 2017. The purpose of the CBI special meeting is to consider and vote to approve the merger proposal.

This document also constitutes a prospectus relating to the First Financial common stock to be issued to shareholders of CBI common stock upon completion of the merger.

CBI SPECIAL SHAREHOLDERS’ MEETING

Date, Place and Time of the Special Meeting

The special meeting of shareholders of CBI will be held on [            ], 2017 at [            ], local time, at [            ]. The special meeting may be postponed to another date or place for proper purposes, including for the purpose of soliciting additional proxies.

Purpose

The purpose of the special meeting are to consider and vote on the following:

1.	a proposal to approve the Agreement and Plan of Reorganization, dated October 12, 2017, by and among First Financial Bankshares, Merger Sub, and CBI, pursuant to which Merger Sub will merge with and into CBI, which we refer to as the “merger”, with CBI surviving the merger as a wholly-owned subsidiary of First Financial, all on and subject to the terms and conditions contained therein (which proposal we refer to as the “merger proposal”); and

2.	any proposal to adjourn the special meeting to a later date or dates, if the board of directors of CBI determines such an adjournment is necessary to permit further solicitation of additional proxies (which proposal we refer to as the “adjournment proposal”).

At this time, the board of directors of CBI and the voting representatives are unaware of any matter, other than the matter set forth above, that may be presented for action at the special meeting.

Record Date; Shares Entitled to Vote

The close of business on [            ], 2017 is the record date. The holders of record of the outstanding shares of CBI common stock as of the close of business on the record date are entitled to notice of, and to vote at, the special meeting, or any postponement thereof. At the close of business on the record date, there were [    ] shares of CBI common stock outstanding and entitled to vote at the special meeting. At the special meeting, the shareholders of CBI will be entitled to one vote for each share of common stock owned as of the close of business on the record date.

Quorum; Vote Required

The holders of a majority of the shares of CBI common stock entitled to vote at the special meeting must be present, either in person or by proxy, to constitute a quorum at the special meeting. Approval of the merger proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of CBI common stock entitled to vote. If you fail to vote, it will have the effect of a vote against the merger proposal.

Shares Held by Directors and Named Executive Officers

As of the record date, the directors of CBI and named executive officers of CBI were entitled to vote 697,845 shares of CBI common stock, or approximately 20.6% of the outstanding shares of the common stock entitled to vote at the special meeting. Each of the directors and executive officers has executed a Voting Agreement, dated as of October 12, 2017, referred to as the “voting agreement” in this proxy statement/prospectus, pursuant to which each director and executive officer agreed to vote his shares of CBI common stock in favor of approval of the merger pursuant to the reorganization agreement. As of the record date, 737,556 shares of CBI common stock, or approximately 21.8% of the outstanding shares of CBI common stock entitled to vote at the CBI special meeting, are bound by the voting agreement.

The foregoing description of the voting agreement is subject to, and qualified in its entirety by reference to, the voting agreement, a form of which is attached to this proxy statement/prospectus as Appendix B and is incorporated by reference into this proxy statement/prospectus.

Voting and Revocation of Proxies

Any holder of record of shares of CBI common stock entitled to vote may submit a proxy by returning a signed proxy card by mail, or may vote in person by appearing at the special meeting. Proxies, in the form enclosed, which are properly executed and returned to CBI and not subsequently revoked, will be voted in accordance with the instructions indicated on the proxies. Any properly executed proxy on which voting instructions are not specified will be voted “FOR” the merger proposal and “FOR” the adjournment proposal The proxy also grants authority to the persons designated in such proxy to vote in accordance with their own judgment if an unscheduled matter is properly brought before the special meeting.

If you are a beneficial owner and hold your shares of CBI common stock in “street name” through a brokerage firm, bank, trust or other nominee, you should instruct your nominee on how you wish to vote your shares of CBI common stock using the instructions provided by your nominee. Under applicable rules, brokerage firms, banks, trusts and other nominees have the discretion to vote on routine matters. The merger proposal is a non-routine matter, and brokerage firms, banks, trusts and other nominees cannot vote on these proposals without your instructions. Therefore, it is important that you cast your vote or instruct your brokerage firm, bank, trust or other nominee on how you wish to vote your shares of CBI common stock.

If you do not return your proxy card or attend the special meeting, your shares of CBI common stock will not be voted, which will have the same effect as a vote against the merger. Even if you plan to attend the special meeting, if you hold your shares of CBI common stock in your own name as the shareholder of record, please vote your shares of CBI common stock by completing, signing, dating and returning the enclosed proxy card.

If you are the record holder of your shares, you may revoke any proxy given pursuant to this solicitation by the board of directors of CBI at any time before it is voted at the special meeting by:

•	giving written notice to the Secretary of CBI;

•	executing a proxy bearing a later date and filing that proxy with the Secretary of CBI at or before the special meeting; or

•	attending and voting in person at the special meeting.

All written notices of revocation and other communications with respect to revocation or proxies must be received by CBI no later than [            ], 2017, at 5:00 p.m. local time, which is the business day immediately prior to the special meeting and should be sent to: Commercial Bancshares, Inc., 24080 Hwy 59 North, Suite 250, Kingwood, Texas 77339, Attention: Secretary. If you hold your shares in street name with a brokerage firm, bank, trust or other nominee, you must contact such brokerage firm, bank, trust or other nominee if you wish to revoke your proxy.

Your presence without voting at the special meeting will not automatically revoke your proxy, and any revocation during the special meeting will not affect votes previously taken.

The secretary of CBI will determine all questions as to validity, form, eligibility (including time of receipt) and acceptance of proxies. Its determination will be final and binding. The board of directors has the right to waive any irregularities or conditions as to the manner of voting. CBI may accept your proxy by any form of communication permitted by the TBOC so long as CBI is reasonably assured that the communication is authorized by you.

Shares Held in Street Name

Your brokerage firm, bank, trust or other nominee cannot vote your shares of CBI common stock for or against approval and adoption of the merger proposal unless you tell the brokerage firm, bank, trust or other nominee how you wish to vote. To tell your nominee how to vote, you should follow the directions that your nominee provides to you. Please note that you may not vote your shares of CBI common stock held in “street name” by returning a proxy card directly to CBI or by voting in person at the special meeting unless you provide a “legal proxy,” which you must obtain from your nominee. If you do not instruct your broker or other nominee on how to vote your shares of CBI common stock, your broker or other nominee may not vote your CBI common shares, which will have the same effect as a vote against the merger proposal for purposes of the required vote. You should therefore provide your brokerage firm, bank, trust or other nominee with instructions as to how to vote your shares of CBI common stock.

Solicitation of Proxies; Expenses

This proxy solicitation is made by the board of directors of CBI. CBI is responsible for its expenses incurred in preparing, assembling, printing and mailing this proxy statement/prospectus. Proxies will be solicited through the mail. Additionally, directors of CBI intend to solicit proxies personally or by telephone or other means of communication. The directors will not be additionally compensated. CBI will reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners.

Recommendation of CBI’s Board of Directors

After considering various factors described in the section entitled “Proposal 1: Approval of the Merger Proposal—Recommendation of CBI’s board of directors and its Reasons for the Merger,” the board of directors of CBI has unanimously determined that the reorganization agreement and the transactions contemplated by the reorganization agreement, including the merger, are advisable and in the best interests of CBI’s shareholders and has adopted and approved the reorganization agreement and the transactions contemplated by the reorganization agreement, including the merger. The board of directors recommends that you vote “FOR” the merger proposal.

Dissenters’ Rights

Holders of shares of CBI common stock are entitled to dissenters’ rights under Subchapter H of Chapter 10 of the TBOC, provided they satisfy the special conditions and conditions set forth therein. For a more detailed discussion of your dissenters’ rights and the requirements for perfecting your dissenters’ rights, see “Proposal 1: Approval of the Merger Proposal—Dissenters’ Rights of CBI Shareholders” on page 59. In addition, a copy of Subchapter H of Chapter 10 of the TBOC is attached as Annex C to this proxy statement/prospectus.

PROPOSAL 1: APPROVAL OF THE MERGER PROPOSAL

The following information describes material aspects of the merger pursuant to the reorganization agreement. It is not intended to be a complete description of all information relating to the merger pursuant to the reorganization agreement and is qualified in its entirety by reference to more detailed information contained in the appendices to this document, including the reorganization agreement. A copy of the reorganization agreement is included as Appendix A and is incorporated herein by reference. You are urged to read the appendices in their entirety.

Terms of the Merger

Structure of Merger. The reorganization agreement provides for the acquisition of CBI and its wholly-owned subsidiary, Commercial State Bank, by First Financial. If (i) the shareholders of CBI approve the merger proposal at the special meeting, (ii) the required regulatory approvals are obtained, and (iii) the other conditions to the parties’ obligations to effect the transactions contemplated by the reorganization agreement are met or waived by the party entitled to do so, we anticipate that the transactions contemplated by the reorganization agreement will be completed in the first quarter of 2018, although delays could occur.

The first transaction contemplated by the reorganization agreements is the merger of Merger Sub, a wholly-owned subsidiary of First Financial, with and into CBI, with CBI surviving the merger as a wholly-owned subsidiary of First Financial. As a result of the merger, holders of CBI common stock as of the effective time of the merger, other than canceled shares and dissenting shares, will be entitled to receive whole shares of First Financial common stock and cash payable in lieu of any fractional share. Following the merger, certificates for CBI common stock will only represent the right to receive the merger consideration pursuant to the reorganization agreement, and otherwise will be null and void.

Following immediately after the merger, or at such later time as First Financial may determine in its sole discretion, First Financial will cause (i) CBI to merge with and into First Financial, with First Financial as the surviving entity and CBI ceasing its separate corporate existence and (ii) Commercial State Bank to merge with and into First Financial Bank, with First Financial Bank as the surviving bank and Commercial State Bank ceasing its separate corporate existence. As a result of the bank merger, the existing branches and main office of Commercial State Bank will become branches of First Financial Bank.

Merger Consideration. If the merger is completed, all outstanding shares of CBI common stock, other than cancelled shares and dissenting shares, will be converted, pursuant to the reorganization agreement, into the right to receive a total number of shares of First Financial common stock with an aggregate value of approximately $59.4 million. The number of shares of First Financial common stock deliverable for each share of CBI common stock will be determined based on a volume-weighted average price of First Financial common stock over a measuring period for the twenty (20) consecutive trading days ending on the fifth business day immediately preceding the closing date of the merger, rounded to the nearest cent, as reported by Bloomberg Finance L.P. For illustration purposes only, using First Financial’s closing stock price of $44.40 on November 7, 2017 as a substitute for the volume-weighted average price, CBI stockholders would have received approximately 0.39 shares of First Financial common stock for each share of CBI common stock, which would have provided CBI stockholders with aggregate ownership of approximately 2.0% of the issued and outstanding shares of First Financial common stock after completion of the merger (based on the number of shares of First Financial’s common stock outstanding as of November 7, 2017).

In addition, in connection with the closing of the merger, CBI expects to pay a special dividend to its shareholders of approximately $15.6 million in the aggregate, which may be increased or decreased for the amount by which CBI’s consolidated shareholders’ equity as of the closing date exceeds or is less than $42,402,486, after certain adjustments prescribed by the reorganization agreement for merger expenses. Pursuant to the terms of the reorganization agreement, CBI’s consolidated shareholders’ equity may be reduced for the following merger expenses, among others, (i) the legal, professional, investment banking, consulting and accounting fees and expenses of CBI associated with the merger, including any cost to obtain any opinion as to the financial fairness of the merger, (ii) all fees related to obtaining the tail insurance for CBI’s and Commercial State Bank’s officers and directors, (iii) the payments owed by CBI or Commercial State Bank for any stay-pay or retention bonus amounts (other than stay-pay or retention bonus amounts requested or directed by First Financial) or change in control payments, (iv) the cost of terminating any employment related agreements and obligations (including any non-competition agreements, option agreements or equity based plans) including, among others, the employment agreements and certain survivor income agreements, (v) if requested by First Financial, a mutually agreeable estimate of the cost of obtaining a determination letter from the Internal Revenue Service in connection with the termination of a retirement plan, (vi) any federal income tax obligations, franchise tax obligations or real property tax obligations incurred prior to the effective time of the merger, (vii) the accrual or payment of all of the costs, fees, expenses and penalties necessary to be paid by CBI or Commercial State Bank in connection with any contract termination required pursuant to the reorganization agreement, including, without limitation, all costs, fees, expenses and penalties associated with the termination of the data processing or technology contracts or other contracts contemplated by the reorganization agreement, and (viii) a reduction in the amount of the total consolidated shareholders’ equity of CBI equal to the amount of the gain recognized on the property located at 29818 FM 1093, Fulshear, Ft. Bend County, Texas.

As of September 30, 2017, CBI’s shareholders’ equity was approximately $47.0 million. From September 30, 2017 through the anticipated closing of the merger in the first quarter of 2018, CBI estimates that it will earn approximately $1.3 million and that the exercise of outstanding stock options to purchase shares of CBI common stock will contribute an estimated additional $2.5 million to CBI’s consolidated shareholders’ equity. As of October 31, 2017, CBI estimated that its merger expenses, which will reduce CBI’s consolidated shareholders’ equity, would be approximately $1.1 million. Based on the foregoing estimates, CBI expects that the CBI shareholders will receive a special dividend of $6.56 in cash per share of CBI common stock in connection with the closing of the merger. If CBI’s operations do not perform as expected or are negatively impacted by the merger, or if expenses associated with the merger are greater than expected, CBI may pay a special dividend less than $15.6 million.

The actual merger consideration is subject to adjustment and may be higher or lower than the consideration described in the examples above. Because the amount of the special dividend will be determined based upon the adjusted consolidated shareholders’ equity of CBI, the amount of consideration you will receive will not be known at the time you vote on the reorganization agreement. Accordingly, you should read this proxy statement/prospectus carefully to understand the value of the consideration you will receive in the merger.

Background of the Merger

The board of directors and management of CBI regularly review CBI’s future prospects for earnings and asset growth as well as the implementation and viability of CBI’s strategic initiatives. From time to time, the board of directors and management reviewed and discussed CBI’s long-term objectives and considered ways in which it could enhance shareholder value as well as its performance, and discussed and evaluated, among other things, the economic and regulatory environment in general and for South Texas in addition to financial institutions, specifically.

Over the past few years, representatives from Hovde Group, LLC have met with and assisted Harry J. “Johnny” Brooks, Chairman, President and Chief Executive Officer of CBI with evaluating strategic options available to CBI. As part of these discussions, Mr. Brooks and Hovde have evaluated both acquisitions for CBI as well as strategic merger partners for CBI, as well as other strategic options available to CBI such as capital raising options. Furthermore, and during these discussions, Mr. Brooks discussed with Hovde the desire for shareholder liquidity and the ability for CBI to merge with another institution that would both enhance shareholder value while also providing cash and or a marketable stock as form of consideration.

During September 2016, Mr. Brooks was approached, on an unsolicited basis, by representatives of Bank A about the potential for Bank A to acquire CBI. During these discussions, the CEO of Bank A noted orally Bank A’s interest in acquiring CBI for $70 million in cash. After the meeting, Mr. Brooks made Hovde aware of this proposal and decided to schedule a follow-up meeting with Bank A to discuss what a transaction might look like. A follow-up meeting between Mr. Brooks and representatives of Bank A occurred on September 29, 2016. During this meeting executives from Bank A indicated that they would be prepared to increase their all-cash offer to between $72 million and $75 million. Mr. Brooks indicated that if Bank A would deliver this offer in writing he would call a special meeting to discuss the offer with CBI’s board of directors. Shortly after this meeting, Bank A indicated that, for various reasons regarding Bank A, it were no longer in a position to pursue a transaction with CBI and discussions terminated.

As part of these discussions, Mr. Brooks and Hovde discussed the timing of a transaction due to, among other things, a favorable market for pursuing a merger as well as favorable termination costs associated with CBI’s major service providers. On September 14, 2016, representatives from Hovde visited with Scott Dueser, Chairman, President and CEO of First Financial in Austin, Texas. During this visit, Mr. Dueser noted to Hovde First Financial’s interest in expanding around the Houston, Texas market. After the visit, Hovde relayed this interest to Mr. Brooks and Mr. Brooks indicated that he thought highly of First Financial as a company and would be interested in visiting with representatives of First Financial if the interest was mutual. Hovde then contacted Mr. Dueser to set up a meeting between First Financial and CBI. This meeting occurred on December 16, 2016 in Kingwood, Texas. After the visit, First Financial declined to pursue a deal at that time but indicated its interest in CBI and agreed to continue discussions.

Mr. Dueser contacted Mr. Brooks in early January 2017 and invited him to meet in Abilene, Texas on January 12, 2017. At that meeting, Mr. Dueser made an oral offer to acquire CBI for $60 million. Mr. Brooks responded that he knew that would not be acceptable to the CBI board of directors or shareholders. The discussions terminated at that point.

In April 2017, Mr. Brooks was contacted, on an unsolicited basis, by the Chairman of Bank B to indicate Bank B’s interest in pursuing a transaction with CBI. Mr. Brooks relayed this interest and conversation to Hovde, and, after conferring, decided that Bank B was a strong candidate and Mr. Brooks continued discussions. On April 13, 2017 Bank B invited Mr. Brooks to its headquarters to visit in person and discuss the details of a potential merger between CBI and Bank B. After this meeting, the Chairman of Bank B indicated Bank B’s interest in providing CBI with an indication of interest (“IOI”) to detail the terms for which Bank B would propose acquiring CBI.

On May 25, 2017, Bank B provided a non-binding IOI to Mr. Brooks outlining the proposed transaction between Bank B and CBI. The terms within the IOI detailed an offer for CBI based on $69 million all-cash offer. Mr. Brooks then met with members of CBI’s executive committee to discuss the terms outlined within the IOI. After visiting with the executive committee, it was determined that the proposed offer from Bank B was inadequate in order to relinquish independence and sell CBI. Mr. Brooks responded to Bank B that an offer of $75 million was needed based on CBI’s tangible common equity as of March 31, 2017. Bank B responded that it would need additional due diligence before responding to CBI.

During May 2017 and June 2017, Mr. Brooks worked with Hovde to provide Bank B additional due diligence and projections for CBI. On May 31, 2017, Hovde was formally engaged to represent CBI as its exclusive investment banker. On June 6, 2017, representatives from Bank B met with Mr. Brooks in Houston over dinner to further discuss the merits of a transaction between the two companies. On June 17, 2017, the Chairman of Bank B delivered a revised IOI proposing a cash purchase price of $70 million for CBI.

On June 21, 2017, Mr. Dueser called Mr. Brooks to indicate First Financial’s interest in pursuing a transaction with CBI. Mr. Dueser indicated that he would like to come to Kingwood and visit with Mr. Brooks. On June 22, 2017 Mr. Dueser met with Mr. Brooks in Kingwood. During a follow-up call between executives for

First Financial and Mr. Brooks, Mr. Dueser asked at what price for CBI would Mr. Brooks think CBI’s board of directors would consider a transaction with First Financial. Mr. Brooks told Mr. Dueser that it would require a price of $75 million.

On June 29, 2017, Mr. Brooks met with members of the executive committee to deliver the terms of the revised IOI. After deliberation, the executive committee determined that the offer was inadequate and a purchase price in the mid-$70 million range would be needed in order for the executive committee to recommend a transaction to CBI’s board of directors. Mr. Brooks promptly delivered this information to Bank B. After further discussions, Bank B indicated that it would be able to deliver an IOI with a purchase price of $74 million, but would require that CBI deliver tangible common equity at closing of approximately $48.5 million. Mr. Brooks indicated that once this revised offer was provided in writing, he would promptly review with the executive committee.

First Financial delivered a non-binding IOI dated July 3, 2017 to Mr. Brooks proposing a purchase price of $75 million with a minimum equity requirement equal to CBI’s consolidated tangible common equity as of March 31, 2017. The IOI also indicated that the purchase consideration would consist of $59.4 million in First Financial common stock and a dividend of $15.6 million from CBI’s retained earnings. Mr. Brooks visited with Hovde and a few members of CBI’s executive committee to discuss the IOI also on July 3, 2017. It was concluded that a few items within the IOI required further clarification before delivering the IOI to CBI’s board of directors.

Over the next week, Mr. Brooks discussed key points in the IOI with executives from First Financial, as well as Hovde and members of CBI’s executive committee. It was determined that if CBI be allowed to dividend out any tangible common equity at closing in excess of its consolidated tangible common equity as of March 31, 2017 after paying or accruing transaction related expenses, CBI’s executive committee would recommend the IOI to the board of directors of CBI. On July 13, 2017, CBI’s board of directors convened to discuss the proposed terms of the IOI with Hovde. CBI’s board of directors concluded that if First Financial would fix the value of the stock portion of the purchase consideration at $59.4 million and the number of shares issued to CBI would vary, the board of directors would vote to authorize Mr. Brooks to execute the IOI on behalf of CBI and continue negotiations and due diligence with First Financial. After adjourning the meeting, Mr. Brooks contacted First Financial to deliver this request. Later that afternoon, First Financial delivered a revised IOI with the requested terms to Mr. Brooks who then executed and returned the IOI to First Financial. Upon the execution of the IOI, due diligence commenced between the two companies.

On August 25, 2017 CBI received the initial draft of the reorganization Agreement from First Financial and the parties continued to negotiate the terms of the reorganization agreement until the document was executed on October 12, 2017.

During CBI’s board of directors meeting on September 20, 2017, legal counsel, Larry Temple, reviewed for CBI directors the fiduciary duties of directors under law, as well as the legal standards applicable to their decisions and actions with respect to the proposed transaction. CBI’s legal counsel reviewed the terms and conditions of the Reorganization Agreement and ancillary legal documents with the board of directors, and discussed in detail the business points, contingencies and timing issues.

On September 26, 2017, the CBI board of directors met with its legal and financial advisors, to discuss the Reorganization Agreement which was in its substantially final form. During the meeting, the CBI directors heard a presentation from Hovde on the financial aspects of the transaction. At the conclusion of this discussion and after responding to questions from the directors, Hovde rendered to CBI’s board of directors its oral opinion that the aggregate merger consideration to be received from First Financial, which consisted of $59.4 million in shares of First Financial common stock and a $15.6 million dividend from CBI to its shareholders in cash, subject to adjustment as provided in the Reorganization Agreement, was fair to the shareholders of CBI, from a financial point of view. Hovde’s oral opinion was subsequently confirmed by delivery of its written opinion, dated September 26, 2017, to CBI’s board of directors.

Based upon the board of directors’ review and discussion of the Reorganization Agreement, the opinion of Hovde and other relevant factors, CBI’s board unanimously authorized and approved the execution of the Reorganization Agreement with First Financial.

On September 26, 2017, First Financial’s board of directors held a special meeting to review and discuss the proposed mergers and the Reorganization Agreement. At this meeting, First Financial’s board of directors received presentations from its legal counsel, Norton Rose Fulbright US LLP. Following this discussion, First Financial’s board of directors unanimously voted to approve the Reorganization Agreement and the other transactions contemplated by the Reorganization Agreement, including the mergers, and authorized First Financial’s executives to execute the Reorganization Agreement.

On October 12, 2017, CBI and First Financial executed the reorganization agreement, and the directors of CBI delivered to First Financial their respective voting and support agreements. Later that day, First Financial announced the transaction after the close of trading on the NASDAQ Global Select Market.

Recommendation of CBI’s Board of Directors and its Reasons for the Merger

CBI’s board of directors has unanimously approved the Reorganization Agreement and unanimously recommends that the CBI shareholders vote “FOR” merger proposal.

The terms of the reorganization agreement, including the consideration to be paid to CBI shareholders, were the result of arms-length negotiations between the representatives of CBI and representatives of First Financial. CBI’s board of directors has determined that the merger is fair to, and in the best interests of, CBI’s shareholders. In approving the Reorganization Agreement, CBI’s board of directors consulted with (a) the Hovde Group with respect to financial aspects and fairness of the merger consideration, from a financial point of view, to the CBI shareholders and (b) its outside legal counsel on its legal duties and the terms of the Reorganization Agreement. In arriving at its determination, CBI’s board of directors also considered a number of factors, including:

•	CBI’s board of directors’ familiarity with and review of information concerning the business results of operations, financial condition, competitive position, and future prospects of CBI and Commercial State Bank.

•	CBI’s board of directors’ knowledge and analysis of the current and prospective industry and economic conditions facing the financial services industry generally, including continued consolidation in the industry, increasing competition, and the increasing importance of operational scale and financial resources in maintaining efficiency, remaining competitive, and capitalizing on technological developments.

•	The increased regulatory burden on financial institutions and the associated costs of regulatory compliance.

•	The terms of the Reorganization Agreement.

•	The opinion provided to CBI’s board of directors by the Hovde Group that the consideration to be received in the transaction is fair, from a financial point of view, to the shareholders of CBI.

•	The future prospects of CBI compared with the future prospects of First Financial considering that by receiving First Financial common stock in the transaction, CBI shareholders would be investing in a larger, more diversified banking organization operating in a broader geographic area.

•	The shareholders of CBI would receive part of the merger consideration in shares of First Financial common stock, which is publicly traded on the NASDAQ Global Select Market thereby representing a more liquid and flexible investment than does CBI common stock.

•	That the number of shares to be issued to CBI shareholders will be determined based on the volume-weighted average price per share of First Financial stock over a measuring period for twenty (20) consecutive trading days ending on the fifth business day immediately preceding the closing date of the merger, rounded to the nearest cent, as reported by Bloomberg Financial L.P.

•	The results that CBI could expect to obtain if it continued to operate independently, and the likely benefit to CBI shareholders of that course of action, as compared with the value of the merger consideration offered by First Financial.

•	The noneconomic terms of the transaction, including the impact on existing customers and employees.

•	That a merger with a large banking institution could provide the opportunity to realize the economies of scale, increased efficiencies of operations, and enhance the development of new products and services that would benefit customers.

•	The ability of First Financial as an experienced acquirer of financial institutions to integrate the operations of CBI and Commercial State Bank.

•	The potential benefits and opportunities for employees of CBI and Commercial State Bank as a result of both employment opportunities and benefit plans in a larger organization.

•	The likelihood that the transaction would receive approval from the appropriate regulatory authorities in a timely manner.

The reasons set out above for the merger are not intended to be exhaustive but do include all material factors considered by CBI’s board of directors in approving the Reorganization Agreement and the merger. In reaching its determination, the CBI board of directors did not assign any relative or specific weights to different factors, and individual directors may have given different weights to different factors. Based on the reasons stated, the CBI board believed that the merger was in the best interests of CBI’s shareholders, and therefore the board of directors of CBI unanimously approved the Reorganization Agreement and the merger. In addition, all members of the CBI board of directors have entered into voting agreements requiring them to vote the shares of CBI stock over which they have voting authority in favor of the Reorganization Agreement.

THE BOARD OF DIRECTORS OF CBI UNANIMOUSLY RECOMMENDS THAT YOU VOTE (I) “FOR” THE MERGER PROPOSAL AND (II) “FOR” THE ADJOURNMENT PROPOSAL.

Opinion of CBI’s Financial Advisor

The fairness opinion and a summary of the underlying financial analyses of CBI’s financial advisor, Hovde Group, LLC, is described below. The description contains projections, estimates and other forward-looking statements about the future earnings or other measures of the future performance of CBI. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections. You should not rely on any of these statements as having been made or adopted by CBI or First Financial. You should review the copy of the fairness opinion, which is attached as Appendix D.

Hovde has acted as CBI’s financial advisor in connection with the proposed merger. Hovde is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with CBI and its operations. As part of its investment banking business, Hovde is continually engaged in the valuation of businesses and their securities in connection with, among other things, mergers and acquisitions.

Hovde reviewed the financial aspects of the proposed merger with CBI’s board of directors and, on September 26, 2017, delivered a written opinion to CBI’s board of directors that the merger consideration to be received by the shareholders of CBI in connection with the merger is fair to the shareholders of CBI.

The full text of Hovde’s written opinion is included in this proxy statement/prospectus as Appendix D and is incorporated herein by reference. You are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Hovde. The summary of Hovde’s opinion included in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Hovde’s opinion was directed to CBI’s board of directors and addresses only the fairness, from a financial point of view, of the aggregate merger consideration to be paid to CBI shareholders in connection with the merger. Hovde did not opine on any individual stock, cash, or other components of consideration payable in connection with the merger. Hovde’s opinion does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any of the shareholders as to how such shareholder should vote at the CBI special meeting on the merger proposal or any related matter.

During the course of its engagement and for the purpose of rendering its opinion, Hovde:

•	reviewed the reorganization agreement, as provided to Hovde by CBI;

•	reviewed unaudited financial statements for First Financial, First Financial Bank, CBI and Commercial State Bank as of and for the six-month period ended June 30, 2017;

•	reviewed certain historical annual reports of each of First Financial, First Financial Bank, CBI and Commercial State Bank including audited annual reports as of and for the year ended December 31, 2016;

•	reviewed certain historical publicly available business and financial information concerning each of First Financial, First Financial Bank, CBI and Commercial State Bank;

•	reviewed certain internal financial statements and other financial and operating data concerning of CBI and Commercial State Bank;

•	reviewed financial projections prepared by certain members of senior management of CBI and Commercial State Bank;

•	discussed with certain members of senior management of CBI, the business, financial condition, results of operations and future prospects of CBI and Commercial State Bank; the history and past and current operations of CBI and Commercial State Bank; CBI’s and Commercial State Bank’s historical financial performance; and their assessment of the rationale for the merger;

•	reviewed and analyzed materials detailing the merger prepared by First Financial and CBI and by their respective legal and financial advisors including the estimated amount and timing of the cost savings and related expenses, purchase accounting adjustments and synergies expected to result from the merger (the “Synergies”);

•	assessed general economic and market conditions;

•	analyzed the pro forma financial impact of the merger on the combined company’s earnings, tangible book value, financial ratios and other such metrics we deemed relevant, giving effect to the merger based on assumptions relating to the Synergies;

•	evaluated the contribution of assets, deposits, equity and earnings of First Financial and CBI to the combined company;

•	reviewed certain S&P CapIQ consensus earnings per share estimates for First Financial for 2017 and for 2018;

•	reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that we considered relevant;

•	reviewed historical market prices and trading volumes of First Financial’s common stock;

•	taken into consideration our experience in other similar transactions and securities valuations as well as our knowledge of the banking and financial services industry;

•	reviewed certain publicly available financial and stock market data relating to selected public companies that we deemed relevant to our analysis; and

•	performed such other analyses and considered such other factors as we have deemed appropriate.

Hovde also conducted meetings and had discussions with members of senior management of CBI and Commercial State Bank for purposes of reviewing the business, financial condition, results of operations and future prospects of CBI and Commercial State Bank; the history and past and current operations of CBI and Commercial State Bank; and CBI’s and Commercial State Bank’s historical financial performance. Hovde discussed with management of CBI and Commercial State Bank their assessment of the rationale for the merger. Hovde also performed such other analyses and considered such other factors as Hovde deemed appropriate, and took into account its experience in other similar transaction and securities valuations, as well as its knowledge of the banking and financial services industry.

Hovde assumed, without independent verification, that the representations as well as the financial and other information provided to Hovde by CBI or included in the reorganization agreement, which has formed a substantial basis for this opinion, are true and complete. Hovde relied upon the management of CBI and Commercial State Bank as to the reasonableness and achievability of the financial forecasts and projections (and the assumptions and bases therein) provided to Hovde by CBI and Commercial State Bank,, and Hovde assumed such forecasts and projections have been reasonably prepared by CBI and Commercial State Bank on a basis reflecting the best currently available information and CBI’s and Commercial State Bank’s judgments and estimates. Hovde assumed that such forecasts and projections would be realized in the amounts and at the times contemplated thereby, and Hovde does not in any respect assume any responsibility for the accuracy or reasonableness thereof. Hovde has been authorized by CBI to rely upon such forecasts and projections and other information and data, including without limitation the projections, and Hovde expresses no view as to any such forecasts, projections or other information or data, or the bases or assumptions on which they were prepared.

In performing its review, Hovde relied upon the accuracy and completeness of all of the financial and other information that was available to Hovde from public sources, that was provided to Hovde by CBI and Commercial State Bank or their respective representatives or that was otherwise reviewed by Hovde and assumed such accuracy and completeness for purposes of rendering its opinion. Hovde has further relied on the assurances of the respective managements of CBI and Commercial State Bank that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Hovde has not been asked to and has not undertaken an independent verification of any of such information and Hovde does not assume any responsibility or liability for the accuracy or completeness thereof. Hovde assumed that each party to the reorganization agreement would advise them promptly if any information previously provided to them became inaccurate or was required to be updated during the period of Hovde’s review. Hovde is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto. Hovde assumed that such allowances for CBI, Commercial State Bank, First Financial and First Financial Bank are, in the aggregate, adequate to cover such losses, and will be adequate on a pro forma basis for the combined entity. Hovde was not requested to make, and did not make, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of CBI, Commercial State Bank, First Financial and First Financial Bank, the collateral securing any such assets or liabilities, or the collectability of any such assets and, Hovde was not furnished with any such evaluations or appraisals, nor did Hovde review any loan or credit files of CBI, Commercial State Bank, First Financial and First Financial Bank.

Hovde has assumed that the merger will be consummated substantially in accordance with the terms set forth in the reorganization agreement, without any waiver of material terms or conditions by CBI or any other party to the reorganization agreement and that the final reorganization agreement will not differ materially from the draft Hovde reviewed. Hovde has assumed that the merger will be consummated in compliance with all applicable laws and regulations. CBI has advised Hovde that CBI is not aware of any factors that would impede any necessary regulatory or governmental approval of the merger. Hovde has assumed that the necessary regulatory and governmental approvals as granted will not be subject to any conditions that would be unduly burdensome on CBI, Commercial State Bank, First Financial and First Financial Bank or would have a material adverse effect on the contemplated benefits of the merger.

CBI engaged Hovde on May 31, 2017, to serve as a financial advisor to CBI in connection with the proposed merger and to issue a fairness opinion to CBI’s board of directors in connection with such proposed transaction. Pursuant to the terms of the engagement, at the time the merger is completed, CBI will pay Hovde a completion fee of $750,000, which is contingent upon the completion of the merger. Hovde also received a $40,000 fee upon rendering its fairness opinion to the CBI board of directors, which fairness opinion fee will be credited towards the completion fee payable to Hovde upon the completion of the merger. Pursuant to the engagement agreement, in addition to its fees and regardless of whether the merger is consummated, CBI has agreed to reimburse Hovde for certain reasonable out-of-pocket expenses incurred in performing its services and to indemnify Hovde against certain claims, losses and expenses arising out of the merger or Hovde’s engagement.

In performing its analyses, Hovde made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Hovde, CBI, Commercial State Bank, First Financial and First Financial Bank. Hovde’s opinion was necessarily based on financial, economic, market and other conditions and circumstances as they existed on, and on the information made available to Hovde as of, the dates used in its opinion. Any estimates contained in the analyses performed by Hovde are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities may be sold or the prices at which any securities may trade at any time in the future. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Hovde’s opinion does not address the relative merits of the merger as compared to any other business combination in which CBI might engage. In addition, Hovde’s fairness opinion was among several factors taken into consideration by CBI’s board of directors in making its determination to approve the reorganization agreement and the merger. Consequently, the analyses described below should not be viewed as solely determinative of the decision of CBI’s board of directors or CBI’s management with respect to the fairness of the aggregate merger consideration to be received by CBI’s shareholders in connection with the merger.

The following is a summary of the material analyses prepared by Hovde and delivered to CBI’s board of directors on September 26, 2017, in connection with the delivery of its fairness opinion. This summary is not a complete description of the analyses underlying the fairness opinion or the presentation prepared by Hovde, but it summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Hovde did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. The analyses and the summary of the analyses must be considered as a whole and selecting portions of the analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying the analyses and opinion of Hovde. The tables alone are not a complete description of the financial analyses.

Market Approach – Comparable Transactions. As part of its analysis, Hovde reviewed publicly available information related to two comparable groups (a “Regional Group” and a “Nationwide Group”) of select acquisition transactions of banks. The Regional Group consisted of acquisition transactions of banks in the

Southwest Region of the United States (consisting of the states of Colorado, Louisiana, New Mexico, Oklahoma, Texas and Utah) announced since January 1, 2015, in which the sellers’ total assets were between $150 million and $900 million, last-twelve-months (“LTM”) return on average assets (“ROAA”) was more than 0.75%, and nonperforming assets were less than 2.0% of total assets. The Nationwide Group consisted of acquisition transactions of select banks in the United States announced since January 1, 2016, in which the sellers’ total assets were between $200 million and $600 million, last-twelve-months (“LTM”) return on average assets (“ROAA”) was more than 0.75%, nonperforming assets were less than 2.0% of total assets, and tangible equity was greater than 11.0% of tangible assets. In each case, for which financial information was available, no transaction that fit the selection criteria was excluded. Information for the target institutions was based on balance sheet data as of, and income statement data for the twelve months preceding the most recent quarter prior to announcement of the transactions. The resulting two groups consisted of the following transactions (8 transactions for the Regional Group and 8 transactions for the Nationwide Group):

Regional Group:
Buyer (State)	Target (State)
Investar Holding Corporation (LA)	BOJ Bancshares, Inc. (LA)
Equity Bancshares, Inc. (KS)	Cache Holdings, Inc. (OK)
Equity Bancshares, Inc. (KS)	Eastman National Bancshares, Inc. (OK)
Investar Holding Corporation (LA)	Citizens Bancshares, Inc. (LA)
Texas State Bankshares, Inc. (TX)	Blanco National Holdings (TX)
Guaranty Bancorp (CO)	Home State Bancorp (CO)
Prosperity Bancshares, Inc. (TX)	Tradition Bancshares, Inc. (TX)
Home Bancorp, Inc. (LA)	Louisiana Bancorp, Inc. (LA)

Nationwide Group:
Buyer (State)	Target (State)
Horizon Bancorp (IN)	Wolverine Bancorp, Inc. (MI)
QCR Holdings, Inc. (IL)	Guaranty Bank and Trust Company (IA)
Seacoast Banking Corporation of Florida (FL)	Palm Beach Community Bank (FL)
Progress Financial Corporation (AL)	First Partners Financial, Inc. (AL)
Glacier Bancorp, Inc. (MT)	TFB Bancorp, Inc. (AZ)
First Defiance Financial Corp. (OH)	Commercial Bancshares, Inc. (OH)
Middlefield Banc Corp. (OH)	Liberty Bank, National Association (OH)
Simmons First National Corporation (AR)	Citizens National Bank (TN)

For each precedent transaction, Hovde compared the implied ratio of deal value to certain financial characteristics of CBI as follows:

•	the multiple of the purchase consideration to the acquired company’s tangible common book value (the “Price-to-Tangible Common Book Value Multiple”);

•	the multiple of the purchase consideration to the acquired company’s adjusted tangible common book value based upon tangible common book value equivalent to 8% of tangible assets with the purchase consideration being adjusted for any amount excess (shortfall) in tangible common book value (the “Price-to-Adjusted Tangible Common Book Value Multiple”);

•	the multiple of the purchase consideration to the acquired company’s LTM net earnings per share (the “Price-to-LTM Earnings Multiple”); and

•	the multiple of the difference between the purchase consideration and the acquired company’s tangible book value to the acquired company’s core deposits (the “Premium-to-Core Deposits Multiple”).

The results of the analysis are set forth in the table below. Transaction multiples for the merger were derived from the estimated merger consideration of $75,000,000 for CBI and were based on June 30, 2017 financial results of CBI.

Implied Value for CBI Based On:	Price-to-Tangible Common Book Value Multiple	Price-to- “Adjusted” Tangible Common Book Value Multiple	Price-to-LTM Earnings Multiple	Premium-to-Core Deposits Multiple
Total Deal Value	165%	205%	18.4x	10.7%
Precedent Transactions Regional Group:
Median	160%	169%	19.4x	8.2%
Minimum	120%	144%	10.8x	5.7%
Maximum	192%	210%	22.5x	38.0%
Precedent Transactions Nationwide Group:
Median	154%	182%	17.7x	10.2%
Minimum	127%	137%	14.3x	4.3%
Maximum	172%	206%	27.4x	17.6%

Using publicly available information, Hovde compared the financial performance of CBI with that of the median of the precedent transactions from both the Regional and Nationwide Groups. The performance highlights are based on June 30, 2017 financial results of CBI.

	Tangible Equity/ Tangible Assets	Core Deposits	LTM ROAA (1)	LTM ROAE (2)	Efficiency Ratio	NPAs/ Assets (3)	ALLL/ NPLs (4)
CBI	12.91%	90.0%	1.19%	10.11%	58.0%	0.07%	NM

Precedent Transactions Regional Group:
Median	10.26%	80.4%	0.94%	9.10%	64.5%	0.49%	190.8%
Precedent Transactions Nationwide Group:
Median	11.71%	81.6%	1.15%	8.41%	64.6%	1.40%	89.0%

(1)	Last twelve months return on average assets.
(2)	Last twelve months return on average equity.
(3)	Non-performing assets as a percent of total assets.
(4)	Allowance for loan and lease losses as a percentage of non-performing loans.

No company or transaction used as a comparison in the above transaction analyses is identical to CBI, and no transaction was consummated on terms identical to the terms of the reorganization agreement. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies. The resulting median values of the Precedent Transactions Regional Group indicated an implied aggregate valuation ranging between $64.9 million and $78.9 million compared to the proposed merger consideration of $75.0 million. The resulting median values of the Precedent Transactions Nationwide Group indicated an implied aggregate valuation ranging between $68.4 million and $73.7 million compared to the proposed merger consideration of $75.0 million.

Income Approach – Discounted Cash Flow Analysis. Taking into account various factors including, but not limited to, CBI’s recent performance, the current banking environment and the local economy in which CBI operates, Hovde determined, in consultation with and based on information provided by management of CBI, earnings estimates for CBI over a forward looking five year period, and CBI management developed the forward-looking projections and key assumptions, which formed the basis for the discounted cash flow analyses. The resulting projected net income numbers used for the analysis were $4.6 million for 2017, $4.8 million for 2018, $5.1 million for 2019, $5.3 million for 2020, and $5.6 million for 2021.

To determine present values of CBI based on these projections, Hovde utilized two discounted cash flow models, each of which capitalized terminal values using a different methodology: (1) Terminal Price/Earnings Multiple (“DCF Terminal P/E Multiple”); and, (2) Terminal Price/Tangible Book Value Multiple (“DCF Terminal P/TBV Multiple”).

In the DCF Terminal P/E Multiple analysis, an estimated value of CBI’s common stock was calculated based on the present value of CBI’s after-tax net income based on CBI management’s forward-looking projections. Hovde utilized a terminal value at the end of 2021 by applying a range of price-to-earnings multiples of 15.7x to 19.7x, with a midpoint of 17.7x, which is based around the median price-to-earnings multiple derived from transactions in the Regional Group. The present value of CBI’s the terminal value was then calculated assuming a range of discount rates between 12.00% and 14.00%, with a midpoint of 13.00%. This range of discount rates was chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of CBI’s common stock. The resulting aggregate values of CBI’s common stock of the DCF Terminal P/E Multiple ranged between $50.5 million and $68.4 million, with a midpoint of $59.1 million.

In the DCF Terminal P/TBV Multiple model, the same earnings estimates and projected net income were used; however, in arriving at the terminal value at the end of 2021, Hovde applied a range of price-to-tangible book value multiples of 1.34x to 1.74x with the midpoint being 1.54x, which is based around the median price-to-tangible book value multiple derived from transactions in the Regional Group. The present value of the terminal value, was then calculated assuming a range of discount rates between 12.00% and 14.00%, with a midpoint of 13.00%. The resulting aggregate values of CBI’s common stock of the DCF Terminal P/TBV Multiple ranged between $52.6 million and $73.6 million, with a midpoint of $62.8 million.

These analyses and their underlying assumptions yielded a range of values for CBI, which are outlined in the table below:

Implied Value for CBI Based On:	Price-to-Tangible Book Value Multiple	Price-to-LTM Earnings Multiple	Premium-to-Core Deposits Multiple
Total Deal Value	165%	18.4x	10.7%
DCF Analysis – Terminal P/E Multiple
Midpoint	130%	14.5x	4.9%
DCF Analysis – Terminal P/TBV Multiple
Midpoint	138%	15.4x	6.2%

Hovde noted that while the discounted cash flow present value analysis is a widely used valuation methodology, it relies on numerous assumptions, including asset and earnings growth rates, projected dividend payouts, terminal values and discount rates. Hovde’s analysis does not purport to be indicative of the actual values or expected values of CBI’s common stock.

First Financial Comparable Companies Analysis: Hovde used publicly available information to compare selected financial and trading information for First Financial and a group of 9 publicly-traded financial institutions selected by Hovde which was based on publicly-traded banks in the Southwest United States with total assets between $2.0 billion and $15.0 billion and LTM ROAA greater than 0.75%:

Allegiance Bancshares, Inc.	Independent Bank Group, Inc.
BancFirst Corporation	LegacyTexas Financial Group, Inc.
CoBiz Financial Inc.	Southside Bancshares, Inc.
Guaranty Bancorp	Triumph Bancorp, Inc.
Hilltop Holdings Inc.

The analysis compared publicly available financial and market trading information for First Financial and the data for the 9 financial institutions identified above as of and for the most recent twelve-month period which was publicly available. The table below compares the data for First Financial and the median data for the 9 financial institutions identified above, with pricing data as of September 22, 2017.

	Market Cap ($M)	Price/ Tangible Book Value	Price/ LTM EPS	Price/ 2017E EPS	Dividend Yield	YTD/ Price Change	Two Year Total Return
First Financial	$2,839	380.5%	26.5x	25.1x	1.77%	(5.1)%	46.8%
Comparable Companies:
Median	$995	239.7%	19.3x	18.3x	1.20%	(0.4)%	51.7%

No company used as a comparison in the above analyses is identical to First Financial. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Accretion / Dilution Analysis: Hovde performed pro forma merger analyses that combined projected income statement and balance sheet information of CBI and First Financial. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of First Financial. In the course of this analysis, Hovde used the median S&P CapIQ consensus estimates for earnings estimates for First Financial for the years ending December 31, 2017 and December 31, 2018, and December 31, 2019 and used earnings estimates provided by CBI’s management for CBI for the years ending December 31, 2017, December 31, 2018 and December 31, 2019. This analysis indicated that the merger is expected to be accretive by 1 cents per share to First Financial’s consensus estimated earnings per share of $1.85 in 2018 and accretive by 4 cents per share to First Financial’s estimated earnings per share of $1.94 in 2019. The analysis also indicated that the merger is expected to be accretive to tangible book value per share for First Financial by 15 cents per share in 2018 and by 20 cent per share in 2019 and that First Financial would maintain capital ratios in excess of those required for First Financial to be considered well-capitalized under existing regulations. For all of the above analyses, the actual results achieved by CBI and First Financial prior to and following the merger will vary from the projected results, and the variations may be material.

Other Factors and Analyses. Hovde took into consideration various other factors and analyses, including but not limited to: current market environment; merger and acquisition environment; movements in the common stock valuations of selected publicly-traded banking companies; and movements in the S&P 500 Index.

Conclusion. Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Hovde determined that the aggregate merger consideration to be paid in connection with the merger is fair from a financial point of view to CBI’s shareholders. Each shareholder is encouraged to read Hovde’s fairness opinion in its entirety. The full text of this fairness opinion is included as Appendix D to this proxy statement.

First Financial’s Reasons for the Merger

As a part of First Financial’s growth strategy, First Financial routinely evaluates opportunities to acquire financial institutions. The acquisition of CBI and its wholly-owned subsidiary Commercial State Bank is consistent with First Financial’s expansion strategy. First Financial’s board of directors, senior management and certain lenders reviewed the business, financial condition, results of operation and prospects for Commercial State Bank, the market condition of the market area in which Commercial State Bank conducts business, the compatibility of the management and the proposed financial terms of the transaction. In addition, management of First Financial believes that the transaction will expand First Financial’s footprint in the Kingwood and the markets surrounding Houston, Texas, provide opportunities for future growth and provide the potential to realize cost savings. First Financial’s board of directors also considered the financial condition and valuation for both CBI and First Financial as well as the financial and other effects the transaction would have on First Financial’s shareholders.

While management of First Financial believes that revenue opportunities will be achieved and costs savings will be obtained following the transaction, First Financial has not quantified the amount of enhancements or projected the areas of operation in which such enhancements will occur.

In view of the variety of factors considered in connection with its evaluation of the transaction, the First Financial board did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to factors it considered. Further, individual directors may have given differing weights to different factors. In addition, the First Financial board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination. Rather, the board conducted an overall analysis of the factors it considered material, including thorough discussions with, and questioning of, First Financial’s management.

Effective Time of the Merger

The merger will become effective at the date and time specified in the certificate of merger to be filed with the Secretary of State of the State of Texas regarding the merger. If the shareholders of CBI approve the merger pursuant to the reorganization agreement at the special meeting, and if all required regulatory approvals are obtained and the other conditions to the parties’ obligations to effect the merger are met or waived by the party entitled to do so, we anticipate that the merger will be completed in the first quarter of 2018, although delays could occur. We cannot assure you that we can obtain the necessary shareholder and regulatory approvals or that the other conditions to completion of the merger set forth in the reorganization agreement can or will be satisfied.

Conversion; Exchange of CBI Stock Certificates

The conversion of CBI common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. After completion of the merger, the exchange agent will exchange certificates representing shares of CBI common stock for the merger consideration to be received pursuant to the terms of the reorganization agreement.

Letter of Transmittal; Dividends

Promptly after the effective time of the merger, First Financial will deposit with or make available to Continental Stock Transfer & Trust Company, as exchange and transfer agent, shares of First Financial common stock to be exchanged for shares of CBI common stock in accordance with the reorganization agreement and any cash payable in lieu of fractional shares (the “Exchange Fund”). With the intent to be within five days of the effective time of the merger, First Financial will cause the exchange agent to mail to each record holder of CBI common stock a letter of transmittal and instructions describing the procedures for surrendering stock certificates representing shares of CBI common stock in exchange for shares of First Financial common stock. The shares of First Financial common stock issuable in exchange for the shares of CBI common stock will be issued in uncertificated book-entry form. Please do not send the exchange agent any stock certificates until you receive these instructions. Stock certificates delivered to the exchange agent without a properly completed letter of transmittal will be rejected and returned for corrective action.

Until surrendered in accordance with the instructions of the exchange agent, other than shares of CBI common stock subject to the exercise of dissenters’ rights, each stock certificate representing shares of CBI common stock will represent after the effective time of the merger only the right to receive, without interest, the merger consideration and any cash in lieu of a fractional share of First Financial common stock to be issued or paid upon surrender of such stock certificate and any dividends or distributions to which such holder is entitled pursuant to the reorganization agreement. Subject to the terms of the reorganization agreement, each record holder of CBI common stock will generally be entitled to receive without interest, the amount of dividends or other distributions with a record date after the effective time of the merger that are payable with respect to whole shares of First Financial common stock.

Any portion of the Exchange Fund that remains unclaimed by the shareholders of CBI at the expiration of six months after the effective time of the merger will be paid to First Financial. In such event, any former shareholders of CBI who have not previously complied with exchange procedures set forth in the reorganization agreement and instructions from the exchange agent will look only to First Financial with respect to the merger consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the First Financial common stock as determined pursuant to the reorganization agreement, in each case, without any interest.

Lost Certificates

If any certificate representing shares of CBI common stock is lost, stolen or destroyed, upon the making of an affidavit of such fact by the person claiming the certificate to be lost, stolen or destroyed and, if required by First Financial or the exchange agent, the posting by such person of a bond in such amount as the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate, the exchange agent will issue in exchange for the lost, stolen or destroyed certificate the merger consideration, cash in lieu of fractional shares and any dividends or other distributions that have been payable or become payable in respect of the shares of First Financial common stock represented by that certificate pursuant to the reorganization agreement.

Withholding

First Financial and the exchange agent, as the case may be, will be entitled to deduct and withhold, if necessary, from any consideration payable pursuant to the reorganization agreement to any holder of CBI common stock such amounts as First Financial or the exchange agent is required to deduct or withhold under applicable tax laws, and any such withheld amounts that are paid to the appropriate taxing authorities will be treated for purposes of the reorganization agreement as having been paid to the holder of CBI common stock from whom such amounts were deducted or withheld.

Fractional Shares

First Financial will not issue any fractional shares of First Financial common stock in the merger. CBI shareholders who would otherwise be entitled to a fraction of a share of First Financial common stock upon the completion of the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent), determined by multiplying the fractional share by volume-weighted average price of First Financial common stock over a measuring period for the twenty (20) consecutive trading days ending on the fifth business day immediately preceding the closing date of the merger, without interest.

Representations and Warranties of CBI and First Financial

The reorganization agreement and this summary of the representations and warranties in this section are included to provide you with information regarding the terms of the reorganization agreement. Factual disclosures about First Financial and CBI contained in this proxy statement/prospectus or in the public reports of First Financial filed with the SEC may supplement, update or modify the factual disclosures about First Financial and CBI contained in the reorganization agreement. The reorganization agreement contains representations and warranties of First Financial and CBI that may be subject to limitations, qualifications or exceptions agreed upon by the parties, including being qualified by confidential disclosures, and may be subject to a contractual standard of materiality that differs from the materiality standard that applies to reports and documents filed with the SEC.

In particular, in your review of the representations and warranties contained in the reorganization agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the reorganization agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the reorganization agreement. The representations and warranties, other provisions of the reorganization agreement or any description of these provisions should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus, the documents incorporated by reference into this proxy statement/prospectus and the other reports, statements and filings that First Financial publicly files with the SEC. See “Where You Can Find More Information.”

The reorganization agreement contains customary representations and warranties of each of First Financial and CBI relating to their respective businesses. The representations and warranties in the reorganization agreement do not survive the effective time.

The reorganization agreement contains representations and warranties made by CBI relating to a number of matters, including the following:

•	corporate matters, including due organization and qualification and subsidiaries;

•	authority relative to execution and delivery of the reorganization agreement;

•	capitalization;

•	compliance with laws;

•	the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	financial statements;

•	the absence of undisclosed liabilities;

•	legal proceedings;

•	consents and approvals, required governmental and other regulatory filings in connection with the merger;

•	title to assets;

•	the absence of certain changes or events;

•	certain contracts;

•	certain tax matters;

•	insurance matters;

•	the absence of any material adverse change;

•	intellectual property;

•	related party transactions;

•	validity and enforceability of debt instruments;

•	condition of assets;

•	environmental matters;

•	regulatory compliance;

•	absence of certain business practices;

•	books and records;

•	forms of instruments;

•	fiduciary responsibilities;

•	guaranties;

•	voting agreements and shareholders’ agreements;

•	employment matters;

•	employee benefits;

•	certain obligations to employees;

•	interest rate risk management;

•	internal controls;

•	compliance with the various specified statutes, rules and regulations;

•	the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents;

•	intercompany agreements;

•	the nature of the representations in the reorganization agreement;

•	inapplicability of takeover statutes; and

•	receipt by the CBI’s board of directors of an opinion from CBI’s financial advisor.

The reorganization agreement contains representations and warranties made by First Financial relating to a more limited number of matters, including the following:

•	corporate matters, including due organization and qualification and subsidiaries;

•	authority relative to execution and delivery of the reorganization agreement;

•	capitalization;

•	filings with the SEC, certain compliance matters and financial statements;

•	compliance with laws; and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	the absence of undisclosed liabilities;

•	legal proceedings;

•	consents and approvals, required governmental and other regulatory filings in connection with the merger;

•	regulatory compliance;

•	the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents;

•	the absence of certain changes or events;

•	disclosure controls and procedures; and

•	the nature of the representations in the reorganization agreement.

Certain representations and warranties of First Financial and CBI are qualified as to “materiality” or “material adverse change.” For purposes of the reorganization agreement, a “material adverse change,” means, with respect to either First Financial or CBI, any event, occurrence, fact, condition, effect or change that is, or would reasonably expect to become, materially adverse to the business, results of operations, condition (financial or otherwise), assets, properties, liabilities (absolute, accrued, contingent or otherwise) or reserves, taken as a whole, or the ability of the parties to consummate the transactions contemplated by the reorganization agreement on a timely basis; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, and no event, circumstance, change or effect resulting from or arising out of any of the following shall constitute a material adverse change: (i) any changes in laws or interpretations thereof that are generally applicable to the banking or savings industries; (ii) changes in generally accepted accounting principles of the United States, which we refer to as “GAAP”, or regulatory accounting principles, which we refer to as “RAP”, that are generally applicable to the banking or savings industries; (iii) expenses incurred in connection with the transactions contemplated by the reorganization agreement; (iv) changes in global, national or regional political conditions or general economic or market conditions in the United States or the State of Kansas or Oklahoma, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry; (v) general changes in the credit markets or general downgrades in the credit markets; (vi) actions or omissions of a party taken as required by the reorganization agreement or with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated by the reorganization agreement; (vii) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; or (viii) any change resulting from the announcement or pendency of any of the transactions contemplated by the reorganization agreement; provided, however, that in the case of clauses (i) through (vii), such party is not affected to a greater extent than other persons, bank holding companies or insured depository institutions in the industry in which such party operates.

Covenants and Agreements

Conduct of Businesses Prior to the Completion of the Merger

From the date of the reorganization agreement to and including the closing date of the merger, unless otherwise permitted in writing by First Financial, CBI will, and will cause Commercial State Bank to:

•	operate (including, without limitation, the making of, or agreeing to make, any loans or other extensions of credit) only in the ordinary course of business and consistent with past practices and safe and sound banking principles;

•	except as required by prudent business practices, use commercially reasonable efforts to preserve its business organization intact and to retain its present directors, officers, employees, key personnel and customers, depositors and goodwill and to maintain all assets owned, leased or used by it (whether under its control or the control of others), in good operating condition and repair, ordinary wear and tear excepted;

•	perform all of its obligations under any material contracts, leases and documents relating to or affecting its assets, properties and business, except such obligations as CBI or any of its subsidiaries may in good faith reasonably dispute;

•	maintain in full force and effect all insurance policies now in effect or renewals thereof and give all notices and present all claims under all insurance policies in due and timely fashion;

•	timely file, subject to extensions, all reports required to be filed with any governmental entity and observe and conform, in all material respects, to all applicable laws, except those being contested in good faith by appropriate proceedings;

•	timely file, subject to extensions, all tax returns required to be filed by it and timely pay all taxes that become due and payable, except those being contested in good faith by appropriate proceedings;

•	promptly notify First Financial of any tax proceeding or claim pending or threatened against or with respect to CBI or any of its subsidiaries;

•	withhold from each payment made to each of its employees, independent contractors, creditors and other third parties the amount of all taxes required to be withheld therefrom and pay the same to the proper governmental entity when due;

•	account for all transactions and prepare all financial statements in accordance with GAAP (unless otherwise instructed by RAP in which instance account for such transaction in accordance with RAP);

•	promptly classify and charge off loans and make appropriate adjustments to loss reserves in accordance with GAAP, RAP and the instructions to the Call Report and the Uniform Retail Credit Classification and Account Management Policy;

•	maintain the allowance for loan and lease losses account in an amount adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans and in compliance with applicable regulatory requirements; provided, further, that such allowance for loan and lease losses as determined in accordance with its GAAP, shall equal the greater of (A) $2,645,000 or (B) the amount required to comply with GAAP standards;

•	pay or accrue all costs, expenses and other charges to be incurred in connection with the merger, including, but not limited to, all legal fees, accounting fees, consulting fees and brokerage fees, prior to the calculation date (the fifth business day immediately preceding the closing date); and

•	ensure that all accruals for taxes are accounted for in the ordinary course of business, consistent with past practices and in accordance with its GAAP (unless otherwise instructed by RAP in which case such accrual will be accounted for in accordance with RAP).

From the date of the reorganization agreement to closing, unless permitted by the reorganization agreement or First Financial consents in writing, CBI will not, and will not allow Commercial State Bank to:

•	take or fail to take any action that would cause the representations and warranties made by CBI to be inaccurate at the time of the closing or preclude CBI from making such representations and warranties at the time of the closing;

•	merge into, consolidate with or sell its assets to any other person or entity, change or amend CBI’s or any of its subsidiaries’ articles of incorporation or bylaws, increase the number of shares of common stock of CBI or any of its subsidiaries’ stock outstanding or increase the amount of the Commercial State Bank’s surplus (as calculated in accordance with the instructions to the Call Report);

•	except as explicitly permitted hereunder or in accordance with applicable law or pursuant to a contract existing as of the date of the reorganization agreement, engage in any transaction with any affiliated person or allow such persons to acquire any assets from CBI or any of its subsidiaries, except (i) in the form of wages, salaries, fees for services, reimbursement of expenses and benefits already granted or accrued under the employee plans in effect at the signing of the reorganization agreement, or (ii) any deposit (in any amount) made by an officer, director or employee;

•	except for the payment of the special dividend in connection with the closing of the merger, declare, set aside or pay any dividends or make any other distribution to its shareholders (including any share dividend, dividends in kind or other distribution) whether in cash, shares or other property or purchase, retire or redeem, or obligate itself to purchase, retire or redeem, any of its capital shares or other securities;

•	discharge or satisfy any lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with past practices and except for liabilities incurred in connection with the transactions contemplated hereby;

•	issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

•	accelerate the vesting of pension or other benefits in favor of employees of CBI or any of its subsidiaries except according to the employee plans or as otherwise contemplated by the reorganization agreement or as required by applicable law;

•	acquire any capital stock or other equity securities or acquire any equity or ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such Person);

•	mortgage, pledge or subject to lien any of its property, business or assets, tangible or intangible, except (i) certain permitted encumbrances and (ii) pledges of assets to secure public funds deposits;

•	sell, transfer, lease to others or otherwise dispose of any of its assets, or cancel or compromise any debt or claim, or waive or release any right or claim of a market value in excess of $10,000;

•	make any change in the rate or timing of payment of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree or orally promise to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, other than annual increases in compensation consistent with past practices, and bonuses, commissions, and incentives consistent with past and normal practices to its employees and officers;

•	enter into any employment or consulting contract (other than as contemplated by the terms of the employee plans or the reorganization agreement) or other agreement with any current or proposed director, officer or employee or adopt, amend any employment agreement, amend in any material respect or terminate any pension, employee welfare, retirement, stock purchase, stock option, phantom stock, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement for the benefit of its directors, employees or former employees, except as required by applicable law or the reorganization agreement;

•	make any capital expenditures or capital additions or betterments except for such capital expenditures or capital additions that are set forth in writing in the budget provided to First Financial or that are necessary to prevent substantial deterioration of the condition of a property;

•	sell or dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

•	make any, or acquiesce with any, change in any (i) credit underwriting standards or practices, including loan loss reserves, (ii) asset liability management techniques, (iii) accounting methods, principles or practices, except as required by changes in GAAP as concurred by CBI’s independent auditors, or as required by any applicable regulatory agency, (iv) tax election, change in taxable year, accounting methods for tax purposes, amendment of a tax return, restriction on any assessment period relating to taxes, settlement of any tax claim or assessment relating to CBI or any of its subsidiaries, “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law), or surrender any claim to a refund, or (v) any extension or waiver of the limitation period applicable to any tax claim or assessment relating to CBI or its subsidiaries;

•	reduce the amount of Commercial State Bank’s allowance for loan losses except through charge offs;

•	sell (but payment at maturity is not a sale) or purchase any investment securities, other than purchases of obligations of the U.S. Treasury (or any agency thereof) with a duration of four (4) years or less and an AA rating by at least one nationally recognized ratings agency;

•	renew, extend the maturity of, or alter any of the terms of any loan classified by CBI as “special mention,” “substandard,” or “impaired” or other words of similar import;

•	make, commit to make, renew, extend the maturity of, or alter any of the material terms of any loan in excess of $1,000,000, but First Financial will be deemed to have given its consent unless First Financial objects to such transaction no later than 48 hours (weekends and bank holidays excluded) after actual receipt by First Financial of all material information relating to the making, renewal or alteration of that loan; or

•	enter into any acquisitions or leases of real property, including new leases and lease extensions.

For a complete description of such restrictions on the conduct of the business of CBI, we refer you to the reorganization agreement, which is attached as Appendix A to this proxy statement/prospectus.

Regulatory Matters

First Financial and CBI have agreed to use their commercially reasonable efforts to promptly prepare and file or cause to be filed applications for all regulatory approvals required to be obtained by each of the parties in connection with the reorganization agreement and the transactions contemplated thereby.

Employee Matters

Subject to the right of subsequent amendment, modification, replacement or termination in the sole discretion of First Financial, each former Commercial State Bank employee that becomes employed by First Financial or its subsidiaries after the effective time of the merger shall be entitled, as an employee of First Financial or its subsidiaries, to participate in the employee benefit plans of First Financial in effect as of the date of the reorganization agreement; provided, that such continuing employee is eligible to participate and, if required, selected for participation therein under the terms thereof and makes any required contributions. All such participation shall be subject to such terms of such plans as may be in effect from time to time and the reorganization agreement is not intended to give any such employee any rights or privileges superior to those of other similarly situated employees of First Financial or its subsidiaries. The provisions of the reorganization agreement shall not be deemed or construed so as to provide duplication of similar benefits but, subject to that qualification, First Financial shall, for purposes of vesting and any age or period of service requirements for commencement of participation with respect to any employee benefit plans in which a continuing employee may participate (excluding any defined benefit pension plan), credit each continuing employee with his or her term of service with CBI or Commercial State Bank to the extent such service was recognized under the analogous employee benefit plan of CBI .

Director and Officer Indemnification and Insurance

The reorganization agreement provides that for a three year period after the effective time of the merger, and subject to the limitations contained in applicable Federal Reserve, OCC and FDIC regulations and to any limitations contained in the CBI governance documents, First Financial will indemnify, defend and hold harmless each director and officer of CBI or Commercial State Bank as of the effective time of the merger, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the effective time of the merger, whether asserted or claimed before, at or after the effective time of the merger that arise in whole or in part out of or pertaining to the fact that he or she was acting in his or her capacity as a director or officer of the CBI or Commercial State Bank.

Prior to closing, CBI will obtain, at its expense, an extended reporting period policy, with terms and coverage reasonable for such policies, covering directors and officers of CBI and the Commercial State Bank for a period of not less than three (3) years from the closing date, and the total premium for such policy shall be included as a merger expense and reduce the adjusted equity of CBI.

No Solicitation

CBI agreed that neither it, nor Commercial State Bank, nor any of their respective directors or officers will take any action to:

•	initiate, solicit, encourage or otherwise facilitate any inquiries, provide any information to or negotiate with any other party any proposal or offer that constitutes, or may reasonably be expected to lead to an acquisition proposal;

•	enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain an acquisition proposal;

•	agree to, approve, recommend, or endorse any acquisition proposal, or authorize or permit any of its or their directors or officers to take any such action.

CBI or Commercial State Bank shall notify First Financial orally (within one (1) Business Day) and in writing (as promptly as practicable) of any such inquiries and proposals received by CBI or the Commercial State Bank or any of its respective directors or officers, relating to any of such matters

For purposes of the reorganization agreement, an acquisition proposal is any proposal involving: (a) a merger, consolidation, or any similar transaction of any entity with CBI or any subsidiary of CBI, (b) a purchase, lease or other acquisition of all or substantially all the assets of CBI or any subsidiary of CBI, (c) a purchase or other acquisition of “beneficial ownership” by any “person” or “group” (as such terms are defined in Section 13(d)(3) of Exchange Act) (including by way of merger, consolidation, share exchange, or otherwise) that would cause such person or group to become the beneficial owner of any securities of CBI or any subsidiary of CBI after October 12, 2017, (d) a tender or exchange offer to acquire any securities of CBI or any subsidiary of CBI, (e) a public proxy or consent solicitation made to the shareholders of CBI or any subsidiary of CBI seeking proxies in opposition to any proposal relating to any of the transactions contemplated by the reorganization agreement, or (f) the making of a bona fide offer or proposal to the board of directors or shareholders of CBI or any subsidiary of CBI to engage in one or more of the transactions referenced above.

CBI Option Vesting, Exercise and Cancellation

The reorganization agreement generally requires that in advance of the closing of the merger, the board of directors of CBI (or, if appropriate, a committee thereof) take all necessary actions to cause the vesting of any unvested options to purchase CBI common stock granted pursuant to the CBI equity incentive plan, and CBI shall use its commercially reasonable efforts to cause all holders of options to purchase common stock of CBI to exercise such options prior to the calculation date, or CBI shall pay cash to the holders of options to purchase common stock of CBI for the termination and cancellation of such options. The reorganization agreement also requires that CBI terminate and cancel all options to purchase common stock of CBI that are not cashed out or exercised in the time frame specified by the reorganization agreement.

Repayment of Certain Loans Secured by Stock of CBI

The reorganization agreement requires that prior to closing of the merger, CBI shall take all actions necessary to cause all loans made by CBI or Commercial State Bank that were used to acquire stock of CBI by directors or employees or to pay the exercise price for options to acquire stock of CBI to be repaid.

Certain Additional Covenants

The reorganization agreement also contains additional covenants, including, among others, covenants relating efforts to perform and fulfill all conditions and obligations under the reorganization agreement, holding the special meeting, the recommendation of the board of directors of CBI, the filing and preparation of this joint proxy statement/prospectus, due diligence and access to the information, properties and personnel of CBI and Commercial State Bank, financial statements, breaches of representations, warranties and covenants, notices relating to litigation, notices relating to the occurrence of a material change, obtaining required consents and approvals, environmental due diligence and investigations, the termination of certain employee benefit plans, the termination of certain contracts, tax matters, supplemental disclosure schedules, assistance with planning the integration of the operations of CBI and First Financial, the absence of control over the other party’s business, voting agreements, director support agreements, director and officer releases, and the listing of the shares of First Financial common stock to be issued in the merger.

Conditions to Completion of the Merger

The reorganization agreement contains a number of conditions to the obligations of First Financial and CBI to complete the merger which must be satisfied as of the closing date of the merger.

CBI’s obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	subject to certain materiality and material adverse change exceptions, each of the representations and warranties of First Financial set forth in the reorganization agreement will be true and correct in all respects at and as of the date of the reorganization agreement and at and as of the closing date as though made at and as of the closing date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date);

•	First Financial and Merger Sub have, or have caused to be, performed or observed, in all material respects, all obligations and agreements required to be performed or observed by First Financial and Merger Sub under the reorganization agreement on or prior to the closing date;

•	the merger proposal having been approved by the requisite vote of CBI’s shareholders;

•	CBI and First Financial having received approvals, acquiescences or consents of the transactions contemplated by the reorganization agreement from all necessary governmental entities and certain the third parties, and all applicable waiting periods having expired. Further, the approvals and the transactions contemplated hereby not having been contested or threatened to be contested by any federal or state governmental entity or by any other third party by formal proceedings;

•	no action having been taken, and no statute, rule, regulation or order being promulgated, enacted, entered, enforced or deemed applicable to the reorganization agreement or the transactions contemplated hereby by any federal, state or foreign government or governmental entity or by any court, including the entry of a preliminary or permanent injunction, which, if successful, would (a) make the reorganization agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (b) impose material limits on the ability of any party to the reorganization agreement to complete the reorganization agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (c) if the reorganization agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby are completed, subject CBI or any officer, director, shareholder or employee of CBI to criminal or civil liability. Further, no action or proceeding before any court or governmental entity, by any government or governmental entity or by any other person is threatened, instituted or pending that would reasonably be expected to result in any of the consequences described above;

•	CBI shall have received all documents required to be received from First Financial on or prior to the closing date in form and substance reasonably satisfactory to CBI;

•	there having been no material adverse change with respect to First Financial since June 30, 2017;

•	the registration statement of which this proxy statement/prospectus is a part,, including any amendments or supplements thereto, shall be effective under the Securities Act and no stop order suspending the effectiveness of the registration statement shall be in effect or proceedings for such purpose pending before or threatened by the SEC. All state securities permits or approvals required by applicable state securities laws to consummate the transactions contemplated by the reorganization agreement shall have been received and remain in effect; and

•	the shares of First Financial Stock to be issued pursuant to the reorganization agreement shall have been approved for listing on the NASDAQ Global Select Market.

First Financial’s obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	subject to certain materiality and material adverse change exceptions, each of the representations and warranties of CBI set forth in the reorganization agreement will be true and correct in all respects at and as of the date of the reorganization agreement and at and as of the closing date as though made at and as of the closing date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date);

•	CBI has, or has caused to be, performed or observed, in all material respects, all obligations and agreements required to be performed or observed by CBI under the reorganization agreement on or prior to the closing date.

•	the merger proposal having been approved by the requisite vote of CBI’s shareholders;

•	CBI and First Financial having received approvals, acquiescences or consents of the transactions contemplated by the reorganization agreement from all necessary governmental entities and certain the third parties, and all applicable waiting periods having expired. Further, the approvals and the transactions contemplated hereby not having been contested or threatened to be contested by any federal or state governmental entity or by any other third party by formal proceedings;

•	no action having been taken, and no statute, rule, regulation or order being promulgated, enacted, entered, enforced or deemed applicable to the reorganization agreement or the transactions contemplated hereby by any federal, state or foreign government or governmental entity or by any court, including the entry of a preliminary or permanent injunction, which, if successful, would (a) make the reorganization agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (b) impose material limits on the ability of any party to the reorganization agreement to complete the reorganization agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (c) if the reorganization agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby are completed, subject First Financial or any officer, director, shareholder or employee of First Financial to criminal or civil liability. Further, no action or proceeding before any court or governmental entity, by any government or governmental entity or by any other person is threatened, instituted or pending that would reasonably be expected to result in any of the consequences described above;

•	First Financial having received from each of the directors of CBI an instrument dated as of the closing date releasing CBI, its subsidiaries and each of its affiliates, successors and assigns, from any and all claims of such directors (except to certain matters described therein). Further, First Financial having received from each of the specified officers of CBI an instrument dated as of the closing date releasing CBI, its subsidiaries and each of its affiliates, successors and assigns, from any and all claims of such officers;

•	there having been no material adverse change with respect to CBI since June 30, 2017;

•	First Financial having received evidence reasonably satisfactory to it that, as of the effective time of the merger, all employee plans of CBI (other than such plans First Financial elects not to terminate) have been terminated in accordance with the terms of such employee plans of CBI, the Code, ERISA and all other applicable laws on a basis satisfactory to First Financial in its reasonable discretion and that, to the extent required by the employee plans or applicable law, affected participants have been notified of such terminations and/or integrations;

•	First Financial will have received fully executed employment agreements from CBI for certain employees of Commercial State Bank;

•	the registration statement of which this proxy statement/prospectus is a part,, including any amendments or supplements thereto, shall be effective under the Securities Act and no stop order suspending the effectiveness of the registration statement shall be in effect or proceedings for such purpose pending before or threatened by the SEC. All state securities permits or approvals required by applicable state securities laws to consummate the transactions contemplated by the reorganization agreement shall have been received and remain in effect; and

•	holders of not more than 5% of the outstanding shares of CBI common stock having duly exercised their appraisal rights under the TBOC;

•	First Financial will have received all documents required to be received from CBI on or prior to the closing date, all in form and substance reasonably satisfactory to First Financial;

•	each holder of an option to purchase common stock of CBI shall have exercised such option or CBI has compensated in cash such holder of an option to purchase common stock of CBI for the termination and cancellation of such option prior to the calculation date and CBI shall have terminated and cancelled all options to purchase common stock of CBI as of the calculation date;

•	CBI’s adjusted shareholders’ equity shall be equal to or greater than $38,070,000.

•	First Financial will have received from CBI certain tax documents in form and substance satisfactory to First Financial, dated as of the closing date and executed by CBI;

•	First Financial will have received from Norton Rose Fulbright US LLP an opinion to the effect that the integrated merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

•	All loans made to directors or employees of CBI or Commercial State Bank that are secured by common stock of CBI shall have been repaid.

Any condition to the completion of the merger, except the required shareholder and regulatory approvals, and the absence of an order or ruling prohibiting the merger, may be waived in writing by the party to the reorganization agreement entitled to the benefit of such condition. We cannot be certain when or if the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Interests of CBI’s Directors and Officers in the Merger

In considering the recommendation of the board of directors of CBI with respect to the merger proposal, you should be aware that some of CBI’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of the CBI shareholders generally. Interests of directors and executive officers that may be different from or in addition to the interests of the CBI shareholders include:

•	Indemnification and Insurance. First Financial has agreed to indemnify the directors and officers of CBI against certain liabilities arising before the effective time of the merger and CBI is paying to provide certain “tail” insurance for the benefit of the directors and officers of CBI.

•	Employment Agreements. First Financial Bank has entered into employment agreements to be effective as of the effective time of the merger with James Alexander, Harry J. Brooks, Shelley Dacus, G. Doug Faver, Jeff Fuechec, Brandon Zabodyn and Brian Bonner.

•	Employee Benefit Plans. On or as soon as reasonably practicable following the merger, employees of CBI who continue on as employees of First Financial will be entitled to participate in the First Financial health and welfare benefit and similar plans on the same terms and conditions as employees of First Financial. Subject to certain exceptions, these employees will receive credit for their years of service to CBI or Commercial State Bank for participation, vesting and benefit accrual purposes.

•	Employee Severance Benefits. First Financial has agreed to provide certain severance benefits to CBI’s employees whose employment is terminated under the circumstances specified in the reorganization agreement.

•	Brooks Change in Control Payment. Upon the closing of the merger, Mr. Brooks, our Chairman and Chief Executive Officer, will be paid a $326,775 change in control payment by Commercial State Bank pursuant to the terms of his Employment Agreement with Commercial State Bank.

The cost of the tail insurance is a transaction expense that will be borne by CBI shareholders.

CBI Director Support Agreements

In connection with entering into the reorganization agreement, each of the directors of CBI entered into a director support agreement with First Financial (which we refer to in this proxy statement/prospectus as the “CBI director support agreements”) pursuant to which they agreed to refrain from harming the goodwill of CBI and to certain post-closing restrictive covenants.

The foregoing description of the CBI director support agreement is subject to, and qualified in its entirety by reference to, the CBI director support agreement, a form of which is attached to this proxy statement/prospectus as Appendix C and is incorporated by reference into this proxy statement/prospectus.

NASDAQ Listing

First Financial agreed to file with NASDAQ Global Select Market all documents with respect to the listing of the shares of First Financial common stock to be issued in the merger.

Amendment or Waiver of the Reorganization Agreement

No termination, cancellation, modification, amendment, deletion, addition or other change to the reorganization agreement, or any provision thereof, or waiver of any right or remedy therein provided, is effective for any purpose unless specifically set forth in a writing executed by the party against which enforcement of the amendment, modification or supplement is sough. The waiver of any right or remedy in respect to any occurrence or event on one occasion is not deemed a waiver of such right or remedy in respect to such occurrence or event on any other occasion.

The reorganization agreement may be amended at any time prior to or after approval of the merger proposal by the shareholders of CBI but, after any submission of the reorganization agreement to such shareholders for approval, no amendment of the reorganization agreement will be made that reduces the consideration payable to CBI or that materially and adversely affects the rights of shareholders of CBI under the reorganization agreement without the requisite approval of such shareholders.

Termination of the Reorganization agreement

The reorganization agreement can be terminated at any time prior to completion of the merger in the following circumstances:

•	by the mutual written consent of First Financial and CBI;

•	by either CBI or First Financial (as long as the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained in the reorganization agreement) if the conditions precedent to such party’s obligations to close have not been met or waived by May 15, 2018; provided, however, that such date may be extended to such later date as agreed upon by CBI and First Financial;

•	by either First Financial or CBI if any of the transactions contemplated by the reorganization agreement are disapproved by any regulatory agency or authority whose approval is required to complete such transactions or if any court of competent jurisdiction in the United States or other federal or state governmental entity has issued an order, decree or ruling or taken any other action restraining, enjoining, invalidating or otherwise prohibiting the reorganization agreement or the transactions contemplated hereby and such disapproval, order, decree, ruling or other action is final and nonappealable; provided, however, that the party seeking to terminate the reorganization agreement pursuant to this provision is required to use its commercially reasonable efforts to contest, appeal and remove such order, decree, ruling or other action;

•	by either First Financial or CBI if it reasonably determines, in good faith and after consulting with counsel, there is substantial likelihood that any necessary regulatory approval will not be obtained or will be obtained only upon a condition or conditions that could reasonably be expected to be materially burdensome on, or materially impair the anticipated benefits of the merger to, First Financial and its subsidiaries and affiliates, taken as a whole;

•	by either First Financial or CBI if there has been any material adverse change with respect to the other party;

•	subject to certain cure rights, by First Financial or CBI, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true and correct) set forth in the reorganization agreement or any other agreement contemplated in the reorganization agreement on the part of the other party to the reorganization agreement, which breach or failure to be true and correct, either individually or in the aggregate with all other breaches (or inaccuracies of such representations and warranties), would constitute, if occurring or continuing on the closing date, the failure of a closing condition; provided, however, that the right to terminate the reorganization agreement under this provision shall not be available to a party if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in the reorganization agreement;

•	by First Financial or CBI, if CBI does not receive the required shareholder approval at the CBI special meeting or any adjournment or postponement thereof; provided, that CBI may only terminate the reorganization agreement pursuant to this provision if the board of directors of CBI recommended that the shareholders of CBI vote in favor of the approval merger proposal;

•	by First Financial on or prior to January 25, 2018, if First Financial disapproves of the results of the certain environmental inspections, secondary investigation or other environmental survey conducted in accordance with the terms of the reorganization agreement;

•	by First Financial if CBI or the Commercial State Bank enter into any formal or informal administrative action with a governmental entity or any such action is threatened by a governmental entity; and

•	by First Financial, if (i) CBI has mailed this proxy statement/prospectus to its shareholders and CBI does not hold the special meeting within 60 days thereafter, (ii) the board of directors of CBI fails to recommend that the CBI shareholders vote in favor of approval of the merger proposal, or (iii) the individuals that executed a voting agreement or a director support agreement have violated the terms thereof.

Expenses

CBI and First Financial will each pay their respective expenses incurred in connection with the preparation and performance of their respective obligations under the reorganization agreement, whether or not the transactions provided for in the reorganization agreement are completed, including, but not limited to, fees and expenses of their own counsel, financial or other consultants, investment bankers and accountants, and filing, registration, application and printing fees. Similarly, each of CBI and First Financial agreed to indemnify the other party against any amounts owed to any agent, representative or broker of the other party.

Material U.S. Federal Income Tax Consequences of the Integrated Merger

The following discussion addresses the material U.S. federal income tax consequences of the integrated merger to U.S. holders (as defined below) of CBI common stock. This discussion is based on the Code, Treasury regulations, administrative rulings and judicial decisions, all as in effect as of the effective date of this proxy statement/prospectus and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. Accordingly, the U.S. federal income tax consequences of the integrated merger to holders of CBI common stock could differ from those described below.

This discussion applies only to U.S. holders that hold their CBI common stock and will hold the FFIN common stock received in exchange for their CBI common stock, as a capital asset within the meaning of Section 1221 of the Code (generally assets held for investment). Further, this discussion does not address all aspects of U.S. federal taxation that may be relevant to a particular U.S. holder in light of such holder’s personal circumstances or to a U.S. holder that is subject to special treatment under U.S. federal income tax laws, including, without limitation:

•	financial institutions or mutual funds,

•	tax-exempt organizations,

•	insurance companies,

•	dealers in securities or foreign currency,

•	traders in securities who elect to apply a mark-to-market method of accounting,

•	partnerships and other pass-through entities and investors in such entities,

•	controlled foreign corporations or passive foreign investment companies,

•	regulated investment companies and real estate investment trusts,

•	broker-dealers,

•	holders liable for the alternative minimum tax,

•	holders that have a functional currency other than the U.S. dollar,

•	holders who received, or have a right to receive, their CBI common stock through the exercise of employee stock options, through a tax-qualified retirement plan, deferred stock award or otherwise as compensation,

•	holders who hold CBI common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment, and

•	U.S. expatriates or certain former citizens or long-term residents of the United States.

In addition, this discussion does not address any state, local or foreign tax consequences of the integrated merger, or any tax consequences of the integrated merger under any U.S. federal tax laws other than those pertaining to income tax.

For purposes of this discussion, a U.S. holder is a beneficial owner of CBI common stock who is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or any other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state thereof or the District of Columbia; (iii) an estate that is subject to U.S. federal income tax on its income regardless of its source; or (iv) a trust (A) if a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) that was in existence on August 20, 1996, and has made a valid election to be treated as a United States person for U.S. federal income tax purposes. Holders of CBI common stock who are not U.S. holders may have different tax consequences than those described below and are urged to consult their own tax advisors regarding the tax treatment of the integrated merger under United States and non-United States tax laws.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of CBI common stock, the U.S. federal income tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. First Financial and CBI urge such partners and partnerships to consult their own tax advisors regarding the particular tax consequences of the integrated merger to them.

Determining the actual U.S. federal income tax consequences of the integrated merger to a U.S. holder may be complex and will depend, in part, on the holder’s particular circumstances. First Financial and CBI urge each U.S. holder of CBI common stock to consult his or her tax advisor with respect to the particular tax consequences of the integrated merger to such holder.

U.S. Federal Income Tax Consequences of the Integrated Merger Generally

The obligation of First Financial to complete the integrated merger is conditioned on, among other things, the receipt by First Financial of a tax opinion from Norton Rose Fulbright US LLP, dated as of the closing date of the integrated merger, to the effect that, on the basis of facts, representations and assumptions described in such opinion, the integrated merger will be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

The opinion will be subject to customary qualifications and assumptions, including assumptions regarding the absence of changes in existing facts and the completion of the integrated merger strictly in accordance with the merger agreement and the registration statement. In rendering its opinion, Norton Rose Fulbright US LLP will rely upon representations and covenants, including those contained in certificates of officers of First Financial and CBI. If any of the assumptions, representations or covenants upon which the opinion is based are incorrect or inaccurate in any way, the opinion and the U.S. federal income tax consequences of the integrated merger could be adversely affected. In addition, the obligation of Norton Rose Fulbright US LLP to deliver such opinion is conditioned on the integrated merger satisfying the continuity of proprietary interest requirement. That requirement generally will be satisfied if the aggregate value of the First Financial stock constitutes at least 40% of the aggregate value of the merger consideration (including the special dividend) at the time the integrated merger becomes effective. The opinion represents Norton Rose Fulbright US LLP’s best legal judgment, but does not bind the courts and does not preclude the IRS from adopting a position contrary to the one expressed in the opinion. Additionally, the IRS has not issued (and is not expected to issue) any ruling as to the qualification of the integrated merger as a reorganization under Section 368(a) of the Code. Accordingly, there can be no assurance that the IRS will not assert, and a court will not sustain, a position contrary to the position addressed below or in the opinion of Norton Rose Fulbright US LLP. The following discussion regarding the U.S. federal income tax consequences of the integrated merger assumes that the integrated merger will be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

Exchange for First Financial Common Stock and Cash. A U.S. holder who receives both First Financial common stock and cash (including cash from the special dividend) in the exchange for such holder’s CBI common stock will recognize gain (but not loss) equal to the lesser of: (1) the amount by which the sum of the fair market value of the First Financial common stock and cash received by such holder of CBI common stock exceeds such holder’s adjusted tax basis in its CBI common stock; and (2) the amount of cash received by such holder of CBI common stock (in each case excluding cash received in lieu of a fractional share of First Financial common stock, the U.S. federal income tax treatment of which is discussed below). Except to the extent any cash received is treated as a dividend as discussed below, any gain recognized by the U.S. holder generally will be long-term capital gain if, as of the effective date of the integrated merger, such holder’s holding period with respect to the CBI common stock surrendered exceeds one year.

In connection with the integrated merger and as more completely described above in “Summary—Terms of the Merger,” CBI will make a special dividend to its shareholders immediately prior to the integrated merger. Although the matter is not free from doubt, First Financial and CBI intend to treat the special dividend as additional consideration received by a U.S. holder in exchange for such holder’s CBI common stock with the U.S. federal income tax consequences described above under this heading “Proposal 1: Approval of the Merger—Material U.S. Federal Income Tax Consequences of the Integrated Merger—Exchange for First Financial Common Stock and Cash.”

If CBI common stock was acquired by a U.S. holder at different times or different prices, such holder should consult the holder’s tax advisor regarding the manner in which gain or loss should be determined for each identifiable block of CBI common stock surrendered in the exchange.

The aggregate tax basis of the shares of First Financial common stock received (including any fractional share of First Financial common stock deemed received and redeemed for cash as described below) by a U.S. holder will be equal to such holder’s aggregate tax basis in the shares of CBI common stock surrendered in exchange for the shares of First Financial common stock reduced by the amount of tax basis allocated to any fractional share deemed received and redeemed, and then increased by any taxable gain recognized in the integrated merger by such holder (excluding any gain recognized as a result of cash received in lieu of a fractional share of First Financial common stock) regardless of whether such gain is classified as capital gain or dividend income, and minus any cash received (other than cash received in lieu of a fractional share of First Financial common stock) by such holder in the integrated merger. The holding period for shares of First Financial common stock received in the integrated merger (including any fractional share of First Financial common stock deemed received and redeemed for cash as described below) by a U.S. holder will include such holder’s holding period for the CBI common stock surrendered in exchange for the First Financial common stock. If CBI common stock was purchased or acquired by a U.S. holder on different dates or at different prices, such holder should consult such holder’s tax advisor for purposes of determining the basis and holding period of the First Financial common stock received in the integrated merger.

Cash Received in Lieu of a Fractional Share. A U.S. holder who receives cash in lieu of a fractional share of First Financial common stock will be treated as having received the fractional share in the integrated merger and then as having exchanged the fractional share for cash in redemption by First Financial. As a result, the U.S. holder will generally recognize gain or loss equal to the difference between the amount of cash received and such holder’s tax basis allocable to the fractional share. The gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder has held the fractional share exchanged (including the holding period for the CBI common stock exchanged therefor) for more than one year as of the effective date of the integrated merger. The deductibility of capital losses is subject to limitations.

Potential Characterization of Gain as a Dividend. In general, the determination of whether gain recognized by a U.S. holder in the exchange will be treated as capital gain or as a dividend will depend on whether, and to what extent, the integrated merger reduces such holder’s deemed percentage ownership of First Financial common stock. For purposes of this determination, the U.S. holder will be treated as if such holder first exchanged such holder’s CBI common stock solely for First Financial common stock and then First Financial immediately redeemed a portion of such holder’s First Financial common stock in the exchange for cash, which for this purpose includes the special dividend, received in the integrated merger by such holder. The gain recognized by the U.S. holder in the exchange followed by a deemed redemption will be capital gain if, with respect to such holder, the deemed redemption is “substantially disproportionate” or “not essentially equivalent to a dividend.”

In general, the deemed redemption will be “substantially disproportionate” with respect to a U.S. holder if the percentage described in clause (2) below is less than 80% of the percentage described in clause (1) below. In general, such determination requires a comparison of (1) the percentage of outstanding voting stock of First Financial that the U.S. holder is deemed actually and constructively to have owned immediately before the deemed redemption by First Financial and (2) the percentage of outstanding voting stock of First Financial actually and constructively owned by such holder immediately after the deemed redemption by First Financial. In applying the foregoing test, the U.S. holder may, under constructive ownership rules, be deemed to own stock in addition to stock actually owned by such holder, including stock owned by certain other persons and stock subject to an option held by such holder or by certain other persons. Because the constructive ownership rules are complex, each U.S. holder should consult such holder’s tax advisor as to the applicability of these rules. Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a U.S. holder will depend on such holder’s particular circumstances. In order for the deemed redemption to be “not essentially equivalent to a dividend,” the reduction must result in a “meaningful reduction” in the U.S. holder’s deemed percentage ownership of First Financial common stock. The IRS has indicated that a minority shareholder in a publicly traded corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a meaningful reduction if that shareholder has any reduction in his or her percentage stock ownership under the foregoing analysis.

These rules are complex and dependent upon the specific facts of a particular U.S. holder. Consequently, First Financial and CBI urge each U.S. holder that may be subject to these rules to consult such holder’s tax advisor as to the application of these rules to the particular facts relevant to such holder.

Dissenters. Upon the proper exercise of dissenters’ rights, a U.S. holder will exchange all of the shares of CBI common stock actually owned by such holder solely for cash and will recognize gain or loss equal to the difference between the amount of cash received, which for this purposes includes the special dividend, and such holder’s tax basis in the shares of CBI common stock surrendered. The gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period with respect to the CBI common stock surrendered is more than one year. The deductibility of capital losses is subject to limitations. In some cases, if the U.S. holder owns shares of First Financial common stock actually or constructively after the integrated merger, the cash received could be treated as a dividend, in which case such holder may recognize dividend income up to the amount of cash received. Because the possibility of dividend treatment depends upon each U.S. holder’s particular circumstances, including the application of constructive ownership rules, U.S. holders of CBI common stock are urged to consult their tax advisors regarding the application of the foregoing rules to their particular circumstances

Medicare Tax. If a U.S. holder that is an individual has modified gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending upon the individual’s U.S. federal income tax filing status), such an individual is subject to a 3.8% tax (the “Medicare Tax”) on the lesser of: (i) his or her “net investment income” for the relevant taxable year; or (ii) the excess of his or her modified gross income for the taxable year over his or her applicable threshold (between $125,000 and $250,000 depending upon the individual’s U.S. federal income tax filing status). In the case of an estate or trust, the Medicare Tax will be imposed on the lesser of: (i) undistributed net investment income, or (ii) the excess of its adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins for the relevant taxable year. Net investment income generally would include any capital gain incurred in connection with the integrated merger (including gain treated as dividend income), as well as other items of interest, dividends, capital gains, and rental or royalty income.

Information Reporting and Backup Withholding

Payments of cash to a U.S. holder pursuant to the integrated merger may under certain circumstances be subject to information reporting and backup withholding. Generally, backup withholding will not apply if a U.S. holder:

•	furnishes a correct taxpayer identification number to the exchange agent and certifies that such holder is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal received and otherwise complies with applicable requirements of the backup withholding rules; or

•	is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against a U.S. holder’s U.S. federal income tax liability, provided such holder furnishes the required information to the IRS.

Reporting Requirements

A U.S. holder who receives shares of First Financial common stock upon completion of the integrated merger and who is considered a “significant holder” will be required to retain records pertaining to the integrated merger and to file with such holder’s U.S. federal income tax return for the year in which the integrated merger takes place a statement setting forth certain facts relating to the integrated merger. For this purpose, a U.S. holder is a significant holder if the person owns at least 1% by vote or value of CBI’s outstanding shares or has a tax basis of $1,000,000 or more in such holder’s CBI common stock and securities. Such statement must include the U.S. holder’s tax basis in and fair market value of such holder’s CBI common stock and securities surrendered in the integrated merger.

Tax Treatment of Entities

No gain or loss should be recognized by First Financial or CBI for U.S. federal income tax purposes as a result of the integrated merger.

Tax Legislation

The United States Congress is currently considering tax legislation. It is unclear whether any tax legislation will be enacted, and if enacted, what changes will be made to existing U.S. federal income tax laws and whether any such changes will affect the tax consequences of the integrated merger described above. First Financial and CBI urge holders of CBI common stock to consult their own tax advisors regarding the United States Congress’ current consideration of tax legislation.

This discussion of certain material U.S. federal income tax consequences is for general information only and is not tax advice. First Financial and CBI urge holders of CBI common stock to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, and under the laws of any applicable state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Accounting Treatment

The merger will be accounted for under the acquisition method of accounting under accounting principles generally accepted in the United States of America. Under this method, CBI’s assets and liabilities as of the date of the merger will be recorded at their respective fair values. Any difference between the purchase price for CBI and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. In accordance with ASC Topic 805, Business Combinations, issued in July 2001, the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by First Financial in connection with the merger will be amortized to expense in accordance with such rules. The consolidated financial statements of First Financial issued after the merger will reflect the results attributable to the acquired operations of CBI beginning on the date of completion of the merger.

Restrictions on Resales of First Financial Common Stock Received in the Merger

The shares of First Financial common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, as amended, referred to in this proxy statement/prospectus as the “Securities Act,” except for shares of First Financial common stock issued to any CBI shareholder who may be deemed to be an “affiliate” of First Financial after completion of the merger. “Affiliates” generally are defined as persons or entities who control, are controlled by or are under common control with First Financial at or after the effective time of the merger and generally include executive officers, directors and beneficial owners of 10% or more of the common stock of First Financial. CBI shareholders who are not affiliates of First Financial after the completion of the merger may sell their shares of First Financial common stock at any time.

To the knowledge of CBI, no CBI shareholder who receives First Financial common stock will be deemed to be an affiliate of First Financial upon completion of the merger. In the event a CBI shareholder become an affiliates of First Financial after completion of the merger, any sales of First Financial common stock will be subject to the volume and sale limitations of Rule 144 under the Securities Act, until such former CBI Shareholder is no longer an affiliate of First Financial. This proxy statement/prospectus does not cover resales of First Financial common stock received by any person upon completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

Regulatory Approvals Required for the Merger

First Financial’s acquisition of CBI must be approved by the Federal Reserve. On October 20, 2017, First Financial filed the required application with the Federal Reserve Bank of Dallas to request the Federal Reserve’s approval under the BHC Act.

In addition, the bank merger of Commercial State Bank with and into First Financial Bank requires the approval of the OCC. On October 18, 2017, First Financial Bank and Commercial State Bank filed an application with the OCC to obtain approval of bank merger. The U.S. Department of Justice will have between 15 and 30 days following approval by the OCC to challenge the approval on antitrust grounds. While CBI and First Financial do not know of any reason that the Department of Justice would challenge regulatory approval by the OCC and believe that the likelihood of such action is remote, there can be no assurance that the Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, as to the result of any such challenge.

The merger cannot proceed in the absence of these required regulatory approvals. The approval of any notice or application merely implies satisfaction of regulatory criteria for approval, and does not include review of the merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approval does not constitute an endorsement or recommendation of the proposed transaction.

We cannot assure you as to whether or when the requisite regulatory approvals will be obtained, and, if obtained, we cannot assure you as to the date of receipt of any of these approvals, the terms thereof or the absence of any litigation challenging them. Likewise, we cannot assure you that the Department of Justice or a state attorney general will not attempt to challenge the merger on antitrust grounds, or, if such a challenge is made, as to the result of that challenge.

First Financial and CBI are not aware of any material governmental approvals or actions that are required prior to the parties’ completion of the merger other than those described in this proxy statement/prospectus. If any additional governmental approvals or actions are required, the parties presently intend to seek those approvals or actions. However, the parties cannot assure you that any of these additional approvals or actions will be obtained.

Although the approval of the Texas Department of Banking is not required for the merger of Commercial State Bank with and into First Financial Bank, a copy of the application filed with the Federal Reserve was filed with the Texas Department of Banking on October 23, 2017.

Dissenters’ Rights of CBI Shareholders

General. If you hold one or more shares of CBI common stock, you are entitled to dissenters’ rights under Texas law and have the right to dissent from the merger and have the appraised fair value of your shares of CBI common stock paid to you in cash. The appraised fair value may be more or less than the value of the shares of First Financial common stock and, if applicable, cash, being paid in the merger in exchange for the common stock of CBI. If you are contemplating exercising your right to dissent, we urge you to read carefully the provisions of Chapter 10, Subchapter H of the TBOC, which are attached to this proxy statement/prospectus as Appendix E, and consult with your legal counsel before electing or attempting to exercise these rights. The following discussion describes the steps you must take if you want to exercise your right to dissent. You should read this summary and the full text of the law carefully.

How to Exercise and Perfect Your Right to Dissent. To be eligible to exercise your right to dissent to the merger:

(i)	you must, prior to the CBI special meeting, provide CBI with a written objection to the merger that states that you intend to exercise your right to dissent if the reorganization agreement is approved and the merger is completed and that provides an address to which CBI may send a notice if the merger is completed;

(ii)	you must vote your shares of CBI common stock against approval of the merger proposal at the special meeting in person or by proxy; and

(iii)	you must, not later than the 20th day after First Financial (which will be the successor to CBI) sends you notice that the merger was completed, provide First Financial with (1) a written demand for payment of the fair value of the shares of CBI common stock that you own which states the number and class of shares of CBI capital stock you own, your estimate of the fair value of such stock and an address to which a notice relating to the dissent and appraisal procedures may be sent and (2) your certificates representing CBI common stock.

If you intend to dissent from the merger, you should send the notice to:

Commercial Bancshares, Inc.

24080 Hwy 59 North, Suite 250

Kingwood, Texas 77339

Attention: President and Secretary

If you fail to (i) send the written objection to the merger in the proper form prior to the CBI special meeting, (ii) vote your shares of CBI common stock at the special meeting against the approval of the merger proposal or (iii) submit your demand for payment in the proper form on a timely basis, you will lose your right to dissent from the merger. If you fail to submit to First Financial on a timely basis the certificates representing the shares of CBI common stock that you hold after you have submitted the demand for payment as described above, First Financial will have the option to terminate your right of dissent as to your shares of CBI common stock. In any instance of a termination or loss of your right of dissent, you will instead receive the consideration authorized by the board of directors of CBI and calculated in accordance with the reorganization agreement following consummation of the merger. If you comply with items (i) and (ii) above and the merger is completed, First Financial will send you a written notice advising you that the merger has been completed. First Financial must deliver this notice to you within ten days after the merger is completed.

Your Demand for Payment. If the merger is completed, you have provided your written objection to the merger to CBI in a timely manner and in proper form and you have voted against the merger proposal at the special meeting as described above and you desire to receive the fair value of your shares of CBI common stock in cash, you must, within 20 days of the date on which First Financial sends to you the notice of the effectiveness of the merger, give First Financial a written demand for payment of the fair value of your shares of CBI common stock. The fair value of your shares of CBI common stock will be the value of the shares on the day immediately preceding the merger, excluding any appreciation or depreciation in anticipation of the merger. After the merger is completed, your written demand and any notice sent to First Financial must be addressed to:

First Financial Bankshares, Inc.

400 Pine Street

Abilene, Texas 79601

Attention: President and Secretary

Your written demand must include a demand for payment for your shares for which rights of dissent and appraisal are sought and must state the number of shares and class of CBI common stock you own and your estimate of the fair value of your shares of CBI common stock and an address to which a notice relating to the dissent and appraisal procedures may be sent. This written demand must be delivered to First Financial within 20 days of the date on which First Financial sends to you the notice of the effectiveness of the merger. If your written demand for payment in proper form is not received by First Financial within that 20 day period, you will be bound by the merger and you will not be entitled to receive a cash payment representing the fair value of your shares of CBI common stock. Instead, you will receive shares of First Financial common stock and, if applicable, cash as the merger consideration set forth in the reorganization agreement.

Delivery of Stock Certificates. If you have satisfied the requirements for the exercise of your right to dissent described above, including the delivery of the written demand for payment to First Financial as described above, you must, not later than the 20th day after you make your written demand for payment to First Financial, submit to First Financial your certificate or certificates representing the shares of CBI common stock that you own, as the case may be. You may submit those certificates with your demand for payment if you prefer. In accordance with the provisions of the TBOC, First Financial will note on each such certificate that you have demanded payment of the fair value of the shares of CBI common stock that were represented by such certificate under the provisions of the TBOC relating to the rights of dissenting owners. If you fail to submit all of the certificates representing the shares of CBI common stock for which you have exercised the right of dissent in a timely fashion, First Financial will have the right to terminate your rights of dissent and appraisal with respect to all of your shares of CBI common stock unless a court, for good cause shown, directs First Financial not to terminate those rights.

First Financial’s Actions Upon Receipt of Your Demand for Payment. Within 20 days after First Financial receives your demand for payment and your estimate of the fair value of your shares of CBI common stock, First Financial must send you written notice stating whether or not it accepts your estimate of the fair value of your shares.

If First Financial accepts your estimate, First Financial will notify you that it will pay the amount of your estimated fair value within 90 days of the merger being completed. First Financial will make this payment to you only if you have surrendered the share certificates representing your shares of CBI common stock, duly endorsed for transfer, to First Financial.

If First Financial does not accept your estimate, First Financial will notify you of this fact and will make an offer of an alternative estimate of the fair value of your shares that it is willing to pay you within 120 days of the merger being completed, which you may accept within 90 days or decline.

Payment of the Fair Value of Your Shares of CBI Common Stock Upon Agreement of an Estimate. If you and First Financial have reached an agreement on the fair value of your shares of CBI common stock within 90 days after the merger is completed, First Financial must pay you the agreed amount within 120 days after the merger is completed, provided that you have surrendered the share certificates representing your shares of CBI common stock, duly endorsed for transfer, to First Financial.

Commencement of Legal Proceedings if a Demand for Payment Remains Unsettled. If you and First Financial have not reached an agreement as to the fair market value of your shares of CBI common stock within 90 days after the merger is completed, you or First Financial may, within 60 days after the expiration of such 90 day period, commence proceedings in Taylor County, Texas, asking the court to determine the fair value of your shares of CBI common stock. The court will determine if you have complied with provisions of the TBOC regarding their right of dissent and if you have become entitled to a valuation of and payment for your shares of CBI common stock. The court will appoint one or more qualified persons to act as appraisers to determine the fair value of your shares in the manner prescribed by the TBOC. The appraisers will determine the fair value of your shares and will report this value to the court. The court will consider the report, and both you and First Financial may address the court about the report. The court will determine the fair value of your shares and direct First Financial to pay that amount, plus interest, which will begin to accrue 91 days after the merger is completed. The court may require you to share in the court costs relating to the matter to the extent the court deems it fair and equitable that you do so.

Rights as a Shareholder. If you have made a written demand on First Financial for payment of the fair value of your shares of CBI common stock, you will not thereafter be entitled to vote or exercise any other rights as a shareholder except the right to receive payment for your shares as described herein and the right to maintain an appropriate action to obtain relief on the ground that the merger would be or was fraudulent. In the absence of fraud in the transaction, your right under the dissent provisions described herein is the exclusive remedy for the recovery of the value of your shares of CBI common stock or money damages with respect to the merger.

Withdrawal of Demand. If you have made a written demand on First Financial for payment of the fair value of your CBI common stock, you may withdraw such demand at any time before payment for your shares has been made or before a petition has been filed with a court for determination of the fair value of your shares. If you withdraw your demand or are otherwise unsuccessful in asserting your dissenters’ rights, you will be bound by the merger and your status as a shareholder will be restored without prejudice to any corporate proceedings, dividends or distributions which may have occurred during the interim.

Income Tax Consequences. See “Proposal 1: Approval of the Merger Proposal—Material U.S. Federal Income Tax Consequences of the Merger” on page 53 for a discussion on how the federal income tax consequences of your action will change if you elect to dissent from the merger.

PROPOSAL 2: ADJOURNMENT OF THE SPECIAL MEETING

The special meeting may be adjourned or postponed to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received at the time of the meeting to be voted for an adjournment, if necessary, the voting representatives and board of directors of CBI are submitting the question of adjournment/postponement to the CBI shareholders as a separate matter for their consideration. The voting representatives and the board of directors of CBI recommend that its shareholders vote “FOR” the adjournment proposal. If it is necessary to adjourn or postpone the special meeting, no notice of such adjourned or postponed meeting is required to be given to CBI’s shareholders. To adjourn or postpone the special meeting, the affirmative vote of a majority of the shares of CBI common stock present, in person or by proxy, at the meeting is required.

The board of directors of CBI recommends that you vote “FOR” the adjournment proposal.

COMPARISON OF RIGHTS OF SHAREHOLDERS

OF CBI AND FIRST FINANCIAL

The rights of shareholders of CBI under the certificate of formation and bylaws of CBI will differ in some respects from the rights that shareholders of CBI will have as shareholders of First Financial under the certificate of formation and bylaws of First Financial. Copies of First Financial’s certificate of formation and bylaws have been previously filed by First Financial with the SEC. Copies of CBI’s certificate of formation and bylaws are available upon written request from CBI

Certain differences between the provisions contained in the certificate of formation and bylaws of CBI, and the certificate of formation and bylaws of First Financial, as such differences may affect the rights of shareholders, are summarized below. The summary set forth below is not intended to be complete and is qualified by reference to Texas law and, the certificate of formation and bylaws of CBI and the certificate of formation and bylaws of First Financial. If the merger is consummated, holders of CBI common stock (other than dissenting shareholders) will become holders of First Financial common stock, and their rights as holders of First Financial common stock will be governed by the TBOC and First Financial’s certificate of formation and bylaws.

Summary of Material Differences Between Current Rights of

Shareholders of CBI and Rights Those Persons

Will Have as Shareholders of First Financial

	CBI	First Financial
Capitalization:	The certificate of formation of CBI authorizes the issuance of up to 10,000,000 shares of common stock, par value $1.00 per share.	The certificate of formation of First Financial authorizes the issuance of up to 120,000,000 shares of common stock, par value $0.01 per share.

Corporate Governance:	The rights of CBI shareholders are governed by Texas law and the certificate of formation and bylaws of CBI.	The rights of First Financial shareholders are governed by Texas law and the certificate of formation and bylaws of First Financial.

Convertibility of Stock:	CBI common stock is not convertible into any other securities of CBI.	First Financial common stock is not convertible into any other securities of First Financial.

Preemptive Rights:	The certificate of formation of CBI denies preemptive rights	The certificate of formation of First Financial denies preemptive rights.

Election of Directors:	Directors of CBI are elected by a majority of the votes cast by the holders entitled to vote at the meeting.	Directors of First Financial are elected by a majority of the votes cast by the holders entitled to vote at the meeting.

	CBI shareholders are not permitted to cumulate their votes in the election of directors. Each share of CBI stock has one vote for each director position.	First Financial shareholders are not permitted to cumulate their votes in the election of directors. Each share of First Financial stock has one vote for each nominee for director.

	CBI	First Financial

If the number of director nominees exceeds the number of directors to be elected, the directors shall be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors.

If the number of director nominees exceeds the number of directors to be elected, the directors shall be elected by a plurality of the voting power of the shares entitled to vote who are present, in person or by proxy, at any such meeting and entitled to vote on the election of directors.

A majority of the votes cast means that the number of shares voted “for” a proposal, including the election of directors, must exceed the number of shares voted “against”, or “withheld” for that proposal, and an abstention shall not constitute a vote cast. CBI directors are elected at the annual meeting of shareholders and serve until the next annual meeting or until the director’s successor shall have been elected and qualified or until such director’s earlier death, resignation or removal.

A majority of the votes cast means that the number of shares voted “for” a proposal, including the election of directors, must exceed the number of shares voted “against,” or “withheld” for, that proposal, and an abstention shall not constitute a vote cast. If, for any cause, the entire board of directors shall not have been elected at an annual meeting, any vacancies may be filled by an election as soon thereafter as convenient at a special meeting of the shareholders called for that purpose in the manner provided in the bylaws.

Removal of Directors and Board Vacancies:	CBI’s bylaws provide that any director or the entire board of directors may be removed, but only for cause, by the holders of a majority of the shares then entitled to vote at an election of directors.	First Financial’s bylaws provide that at any meeting of First Financial’s shareholders, any director or the entire board of directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at any election of directors.

Any vacancies existing on the board of directors of CBI for any reason may be filed by the affirmative vote of a majority of directors then in office, although less than a quorum, or by the sole remaining director, and any director so chosen shall hold office until the next annual meeting held for the election of directors and until such director’s successor shall have been elected and qualified, or until such director’s earlier death, resignation, or removal.

Any vacancies existing in the board of directors of First Financial may be filled by election at an annual or special meeting of the shareholders or by the affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors. A director elected to fill a vacancy will be elected for the unexpired term of his predecessor in office.

	CBI	First Financial
	The number of directors which shall constitute the whole board of directors shall be determined from time to time by a resolution adopted by a majority of the board of directors but no decrease in the number of directors which would have the effect of shortening the term of an incumbent director may be made by the board of directors.	A directorship to be filled by reason of an increase in the number of directors either may be filled by the board of directors for a term of office continuing only until the next election of one or more directors by the shareholders or may be filled by election at an annual meeting or at a special meeting of the shareholders entitled to vote called for that purpose; provided that the board of directors may not fill more than two such directorships during the period between any two successive annual meetings of shareholders.

Vote Required for Certain Shareholder Actions:	The TBOC provides that the affirmative vote of the holders of a majority of the shares entitled to vote on, and who voted for, against, or expressly abstained with respect to, the matter at the shareholders meeting of the corporation including the election of directors at which a quorum is present is the act of the shareholders.	First Financial’s bylaws provide that if a quorum exists, action on any matter, including the election of directors, by a voting group shall be approved by the affirmative vote of a majority of the votes cast, unless the certificate of formation, bylaws or applicable law require a greater number of affirmative votes. The bylaws also provide that a majority of the votes cast means that the number of shares voted “for” a proposal, including the election of directors, must exceed the number of shares voted “against,” or “withheld” for, that proposal, and an abstention shall not constitute a vote cast.

Amendment of Certificate of Formation:	CBI’s certificate of formation may be amended in accordance with the TBOC. Under the TBOC, amendments to a corporation’s certificate of formation generally must be approved by the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote on the amendment.	First Financial’s certificate of formation may be amended in accordance with the TBOC. Under the TBOC, amendments to a corporation’s certificate of formation generally must be approved by the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote on the amendment.

	CBI	First Financial

Amendment of Bylaws:	CBI’s certificate of formation and the bylaws provide that the board of directors shall have the power to adopt, amend and repeal from time to time bylaws of the corporation. The shareholders of CBI shall not have the power to adopt, amend or repeal the bylaws of the corporation.	First Financial’s bylaws provide that the bylaws may be altered, amended or repealed and new bylaws may be adopted by the affirmative vote of a majority of the board of directors, subject to repeal or change by the affirmative vote of a majority of the shareholders.

Shareholder Actions Without a Meeting:	CBI’s certificate of formation provides that any action required to be taken at any annual or special meeting of the shareholders of the corporation and/or any action that may be taken at any annual or special meeting of the corporation, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the shareholder or shareholders having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the shareholders of all shares entitled to vote on the action were present and voted.	First Financial’s certificate of formation does not provide for less than unanimous consent when shareholder action is taken without a meeting, and therefore, no action may be taken by written consent unless all shareholders agree.

Special Meetings of Shareholders:	CBI’s bylaws provide that special meetings of shareholders may be called at any time by the chairman of the board, by the chief executive officer, by the president, by a majority of the board of directors, or by the holders of 50% of the outstanding shares of the corporation entitled to vote at the proposed special meeting.	First Financial’s bylaws provide that special meetings of the shareholders may be called only by the chairman of the board joined by at least three members of the board of directors, or a majority of the board of directors, and shall be called by the chairman of the board or secretary at the request in writing of shareholders owning not less than 20% of the issued and outstanding shares of First Financial entitled to vote at such meeting.

	CBI	First Financial
Nomination of Directors:	CBI’s certificate of formation and bylaws do not specify a process for nomination for election to the CBI board of directors. However, the existing board of directors of CBI has traditionally nominated directors for election at the annual meeting of CBI.	Nominations for election to the First Financial board of directors may be made by the board of directors or by any shareholder entitled to vote in the election of directors, provided the shareholder gives timely written notice of such intention. To be timely, notice given in the context of an annual meeting of shareholders must be received by First Financial not less than 120 days nor more than 150 days in advance of the first anniversary of the preceding year’s annual meeting.

Shareholder Proposal of Business:	CBI’s certificate of formation and bylaws do not specify how proposals for business to be brought before an annual shareholder meeting will be determined but the board of directors of CBI has traditionally made that decision in approving the notice of meeting. There is no provision in those governing documents authorizing a shareholder to make a proposal.	Proposals for business to be brought before an annual shareholder meeting may be made by the board of directors or by any shareholder entitled to vote in such meeting. If a proposal is made by a shareholder, the shareholder must give timely written notice. To be timely, notice must be received by First Financial not less than 90 nor more than 120 days in advance of the first anniversary of the preceding year’s annual meeting.

Indemnification; Limitation of Director Liability:	CBI’s certificate of formation and bylaws adopt the mandatory and the permissive indemnification provisions of the TBOC. A director, officer, or agent/representative serving at the request of CBI shall be indemnified against all reasonable expenses actually incurred in connection with a proceeding in which the person is a respondent because the person is or was a governing person or representative/agent if the person is wholly successful on the merits or otherwise, in the defense of the proceeding. In addition, an officer, director or representative/agent serving at the request of CBI who was, is, or is threatened to be a

First Financial’s certificate of formation and bylaws provide for mandatory indemnification to the fullest extent allowed by Texas law for all former or present directors or officers and all persons who were serving at the request of First Financial as a director, officer, or agent of another entity.

First Financial’s certificate of formation provides that a director shall not be liable to First Financial’s or its shareholders for monetary damages for an act or omission in his or her capacity as a director, except for liability for:

CBI	First Financial

respondent in a proceeding may be indemnified if that person (1) acted in good faith, (2) reasonably believed in the case of conduct in the person’s official capacity, that the person’s conduct was in CBI’s best interests and in any other case that the person’s conduct was not opposed to CBI’s best interests and (3) in the case of a criminal proceeding, did not have a reasonable cause to believe the person’s conduct was unlawful.

CBI’s certificate of formation and bylaws provide that the corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or who is or was serving at the request of the corporation in any capacity whether or not the corporation would have the power to indemnify such person against that liability under the provisions of the certificate of formation or bylaws or the TBOC.

•    breach of the duty of loyalty to First Financial or its shareholders;

•    an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law;

•    a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office;

•    an act or omission for which the liability of the director is expressly provided by statute; or

•    an act related to an unlawful stock repurchase or payment of a dividend.

First Financial’s certificate of formation and bylaws provide that the corporation shall have the power to purchase and maintain insurance on behalf of the directors against any liability incurred by directors in such a capacity or arising out of such person’s status.

TEXAS ANTI-TAKEOVER STATUTES

First Financial is subject to the affiliated business combinations provisions of Chapter 21, Subchapter M of the TBOC (Sections 21.601 through 21.610), which provide that a Texas corporation may not engage in certain business combinations, including mergers, consolidations and asset sales, with a person, or an affiliate or associate of such person, who is an “Affiliated Shareholder” (generally defined as the holder of 20% or more of the corporation’s voting shares) for a period of three years from the date such person became an Affiliated Shareholder unless: (1) the business combination or purchase or acquisition of shares made by the Affiliated Shareholder was approved by the board of directors of the corporation before the Affiliated Shareholder became an Affiliated Shareholder or (2) the business combination was approved by the affirmative vote of the holders of at least two-thirds of the outstanding voting shares of the corporation not beneficially owned by the Affiliated Shareholder, at a meeting of shareholders called for that purpose (and not by written consent), not less than six months after the Affiliated Shareholder became an Affiliated Shareholder.

The affiliated business combinations provisions of the TBOC are not applicable to:

•	the business combination of a corporation:

(a)	where the corporation’s original certificate of formation or bylaws contain a provision expressly electing not to be governed by the affiliated business combinations provisions of the TBOC;

(b)	that adopted an amendment to its certificate of formation or bylaws before December 31, 1997, expressly electing not to be governed by the affiliated business combinations provisions of the TBOC; or

(c)	that adopts an amendment to its certificate of formation or bylaws after December 31, 1997, by the affirmative vote of the holders, other than Affiliated Shareholders, of at least two-thirds of the outstanding voting shares of the corporation, expressly electing not to be governed by the affiliated business combinations provisions of the TBOC;

•	a business combination of a corporation with an Affiliated Shareholder that became an Affiliated Shareholder inadvertently, if the Affiliated Shareholder:

(a)	as soon as practicable divests itself of enough shares to no longer be an Affiliated Shareholder; and

(b)	would not at any time within the three-year period preceding the announcement of the business combination have been an Affiliated Shareholder but for the inadvertent acquisition;

•	a business combination with an Affiliated Shareholder that was the beneficial owner of 20% or more of the outstanding voting shares of the corporation on December 31, 1996, and continuously until the announcement date of the business combination;

•	a business combination with an Affiliated Shareholder who became an Affiliated Shareholder through a transfer of shares of the corporation by will or intestate succession and continuously was such an Affiliated Shareholder until the announcement date of the business combination; or

•	a business combination of a corporation with a wholly owned subsidiary if the subsidiary is not an affiliate or associate of the Affiliated Shareholder other than by reason of the Affiliated Shareholder’s beneficial ownership of the voting shares of the corporation.

Neither First Financial’s certificate of formation nor its bylaws contain any provision expressly providing that First Financial will not be subject to the affiliated business combinations provisions of the TBOC. The affiliated business combinations provisions of the TBOC may have the effect of inhibiting a non-negotiated merger or other business combination involving First Financial, even if such event(s) would be beneficial to the shareholders of First Financial.

BUSINESS OF COMMERCIAL BANCSHARES, INC.

General

CBI was incorporated as a Texas corporation in 2010 to serve as a bank holding company for Commercial State Bank. CBI does not, as an entity, engage in separate business activities of a material nature apart from the activities it performs for Commercial State Bank. Its primary activities are to provide assistance in the management and coordination of Commercial State Bank’s financial resources. CBI has no significant assets other than all of the outstanding common stock of Commercial State Bank. CBI derives its revenues primarily from the operations of Commercial State Bank in the form of dividends received from Commercial State Bank.

Commercial State Bank was chartered as Texas state bank in 1921. Since its inception, Commercial State Bank has generally grown organically without any significant acquisitions.

As a bank holding company, CBI is subject to supervision and regulation by the Federal Reserve in accordance with the requirements set forth in the BHC Act and by the rules and regulations issued by the Federal Reserve.

As of September 30, 2017, CBI had, on a consolidated basis, total assets of $367.2 million, total deposits of $319.8 million, total loans (net of unearned discount and allowance for loan losses) of $263.8 million and total shareholders’ equity of $47.0 million. CBI does not file reports with the SEC. CBI does, however, voluntarily provide annual reports, including audited financial statements, to its shareholders in connection with its annual meeting.

Products and Services

Commercial State Bank is a traditional commercial bank offering a wide variety of services to satisfy the needs of the consumer and commercial customers in its primary market areas. Commercial State Bank offers most types of loans for any legitimate purpose, including loans to small- and medium-sized businesses for the purpose of purchasing equipment, inventory, real estate or for working capital. Consumer loans offered include loans for the purpose of purchasing automobiles, recreational vehicles, personal residences and household goods, and for home improvements needs. Further, Commercial State Bank offers mortgage loans with either fixed or variable interest rates to borrowers to purchase, improve and refinance one-to-four family properties. Commercial State Bank also provides business and personal depository products and services, including checking and savings accounts, certificates of deposit, money market accounts, debit cards, online banking, direct deposit services, business accounts and cash management services. Cashier’s checks and wire transfer services are also available. Commercial State Bank’s business is not seasonal in any material respect.

Commercial State Bank funds its lending activities primarily from the core deposit base. Commercial State Bank obtains deposits from the local market with no material portion (in excess of 10% of total deposits) dependent upon any one person or entity.

Market Area

Commercial State Bank currently has a total of four banking locations with one location in each of El Campo, Fulshear, Kingwood, and Palacios, Texas. Commercial State Bank’s business is not dependent on one or a few major customers.

Competition

The table below lists Commercial State Bank’s deposit market share for certain significant market areas (including Metropolitan Statistical Areas, or MSAs) in which Commercial State Bank provides services.

Market Area	Market Rank(1)	No. of Institutions in Market	Branch Count	Deposits In Market (in thousands)	Market Share (%)
Fort Bend County	32	40	1	$25,235	0.19%
Montgomery County	11	33	1	$121,149	1.03%
Matagorda County	3	7	1	$61,657	11.68%
Wharton County	4	10	1	$100,184	9.35%

(1)	Deposit information used to determine market rank was provided by the FDIC’s Summary of Deposits, reported as of June 30, 2017.

Each activity in which CBI is engaged involves competition with other banks, as well as with nonbanking financial institutions and nonfinancial enterprises. In addition to competing with other commercial banks within and outside its primary service area, CBI competes with other financial institutions engaged in the business of making loans or accepting deposits, such as savings and loan associations, credit unions, insurance companies, small loan companies, financial companies, mortgage companies, real estate investment trusts, certain governmental agencies, credit card organizations and other enterprises. CBI also competes with suppliers of equipment in furnishing equipment financing. Banks and other financial institutions with which CBI competes may have capital resources and legal loan limits substantially higher than those maintained by CBI.

Employees

As of September  30, 2017, CBI had 59 full-time equivalent employees, none of whom is covered by a collective bargaining agreement.

Legal Proceedings

There are no threatened or pending legal proceedings against CBI which, if determined adversely, would, in the opinion of management, have a material adverse effect on the business of CBI’s financial condition, results of operations or cash flows.

BENEFICIAL OWNERSHIP OF CBI COMMON STOCK BY

MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF CBI

The following table sets forth certain information regarding the beneficial ownership of CBI common stock as of the record date by: (1) each person who is known by CBI to beneficially own 5% or more of CBI’s common stock; (2) each director of CBI; (3) the principal executive officer, the principal financial officer and the three other most highly compensated executive officers of CBI, or CBI’s named executive officers; and (4) all directors and executive officers of CBI as a group. Unless otherwise indicated, based on information furnished by such shareholders, management of CBI believes that each person has sole voting and dispositive power over the shares indicated as owned by such person. The address for each of the listed beneficial owners is c/o Commercial Bancshares, Inc., 24080 Hwy 59 North, Suite 250, Kingwood, Texas 77339.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned
Principal Shareholders
Dianna Melanson (1)	618,971	18.3%
Directors and Named Executive Officers
James Alexander, President (2)	35,476	1.0%
Julie Barry	1,000	* %
J. Nolan Bedford, Vice Chairman (3)	156,053	4.6%
Harry J. Brooks, Chairman & CEO (4)	271,851	8.0%
Jeff Cravey (5)	5,000	* %
Jesse Gonzalez	50,000	1.5%
Ronnie Matthews (6)	15,000	* %
David Melanson	1,537	* %
Robert Nickles (7)	100,000	2.9%
Scott Trull	61,928	1.8%
Principal Shareholder, Directors and Named Executive Officers as a group (11 persons)	1,316,816	38.8%

*	indicates ownership which does not exceed 1.0%.
(1)	Includes stock held as trustee for benefit of David Ridell Melanson Trust and stock held as trustee for benefit of Julie Melanson Fuechec Trust.
(2)	Includes stock held in IRA.
(3)	Includes stock held in IRA.
(4)	Includes stock held in IRA and stock held jointly in the name of Harry J. Brooks or Cindy Chezem Brooks.
(5)	Includes stock held in IRA for his benefit and stock held in IRA for benefit of Cynthia S. Cravey.
(6)	Stock held in name of Ronnie Matthews and Cathy Matthews.
(7)	Stock held in name of Nickles Investments LLC.

COMPARATIVE MARKET PRICES AND DIVIDEND DATA

First Financial

First Financial common stock is listed on the NASDAQ Global Select Market under the symbol “FFIN.” Quotations of the sales volume and the closing sales prices of the common stock of First Financial are listed daily in the NASDAQ’s listings.

The following table sets forth, for the periods indicated, the high and low intra-day sales prices for the First Financial common stock as reported by the NASDAQ Global Select Market and the cash dividends declared per share (adjusted for stock dividends and splits):

	High	Low	Cash Dividends Per Share
2015 First Quarter	$30.17	$24.46	$0.14
Second Quarter	35.32	27.16	0.16
Third Quarter	36.20	29.21	0.16
Fourth Quarter	36.51	29.56	0.16
2016 First Quarter	$30.75	$24.12	$0.16
Second Quarter	34.50	27.72	0.18
Third Quarter	37.06	30.95	0.18
Fourth Quarter	46.70	35.05	0.18
2017 First Quarter	$46.45	$37.55	$0.18
Second Quarter	44.80	36.85	0.19
Third Quarter	45.67	37.31	0.19
Fourth Quarter(1)	47.90	44.15	0.19

(1)	Through November 7, 2017. First Financial announced a cash dividend of $0.19 per share on October 24, 2017 that is payable to shareholders of record as of December 15, 2017 on January 2, 2018.

CBI shareholders are advised to obtain the current stock quotation for First Financial common stock. The market price of First Financial common stock will fluctuate from the date of this proxy statement/prospectus to the date of completion of the merger. Because the number of shares of First Financial common stock to be issued in the merger and the aggregate merger consideration that CBI shareholders will receive will fluctuate based on the market price of the First Financial common stock, CBI shareholders will not know the exact amount of the value of the consideration that CBI shareholders will receive in connection with the merger when CBI shareholders vote on the reorganization agreement and merger.

After the merger, First Financial currently expects to pay (when, as and if declared by First Financial’s board of directors out of funds legally available for that purpose) regular quarterly cash dividends. While First Financial currently pays dividends on its common stock, there is no assurance that it will continue to pay dividends in the future. Future dividends on First Financial common stock will depend upon its earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, its ability to service any equity or debt obligations senior to the common stock and other factors deemed relevant by the board of directors of First Financial.

As a holding company, First Financial is ultimately dependent upon its subsidiaries to provide funding for its operating expenses, debt service and dividends. Various banking laws applicable to First Financial Bank limit the payment of dividends and other distributions by First Financial Bank to First Financial, and may therefore limit First Financial’s ability to pay dividends on its common stock. Regulatory authorities could impose administratively stricter limitations on the ability of First Financial Bank to pay dividends to First Financial if such limits were deemed appropriate to preserve certain capital adequacy requirements.

CBI

There is no established public trading market for the shares of CBI common stock, and no market for CBI common stock is expected to develop if the first merger does not occur. No registered broker/dealer makes a market in the CBI common stock, and no shares of such stock are listed for trading or quoted on any stock exchange or automated quotation system. CBI acts as the transfer agent and registrar for its own shares. As of the CBI record date, there were approximately 233 holders of record of CBI common stock.

CBI becomes aware of trades of shares of CBI common stock as transfer agent of its shares and sometimes the prices at which these trades are made. The following table sets forth the high and low sales prices known to management of CBI for trades of its common stock for the periods shown:

	High	Low	Number of Trades	Number of Shares Traded
2015 First Quarter	$16.00	$10.65	5	4,500
Second Quarter	$10.65	$10.65	1	500
Third Quarter	$0.00	$0.00	0	0
Fourth Quarter	$0.00	$0.00	0	0
2016 First Quarter	$15.00	$15.00	1	3,731
Second Quarter	$15.00	$15.00	1	500
Third Quarter	$15.00	$15.00	2	30,000
Fourth Quarter	$0.00	$0.00	0	0
2017 First Quarter	$0.00	$0.00	0	0
Second Quarter	$0.00	$0.00	0	0
Third Quarter(1)	$0.00	$0.00	0	0

(1)	Through September 30, 2017.

The most recent trade of CBI common stock occurred in September 2016, when 30,000 shares were traded at a price of $15.00 per share. There have been other limited transfers of CBI common stock that are not reflected in the table above, which were excluded as they were transferred between related parties (as gifts or to trusts or estates). Because of limited trading, the prices described above may not be representative of the actual or fair value of the CBI common stock.

CBI has never paid a dividend. CBI is not permitted to pay dividends to its shareholders with the exception of the dividend to be paid in connection with the closing of the merger.

CBI’s shareholders are entitled to receive dividends out of legally available funds when, as and if declared by CBI’s board of directors, in its sole discretion. As a Texas corporation, CBI is subject to certain restrictions on dividends under the TBOC. Generally, a Texas corporation may pay dividends to its shareholders out of its surplus (the excess of its assets over its liabilities and stated capital) unless the corporation is insolvent or the payment of the dividend would render the corporation insolvent.

Consistent with its policy that bank holding companies should serve as a source of financial strength for their subsidiary banks, the Federal Reserve has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of dividends to shareholders unless its net income available has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears consistent with the bank holding company’s capital needs, asset quality and overall financial condition.

CBI does not engage in separate business activities of a material nature. As a result, CBI’s ability to pay dividends depends upon the dividends received from its subsidiary, Commercial State Bank. As a Texas-chartered banking association, Commercial State Bank ability to pay dividends is restricted by certain laws and regulations. Under the Texas Finance Code, Commercial State Bank generally may not pay a dividend that would reduce its capital or surplus without the prior approval of the Texas Department of Banking. All dividends must be paid out of net profits then on hand, after deducting expenses, including losses and provisions for loan losses. As a member of the Federal Reserve System, Commercial State Bank’s dividends in any year cannot exceed its net income during that year plus the prior two years’ net income less dividends paid, without the prior approval of the Federal Reserve.

In addition to Texas law restrictions on Commercial State Bank’s ability to pay dividends, under the Federal Deposit Insurance Corporation Improvement Act, Commercial State Bank may not pay any dividend if Commercial State Bank is “undercapitalized” or if the payment of the dividend would cause Commercial State Bank to become undercapitalized. The Federal Reserve may further restrict the payment of dividends by requiring that Commercial State Bank maintain a higher level of capital than would otherwise be required to be “adequately capitalized” for regulatory purposes. Moreover, if, in the opinion of the Federal Reserve, Commercial State Bank is engaged in an unsound practice (which could include the payment of dividends), the Federal Reserve may require that Commercial State Bank cease such practice. The federal bank regulatory agencies have indicated that paying dividends that deplete a depository institution’s capital base to an inadequate level would be an unsafe banking practice. Moreover, the federal bank regulatory agencies have issued policy statements providing that insured depository institutions generally should pay dividends only out of current operating earnings.

Under regulatory capital guidelines, Commercial State Bank must maintain a common equity Tier 1 capital to total risk-weighted assets ratio of at least 4.5%, a Tier 1 capital to total risk-weighted assets ratio of 6.0%, a total capital to total risk-weighted assets ratio of 8.0% and a Tier 1 capital to average total assets ratio of 4.0%. As of September 30, 2017, Commercial State Bank had a ratio of common equity Tier 1 capital to total risk-weighted assets of 11.93%, a ratio of Tier 1 capital to total risk-weighted assets of 15.23%, a ratio of total capital to total risk-weighted assets of 16.16%, and a ratio of Tier 1 capital to average total assets of 11.93%.

DESCRIPTION OF FIRST FINANCIAL CAPITAL STOCK

General

First Financial has authorized 120,000,000 shares of First Financial common stock, par value $0.01 per share, 66,226,057 shares of which are outstanding as of November 7, 2017. The following summary is qualified in its entirety by reference to the certificate of formation and bylaws of First Financial.

First Financial common stock

The holders of First Financial common stock are entitled to one vote for each share of First Financial common stock owned. Holders of First Financial common stock may not cumulate their votes for the election of directors. Holders of First Financial common stock do not have preemptive rights to acquire any additional, unissued or treasury shares of First Financial. First Financial common stock is not convertible into any other security of First Financial and does not carry a right to subscribe to or acquire shares of First Financial.

Holders of First Financial common stock will be entitled to receive dividends out of funds legally available therefor, if and when properly declared by the First Financial board. On liquidation of First Financial, the holders of First Financial common stock are entitled to share pro rata in any distribution of the assets of First Financial after all other indebtedness of First Financial has been retired.

EXPERTS

The consolidated financial statements of First Financial Bankshares, Inc. appearing in First Financial Bankshares, Inc. Annual Report (Form 10-K) for the year ended December 31, 2016, and the effectiveness of First Financial Bankshares, Inc. internal control over financial reporting as of December 31, 2016 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports included therein, and incorporated here in reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of First Financial common stock to be issued by First Financial in connection with the merger will be passed upon by Norton Rose Fulbright US LLP, Dallas, Texas. Certain U.S. federal income tax consequences relating to the mergers will also be passed upon for First Financial by Norton Rose Fulbright US LLP, Dallas, Texas.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the board of directors of CBI knows of no matters that will be presented for consideration at the special meeting of shareholders other than as described in this proxy statement/prospectus. However, if any other matters are properly brought before the special meeting or any adjournment or postponement thereof, it is intended that the proxies will act in accordance with their best judgment unless otherwise indicated in the appropriate box on the proxy.

WHERE YOU CAN FIND MORE INFORMATION

First Financial files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.

You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information about issuers, like First Financial, who file electronically with the SEC. The address of that site is http://www.sec.gov.

The SEC allows First Financial to “incorporate by reference” information in this proxy statement/prospectus. This means that First Financial can disclose important business and financial information to you by referring you to another document filed separately with the SEC. The information that First Financial incorporates by reference is considered to be part of this proxy statement/prospectus, and later information that First Financial files with the SEC will automatically update and supersede the information First Financial included in this proxy statement/prospectus. This document incorporates by reference the documents that are listed below that First Financial has previously filed with the SEC, except to the extent that any information contained in such filings is deemed “furnished” in connection with SEC rules.

First Financial SEC Filings (File Number: 000-07674)

•	Proxy Statement for Annual Meeting filed on March 1, 2017;

•	Annual Report on Form 10-K for the year ended December 31, 2017 filed on February 17, 2017;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017, and September 30, 2017 filed with the SEC on May 2, 2017, July 28, 2017 and October 31, 2017, respectively;

•	Current Reports on Form 8-K filed on April 27, 2017, June 30, 2017, and October 12, 2017; and

•	The description of First Financial’s common stock, par value $0.01 per share, contained in First Financial’s Registration Statements on Form 8-A dated January 7, 1994 and November 21, 1995, including any amendment or report filed with the SEC for the purpose of updating such description.

First Financial also incorporates by reference any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and before the meeting. Any statement contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference in this proxy statement/prospectus is deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modified or superseded such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

Documents incorporated by reference are available from First Financial without charge (except for exhibits to the documents unless the exhibits are specifically incorporated in the document by reference). You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from First Financial at the following address:

First Financial Bankshares, Inc.

400 Pine Street

Abilene, Texas 79601

Attention: J. Bruce Hildebrand,

Executive Vice President and

Chief Financial Officer

Telephone: (325) 625-7155

To obtain timely delivery, you must make a written or oral request for a copy of such information by [    ], 2017.

First Financial has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to the First Financial common stock to be issued to shareholders of CBI in the merger. This proxy statement/prospectus constitutes the prospectus of First Financial filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

You should rely only on the information contained in this proxy statement/prospectus. Neither First Financial nor CBI has authorized anyone to provide you with different information. Therefore, if anyone gives you different or additional information, you should not rely on it. The information contained in this proxy statement/prospectus is correct as of its date. It may not continue to be correct after this date. CBI has supplied all of the information about CBI and Commercial State Bank contained in this proxy statement/prospectus and First Financial has supplied all of the information contained in this proxy statement/prospectus about First Financial and its subsidiaries. Each of us is relying on the correctness of the information supplied by the other.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

Appendix A

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

FIRST FINANCIAL BANKSHARES, INC.

KINGWOOD MERGER SUB, INC.

AND

COMMERCIAL BANCSHARES, INC.

Dated as of October 12, 2017

A-i

(continued)

A-ii

(continued)

A-iii

(continued)

A-iv

AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is effective as of October 12, 2017, by and among First Financial Bankshares, Inc., a Texas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), with its principal offices in Abilene, Texas (“FFIN”), Kingwood Merger Sub, Inc., a Texas corporation and wholly-owned subsidiary of FFIN (“Merger Sub”), and Commercial Bancshares, Inc., a Texas corporation and registered bank holding company under the BHCA (“CBI”). An index of defined terms is included in Section 10.11.

RECITALS

WHEREAS, CBI owns all of the common stock of Commercial State Bank, a Texas state bank chartered in El Campo, Texas (the “Bank”);

WHEREAS, FFIN owns all of the common stock of First Financial Bank, National Association, a national association with its principal offices in Abilene, Texas (“FFB”);

WHEREAS, the board of directors of FFIN (the “FFIN Board”) and the board of directors of CBI (the “CBI Board”) have determined that it is advisable and in the best interests of their respective companies and their shareholders to consummate a business combination transaction provided for in this Agreement;

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, FFIN will acquire CBI for aggregate consideration of approximately $75,000,000 composed of a combination of approximately $15,600,000 in cash, in the form of a dividend payment from CBI to its shareholders prior to Closing, and approximately $59,400,000 of common stock, par value $0.01 per share, of FFIN (the “FFIN Stock”), through the merger of Merger Sub with and into CBI, with CBI surviving the merger (the “Merger”) as a wholly-owned subsidiary of FFIN;

WHEREAS, immediately following, and in connection with, the Merger, FFIN will cause CBI to be merged with and into FFIN, with FFIN surviving the merger (the “Second Step Merger” and together with the Merger, the “Integrated Mergers”), and immediately following the Second Step Merger, or at such later time as FFIN may determine, FFIN will cause the Bank to be merged with and into FFB, with FFB surviving the merger (the “Bank Merger”);

WHEREAS, it is intended that the Merger be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement and certain additional agreements related to the transactions contemplated hereby:

AGREEMENT

NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions set forth below, the parties, intending to be legally bound, undertake, promise, covenant and agree with each other as follows:

ARTICLE I

THE MERGER

Section 1.01 Merger of Merger Sub with and into CBI. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub will merge with and into CBI in accordance with the provisions of Chapter 10 of the Texas Business Organizations Code (the “TBOC”). CBI will be the surviving corporation in the Merger (the “Surviving Corporation”) and will continue its corporate existence under the TBOC as a wholly-owned subsidiary of FFIN. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

Section 1.02 Effects of the Merger. The Merger will have the effects set forth in Section 10.008 of the TBOC. The name of the Surviving Corporation will be “Commercial Bancshares, Inc.”

Section 1.03 Certificate of Formation and Bylaws. The certificate of formation and bylaws of CBI, as in effect immediately before the Effective Time, will be the certificate of formation and bylaws of the Surviving Corporation until thereafter changed or amended as provided by applicable Law.

Section 1.04 Directors and Officers. The directors and officers, respectively, of Merger Sub at the Effective Time will become the directors and officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of formation and bylaws of the Surviving Corporation or as otherwise provided by Law.

Section 1.05 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of FFIN, CBI, Merger Sub or any holder of record of the following securities:

(a) Each share of FFIN Stock, outstanding prior to the Effective Time shall remain one validly issued, fully paid and nonassessable share of FFIN Stock after the Effective Time and each outstanding and unexercised option to purchase a share of FFIN Stock shall remain one validly issued and outstanding option to purchase a share of FFIN Stock after the Effective Time.

(b) Except for the Cancelled Shares and Dissenting Shares, each share of common stock, par value $1.00 per share, of CBI (the “CBI Stock”) that is issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall automatically be converted into and become the right to receive, without interest, a number of shares of FFIN Stock rounded to the nearest hundredth of a share equal to the quotient of (i) the CBI Per Share Value, divided by (ii) the FFIN Closing VWAP (the “Merger Consideration”). For purposes of this Agreement, (i) the “CBI Per Share Value” shall be equal to the quotient of (A) $59,400,000, divided by (B) the number of shares of CBI Stock issued and outstanding immediately prior to the Effective Time, and (ii) “FFIN Closing VWAP” means the volume-weighted average price per share of FFIN Stock for a twenty (20) trading day period, starting with the opening of trading on the twenty-first (21st) trading day prior to the Calculation Date to the closing of trading on the trading day prior to the Calculation Date, rounded to the nearest cent, as reported by Bloomberg Finance L.P.

(c) No certificates representing a fractional share shall be issued by FFIN. In lieu of any fractional share, each holder of CBI Stock entitled to a fractional share, upon surrender of such shares of CBI Stock, shall be entitled to receive from FFIN an amount in cash (without interest), payable in accordance with Section 1.06, rounded to the nearest cent, determined by multiplying the fractional share by the FFIN Closing VWAP.

(d) All shares of CBI Stock to be converted into the right to receive the Merger Consideration pursuant to this Section 1.05 shall no longer be outstanding and shall automatically be cancelled and cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of CBI Stock shall thereafter cease to have any rights with respect to such shares of CBI Stock, except the right to receive the proportionate share of the Merger Consideration.

(e) Any shares of CBI Stock that are owned immediately prior to the Effective Time by CBI, FFIN or their respective Subsidiaries (other than (i) shares of CBI Stock held, directly or indirectly, in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties and (ii) shares of CBI Stock held in respect of a debt previously contracted) shall be canceled and extinguished without any conversion thereof or consideration therefor (the “Cancelled Shares”).

(f) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted automatically into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

Section 1.06 Exchange Procedures.

(a) Prior to the Effective Time, FFIN shall appoint an exchange agent (the “Exchange Agent”) to act as the exchange agent hereunder.

(b) At or promptly after the Effective Time, FFIN shall deposit with or make available to the Exchange Agent for exchange in accordance with this Section 1.06, the Aggregate Stock Consideration and any cash payable in lieu of fractional shares (collectively, the “Exchange Fund”).

(c) Following receipt of the Requisite CBI Vote and no later than five (5) Business Days after the Effective Time and subject to FFIN’s receipt of a list of CBI’s shareholders in a format that is acceptable to the FFIN, FFIN shall, or shall cause the Exchange Agent to, mail to each holder of record immediately prior to the Effective Time of certificates (other than with respect to Cancelled Shares and Dissenting Shares) representing shares of CBI Stock (each, a “Certificate,” it being understood that any reference herein to a “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of CBI Stock), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to each Certificate shall pass, only upon delivery of such Certificate (or an affidavit of loss in lieu of such Certificate and, if reasonably required by FFIN or the Exchange Agent, the posting by such holder of CBI Stock of a bond in such amount as FFIN may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate; provided, that the amount of such bond shall not exceed the amount of Merger Consideration to be received with respect to such Certificate)) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent (the “Letter of Transmittal”) and (ii) instructions for use in surrendering each Certificate in exchange for the Merger Consideration, any cash in lieu of a fractional share of FFIN Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to this Section 1.06. The CBI shareholders will be entitled to receive their Merger Consideration only after receipt by the Exchange Agent of a properly completed Letter of Transmittal. If a Letter of Transmittal contains an error, is incomplete or is not accompanied by all appropriate Certificates, then the Exchange Agent will notify that CBI shareholder promptly of the need for further information or documentation.

(d) Within five (5) Business Days after surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, or within five (5) Business Days after the Effective Time for any uncertificated shares of CBI Stock held of record in book-entry form (subject to receipt of any customary tax documentation that may be reasonably requested by the Exchange Agent), the Exchange Agent shall deliver to such holder of CBI Stock the Merger Consideration and any cash in lieu of a fractional share of FFIN Stock to be issued or paid in consideration therefor in respect of the shares of CBI Stock represented by such holder’s Certificate or Certificates, and each Certificate surrendered will be canceled. FFIN may, at its option, deliver any shares of FFIN Stock in book-entry form. Until so surrendered, each Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration and any cash in lieu of a fractional share of FFIN Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with this Section 1.06, and any dividends or distributions to which such holder is entitled pursuant to this Section 1.06. Notwithstanding anything to the contrary herein, no Certificate or Certificates shall be deemed surrendered to the Exchange Agent prior to the Effective Time.

(e) No dividends or other distributions with respect to FFIN Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of FFIN Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Section 1.06. However, upon surrender of such Certificate, the Merger Consideration, together with all such undelivered dividends or other distributions without interest, shall be delivered and paid with respect to each share represented by such Certificate. Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such Certificate in accordance with this Section 1.06, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions, if any, with a record date at or after the Effective Time that are payable with respect to the whole shares of FFIN Stock issuable with respect to such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of FFIN Stock issuable with respect to such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the FFIN Stock issuable with respect to such Certificate.

(f) In the event of a transfer of ownership of a Certificate representing CBI Stock prior to the Effective Time that is not registered in the stock transfer records of CBI, the Merger Consideration and any cash in lieu of a fractional share of FFIN Stock to be issued or paid in consideration therefor shall be issued or paid in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such CBI Stock shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a Person other than the registered holder of the Certificate or establish to the satisfaction of FFIN and the Exchange Agent that the Tax has been paid or is not applicable.

(g) FFIN and the Exchange Agent, as the case may be, shall be entitled to deduct and withhold, if necessary, from any consideration otherwise payable pursuant to this Agreement to any Person such amounts as FFIN or the Exchange Agent, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld by FFIN or the Exchange Agent, as the case may be, and remitted to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by FFIN or the Exchange Agent, as the case may be.

(h) Any portion of the Exchange Fund that remains unclaimed by the shareholders of CBI at the expiration of six (6) months after the Effective Time shall be paid to FFIN. In such event, any former shareholders of CBI who have not theretofore complied with this Section 1.06 shall thereafter look only to FFIN with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the FFIN Stock deliverable in respect of each share represented by a Certificate such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

(i) Any other provision of this Agreement notwithstanding, none of FFIN, the Surviving Corporation or the Exchange Agent shall be liable to a holder of CBI Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 1.07 Adjusted Equity Calculation.

(a) The Adjusted Equity of CBI shall be calculated in accordance with this Section 1.07 as of the close of business on the fifth Business Day immediately preceding the Closing Date, or such other date as mutually agreeable to the parties hereto (the “Calculation Date”).

(b) For purposes of this Agreement, “Adjusted Equity” means the total consolidated shareholders’ equity of CBI, calculated on a consolidated basis and in accordance with GAAP and adjusted to reflect the payment of or accrual for all CBI Merger Costs through the Closing Date (including reasonable estimates mutually agreeable to FFIN and CBI for the period from the Calculation Date through the Closing Date).

For comparative purposes and without any binding effect on the parties with respect to this Section 1.07(b), the total consolidated shareholders’ equity of CBI as of March 31, 2017 was $42,402,486. For purposes of this Agreement, “CBI Merger Costs” means, on an after-tax basis, (i) the legal, professional, investment banking, consulting and accounting fees and expenses of CBI associated with the Merger, including any cost to obtain any opinion as to the financial fairness of the Merger, (ii) all fees related to obtaining the Tail Coverage, (iii) the payments owed by CBI or the Bank to those employees and in such amounts listed on Confidential Schedule 1.07(b), including, without limitation any stay-pay or retention bonus amounts (other than stay-pay or retention bonus amounts requested or directed by FFIN) or change in control payments (all of which shall be reflected on Confidential Schedule 1.07(b) including the name of the recipient, the amount of such payment and with respect to any stay-pay or retention bonus arrangements, the date through which the recipient must remain employed by the Surviving Corporation to receive the stay-pay or retention bonus amount), (iv) the cost of terminating any employment related agreements and obligations (including any non-competition agreements, option agreements or equity based plans) including, among others, the employment agreements and Executive Survivor Income Agreements set forth on Confidential Schedule 5.15(b), (v) if requested by FFIN, a mutually agreeable estimate of the cost of obtaining a determination letter from the Internal Revenue Service (the “IRS”) in connection with the termination of a Retirement Plan, (vi) any federal income tax obligations, franchise tax obligations or real property tax obligations incurred prior to the Effective Time, (vii) the accrual or payment of all of the costs, fees, expenses and penalties necessary to be paid by CBI or the Bank in connection with any contract termination required pursuant to this Agreement, including, without limitation, all costs, fees, expenses and penalties associated with the termination of the data processing or technology contracts or other contracts contemplated by Section 5.15(a) hereof, and (viii) a reduction in the amount of the total consolidated shareholders’ equity of CBI equal to the amount of the gain recognized on the property located at 29818 FM 1093, Fulshear, Ft. Bend County, Texas. In addition, any dividends (whether paid or declared) by CBI shall have been recorded by CBI as a reduction of Adjusted Equity; provided, however, that the Dividend Payment pursuant to Section 1.08 shall be excluded from the calculation of Adjusted Equity.

Section 1.08 Dividend to Shareholders. On the Closing Date and prior to the Effective Time, CBI shall pay a dividend to the holders of CBI Stock in an aggregate amount equal to (such amount, the “Dividend Payment”) the sum of (a) the amount by which the Adjusted Equity is greater than $42,402,486, if any, plus (b) $15,600,000, (c) minus the amount by which the Adjusted Equity is less than $42,402,486, if any.

Section 1.09 Tax Treatment. For U.S. federal income Tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g). From and after the date of this Agreement and until the Closing Date, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action not to be taken, which action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 1.10 Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, FFIN may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (i) there are no material adverse federal or state income tax consequences to the holders of CBI Stock as a result of such modification (taken as a whole and not with respect to any individual holder), (ii) the after tax consideration to be paid to the holders of CBI Stock is not changed in kind or reduced in amount, and (iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals or the Closing.

Section 1.11 Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, each share of CBI Stock that is outstanding immediately prior to the Effective Time and that is held by shareholders (“Dissenting Shares”) who have not voted such shares in favor of this Agreement, the Merger and the transactions contemplated hereby and who will have otherwise complied with the terms and provisions of Chapter 10, Subchapter H of the TBOC will be entitled to those rights and remedies set forth in Chapter 10, Subchapter H of the TBOC; but if a shareholder fails to perfect, withdraws or otherwise loses any such right or remedy granted by the TBOC, each such Dissenting Shares shall be deemed to have been converted into and to have become exchangeable for, the right to receive the Merger Consideration without any interest thereon in accordance with the provisions of this Article I.

Section 1.12 Second Step Merger. On the Closing Date and as soon as reasonably practicable following the Effective Time, in accordance with the TBOC, FFIN shall cause the Surviving Corporation to be merged with and into FFIN in the Second Step Merger, with FFIN surviving the Second Step Merger and continuing its existence under the Laws of the State of Texas, and the separate corporate existence of the Surviving Corporation ceasing as of the Second Effective Time. In furtherance of the foregoing, FFIN shall cause to be filed with each of the Texas Secretary of State, in accordance with the TBOC, a certificate of merger relating to the Second Step Merger (the “Second Certificate of Merger”). The Second Step Merger shall become effective as of the date and time specified in the Second Certificate of Merger (such date and time, the “Second Effective Time”). At and after the Second Effective Time, the Second Step Merger shall have the effects set forth in the applicable provisions of the TBOC.

Section 1.13 Bank Merger. Immediately following the Second Step Merger, or at such later time as FFIN may determine in its sole discretion, FFIN will cause the Bank Merger on the terms and subject to the terms and conditions set forth in the Bank Merger Agreement attached hereto as Exhibit “A” (the “Bank Merger Agreement”). FFB shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of the Bank shall cease. The parties agree that the Bank Merger will become effective immediately after the Second Effective Time or at such later time as FFIN may determine. Prior to or on the date of this Agreement, the board of directors each of FFB and the Bank have approved the Bank Merger Agreement and FFB and the Bank entered into the Bank Merger Agreement. In furtherance of the foregoing, the parties shall execute and cause to be filed applicable articles or certificates of merger and such other documents as are necessary to effectuate the Bank Merger.

ARTICLE II

THE CLOSING AND THE CLOSING DATE

Section 2.01 Time and Place of the Closing and Closing Date.

(a) On a date mutually acceptable to FFIN and CBI within thirty (30) days after the receipt of all necessary regulatory, corporate and other approvals and the expiration of any mandatory waiting periods (the “Closing Date”), as may be extended by mutual agreement of the parties for a reasonable period to facilitate a Calculation Date on month-end in the event the parties so agree, a meeting will take place at which the parties to this Agreement will exchange certificates, letters and other documents in order to determine whether all of the conditions set forth in Article VII and Article VIII have been satisfied or waived or whether any condition exists that would permit a party to this Agreement to terminate this Agreement. If none of the foregoing conditions then exists or if no party elects to exercise any right it may have to terminate this Agreement, then the parties will execute such documents and instruments as may be necessary or appropriate in order to effect the Merger and the other transactions contemplated by this Agreement (the “Closing”).

(b) The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time specified in the certificate of merger (the “Certificate of Merger”), reflecting the Merger, filed with the Texas Secretary of State in accordance with the TBOC (the “Effective Time”). The parties will use their commercially reasonable efforts to cause the Effective Time to occur on the same date as the Closing Date, but in no event will the Effective Time occur more than one (1) day after the Closing Date.

(c) The Closing will take place at the offices of Norton Rose Fulbright US LLP, 2200 Ross Avenue, Suite 3600, Dallas, Texas 75201 at 10:00 a.m. on the Closing Date, or at such other time and place to which the parties may agree.

Section 2.02 Actions to be Taken at the Closing by CBI. At the Closing, CBI will execute and acknowledge, or cause to be executed and acknowledged, and deliver to FFIN such documents and certificates contemplated to be delivered pursuant to this Agreement or reasonably necessary to evidence the transactions contemplated by this Agreement, including the following (all of such actions constituting conditions precedent to the obligations of FFIN to close hereunder):

(a) True, correct and complete copies of CBI’s certificate of formation and all amendments thereto, duly certified as of a recent date by the Texas Secretary of State;

(b) True, correct and complete copies of the Bank’s certificate of formation and all amendments thereto, duly certified as of a recent date by the Texas Department of Banking (“TDB”);

(c) A certificate of account status, dated as of a recent date, issued by the Texas Comptroller of Public Accounts (the “TCPA”), duly certifying as to the good standing of CBI under the Laws of the State of Texas;

(d) A certificate of existence of the Bank, dated as of a recent date, issued by the TDB;

(e) A certificate, dated as of a recent date, issued by the Federal Deposit Insurance Corporation (the “FDIC”), duly certifying that the deposits of the Bank are insured by the FDIC pursuant to the Federal Deposit Insurance Act, as amended (the “FDIA”);

(f) A letter, dated as of a recent date, from the Federal Reserve Bank of Dallas, to the effect that CBI is a registered bank holding company under the BHCA;

(g) A certificate, dated as of the Closing Date, executed by the secretary or other appropriate executive officer of CBI, pursuant to which such officer will certify: (i) the due adoption by the CBI Board of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby; (ii) the due adoption and approval by the shareholders of CBI of this Agreement; (iii) the incumbency and true signatures of those officers of CBI duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and other agreements and documents contemplated hereby and thereby; (iv) that the copy of the bylaws of CBI attached to such certificate is true and correct and such bylaws have not been amended except as reflected in such copy; and (v) a true and correct copy of the list of the holders of CBI Stock as of the Closing Date;

(h) A certificate, dated as of the Closing Date, executed by the secretary or other appropriate executive officer of the Bank, pursuant to which such officer will certify: (i) the due adoption by the board of directors of the Bank of corporate resolutions attached to such certificate authorizing the execution and delivery of the Bank Merger Agreement and the other agreements and documents contemplated thereby and the taking of all actions contemplated thereby; (ii) the due adoption by the sole shareholder of the Bank of resolutions authorizing the Bank Merger, the Bank Merger Agreement and the transactions contemplated by the Bank Merger Agreement, (iii) the incumbency and true signatures of those officers of the Bank duly authorized to act on its behalf in connection with the transactions contemplated by the Bank Merger Agreement and to execute and deliver the Bank Merger Agreement and the other agreements and documents contemplated hereby and thereby; and (iv) that the copy of the bylaws of the Bank attached to such certificate is true and correct and such bylaws have not been amended except as reflected in such copy;

(i) A certificate, dated as of the Closing Date, executed by the chief executive officer of CBI, pursuant to which CBI will certify that (i) CBI has satisfied the conditions set forth in Sections 8.01 and 8.02; and (ii) except as expressly permitted by this Agreement, there has been no Material Adverse Change with respect to CBI or any of its Subsidiaries, individually or in the aggregate since June 30, 2017;

(j) All consents required from third parties to complete the transactions contemplated by this Agreement, including those listed on Confidential Schedule 2.02(j);

(k) All releases as required under Section 8.06;

(l) CBI shall have delivered to FFIN a duly executed certificate in form and substance as prescribed by Treasury Regulations promulgated under Section 1445 of the Code, stating that CBI is not, and has not been, during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code;

(m) A certificate, dated as of the Closing Date, executed by the chief financial officer of CBI certifying the amount of the Adjusted Equity of CBI as of the Calculation Date; and

(n) All other documents required to be delivered to FFIN under this Agreement, and all other documents, certificates and instruments as are reasonably requested by FFIN or its counsel.

Section 2.03 Actions to be Taken at the Closing by FFIN. At the Closing, FFIN will execute and acknowledge, or cause to be executed and acknowledged, and deliver to CBI such documents and certificates contemplated to be delivered pursuant to this Agreement or reasonably necessary to evidence the transactions contemplated by this Agreement, including the following (all of such actions constituting conditions precedent to the obligations of CBI to close hereunder):

(a) True, correct and complete copies of FFIN’s certificate of formation and all amendments thereto, duly certified as of a recent date by the Texas Secretary of State;

(b) A certificate of account status, dated as of a recent date, issued by the TCPA, duly certifying as to the good standing of FFIN under the Laws of the State of Texas;

(c) A letter, dated as of a recent date, from the Federal Reserve Bank of Dallas, to the effect that FFIN is a registered bank holding company under the BHCA;

(d) A certificate, dated as of the Closing Date, executed by the Corporate Secretary or other appropriate executive officer of FFIN, pursuant to which such officer will certify: (i) the due adoption by the FFIN Board of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby, and the taking of all actions contemplated hereby and thereby; (ii) the incumbency and true signatures of those officers of FFIN duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and other agreements and documents contemplated hereby and thereby; and (iii) that the copy of the bylaws of FFIN attached to such certificate is true and correct and such bylaws have not been amended except as reflected in such copy;

(e) A certificate, dated as of the Closing Date, executed by the secretary or other appropriate executive officer of FFB, pursuant to which such officer will certify: (i) the due adoption by the board of directors of FFB of corporate resolutions attached to such certificate authorizing the execution and delivery of the Bank Merger Agreement and the other agreements and documents contemplated thereby and the taking of all actions contemplated thereby; (ii) the incumbency and true signatures of those officers of FFB duly authorized to act on its behalf in connection with the transactions contemplated by the Bank Merger Agreement and to execute and deliver the Bank Merger Agreement and the other agreements and documents contemplated thereby; and (iii) that the copy of the bylaws of FFB attached to such certificate is true and correct and such bylaws have not been amended except as reflected in such copy;

(f) A certificate, dated as of the Closing Date, executed by the chief executive officer of FFIN, pursuant to which FFIN will certify that (i) FFIN has satisfied the conditions set forth in Sections 7.01 and 7.02; and (ii) except as expressly permitted by this Agreement, there has been no Material Adverse Change with respect to FFIN since June 30, 2017;

(g) All consents required from third parties to complete the transactions contemplated by this Agreement, including those listed on Confidential Schedule 2.03(g); and

(h) All other documents required to be delivered to CBI by FFIN or Merger Sub under this Agreement, and all other documents, certificates and instruments as are reasonably requested by CBI or its counsel.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CBI

Except as disclosed in the disclosure schedules delivered by CBI to FFIN prior to the execution hereof (the “CBI Confidential Schedules”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the CBI Confidential Schedule as an exception to a representation or warranty shall not be deemed an admission by CBI that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Change, and (c) any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced and (2) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, CBI hereby represents and warrants to FFIN as follows:

Section 3.01 Organization and Qualification.

(a) CBI is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Texas and is a bank holding company registered under the BHCA. CBI has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement. True and complete copies of the certificate of formation and bylaws of CBI, as amended to date, have been made available to FFIN. Except as set forth in Confidential Schedule 3.01(a), CBI does not own or control any Affiliate or Subsidiary, other than the Bank. The nature of the business of CBI and its activities do not require it to be qualified to do business in any jurisdiction other than the State of Texas. Except as set forth in Confidential Schedule 3.01(a), CBI has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, other than the Bank or as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by CBI has not been conducted through any other direct or indirect Subsidiary or Affiliate of CBI other than the Bank.

(b) The Bank is a Texas state bank, duly organized and validly existing under the Laws of the State of Texas and in good standing under the Laws of the State of Texas. The Bank has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of the articles of association and bylaws of the Bank, as amended to date, have been made available to FFIN. The Bank is an insured depository institution as defined in the FDIA and is a member of the Federal Reserve System (the “Federal Reserve”). Except as set forth in Confidential Schedule 3.01(b), the Bank does not own or control any Affiliate or Subsidiary. The nature of the business of the Bank does not require it to be qualified to do business in any jurisdiction other than the State of Texas. Except as set forth in Confidential Schedule 3.01(b), the Bank has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by the Bank has not been conducted through any other direct or indirect Subsidiary or Affiliate of the Bank.

Section 3.02 Authority; Execution and Delivery. CBI has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the CBI Board. The CBI Board has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of CBI and its shareholders, has directed that this Agreement and the transactions contemplated hereby be submitted to CBI’s shareholders for adoption at a meeting of such shareholders with a recommendation from the CBI Board in favor of adoption and has adopted a resolution to the foregoing effect. CBI has taken all action necessary to authorize the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. This Agreement has been, and the other agreements and documents contemplated hereby, have been or at Closing will be, duly executed by CBI, and each constitutes the legal, valid and binding obligation of CBI, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.

Section 3.03 Capitalization.

(a) The entire authorized capital stock of CBI consists solely of 10,000,000 shares of CBI Stock, of which 3,391,055 shares are issued and outstanding and 22,900 shares are held as treasury stock. Except as set forth on Confidential Schedule 3.03, there are no (i) outstanding equity securities of any kind or character or (ii) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, CBI to purchase or otherwise acquire any security of or equity interest in CBI, obligating CBI to issue any shares of, restricting the transfer of or otherwise relating to shares of its capital stock of any class. All of the issued and outstanding shares of CBI Stock have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person. Such shares of CBI Stock have been issued in compliance with the securities Laws of the United States and the states in which such shares of CBI Stock were issued. There are no restrictions applicable to the payment of dividends on the shares of CBI Stock except pursuant to applicable Laws, and all dividends declared before the date of this Agreement have been paid.

(b) The entire authorized capital stock of the Bank consists solely of 60,000 shares of common stock, par value $20.00 per share, of the Bank (“Bank Stock”) of which 60,000 shares are issued and outstanding and no shares are held as treasury stock. There are no (i) outstanding equity securities of any kind or character or (ii) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, the Bank to purchase or otherwise acquire any security of or equity interest in the Bank, obligating the Bank to issue any shares of, restricting the transfer of or otherwise relating to shares of its capital stock of any class. All of the issued and outstanding shares of Bank Stock have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person. Such shares of Bank Stock have been issued in compliance with the securities Laws of the United States and the State of Texas. There are no restrictions applicable to the payment of dividends on the shares of Bank Stock except pursuant to applicable Laws, and all dividends declared before the date of this Agreement have been paid.

(c) CBI owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of its Subsidiaries, free and clear of any Liens whatsoever, and all such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to any Subsidiary of CBI that is an insured depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state Law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of CBI has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

Section 3.04 Compliance with Laws, Permits and Instruments.

(a) Except as set forth on Confidential Schedule 3.04(a), CBI and each of its Subsidiaries have in all material respects performed and abided by all obligations required to be performed by it to the date hereof, and have complied with, and is in compliance with, and is not in default (and with the giving of notice or the passage of time will not be in default) under, or in violation of, (i) any provision of the certificate of formation of CBI or any of its Subsidiaries, the bylaws or other governing documents of CBI or any of its Subsidiaries, as applicable (collectively, the “CBI Constituent Documents”), (ii) any material provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to CBI, the Bank or their respective assets, operations, properties or businesses, or (iii) any Law or Order of any Governmental Entity applicable to CBI or any of its Subsidiaries or their respective assets, operations, properties or businesses.

(b) Except as set forth on Confidential Schedule 3.04(b), the execution, delivery and performance (provided the required regulatory and shareholder approvals are obtained) of this Agreement and the other agreements contemplated hereby, and the completion of the transactions contemplated hereby and thereby will not conflict with, or result, by itself or with the giving of notice or the passage of time, in any violation of or default or loss of a benefit under, (i) the CBI Constituent Documents, (ii) any material mortgage, indenture, lease, contract, agreement or other instrument applicable to CBI or any of its Subsidiaries or their respective assets, operations, properties or businesses or (iii) any Law or Order of any Governmental Entity applicable to CBI or any of its Subsidiaries or their respective assets, operations, properties or businesses.

Section 3.05 Financial Statements.

(a) CBI has furnished to FFIN true and complete copies of (i) the audited consolidated balance sheets of CBI as of December 31, 2014, 2015 and 2016, the audited consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows of CBI for the years ended December 31, 2014, 2015 and 2016, and the unaudited consolidated balance sheet of CBI as of June 30, 2017, the unaudited consolidated statements of income and changes in shareholders’ equity of CBI for the six-month period ended June 30, 2017, and (ii) the audited balance sheets of the Bank as of December 31, 2014, 2015 and 2016, the audited statements of income, comprehensive income, changes in shareholders’ equity and cash flows of the Bank for the years ended December 31, 2014, 2015 and 2016, and the unaudited balance sheet of the Bank as of June 30, 2017, and the unaudited statements of income and changes in shareholders’ equity of the Bank for the six-month period ended June 30, 2017 (collectively, such financial statements listed in clause (i) and (ii) the “CBI Financial Statements”). The CBI Financial Statements (including the related notes) complied as to form, as of their respective dates, in all material respects with applicable accounting requirements, have been prepared according to generally accepted accounting principles of the United States (“GAAP”) applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto), fairly present, in all material respects, the consolidated financial condition of CBI and the Bank at the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end adjustments that were not material in amount or effect), and the accounting records underlying the CBI Financial Statements accurately and fairly reflect in all material respects the transactions of CBI. Except as set forth on Confidential Schedule 3.05(a), the CBI Financial Statements do not contain any items of extraordinary or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.

(b) CBI has furnished FFIN with true and complete copies of the Reports of Condition and Income as of December 31, 2014, 2015 and 2016 and June 30, 2017 (the “Bank Call Reports”), for the Bank. The Bank Call Reports fairly present, in all material respects, the financial position of the Bank and the results of its operations at the date and for the period indicated in that Bank Call Report in conformity with the instructions to the Bank Call Report. The Bank Call Reports do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein. The Bank has calculated its allowance for loan losses in accordance with GAAP and regulatory accounting principles (“RAP”) as applied to banking institutions and in accordance with all applicable rules and regulations. The allowance for loan losses account for the Bank is, and as of the Closing Date will be, adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans of the Bank.

Section 3.06 Undisclosed Liabilities. Except as set forth on Confidential Schedule 3.06, neither CBI nor any of its Subsidiaries have liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including, without limitation, unfunded obligations under any employee benefit plan maintained by CBI or any of its Subsidiaries or liabilities for federal, state or local taxes or assessments), that are not reflected in or disclosed in the appropriate CBI Financial Statements or Bank Call Reports, except (a) those liabilities and expenses incurred in the ordinary course of business and consistent with prudent business practices since the applicable dates of the CBI Financial Statements or the Bank Call Reports, respectively, or (b)  that are not, individually or in the aggregate, material to CBI and its Subsidiaries.

Section 3.07 Litigation.

(a) Except as set forth on Confidential Schedule 3.07, neither CBI nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of CBI, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against CBI or any of its Subsidiaries, nor to the Knowledge of CBI, is there any basis for any proceeding, claim or any action against CBI or any of its Subsidiaries. Except as set forth in Confidential Schedule 3.07, the amounts in controversy in each matter described on Confidential Schedule 3.07, and the costs and expenses of defense thereof (including attorneys’ fees) are fully covered by insurance, subject to the deductible set forth on Confidential Schedule 3.07 with respect to each matter and subject to the policy limits set forth on Confidential Schedule 3.07. There is no Order imposed upon CBI or any of its Subsidiaries or the assets or Property of CBI or any of its Subsidiaries that has resulted in, or is reasonably likely to result in, a Material Adverse Change as to CBI or any of its Subsidiaries.

(b) No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the Knowledge of CBI, threatened against CBI or any of its Subsidiaries that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by CBI or any of its Subsidiaries pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 3.08 Consents and Approvals. Except for (a) the filing of applications, filings and notices, as applicable, with the Federal Reserve under the BHCA and approval of such applications, filings and notices, (b) the filings of applications, filings and notices, as applicable, with the Federal Reserve, and approval of such applications, filings and notices, (c) the filing of applications, filings and notices, as applicable, with the TDB and OCC in connection with the Bank Merger, and approval of such applications, filings and notices, (d) the filing with the Securities and Exchange Commission (“SEC”) of (i) any filings under applicable requirements of the Exchange Act, including the filing of the Proxy Statement/Prospectus and (ii) the Form S-4 and declaration of effectiveness of the Form S-4, (e) the filing of the certificates of merger with the Texas Secretary of State pursuant to the requirements of the TBOC, and (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of shares of FFIN Stock pursuant to this Agreement and the approval of the listing of such FFIN Stock on the NASDAQ, no consents, Orders or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by CBI of this Agreement or (B) the consummation by CBI of the transactions contemplated by this Agreement. As of the date of this Agreement, CBI knows of no reason why all regulatory approvals from any Governmental Entity or Regulatory Agency required for the consummation of the transactions contemplated hereby should not be obtained on a timely basis and CBI has no Knowledge of any fact or circumstance that would materially delay receipt of any such required regulatory approval.

Section 3.09 Title to Assets. Confidential Schedule 3.09 sets forth a list of all existing deeds, leases and title insurance policies for all real property owned or leased by CBI or the Bank, including all other real estate, and all mortgages, deeds of trust, security agreements and other documents describing encumbrances to which such real property is subject, true and complete copies of which have been made available to FFIN. Each of CBI and the Bank has good and marketable title to all of its assets and Properties, including all personal and intangible properties as reflected in the CBI Financial Statements or the Bank Call Reports or acquired subsequent thereto, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except (a) as described in Confidential Schedule 3.09, (b) as noted in the CBI Financial Statements or the Bank Call Reports, (c) statutory liens not yet delinquent, (d) consensual landlord liens, (e) encumbrances that do not materially impair the use thereof for the purpose for which they are held, (f) pledges of assets in the ordinary course of business to secure public funds deposits, and (g) those assets and properties disposed of for fair value in the ordinary course of business since the applicable dates of the CBI Financial Statements or the Bank Call Reports. At the time of Closing, each Property shall have full, free and uninterrupted access to and from all streets and rights of way adjacent to any Property, and CBI has no Knowledge of any fact or condition which would result in the termination or impairment of such access.

Section 3.10 Absence of Certain Changes or Events. Except as set forth on Confidential Schedule 3.10, since June 30, 2017, each of CBI and each of its Subsidiaries has conducted its business only in the ordinary course and has not:

(a) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except deposits taken and federal funds purchased and current liabilities for trade or business obligations, other than in the ordinary course of business and consistent with past practices and safe and sound banking practices;

(b) discharged or satisfied any Lien or paid any obligation or liability, whether absolute or contingent, due or to become due, other than in the ordinary course of business and consistent with past practices and safe and sound banking practices;

(c) increased the shares of CBI Stock or Bank Stock outstanding (other than as the result of the exercise of any stock option award (a “CBI Option”) that is outstanding as of the date of this Agreement under the Commercial Bancshares, Inc. 2011 Stock Option Plan and Commercial Bancshares, Inc. 2015 Stock Option Plan (collectively, the “CBI Stock Plans”)) or its surplus (as calculated in accordance with the Call Report Instructions), or declared or made any payment of dividends or other distribution to its shareholders, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;

(d) issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

(e) acquired any capital stock or other equity securities or acquired any ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such Person);

(f) mortgaged, pledged or subjected to Lien any of its material property, business or assets, tangible or intangible, except (i) Permitted Encumbrances, (ii) pledges of assets to secure public fund deposits, and (iii) those assets and properties disposed of for fair value since the applicable dates of the CBI Financial Statements or the Call Reports;

(g) sold, transferred, leased to others or otherwise disposed of any of its assets (except for assets disposed of for fair value) or canceled or compromised any debt or claim, or waived or released any right or claim, other than in the ordinary course of business and consistent with past business practices and prudent banking practices;

(h) terminated, canceled or surrendered, or received any notice of or threat of termination or cancellation of any contract, lease or other agreement or suffered any damage, destruction or loss which, individually or in the aggregate, may reasonably constitute a Material Adverse Change;

(i) disposed of, permitted to lapse, transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any license or Proprietary Right or modified any existing rights with respect thereto;

(j) other than annual increases in compensation consistent with past practices, made any change in the rate of compensation, commission, bonus, vesting or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended in any material respect or terminated any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees, except to the extent required by applicable Law;

(k) except for improvements or betterments relating to Properties, made any capital expenditures or capital additions or betterments in excess of an aggregate of $50,000;

(l) instituted, had instituted against it, settled or agreed to settle any litigation, action or proceeding prior to any court or Governmental Entity relating to its property;

(m) suffered any change, event or condition that, in any case or in the aggregate, has caused or may result in a Material Adverse Change;

(n) except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any contract or commitment, other than in the ordinary course of business and consistent with past business practices and prudent banking practices;

(o) entered into or given any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any Person, other than in the ordinary course of business and consistent with past business practices and prudent banking practices;

(p) sold, or disposed of, or otherwise divested itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

(q) made any, or acquiesced with any, change in any accounting methods, principles or practices except as required by GAAP or RAP;

(r) sold (provided, however, that payment at maturity is not deemed a sale) or purchased any investment securities in an aggregate amount of $100,000 or more;

(s) made, renewed, extended the maturity of, or altered any of the material terms of any loan to any single borrower and his related interests in excess of the principal amount of $500,000;

(t) renewed, extended the maturity of, or altered any of the terms of any loan classified by CBI as “special mention,” “substandard,” or “impaired” or other words of similar import; or

(u) entered into any agreement or made any commitment whether in writing or otherwise to take any of the types of action described in subsections (a) through (t) above.

Section 3.11 Leases, Contracts and Agreements.

(a) Confidential Schedule 3.11(a) sets forth a complete listing, as of October 12, 2017, of all contracts to which CBI or any of its Subsidiaries is a party (collectively, the “Listed Contracts”) that:

(i) relate to real property used by CBI or any of its Subsidiaries in its operations (such contracts being referred to herein as the “Leases”);

(ii) relate in any way to the assets or operations of CBI or any of its Subsidiaries and involves payments to or by CBI or any of its Subsidiaries of $50,000 or more during the term thereof;

(iii) contain any right of first refusal or option to purchase in favor of a third party;

(iv) limits the ability of CBI or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or that upon consummation of the Merger will restrict the ability of FFIN or any of its Affiliates to engage in any line of business in which a bank holding company may lawfully engage;

(v) obligates CBI or its Subsidiaries (or, following the consummation of the transactions contemplated hereby, FFIN and its Subsidiaries) to conduct business with any third party on an exclusive or preferential basis, or that grants any Person other than CBI or any of its Subsidiaries “most favored nation” status or similar rights;

(vi) relates to the formation, creation or operation, management or control of any partnership, limited liability company, joint venture or other similar arrangement with any third parties;

(vii) relates to indebtedness of CBI or any of its Subsidiaries;

(viii) provides for potential indemnification payments by CBI or any of its Subsidiaries or the potential obligation of CBI or any of its Subsidiaries to repurchase loans;

(ix) is material to CBI’s and its Subsidiaries’ balance sheets or their financial conditions or results of operations;

(x) provides any rights to investors in CBI, including registration, preemptive or antidilution rights or rights to designate members of or observers to CBI’s or any of its Subsidiaries’ board of directors;

(xi) is a data processing/technology contract, software programming or licensing contract;

(xii) requires a consent to, waiver of or otherwise contains a provision relating to a “change of control,” or that would or would reasonably be expected to prevent, delay or impair the consummation of the transactions contemplated by this Agreement;

(xiii) limits the payment of dividends by the Bank or any other Subsidiary of CBI; or

(xiv) was otherwise not entered into in the ordinary course of business or that is material to CBI or any of its Subsidiaries or its financial condition or results of operations.

(b) For the purposes of this Agreement, the term “Listed Contracts” does not include (i) loans made by, (ii) unfunded loan commitments made by, (iii) letters of credit issued by, (iv) loan participations of, (v) Federal funds sold or purchased by, (vi) repurchase agreements made by, (vii) bankers acceptances of, or (viii) deposit liabilities of, CBI or the Bank.

(c) No participations or loans have been sold that have buy back, recourse or guaranty provisions that create contingent or direct liability to CBI or any of its Subsidiaries. All of the Listed Contracts are legal, valid and binding obligations of the parties to the contracts enforceable according to their terms, subject to the Bankruptcy Exception.

(d) True and correct copies of all such Listed Contracts, and all amendments thereto, have been furnished to FFIN.

(e) Except as set forth on Confidential Schedule 3.11(e), all rent and other payments by CBI and each of its Subsidiaries under the Listed Contracts are current, there are no existing defaults by CBI or any of its Subsidiaries under the Listed Contracts and no termination, condition or other event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default by CBI or any of its Subsidiaries thereunder.

(f) Except as set forth on Confidential Schedule 3.11(f), since June 30, 2017, neither CBI nor any of its Subsidiaries has entered into any contracts of the type described under Sections 3.11(a)(i) – (xiv).

Section 3.12 Taxes.

(a) CBI and each of its Subsidiaries have duly and timely filed all Tax Returns that they were required to file under applicable Laws with the appropriate Governmental Entity. All such Tax Returns were correct and complete in all respects and have been prepared in compliance with all applicable Laws and all Taxes due and owing by CBI and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely and properly paid. Neither CBI nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has been made by an authority in a jurisdiction where CBI or any of its Subsidiaries does not file Tax Returns that it is subject to taxation by that jurisdiction. Other than Permitted Encumbrances, there are no Liens for Taxes upon any of the assets of CBI or any of its Subsidiaries.

(b) CBI and each of its Subsidiaries have collected or withheld and duly paid to the appropriate Governmental Entity all Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(c) There is no action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax liability of CBI or any of its Subsidiaries either (i) claimed or raised by any Governmental Entity in writing or (ii) as to which CBI or any of its Subsidiaries has Knowledge based upon personal contact with any agent of such authority. To the Knowledge of CBI, no taxing authority has threatened to assess additional Taxes for any period for which Tax Returns have been filed.

(d) True and complete copies of the federal, state and local income Tax Returns of CBI and each of its Subsidiaries, as filed with the taxing authority for the years ended December 31, 2014, 2015, and 2016 have been furnished to FFIN. Neither CBI nor any of its Subsidiaries have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension remains in effect.

(e) Neither CBI nor any of its Subsidiaries have been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(f) Neither CBI nor any of its Subsidiaries is a party to or bound by any tax allocation or sharing agreement, other than (i) those to which only CBI and its Subsidiaries are parties, or (ii) commercial business agreements, the principal purpose of which is not the allocation of Taxes.

(g) Neither CBI nor any of its Subsidiaries have (i) been a member of any group filing a consolidated federal income tax return (other than a group the common parent of which was CBI) nor (ii) any liability for the Taxes of any Person other than CBI and its Subsidiaries under Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or foreign Law), or as a transferee or successor, by contract or under Law.

(h) Neither CBI nor any of its Subsidiaries has participated in any reportable transaction or a transaction that is substantially similar to a listed transaction as defined under Sections 6707A, 6011, 6111 and 6112 of the Code and the Treasury Regulations promulgated thereunder.

(i) Neither CBI nor any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(j) Neither CBI nor any of its Subsidiaries will be required to include any item of income in, nor will CBI or any of its Subsidiaries be required to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in CBI’s or any of its Subsidiaries’ method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date by CBI or any of its Subsidiaries; (iii) intercompany transaction or excess loss account of CBI or any of its

Subsidiaries described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date by CBI or any of its Subsidiaries; (v) prepaid amount received on or prior to the Closing Date by CBI or any of its Subsidiaries; (vi) election under Section 108(i) of the Code; or (vii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date.

(k) Neither CBI nor any of its Subsidiaries have distributed stock of another Person or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(l) Confidential Schedule 3.12(l) lists and contains an accurate and complete description as to the United States federal and each state net operating and capital loss carryforwards for CBI and each of its Subsidiaries, that exist as of June 30, 2017, and no such net operating or capital loss carryforwards are subject to limitation under Sections 382, 383 or 384 of the Code or the Treasury Regulations, as of the Closing Date.

(m) Within the past three (3) years, the Internal Revenue Service (the “IRS”) has not challenged the interest deduction on any of CBI’s or any of its Subsidiaries’ debt on the basis that such debt constitutes equity for federal income tax purposes.

(n) The unpaid Taxes of CBI and each of its Subsidiaries (i) did not, as of June 30, 2017, exceed the current liability accruals for Taxes (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the CBI Financial Statements and (ii) do not exceed such current liability accruals for Taxes (excluding reserves for deferred Taxes established to reflect timing differences between book and Tax income) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of CBI and its Subsidiaries in filing their respective Tax Returns.

(o) CBI has no Knowledge of any facts or circumstances that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.13 Insurance. Confidential Schedule 3.13 sets forth an accurate and complete list of all policies of insurance, including fidelity and bond insurance, relating to CBI and each of its Subsidiaries. All such policies (a) are valid, outstanding and enforceable according to their terms, subject to the Bankruptcy Exception, and (b) are presently in full force and effect, no notice has been received of the cancellation, or threatened or proposed cancellation, of any such policy and there are no unpaid premiums due thereon. Neither CBI nor any of its Subsidiaries is in default with respect to any such policy nor has CBI or any of its Subsidiaries failed to give any notice or present any claim thereunder in a due and timely fashion. Except as set forth on Confidential Schedule 3.13, neither CBI nor any of its Subsidiaries have been refused any insurance with respect to its assets or operations, nor has its insurance been limited by any insurance carrier to which CBI or any of its Subsidiaries have applied for any such insurance within the last two (2) years. Each property of CBI and each of its Subsidiaries is insured for an amount deemed adequate by CBI’s management, as applicable, against risks customarily insured against. There have been no claims under any fidelity bonds of CBI or any of its Subsidiaries within the last three (3) years, and CBI has no Knowledge of any facts that would form the basis of a claim under such bonds.

Section 3.14 No Material Adverse Change. Except as set forth on Confidential Schedule 3.14, there has not been any Material Adverse Change with regard to or affecting CBI or any of its Subsidiaries since June 30, 2017, nor has any event or condition occurred that has resulted, or is reasonably likely to result, in a Material Adverse Change on CBI or any of its Subsidiaries or that could materially affect CBI’s or any of its Subsidiaries’ ability to perform the transactions contemplated by this Agreement or the other agreements contemplated hereby.

Section 3.15 Proprietary Rights. Except as set forth on Confidential Schedule 3.15, neither CBI nor any of its Subsidiaries owns or requires the use of any patent, patent application, patent right, invention, process, trademark (whether registered or unregistered), trademark application, trademark right, trade name, service name, service mark, copyright or any trade secret (“Proprietary Rights”) for its business or operations. Neither CBI nor any of its Subsidiaries is infringing upon or otherwise acting adversely to, and have not infringed upon or otherwise acted adversely to, any Proprietary Right owned by any other Person or Persons. There is no claim or action by any such Person pending, or to CBI’s Knowledge, threatened, with respect thereto. No third party has ever gained unauthorized access to any information technology networks controlled by and material to the operation of the business of CBI and its Subsidiaries.

Section 3.16 Transactions with Certain Persons and Entities. Except as set forth on Confidential Schedule 3.16 and excluding deposit liabilities, there are no outstanding amounts payable to or receivable from, or advances by CBI or any of its Subsidiaries to, and neither CBI nor any of its Subsidiaries is otherwise a creditor to, any director or executive officer of CBI or any of its Subsidiaries nor is CBI or any of its Subsidiaries a debtor to any such Person other than as part of the normal and customary terms of such person’s employment or service as a director of CBI or any of its Subsidiaries. Except as set forth on Confidential Schedule 3.16, neither CBI nor any of its Subsidiaries uses any asset owned by any shareholder or any present or former director or officer of CBI or any of its Subsidiaries, or any Affiliate thereof, in its operations (other than personal belongings of such officers and directors located in CBI’s or any of its Subsidiaries’ premises and not used in the operations of CBI or any of its Subsidiaries), nor to the Knowledge of CBI do any of such Persons own or have the right to use real property that is adjacent to property on which CBI’s or any of its Subsidiaries’ facilities are located. Except as set forth on Confidential Schedule 3.16 or Confidential Schedule 3.28(a), and excluding deposit liabilities, neither CBI nor any of its Subsidiaries is a party to any transaction or contract with any director or executive officer of CBI or any of its Subsidiaries.

Section 3.17 Evidences of Indebtedness. All evidences of indebtedness and Leases included in the CBI Financial Statements are the legal, valid and binding obligations of the respective obligors thereof, enforceable in accordance with their respective terms, subject to the Bankruptcy Exception, and are not subject to any known or threatened defenses, offsets or counterclaims that may be asserted against CBI or any of its Subsidiaries or the present holder thereof. The credit files of CBI and the Bank contain all material information (excluding general, local or national industry, economic or similar conditions) known to CBI that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectability of the loan portfolio of CBI or the Bank (including loans that will be outstanding if any of them advances funds they are obligated to advance). CBI and the Bank have disclosed all of the special mention, substandard, impaired, doubtful, loss, nonperforming or problem loans of CBI and the Bank on the internal watch list of CBI or the Bank, a copy of which as of June 30, 2017, has been provided to FFIN. Neither CBI nor the Bank is aware of, nor has CBI or the Bank received notice of, any past or present conditions, events, activities, practices or incidents that may result in a violation of any Environmental Law with respect to any real property securing any indebtedness reflected as an asset of CBI. With respect to any loan or other evidence of indebtedness all or a portion of which has been sold to or guaranteed by any Governmental Entity, including the Small Business Administration, each of such loans was made in compliance and conformity with all relevant Laws such that such Governmental Entity’s guaranty of such loan is effective during the term of such loan in all material respects. Notwithstanding anything to the contrary contained in this Section 3.17, no representation or warranty is being made as to the sufficiency of collateral securing, or the collectability of, the loans of the Bank; provided, however, that to Knowledge of CBI, except as disclosed in the CBI Financial Statements, no loan of the Bank is impaired and there is no impairment of the fair value of any collateral securing any loan of the Bank.

Section 3.18 Condition of Assets. All tangible assets used by CBI and each of its Subsidiaries are in good operating condition, ordinary wear and tear excepted, and conform in all material respects with all applicable ordinances, regulations, zoning and other Laws, whether federal, state or local. None of CBI’s or any of its Subsidiaries’ premises or equipment is in need of maintenance or repairs other than ordinary routine maintenance and repairs that are not material in nature or cost.

Section 3.19 Environmental Compliance.

(a) CBI and each of its Subsidiaries, operations and Properties are in material compliance with all Environmental Laws. CBI is not aware of, nor has CBI or any of its Subsidiaries received notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the material compliance of CBI or any of its Subsidiaries with all Environmental Laws.

(b) CBI and each of its Subsidiaries have obtained all permits, licenses and authorizations that are required by it under all Environmental Laws, all such permits are in full force and effect, there exists no basis for revocation or suspension of the permits, and the permits will not be affected by the transactions contemplated herein.

(c) No Hazardous Materials exist on, about or within any of the Properties, nor to the Knowledge of CBI has any Hazardous Materials previously existed on, under, about or within or have been used, generated, stored, or transported from any of the Properties, except in normal quantities used in the normal course of business as office or cleaning supplies without release to the environment. The use that CBI and each of its Subsidiaries makes and intends to make of the Properties will not result in the use, generation, storage, transportation or accumulation of any Hazardous Material on, in or from any of the Properties, except in normal quantities used in the normal course of business as office or cleaning supplies without release to the environment.

(d) There is no action, suit, proceeding, investigation, or inquiry by any Governmental Entity pending, or to CBI’s Knowledge threatened, against CBI, any of its Subsidiaries or, to CBI’s Knowledge, pending or threatened against any other Person in connection with any Property, arising in any way under any Environmental Law. Neither CBI nor any of its Subsidiaries have any liability for remedial action under any Environmental Law. Neither CBI nor any of its Subsidiaries received any request for information by any Governmental Entity with respect to the condition, use or operation of any of the Properties nor has CBI or any of its Subsidiaries received any notice of any kind from any Governmental Entity or other Person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law.

(e) No Hazardous Materials have been disposed of on, or released to, or from, any of the Properties, and no Hazardous Materials are present in or on the soil, sediments, surface water or ground water on, under, or migrating from any of the Properties in concentrations that would give rise to an obligation to conduct a remedial action pursuant to Environmental Laws.

(f) Except as listed on Confidential Schedule 3.19, none of the following exists at any property or facility owned or operated by CBI or any of its Subsidiaries: (i) under or above-ground storage tanks, (ii) asbestos containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls or urea formaldehyde, or (iv) landfills, surface impoundments, or disposal areas.

(g) None of the properties currently owned or operated by CBI or any of its Subsidiaries is encumbered by a Lien arising or imposed under any Environmental Law.

(h) The transactions contemplated by this Agreement will not result in any liabilities for site investigation or cleanup, or require the consent of any Person, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental Laws.

(i) Neither CBI nor any of its Subsidiaries, either expressly or by operation of law, has assumed or undertaken any obligation, including any obligation for remedial action, of any other Person under any Environmental Law.

(j) CBI has provided FFIN with copies of reports in its possession discussing the environmental condition of any Property and any violations of Environmental Law relating to any Property.

Section 3.20 Regulatory Compliance. All reports, records, registrations, statements, notices and other documents or information required to be filed by CBI and any of its Subsidiaries with any Regulatory Agency, including, but not limited to, the Federal Reserve, FDIC and the TDB, have been duly and timely filed and all information and data contained in such reports, records or other documents are true, accurate, correct and complete in all material respects. Except as set forth on Confidential Schedule 3.20, (a) none of CBI or any of its Subsidiaries is or has been within the last five (5) years subject to any commitment letter, memorandum of understanding, cease and desist Order, written agreement or other formal or informal administrative action with any such regulatory bodies, and CBI and each of its Subsidiaries are in full compliance with the requirements of any such commitment letter, memorandum of understanding, cease and desist Order, written agreement or other formal or informal administrative action, and (b) there are no actions or proceedings pending, or to CBI’s Knowledge, threatened against CBI or any of its Subsidiaries by or before any such regulatory bodies or any other nation, state or subdivision thereof, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government. Except for examinations conducted by bank regulatory agencies in the ordinary course of business, no Regulatory Agency has initiated any proceeding or, to CBI’s Knowledge, investigation into the business or operations of CBI or any of its Subsidiaries. There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of CBI or the Bank. CBI is “well-capitalized” (as that term is defined in 12 C.F.R. § 225.2(r)) and “well managed” (as that term is defined is 12 C.F.R. § 225.2(s)). The Bank is an “eligible depository institution” (as that term is defined in 12 C.F.R. § 303.2(r)).

Section 3.21 Absence of Certain Business Practices. Neither CBI nor any of its Subsidiaries or any officer, employee or agent of CBI or any of its Subsidiaries, or any other Person acting on their behalf, has, directly or indirectly, within the past ten (10) years, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of CBI or any of its Subsidiaries (or assist CBI or any of its Subsidiaries in connection with any actual or proposed transaction) that (a) could reasonably be expected to subject CBI or any of its Subsidiaries to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) if not given in the past, could reasonably be expected to have resulted in a Material Adverse Change, or (c) if not continued in the future could reasonably be expected to result in a Material Adverse Change or subject CBI or any of its Subsidiaries to suit or penalty in any private or governmental litigation or proceeding.

Section 3.22 Books and Records. The minute books, stock certificate books and stock transfer ledgers of CBI and each of its Subsidiaries (a) have been kept accurately in the ordinary course of business, (b) are complete and correct in all material respects, (c) the transactions entered therein represent bona fide transactions, and (d) do not fail to reflect transactions involving the business of CBI or any of its Subsidiaries that properly should have been set forth therein and that have not been accurately so set forth.

Section 3.23 Forms of Instruments, Etc. CBI has made, and will make, available to FFIN copies of all standard forms of notes, mortgages, deeds of trust and other routine documents of a like nature used on a regular and recurring basis by CBI and its Subsidiaries in the ordinary course of its business.

Section 3.24 Fiduciary Responsibilities. CBI and each of its Subsidiaries have performed in all material respects all of its duties as a trustee, custodian, guardian or as an escrow agent in a manner that complies in all material respects with all applicable Laws, regulations, Orders, agreements, instruments and common law standards.

Section 3.25 Guaranties. Except as set forth on Confidential Schedule 3.25, according to prudent business practices and in compliance with applicable Law, neither CBI nor any of its Subsidiaries have guaranteed the obligations or liabilities of any other Person.

Section 3.26 Voting Trust, Voting Agreements or Shareholders’ Agreements. There is no existing voting trust, voting agreement, shareholders’ agreement or similar arrangement relating to a right of first refusal with respect to the purchase, sale or voting of any shares of CBI Stock or Bank Stock.

Section 3.27 Employee Relationships.

(a) CBI and each of its Subsidiaries have complied in all material respects with all applicable Laws relating to its relationships with their employees, and CBI believes that the relationships between CBI’s and each of its Subsidiaries’ employees are good. To the Knowledge of CBI, no executive officer or manager of any of the operations of CBI or any of its Subsidiaries or of any group of employees of CBI or any of its Subsidiaries have any present plans to terminate their employment with CBI or any of its Subsidiaries. Except as set forth on Confidential Schedule 3.27(a), CBI is not a party to any oral or written contracts or agreements granting benefits or rights to employees or any collective bargaining agreement or to any conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency that requires equal employment opportunities or affirmative action in employment. There are no unfair labor practice complaints pending against CBI or any of its Subsidiaries before the National Labor Relations Board and no similar claims pending before any similar state or local or foreign agency. There is no activity or proceeding of any labor organization (or representative thereof) or employee group to organize any employees of CBI or any of its Subsidiaries, nor of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any such employees. CBI and each of its Subsidiaries is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither CBI nor any of its Subsidiaries is engaged in any unfair labor practice.

(b) Set forth on Confidential Schedules 3.27(b) is a complete and correct list of all employment agreements between CBI or any of its Subsidiaries and any employee of CBI or any of its Subsidiaries. True and correct copies of all employment agreements and all amendments thereto, have been furnished to FFIN.

Section 3.28 Employee Benefit Plans.

(a) Set forth on Confidential Schedules 3.27(a) and 3.28(a) is a complete and correct list of all “employee benefit plans” (as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), all multiple employer and “multiemployer plans” (as defined in the Code or ERISA), all specified fringe benefit plans as defined in Code § 6039D, and all other bonus, incentive, compensation, deferred compensation, profit sharing, stock option, phantom stock, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan or any other similar plan, agreement, policy or understanding (written or oral, qualified or nonqualified, currently effective or terminated), and any trust, escrow or other agreement related thereto, which (i) are sponsored, maintained, or contributed to, by CBI and any of its Subsidiaries, or with respect to which CBI and any of its Subsidiaries has or could reasonably be expected to have any liability thereunder, and (ii) provide benefits, or describe policies or procedures applicable to, or for the welfare of, any current of former officer, director, independent contractor, employee, or service provider of CBI or any of its Subsidiaries, or the dependents or spouses of any such Person, regardless of whether funded (the “Employee Plans”). Except as set forth on Confidential Schedule 3.28(a), true, accurate and complete copies of the documents comprising each Employee Plan, or, in the case of each unwritten Employee Plan, a written description thereof, including, to the extent applicable each award agreement, trust, funding arrangements (including all annuity contracts, insurance contracts, and other funding instruments), the most current determination letter issued by the Internal Revenue Service, Form 5500 Annual Reports (including all schedules and attachments) for the three most recent plan years, documents, records, policies, procedures or other materials related thereto, have been delivered to FFIN and are included and specifically identified in Confidential Schedule 3.28(a). No unwritten amendment exists with respect to any written Employee Plan.

(b) Except as set forth on Confidential Schedule 3.28(b) no Employee Plan is a defined benefit plan within the meaning of ERISA §3(35) or is otherwise subject to ERISA Title IV, and neither CBI nor any of its Subsidiaries has ever sponsored or otherwise maintained such a plan.

(c) Except as set forth on Confidential Schedule 3.28(c), there have been no prohibited transactions (as defined in Code §4975(c)(1)), breaches of fiduciary duty or any other breaches or violations of any Law applicable to the Employee Plans that would directly or indirectly subject CBI, any of its Subsidiaries or any Employee Plan to any taxes, penalties, or other liabilities (any liability arising from any indemnification agreement or policy), except to the extent that CBI, any of its Subsidiaries or any Employee Plan sponsored by CBI or any of its Subsidiaries is involved in such transaction or breach. Each Employee Plan that is intended to be qualified under Code §401(a) has a current favorable determination or opinion letter that covers all existing amendments up to and including all changes required by the most recent IRS Cumulative List of Changes applicable to the Employee Plan and has no obligation to adopt any amendments for which the remedial amendment period under Code §401(b) has expired and CBI is not aware of any circumstances likely to result in revocation of any such favorable determination or opinion letter. Each such Employee Plan is so qualified and has been operated in compliance with applicable Law and its terms, any related trust is exempt from federal income tax under Code §501(a) and no event has occurred that will or reasonably could result in the loss of such tax exemption or to liability for any tax under Code §511. There are no pending claims, lawsuits or actions relating to any Employee Plan (other than ordinary course claims for benefits) and, to CBI’s Knowledge, none are threatened, except to the extent that CBI, any of its Subsidiaries, or any Employee Plan sponsored by CBI or any of its Subsidiaries is involved in such transaction. Neither CBI nor any of its Subsidiaries provides benefits to any employee or dependent of such employee of CBI or any of its Subsidiaries after the employee terminates employment other than as disclosed in this Agreement or any schedule hereto or as required by Law. No written or oral representations have been made by or on behalf of CBI or any of its Subsidiaries to any employee or former employee of CBI or any of its Subsidiaries promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage or any other welfare benefit (as defined in ERISA §3(1)) for any period of time beyond the end of the current plan year (except to the extent of coverage required under Code §4980B). Compliance with FAS 106 would not create any material change to the CBI Financial Statements. The completion of the transactions contemplated by this Agreement will not cause a termination or partial termination, or otherwise accelerate the time of payment, exercise, or vesting, or increase the amount of compensation due to any current or former employee, officer or director of CBI or any of its Subsidiaries except (i) as required by the terms of any Employee Plan provided to FFIN or by applicable Law in connection with a qualified plan, (ii) as contemplated by this Agreement, or (iii) except as identified on Confidential Schedule 3.28(c). There are no surrender charges, penalties, or other costs or fees that would be imposed by any Person against CBI or any of its Subsidiaries, an Employee Plan, or any other Person, including an Employee Plan participant or beneficiary, as a result of the hypothetical liquidation as of the Closing Date of any insurance, annuity, or investment contracts or any other similar investment held by any Employee Plan.

(d) The execution, delivery and performance by CBI of its obligations under the transactions contemplated by this Agreement and/or the approval of CBI’s shareholders of the Merger (whether alone or in connection with any subsequent event(s)), will not result in any payments or benefits which would not be deductible pursuant to Code §280G.

(e) All contributions to any Employee Plan (including, without limitation, all employer contributions, employee salary reduction contributions and all premiums or other payments (other than claims)) that are due and payable by CBI or any of its Subsidiaries on or before the Closing Date have been timely paid to or made with respect to each Employee Plan and, to the extent not presently payable, appropriate reserves have been established for the payment and properly accrued in accordance with GAAP.

(f) No participant, beneficiary or non-participating employee has been denied any benefit due or to become due under any Employee Plan. Neither CBI nor any of its Subsidiaries has misled any person as to his or her rights under any Employee Plan. All obligations required to be performed by CBI and any of its Subsidiaries under any Employee Plan have been performed in all material respects and neither CBI nor any of its Subsidiaries is in default under or in violation of any provision of any Employee Plan. No event has occurred that would constitute grounds for an enforcement action by any party against CBI, any of its Subsidiaries or any fiduciary of any Employee Plan under part 5 of Title I of ERISA under any Employee Plan.

(g) With respect to each “employee benefit plan” (as defined in ERISA) maintained or contributed to or required to be contributed to, currently or within the last six years, by any corporation or trade or business, the employees of which, together with the employees of CBI and each of its Subsidiaries, are required to be treated as employed by a single employer under any of the rules contained in ERISA or Code §414 (the “Controlled Group Plans”):

(i) All Controlled Group Plans that are “group health plans” (as defined in Code §5000(b)(1) and ERISA §733(a)) have been operated up to the Closing in a manner so as to not subject CBI or any of its Subsidiaries to any liability under Code §4980B or §4980D;

(ii) Except as set forth on Confidential Schedule 3.28(g), there is no Controlled Group Plan that is a “multiple employer plan” or “multiemployer plan” (as either such term is defined in ERISA), nor has there been any such plan under which CBI or any of its Subsidiaries had any liability in the last 5 years (or would have had liability if notice had been given); and

(iii) Except as set forth on Confidential Schedule 3.27(a)) or Confidential Schedule 3.28(g), each Employee Plan that provides (or has provided within the past 5 years) for health, dental, vision, life, disability or similar coverage is covered by one or more third-party insurance policies and neither CBI nor any of its Subsidiaries is liable for self-insuring any such claims.

Each such Controlled Group Plan is included in the listing of Employee Plans on Confidential Schedule 3.28(a).

(h) Except as set forth on Confidential Schedule 3.28(h), all Employee Plan documents, annual reports or returns, audited, compiled or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Employee Plans are correct, complete, and current in all material respects, have been timely filed or distributed to the extent required by Law.

(i) Except as set forth on Confidential Schedule 3.28(i), no Employee Plan holds any stock or other securities of CBI or any of its Subsidiaries or provides the opportunity for the grant, purchase or contribution of any such security.

(j) Except as provided in Confidential Schedule 3.28(j), CBI or any of its Subsidiaries may, at any time amend or terminate any Employee Plan that it sponsors or maintains and may withdraw from any Employee Plan to which it contributes (but does not sponsor or maintain), without obtaining the consent of any third party, other than an insurance company in the case of any benefit underwritten by an insurance company, and without incurring liability except for unpaid premiums or contributions due for the pay period that includes the effective date of such amendment, withdrawal or termination.

(k) Each Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Code §409A(d)(1) (a “Nonqualified Deferred Compensation Plan”) subject to Code §409A has (i) been maintained and operated since January 1, 2005 (or, if later, from its inception) in good faith compliance with Code §409A of the Code and all applicable IRS regulations promulgated thereunder and, as to any such plan in existence prior to January 1, 2005, has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004, or has been amended in a manner that conforms with the requirements of Code §409A, and (ii) since January 1, 2011, been materially in documentary and operational compliance with Code §409A and all applicable IRS guidance promulgated thereunder. No additional tax under Code §409A(a)(1)(B) has been or is reasonably expected to be incurred by a participant in any such Employee Plan or other contract, plan, program, agreement, or arrangement. Neither CBI nor any of its Subsidiaries is a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of taxes imposed by Code §409A(a)(1)(B). No currently outstanding stock option or other right to acquire CBI Stock or other equity security of CBI or any of its any of its Subsidiaries under any Employee Plan, or the payment of cash based on the value thereof, (A) has, as to any employee of CBI or any of its Subsidiaries, an exercise price that was less than the fair market value of the underlying equity security as of the date such stock option or right was granted, as determined by CBI in good faith and in compliance with the relevant IRS guidance in effect on the date of grant (including, IRS

Notice 2005-1 and § 1.409A-1 (b)(5)(iv) of the Treasury regulations), (B) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or right, or (C) has been granted after December 31, 2004, with respect to any class of stock of CBI or any of its Subsidiaries that is not “service recipient stock” (within the meaning of applicable regulations under Code §409A).

Section 3.29 Obligations to Employees. All accrued obligations and liabilities of CBI, each of its Subsidiaries and all Employee Plans, for payments to trusts (including grantor trusts) or other funds, to any government agency or authority, or to any present or former director, officer, employee or agent (or his or her heirs, legatees or legal representatives) with respect to any of the matters listed below have been timely paid to the extent required by applicable Law or the terms of such plan, contract program, policy, or other governing instruments: (a) withholding Taxes, unemployment compensation or social security benefits; (b) all pension, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option, phantom stock and stock appreciation rights plans and agreements; (c) all employment, deferred compensation (whether funded or unfunded), salary continuation, consulting, retirement, early retirement, severance, reimbursement, bonus or collective bargaining plans and agreements; (d) all executive and other incentive compensation plans, programs, or agreements; (e) all group insurance and health contracts, policies and plans; and (f) all other incentive, welfare (including vacation and sick pay), retirement or employee benefit plans or agreements maintained or sponsored, participated in, or contributed to, by CBI or any of its Subsidiaries for its current or former directors, officers, employees and agents. To the extent that payment of any obligation or liability under any of the foregoing is not currently required, adequate actuarial accruals and reserves for such payments have been and are being made by CBI or its Subsidiaries according to GAAP. All obligations and liabilities of CBI and each of its Subsidiaries for all other forms of compensation that are or may be payable to their current or former directors, officers, employees or agents, or pursuant to any Employee Plan, have been and are being paid to the extent required by applicable Law or by the plan or contract, and adequate actuarial accruals and reserves for payment therefor have been and are being made by CBI and each of its Subsidiaries according to GAAP. All accruals and reserves referred to in this Section are correctly and accurately reflected and accounted for in the CBI Financial Statements and the books, statements and records of CBI and each of its Subsidiaries.

Section 3.30 Interest Rate Risk Management Instruments. Except as set forth on Confidential Schedule 3.30, neither CBI nor any of its Subsidiaries has any interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of CBI or any of its Subsidiaries or for the account of a customer of CBI or any of its Subsidiaries.

Section 3.31 Internal Controls. CBI and each of its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains adequate internal accounting controls that are designed to provide assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of CBI and to maintain accountability for CBI’s and its Subsidiaries’ assets; (c) access to CBI’s and its Subsidiaries’ assets is permitted only in accordance with management’s authorization; (d) the reporting of CBI’s and its Subsidiaries’ assets is compared with existing assets at regular intervals; and (e) extensions of credit and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Except as set forth on Confidential Schedule 3.31, none of CBI’s or any of its Subsidiaries’ systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of CBI, any of its Subsidiaries or their accountants.

Section 3.32 Community Reinvestment Act. The Bank is in compliance in all material respects with the Community Reinvestment Act (the “CRA”) and all regulations issued thereunder, and CBI has supplied FFIN with copies of the Bank’s current CRA Statement, all support papers therefor, all letters and written comments received by it since January 1, 2011, pertaining thereto and any responses by the Bank to those letters and comments. The Bank has a rating of not less than “satisfactory” as of its most recent CRA compliance examination and CBI has no Knowledge of any reason why the Bank would not receive a rating of “satisfactory” or better in its next CRA compliance examination or why the FDIC or any other Governmental Entity may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of the Bank under the CRA.

Section 3.33 Fair Housing Act, Home Mortgage Disclosure Act, Real Estate Settlement Procedures Act and Equal Credit Opportunity Act. The Bank is in compliance in all material respects with the Fair Housing Act, the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act and the Equal Credit Opportunity Act and all regulations issued thereunder. The Bank has not received any notice of any violation of those acts or any of the regulations issued thereunder, and the Bank has not received any notice of, nor does CBI have any Knowledge of, any threatened administrative inquiry, proceeding or investigation with respect to the Bank’s non-compliance with such acts.

Section 3.34 Usury Laws and Other Consumer Compliance Laws. All loans of the Bank have been made in accordance with all applicable statutes and regulatory requirements at the time of such loan or any renewal thereof, including without limitation, the Texas usury statutes as they are currently interpreted, Regulation Z issued by the Federal Reserve, the Federal Consumer Credit Protection Act and all statutes and regulations governing the operation of banks chartered under the Laws of the State of Texas. Each loan on the books of the Bank was made in the ordinary course of business.

Section 3.35 Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act. CBI and the Bank are in compliance with the Bank Secrecy Act, the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. Patriot Act, and all regulations issued thereunder, and the Bank has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts; furthermore, the Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the United States Treasury Department, including the IRS. The Bank has timely filed all Suspicious Activity Reports with the Financial Institutions - Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it under the Laws referenced in this Section.

Section 3.36 Unfair, Deceptive or Abusive Acts or Practices. Neither CBI nor any of its Subsidiaries has engaged in any unfair, deceptive or abusive acts or practices, as such terms are defined under §1031 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). There are no allegations, claims or disputes to which CBI or any of its Subsidiaries is a party that allege, or to the Knowledge of CBI, no Person has threatened to allege, that CBI or any of its Subsidiaries has engaged in any unfair, deceptive or abusive acts or practices.

Section 3.37 Proxy Statement/Prospectus. None of the information supplied or to be supplied by CBI or any of its Subsidiaries or any of its directors, officers, employees or agents for inclusion in the Proxy Statement/Prospectus shall, at the date the Proxy Statement/Prospectus is mailed to the shareholders of CBI and, as the Proxy Statement/Prospectus may be amended or supplemented, at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact with respect to CBI or any of its Subsidiaries necessary in order to make the statements therein with respect to CBI and any of its Subsidiaries, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting. All documents that CBI is responsible for filing with any Regulatory Agency in connection with the Merger shall comply with respect to CBI and each of its Subsidiaries with the provisions of applicable Law.

Section 3.38 Agreements Between CBI and its Subsidiaries; Claims. Except as set forth on Confidential Schedule 3.38, there are no written or oral agreements or understandings between CBI and any of its Subsidiaries. All past courses of dealings between CBI and each of its Subsidiaries have been conducted in the ordinary course of business, on arms-length terms consistent with applicable Law and prudent business practices. CBI has no Knowledge of any claims that CBI has against any of its Subsidiaries or of any facts or circumstances that would give rise to any such claim.

Section 3.39 Representations Not Misleading. No representation or warranty by CBI contained in this Agreement, nor any written statement, exhibit or schedule furnished to FFIN by CBI under and pursuant to this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading and such representations and warranties would continue to be true and correct following disclosure to any Governmental Entity having jurisdiction over CBI or its properties of the facts and circumstances upon which they were based.

Section 3.40 State Takeover Laws. The CBI Board has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any applicable provisions of the takeover Laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” Law.

Section 3.41 Opinion of Financial Advisor. Prior to the execution of this Agreement, the CBI Board has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from the advisor set forth on Confidential Schedule 3.41, to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration, including the Dividend Payment, payable pursuant to this Agreement is fair, from a financial point of view, to the holders of CBI Stock. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.

Section 3.42 No Other Representations or Warranties. Except as expressly set forth in this Agreement, none of CBI, its Subsidiaries or any other Person is making or has made, and none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, at Law, in equity or otherwise, with respect to CBI or any of its Subsidiaries or otherwise, and whether express or implied, at Law, in equity or otherwise, in respect of this Agreement or the transactions contemplated thereby, or in respect of any other matter whatsoever.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF FFIN

Except (i) as disclosed in the disclosure schedules delivered by FFIN to CBI prior to the execution hereof (the “FFIN Confidential Schedules”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the FFIN Confidential Schedule as an exception to a representation or warranty shall not be deemed an admission by FFIN that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Change, and (c) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced and (2) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any FFIN SEC Report filed prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), FFIN hereby represents and warrants to CBI as follows:

Section 4.01 Organization and Qualification.

(a) FFIN is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Texas and is a bank holding company registered under the BHCA. FFIN has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement. True and complete copies of the certificate of formation and bylaws of FFIN, as amended to date, have been made available to CBI.

(b) FFB is a national banking association, duly organized and validly existing under the Laws of the United States and in good standing under the Laws of the State of Texas. FFB has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of the articles of association and bylaws of FFB, as amended to date, have been made available to CBI. FFB is an insured depository institution as defined in the FDIA and is a member of the Federal Reserve.

(c) Merger Sub is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Texas. Merger Sub has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement. True and complete copies of the certificate of formation and bylaws of Merger Sub, as amended to date, have been made available to CBI.

Section 4.02 Execution and Delivery.

(a) FFIN has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. FFIN has taken all action necessary to authorize the execution, delivery and (provided the required regulatory approvals are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. This Agreement has been, and the other agreements and documents contemplated hereby, have been or at Closing will be, duly executed by FFIN, and each constitutes the legal, valid and binding obligation of FFIN, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.

(b) Merger Sub has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. Merger Sub has taken all action necessary to authorize the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. This Agreement has been, and the other agreements and documents contemplated hereby, have been or at Closing will be, duly executed by Merger Sub, and each constitutes the legal, valid and binding obligation of Merger Sub, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.

Section 4.03 Capitalization.

(a) The entire authorized capital stock of FFIN consists solely of 120,000,000 shares of common stock, par value $0.01 per share, of which 66,223,957 shares are issued and outstanding, as of September 30, 2017.

(b) At the Effective Time, the shares of FFIN Stock issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable, will not be issued in violation of any preemptive rights or any applicable federal or state securities Laws, and will not be subject to any restrictions on transfer arising under the Securities Act of 1933, as amended (the “Securities Act”), except for shares issued to any shareholder of CBI who may be deemed to be an “affiliate” (under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of FFIN after completion of the Merger.

Section 4.04 SEC Filings; Financial Statements.

(a) FFIN has filed and made available to CBI all forms, reports, and documents required to be filed by FFIN with the SEC since December 31, 2013 (collectively, the “FFIN SEC Reports”). The FFIN SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such FFIN SEC Reports or necessary in order to make the statements in such FFIN SEC Reports, in light of the circumstances under which they were made, not misleading. Except for any Subsidiaries of FFIN that are registered as a broker, dealer or investment advisor or filings required due to fiduciary holdings of such Subsidiaries of FFIN, no Subsidiary of FFIN is required to file any forms, reports or other documents with the SEC.

(b) The financial statements of FFIN contained in the FFIN SEC Reports, including any FFIN SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of FFIN and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

Section 4.05 Compliance with Laws, Permits and Instruments.

(a) Except as set forth on Confidential Schedule 4.05, each of FFIN and FFB holds all material licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of its business and is not in violation of any applicable Law or Order of any Governmental Entity, which is reasonably likely to result in a Material Adverse Change as to FFIN, individually or in the aggregate, or to the Knowledge of FFIN is reasonably likely to materially and adversely affect, prevent or delay the obtaining of any regulatory approval for the consummation of the transactions contemplated by this Agreement.

(b) Except as set forth on Confidential Schedule 4.05, each of FFIN and FFB has in all material respects performed and abided by all obligations required to be performed by it to the date hereof, and has complied with, and is in compliance with, and is not in default (or with the giving of notice or the passage of time shall not be in default) under, or in violation of, (i) any provision of the certificate of formation or bylaws of FFIN, the articles of association or bylaws of FFB, or other governing documents of FFIN or FFB, as applicable (collectively, the “FFIN Constituent Documents”), (ii) any material provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to FFIN or any Subsidiary of FFIN, or their respective assets, operations, properties or businesses now conducted or heretofore conducted or (iii) any permit, concession, grant, franchise, license, authorization, judgment, writ, injunction, Order, decree or award of any Governmental Entity applicable in any material respect to FFIN or any Subsidiary of FFIN or their respective assets, operations, properties or businesses now conducted or heretofore conducted.

(c) Except as set forth on Confidential Schedule 4.05, the execution, delivery and (provided the required regulatory approvals are obtained) performance of this Agreement and the other agreements contemplated hereby, and the completion of the transactions contemplated hereby and thereby will not conflict with, or result, by itself or with the giving of notice or the passage of time, in any violation of or default or loss of a benefit under, (i) the FFIN Constituent Documents, (ii) any material mortgage, indenture, lease, contract, agreement or other instrument applicable to FFIN or any Subsidiary of FFIN, or their respective assets, operations, properties or businesses or (iii) any material permit, concession, grant, franchise, license, authorization, judgment, writ, injunction, Order, decree, statute, Law, ordinance, rule or regulation applicable to FFIN or any Subsidiary of FFIN or their respective assets, operations, properties or businesses.

Section 4.06 Undisclosed Liabilities. FFIN has no material liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including, without limitation, unfunded obligations under any employee benefit plan maintained by FFIN or liabilities for federal, state or local taxes or assessments) that are not reflected in or disclosed in the FFIN SEC Reports, except (a) those liabilities and expenses incurred in the ordinary course of business and consistent with past business practices since the date of the FFIN SEC Reports or (b) that are not, individually or in the aggregate, material to FFIN.

Section 4.07 Litigation.

(a) Except as set forth on Confidential Schedule 4.07, neither FFIN nor FFB is a party to any, and there are no pending or, to the Knowledge of FFIN, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against FFIN or FFB which are reasonably likely, individually or in the aggregate, to result in a Material Adverse Change as to FFIN or FFB, nor, to the Knowledge of FFIN, is there any basis for any proceeding, claim or any action against FFIN or FFB that would be reasonably likely, individually or in the aggregate, to result in a Material Adverse Change as to FFIN or FFB. There is no Order, imposed upon FFIN or FFB or the assets or property of FFIN or FFB that has resulted in, or is reasonably likely to result in, a Material Adverse Change as to FFIN or FFB.

(b) No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the best Knowledge of FFIN, threatened against FFIN or FFB that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by FFIN pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 4.08 Consents and Approvals. Except for (a) the filing of applications, filings and notices, as applicable, with the NASDAQ, (b) the filing of applications, filings and notices, as applicable, with the Federal Reserve under the BHCA and approval of such applications, filings and notices, (c) the filing of applications, filings and notices, as applicable, with the TDB and OCC in connection with the Bank Merger, and approval of such applications, filings and notices, (d) the filing with the SEC of (i) any filings under applicable requirements of the Exchange Act, including the filing of the Proxy Statement/Prospectus and (ii) the Form S-4 and declaration of effectiveness of the Form S-4, (e) the filing of the certificates of merger with the Texas Secretary of State pursuant to the requirements of the TBOC, and (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of shares of FFIN Stock pursuant to this Agreement and the approval of the listing of such FFIN Stock on the NASDAQ, no consents, Orders or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by FFIN and Merger Sub of this Agreement or (B) the consummation by FFIN and Merger Sub of the transactions contemplated by this Agreement. As of the date of this Agreement, FFIN knows of no reason why all regulatory approvals from any Governmental Entity or Regulatory Agency required for the consummation of the transactions contemplated hereby should not be obtained on a timely basis and FFIN has no Knowledge of any fact or circumstance that would materially delay receipt of any such required regulatory approval.

Section 4.09 Regulatory Compliance.

(a) Except as set forth on Confidential Schedule 4.09, FFIN is not subject to any cease-and-desist or other Order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any Order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of a supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business. Except as set forth on Confidential Schedule 4.09, there is no unresolved violation, criticism or exception by any Regulatory Agency or other Governmental Entity with respect to any report or statement relating to any examinations of FFIN or FFB. FFIN is “well-capitalized” (as that term is defined in 12 C.F.R. § 225.2(r)) and “well managed” (as that term is defined is 12 C.F.R. § 225.2(s)). FFB is an “eligible bank” (as that term is defined in 12 C.F.R. § 5.3(g)). Notwithstanding the foregoing, neither party shall be required to take any action under this Agreement that would cause such party to violate 12 C.F.R. §309.6.

(b) All material reports, records, registrations, statements, notices and other documents or information required to be filed by FFIN with any Regulatory Agency have been duly and timely filed and all information and data contained in such reports, records or other documents are substantially true, accurate, correct and complete.

Section 4.10 Proxy Statement/Prospectus. None of the information supplied or to be supplied by FFIN or any of its directors, officers, employees or agents for inclusion in the Proxy Statement/Prospectus shall, at the date the Proxy Statement/Prospectus is mailed to the shareholders of CBI and, as the Proxy Statement/Prospectus may be amended or supplemented, at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact with respect to FFIN or any Subsidiary of FFIN necessary in order to make the statements therein with respect to FFIN or any Subsidiary of FFIN, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting. All documents that FFIN is responsible for filing with any regulatory or governmental agency in connection with the Merger shall comply with respect to FFIN in all material respects with the provisions of applicable Law.

Section 4.11 Absence of Certain Changes. Since June 30, 2017, (a) FFIN has conducted its business in the ordinary course (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), and (b) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Change on FFIN.

Section 4.12 FFIN Disclosure Controls and Procedures. Except as set forth on Confidential Schedule 4.12, none of FFIN’s records, systems, controls, data or information, are recorded, stored, maintained and operated wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of FFIN or its accountants. FFIN has devised, established and maintained a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP (except as otherwise required by RAP).

Section 4.13 Representations Not Misleading. No representation or warranty by FFIN contained in this Agreement, nor any written statement, exhibit or schedule furnished to CBI by FFIN under and pursuant to, or in anticipation of this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading and such representations and warranties would continue to be true and correct following disclosure to any Governmental Entity having jurisdiction over FFIN or their properties of the facts and circumstances upon which they were based.

Section 4.14 No Other Representations or Warranties. Except as expressly set forth in this Agreement, none of FFIN, its Subsidiaries or any other Person is making or has made, and none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, at Law, in equity or otherwise, with respect to FFIN or any of its Subsidiaries or otherwise, and whether express or implied, at Law, in equity or otherwise, in respect of this Agreement or the transactions contemplated thereby, or in respect of any other matter whatsoever.

ARTICLE V

COVENANTS OF CBI

Section 5.01 Commercially Reasonable Efforts. CBI will use commercially reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to cause the completion of the transactions contemplated hereby in accordance with this Agreement.

Section 5.02 Shareholders’ Meeting. CBI, acting through the CBI Board, shall, in accordance with applicable Law:

(a) duly call, give notice of, convene and hold a meeting of its shareholders (the “Shareholders’ Meeting”) as soon as practicable after the Registration Statement and the Proxy Statement/Prospectus (forming a part of the Registration Statement) become effective with the SEC for the purpose of approving and adopting this Agreement, the Merger, and the transactions contemplated hereby;

(b) require no greater than the minimum vote of the capital stock of CBI, required by applicable Law in order to approve this Agreement, the Merger and the transactions contemplated hereby;

(c) include in the Proxy Statement/Prospectus the recommendation of the CBI Board that the shareholders of CBI vote in favor of the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby; and

(d) cause the Proxy Statement/Prospectus to be mailed to the shareholders of CBI as soon as practicable after the Registration Statement and the Proxy Statement/Prospectus (forming a part of the Registration Statement) become effective with the SEC, and use its commercially reasonable efforts to obtain the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby by shareholders holding at least the minimum number of shares of CBI Stock entitled to vote at the Shareholders’ Meeting necessary to approve the foregoing under applicable Law. The letter to shareholders, notice of meeting, proxy statement of CBI and form of proxy to be distributed to shareholders in connection with this Agreement and the Merger shall be in form and substance reasonably satisfactory to FFIN and are collectively referred to herein as the “Proxy Statement/Prospectus”.

Section 5.03 Information Furnished by CBI. CBI and the Bank shall promptly following receipt of a written request from FFIN furnish or cause to be furnished to, all information concerning CBI, including but not limited to financial statements, required for inclusion in any statement or application made or filed by FFIN to any Governmental Entity in connection with the transactions contemplated by this Agreement (including the Registration Statement and the Proxy Statement/Prospectus) or in connection with any unrelated transactions during the pendency of this Agreement. CBI represents and warrants that all information so furnished shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. CBI and the Bank shall otherwise fully cooperate with FFIN in the filing of any applications or other documents necessary to consummate the transactions contemplated by this Agreement.

Section 5.04 Required Acts. Between the date of this Agreement and the Closing, CBI will, and will cause each of its Subsidiaries including the Bank to, unless otherwise permitted in writing by FFIN:

(a) operate (including, without limitation, the making of, or agreeing to make, any loans or other extensions of credit) only in the ordinary course of business and consistent with past practices and safe and sound banking principles;

(b) except as required by prudent business practices, use commercially reasonable efforts to preserve its business organization intact and to retain its present directors, officers, employees, key personnel and customers, depositors and goodwill and to maintain all assets owned, leased or used by it (whether under its control or the control of others), in good operating condition and repair, ordinary wear and tear excepted;

(c) perform all of its obligations under any material contracts, leases and documents relating to or affecting its assets, properties and business, except such obligations as CBI or any of its Subsidiaries may in good faith reasonably dispute;

(d) maintain in full force and effect all insurance policies now in effect or renewals thereof and give all notices and present all claims under all insurance policies in due and timely fashion;

(e) timely file, subject to extensions, all reports required to be filed with any Governmental Entity and observe and conform, in all material respects, to all applicable Laws, except those being contested in good faith by appropriate proceedings;

(f) timely file, subject to extensions, all Tax Returns required to be filed by it and timely pay all Taxes that become due and payable, except those being contested in good faith by appropriate proceedings;

(g) promptly notify FFIN of any Tax proceeding or claim pending or threatened against or with respect to CBI or any of its Subsidiaries;

(h) withhold from each payment made to each of its employees, independent contractors, creditors and other third parties the amount of all Taxes required to be withheld therefrom and pay the same to the proper Governmental Entity when due;

(i) account for all transactions and prepare all financial statements in accordance with GAAP (unless otherwise instructed by RAP in which instance account for such transaction in accordance with RAP);

(j) promptly classify and charge off loans and make appropriate adjustments to loss reserves in accordance with GAAP, RAP and the instructions to the Call Report and the Uniform Retail Credit Classification and Account Management Policy;

(k) maintain the allowance for loan and lease losses account in an amount adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans and in compliance with applicable regulatory requirements; provided, further, that such allowance for loan and lease losses as determined in accordance with its GAAP, shall equal the greater of (A) $2,645,000 or (B) the amount required to comply with GAAP standards;

(l) pay or accrue all costs, expenses and other charges to be incurred in connection with the Merger, including, but not limited to, all legal fees, accounting fees, consulting fees and brokerage fees, prior to the Calculation Date; and

(m) ensure that all accruals for Taxes are accounted for in the ordinary course of business, consistent with past practices and in accordance with its GAAP (unless otherwise instructed by RAP in which case such accrual will be accounted for in accordance with RAP).

Section 5.05 Prohibited Acts. Except as set forth on Confidential Schedule 5.05, CBI will not, and will not permit any of its Subsidiaries including the Bank to, without the prior written consent of FFIN; provided, that CBI is not required to obtain such consent with respect to Section 5.05(j), (m), (s) or (t) until FFIN’s receipt of the approvals contemplated by Section 8.04:

(a) take or fail to take any action that would cause the representations and warranties made in Article III to be inaccurate at the time of the Closing or preclude CBI from making such representations and warranties at the time of the Closing;

(b) merge into, consolidate with or sell its assets to any other Person or entity, change or amend CBI’s or any of its Subsidiaries’ articles of incorporation or bylaws, increase the number of shares of CBI Stock or any of its Subsidiaries’ stock outstanding or increase the amount of the Bank’s surplus (as calculated in accordance with the instructions to the Call Report);

(c) except as explicitly permitted hereunder or in accordance with applicable Law or pursuant to a contract existing as of the date of this Agreement, engage in any transaction with any affiliated Person or allow such Persons to acquire any assets from CBI or any of its Subsidiaries, except (i) in the form of wages, salaries, fees for services, reimbursement of expenses and benefits already granted or accrued under the Employee Plans currently in effect, or (ii) any deposit (in any amount) made by an officer, director or employee;

(d) except for the Dividend Payment, declare, set aside or pay any dividends or make any other distribution to its shareholders (including any share dividend, dividends in kind or other distribution) whether in cash, shares or other property or purchase, retire or redeem, or obligate itself to purchase, retire or redeem, any of its capital shares or other securities;

(e) discharge or satisfy any Lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with past practices and except for liabilities incurred in connection with the transactions contemplated hereby;

(f) issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

(g) accelerate the vesting of pension or other benefits in favor of employees of CBI or any of its Subsidiaries except according to the Employee Plans or as otherwise contemplated by this Agreement or as required by applicable Law;

(h) acquire any capital stock or other equity securities or acquire any equity or ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such Person);

(i) mortgage, pledge or subject to Lien any of its property, business or assets, tangible or intangible, except (i) Permitted Encumbrances and (ii) pledges of assets to secure public funds deposits;

(j) sell, transfer, lease to others or otherwise dispose of any of its assets, or cancel or compromise any debt or claim, or waive or release any right or claim of a market value in excess of $10,000;

(k) make any change in the rate or timing of payment of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree or orally promise to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, other than annual increases in compensation consistent with past practices, and bonuses, commissions, and incentives consistent with past and normal practices to its employees and officers;

(l) enter into any employment or consulting contract (other than as contemplated by the terms of the Employee Plans or this Agreement) or other agreement with any current or proposed director, officer or employee or adopt, amend any employment agreement, amend in any material respect or terminate any pension, employee welfare, retirement, stock purchase, stock option, phantom stock, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement for the benefit of its directors, employees or former employees, except as required by applicable Law or by this Agreement;

(m) make any capital expenditures or capital additions or betterments except for such capital expenditures or capital additions that are set forth in writing in the budget provided to FFIN or that are necessary to prevent substantial deterioration of the condition of a property;

(n) sell or dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

(o) make any, or acquiesce with any, change in any (i) credit underwriting standards or practices, including loan loss reserves, (ii) asset liability management techniques, (iii) accounting methods, principles or practices, except as required by changes in GAAP as concurred by CBI’s independent auditors, or as required by any applicable Regulatory Agency, (iv) tax election, change in taxable year, accounting methods for Tax purposes, amendment of a Tax Return, restriction on any assessment period relating to Taxes, settlement of any Tax claim or assessment relating to CBI or any of its Subsidiaries, “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law), or surrender any claim to a refund, or (v) any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to CBI or its Subsidiaries;

(p) reduce the amount of the Bank’s allowance for loan losses except through charge offs;

(q) sell (but payment at maturity is not a sale) or purchase any investment securities, other than purchases of obligations of the U.S. Treasury (or any agency thereof) with a duration of four (4) years or less and an AA rating by at least one nationally recognized ratings agency;

(r) renew, extend the maturity of, or alter any of the terms of any loan classified by CBI as “special mention,” “substandard,” or “impaired” or other words of similar import;

(s) make, commit to make, renew, extend the maturity of, or alter any of the material terms of any loan in excess of $1,000,000, but FFIN will be deemed to have given its consent under this Section 5.05(s) unless FFIN objects to such transaction no later than 48 hours (weekends and bank holidays excluded) after actual receipt by FFIN of all material information relating to the making, renewal or alteration of that loan; or

(t) enter into any acquisitions or leases of real property, including new leases and lease extensions.

Section 5.06 Access; Pre-Closing Investigation.

(a) Upon reasonable notice and subject to applicable Laws, CBI will afford the officers, directors, employees, attorneys, accountants, investment bankers and authorized representatives of FFIN full access (excluding any information that is prohibited from being disclosed by applicable Law) during normal business hours to the properties, books, contracts and records of CBI and each of its Subsidiaries, permit FFIN to make such inspections (including with regard to such properties physical inspection of the surface and subsurface thereof and any structure thereon pursuant to Section 5.12) as FFIN may reasonably require and furnish to FFIN during such period all such information concerning CBI, each of its Subsidiaries and its affairs as FFIN may reasonably request, in order that FFIN may have full opportunity to make such reasonable investigation as it desires to make of the affairs of CBI and each of its Subsidiaries, including access sufficient to verify the value of the assets and the liabilities of CBI and each of its Subsidiaries and the satisfaction of the conditions precedent to FFIN’s obligations described in Article VIII of this Agreement. FFIN will use its commercially reasonable efforts not to disrupt the normal business operations of CBI or any of its Subsidiaries. CBI agrees at any time, and from time to time, to furnish to FFIN as soon as practicable, any additional information that FFIN may reasonably request. Neither CBI nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of CBI’s or any of its Subsidiaries’ customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any Law, rule, regulation, Order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.

(b) No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

Section 5.07 Additional Financial Statements and Tax Returns. CBI will promptly furnish FFIN with true and complete copies of (a) each Bank Call Report prepared after the date of this Agreement as soon as such reports are made available to the FDIC, (b) CBI will promptly furnish FFIN with true and complete copies of each Tax Return for either CBI or the Bank prepared after the date of this Agreement as soon as such returns are made available to the IRS, (c) any the audited financial statements, as soon as each such audited financial statement is made available to CBI, and (d) unaudited month-end financial statements of CBI.

Section 5.08 Untrue Representations. CBI will promptly notify FFIN in writing if CBI or the Bank becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to FFIN or any representation or warranty made in or pursuant to this Agreement or that results in the failure of CBI or any of its Subsidiaries to comply with any covenant, condition or agreement contained in this Agreement.

Section 5.09 Litigation and Claims. CBI will promptly notify FFIN in writing of any litigation, or of any claim, controversy or contingent liability that might be expected to become the subject of litigation, against CBI or any of its Subsidiaries or affecting any of their properties, and CBI will promptly notify FFIN of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the Knowledge of CBI, threatened against CBI or any of its Subsidiaries that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by CBI or any of its Subsidiaries pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 5.10 Material Adverse Changes. CBI will promptly notify FFIN in writing if any change or development has occurred or, to the Knowledge of CBI, been threatened (or any development has occurred or been threatened involving a prospective change) that (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Change on CBI or any of its Subsidiaries, (b) would adversely affect, prevent or delay the obtaining of any regulatory approval for the completion of the transactions contemplated by this Agreement, or (c) would cause the conditions in Article VIII not to be satisfied.

Section 5.11 Consents and Approvals. CBI will use its commercially reasonable efforts to obtain at the earliest practicable time all consents and approvals from third parties, including those listed on Confidential Schedule 2.02(j).

Section 5.12 Environmental Investigation; Right to Terminate Agreement.

(a) FFIN and its consultants, agents and representatives will have the right, to the same extent that CBI has the right, if any, but not the obligation or responsibility, to inspect any Property, including conducting asbestos surveys and sampling, environmental assessments and investigations, and other environmental surveys and analyses including soil and ground sampling (“Environmental Inspections”) at any time on or prior to the date that is forty-five (45) days after the date of this Agreement. FFIN will notify CBI prior to any physical inspections of the Property, and CBI may place reasonable restrictions on the time of such inspections. If, as a result of any such Environmental Inspection, further investigation (“Secondary Investigation”) including, test borings, soil, water and other sampling is deemed desirable by FFIN, FFIN will (i) notify CBI of any Property for which it intends to conduct such a Secondary Investigation and the reasons for such Secondary Investigation, and (ii) commence such Secondary Investigation, on or prior to the date that is seventy-five (75) days after the date of this Agreement. FFIN will give reasonable notice to CBI of such Secondary Investigations, and CBI may place reasonable time and place restrictions on such Secondary Investigations.

(b) FFIN will have the right to terminate this Agreement if (i) the factual substance of any warranty or representation set forth in Section 3.19 is not true and accurate in any material respect; (ii) the results of such Environmental Inspection, Secondary Investigation or other environmental survey are disapproved by FFIN because the Environmental Inspection, Secondary Investigation or other environmental survey identifies material violations or potential material violations of Environmental Laws; (iii) CBI has refused to allow FFIN to conduct an Environmental Inspection or Secondary Investigation in a manner that FFIN reasonably considers necessary; (iv) the Environmental Inspection, Secondary Investigation or other environmental survey identifies any past or present event, condition or circumstance that would or potentially would require remedial or cleanup action by CBI; (v) the Environmental Inspection, Secondary Investigation or other environmental survey identifies the presence of any underground or above ground storage tank in, on or under any Property that is not shown to be in compliance with all Environmental Laws applicable to the tank either now or at a future time certain, or that has had a release of petroleum or some other Hazardous Material that has not been cleaned up to the satisfaction of the relevant Governmental Entity or any other party with a legal right to compel cleanup; or (vi) the Environmental Inspection, Secondary Investigation or other environmental survey identifies the presence of any asbestos-containing material in, on or under any Property, the removal of which would result in a Material Adverse Change. On or prior to the date that is ninety (90) days after the date of this Agreement, FFIN will advise CBI in writing as to whether FFIN intends to terminate this Agreement in accordance with Section 9.01 because FFIN disapproves of the results of the Environmental Inspection, Secondary Investigation or other environmental survey. CBI will have the opportunity to correct any objected to violations or conditions to FFIN’s reasonable satisfaction prior to the date that is one hundred five (105) days after the date of this Agreement. If CBI fails to demonstrate its satisfactory correction of the violations or conditions to FFIN, FFIN may terminate this Agreement on or prior to the date that is one hundred five (105) days after the date of this Agreement.

(c) CBI agrees to make available to FFIN and its consultants, agents and representatives all documents and other material relating to environmental conditions of any Property including the results of other Environmental Inspections and surveys. CBI also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with FFIN and will be entitled to certify the same in favor of FFIN and its consultants, agents and representatives and make all other data available to FFIN and its consultants, agents and representatives.

Section 5.13 Registration Statement and Proxy Statement/Prospectus.

(a) CBI agrees to cooperate and assist FFIN in (i) preparing a Registration Statement on Form S-4 (the “Registration Statement”), relating to the shares of FFIN Stock to be issued as part of the Merger Consideration provided for herein, and the Proxy Statement/Prospectus, and (ii) filing the Registration Statement and the Proxy Statement/Prospectus (forming a part of the Registration Statement) with the SEC, including furnishing to FFIN all information concerning CBI and each of its Subsidiaries that FFIN may reasonably request in connection with preparation of such Registration Statement and Proxy Statement/Prospectus. None of the information supplied or to be supplied by CBI or any of its directors, officers, employees or agents for inclusion in the Registration Statement or the Proxy Statement/Prospectus shall, at the date the Proxy Statement/Prospectus is mailed to the shareholders of CBI and, as the Registration Statement and the Proxy Statement/Prospectus may be amended or supplemented, at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact with respect to CBI necessary in order to make the statements therein with respect to CBI, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting. All documents that CBI is responsible for filing with any Regulatory Agency in connection with the Merger shall comply with respect to CBI in all material respects with the provisions of applicable Law.

(b) The CBI Board has resolved to recommend to the CBI shareholders that they approve this Agreement, the Merger and the transactions contemplated herein and shall submit to its shareholders this Agreement and any other matters required to be approved by its shareholders in order to carry out the purposes of this Agreement. The CBI Board shall (i) include in the Proxy Statement/Prospectus the recommendation of the CBI Board that the shareholders of CBI vote in favor of this Agreement, the Merger and the transactions contemplated hereby, (ii) use its commercially reasonable efforts to obtain such shareholder approval of this Agreement, the Merger and the transactions contemplated hereby, (iii) perform such other acts as may reasonably be requested by FFIN to ensure that such shareholder approval of this Agreement, the Merger and the transactions contemplated hereby are obtained, and (iv) cause the Proxy Statement/Prospectus to be mailed to the shareholders of CBI as soon as practicable after the Registration Statement becomes effective with the SEC.

(c) If CBI becomes aware prior to the Effective Time of any information that would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, CBI shall promptly inform FFIN thereof and take the necessary steps to correct the Proxy Statement/Prospectus.

Section 5.14 Benefit Plans.

(a) CBI will take, and will cause each of its Subsidiaries to take, all action necessary to terminate any Employee Plan that is a Code section 401(a) qualified retirement plan (each a “Retirement Plan”) and related trust sponsored by CBI or any of its Subsidiaries, effective no later than the date immediately before the Closing Date. CBI will provide FFIN evidence or such other confirmation from CBI which FFIN deems appropriate that (i) each such Retirement Plan has been terminated as set forth in this paragraph pursuant to duly authorized corporate action and (ii) if requested by FFIN, CBI has submitted to the IRS an application for determination of the tax-qualified status of any qualified plan relating to its termination. Provided FFIN’s request to file an application for determination is given at least ninety (90) days prior to the Closing, such application will be filed on or before the Closing. Any costs incurred prior to the Closing related to the termination of each Retirement Plan shall be paid (including all related legal, administrative and other costs and expenses unless specifically set forth otherwise in this subsection) solely by CBI and reflected in the calculation of Adjusted Equity.

(b) At the direction of FFIN, CBI will take, and will cause each of its Subsidiaries to take, all action necessary to terminate any Employee Plan that is an employee welfare benefit plan, as defined in ERISA § 3(1) (“Welfare Plan”), effective not later than immediately before the Closing. CBI will provide FFIN evidence or such other confirmation from CBI which FFIN deems appropriate that each such Welfare Plan has been terminated as set forth in this paragraph pursuant to duly authorized corporate action. Notwithstanding the foregoing, without the consent of FFIN, CBI shall not take, or permit any of its Subsidiaries to take, any action to terminate any Welfare Plan that is a group medical plan.

Section 5.15 Termination Contracts.

(a) Each of CBI and the Bank will use its commercially reasonable efforts, including, but not limited to, notifying appropriate parties and negotiating in good faith a reasonable settlement, to ensure that its current data processing/technology contracts and other contracts listed on Confidential Schedule 5.15(a) will, if the Merger occurs, be terminated after the consummation of the Merger on a date to be mutually agreed upon by FFIN and CBI; provided, that, all costs, fees, expenses and penalties necessary to be paid by CBI or the Bank in connection with the termination of such contracts to which CBI or the Bank is a party shall be accrued or paid by CBI or the Bank on or prior to the Calculation Date in accordance with this Section 5.15 and shall be reflected in the calculation of Adjusted Equity pursuant to Section 1.07. Such notice and actions by CBI and the Bank will be in accordance with the terms of such data processing or technology contracts.

(b) Each of CBI and the Bank will terminate the employment agreements and Executive Survivor Income Agreements set forth on Confidential Schedule 5.15(b) and pay any amounts due in connection with the termination of such agreements prior to the Calculation Date.

Section 5.16 Conforming Accounting Adjustments. CBI and each of its Subsidiaries shall, if requested by FFIN, consistent with GAAP, immediately prior to Closing, make such accounting entries as FFIN may reasonably request in order to conform the accounting records of CBI and each of its Subsidiaries to the accounting policies and practices of FFIN; provided, however, that no such adjustment shall (a) constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement (except to the extent that a certain representation, warranty, covenant or other provision is breached and thus, requires the adjustment), (b) require any prior filing with any governmental agency or regulatory authority, (c) violate any Law, rule or regulation applicable to CBI or any of its Subsidiaries, (d) adversely affect the calculation of Adjusted Equity, or (e) be an acknowledgment by CBI or any of its Subsidiaries (i) of any adverse circumstances for purposes of determining whether the conditions to FFIN’s obligations under this Agreement have been satisfied, (ii) that such adjustment is required for purposes of determining satisfaction of the condition to FFIN’s obligations under this Agreement set forth in Section 8.07 or (iii) that such adjustment has any bearing on the Merger Consideration.

Section 5.17 Tail D&O Policy. On or prior to the Closing Date, CBI will obtain an extended reporting period (otherwise known as “Tail Coverage”) policy, with terms and coverage reasonable for such policies, covering directors and officers of CBI and the Bank for a period of not less than three (3) years from the Closing Date, and the total premium for such policy shall be reflected in the calculation of Adjusted Equity pursuant to Section 1.07.

Section 5.18 Regulatory and Other Approvals. CBI, at its own expense, will promptly file or cause to be filed applications for all regulatory approvals required to be obtained by CBI in connection with this Agreement and the other agreements contemplated hereby. CBI will promptly furnish FFIN with copies of all such regulatory filings and all correspondence for which confidential treatment has not been requested. CBI will use its commercially reasonable efforts to obtain all such regulatory approvals and any other approvals from third parties at the earliest practicable time.

Section 5.19 Tax Matters.

(a) All transfer, documentary, sales, use, stamp, registration and other such Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement, if any, shall be paid by the party liable for such Tax under Law when due, and such party will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the other party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(b) CBI shall comply with the recordkeeping and information reporting requirements set forth in Treasury Regulation Section 1.368-3.

(c) CBI and FFIN further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(d) CBI and its Subsidiaries will not take any action or omit to take any action that would prevent or impede the Merger from qualifying as a reorganization described in Section 368(a) of the Code or satisfying the “continuity of business enterprise” requirement for a “reorganization” as provided in Treasury Regulation Section 1.368-1(d).

(e) In the event of any audit of CBI’s federal or state Tax Returns (i) prior to the consummation of the Merger, FFIN and CBI shall cooperate regarding any such audit and CBI shall not settle the same without the consent of FFIN, which consent will not be unreasonably withheld; and (ii) after the Effective Time, FFIN may settle any such audit in any matter that it determines is appropriate and shall pay all amounts due with respect to any such settlement.

Section 5.20 Tax-free Reorganization. Officers of CBI and FFIN shall execute and deliver to Norton Rose Fulbright US LLP, respectively, certificates containing appropriate representations and covenants, reasonably satisfactory in form and substance to such counsel, at such time or times as may be reasonably requested by such counsel, including prior to the effective date of the Proxy Statement/Prospectus and the Closing Date, in connection with such counsel’s deliveries of opinions with respect to the Tax treatment of the Integrated Mergers pursuant to Section 8.16.

Section 5.21 Disclosure Schedules. At least ten (10) days prior to the Closing, CBI agrees to provide FFIN with supplemental disclosure schedules to be delivered by CBI pursuant to this Agreement reflecting any material changes thereto between the date of this Agreement and the Closing Date. Delivery of such supplemental disclosure schedules shall not cure a breach or modify a representation or warranty of this Agreement.

Section 5.22 Transition.

(a) The senior officers of CBI and the Bank agree to meet with senior officers of FFIN as reasonably requested by FFIN to review the financial and operational affairs of the Bank, and to the extent permitted by applicable Law, each of CBI and the Bank agrees to give due consideration to FFIN’s input on such matters, consistent with this Section 5.22, with the understanding that FFIN shall in no event be permitted to exercise control of CBI or the Bank prior to the Effective Time and, except as specifically provided under this Agreement, CBI and the Bank shall have no obligation to act in accordance with FFIN’s input. Commencing after the date hereof and to the extent permitted by applicable Law, FFIN, CBI and the Bank shall use their commercially reasonable efforts to plan the integration of CBI and the Bank with the businesses of FFIN and its Affiliates to be effective as much as practicable as of the Closing Date; provided, however, that in no event shall FFIN or its Affiliates be entitled to control CBI or the Bank prior to the Effective Time. Without limiting the generality of the foregoing, from the date hereof through the Effective Time and consistent with the performance of their day-to-day operations and the continuous operation of CBI and the Bank in the ordinary course of business, CBI’s and the Bank’s employees and officers shall use their commercially reasonable efforts to provide support, including support from CBI’s and the Bank’s outside contractors, and to assist FFIN in performing all tasks, including, without limitation, equipment installation, reasonably required to result in a successful integration at the Closing. FFIN shall provide such assistance of its personnel as CBI and the Bank shall request to permit CBI and the Bank to comply with their obligations under this Section 5.22.

(b) From and after the date hereof, each of CBI and the Bank shall use its commercially reasonable efforts, and shall use its commercially reasonable efforts to cause its agents to, permit FFIN to take all reasonable actions that FFIN deems necessary or appropriate, and to cooperate and to use its commercially reasonable efforts to cause its agents to cooperate in the taking of such actions, to enable FFIN, after the Closing, to satisfy the applicable obligations under §§302, 404 and 906 of the Sarbanes-Oxley Act of 2002 (the “SOA”) and the other requirements of the SOA with respect to CBI and the Bank, including establishing and maintaining adequate disclosure controls and procedures and internal controls over financial reporting as such terms are defined in the SOA.

Section 5.23 Voting Agreement. Simultaneously with the execution of this Agreement, each of the executive officers and directors of CBI and the shareholders named on the signature pages thereto shall execute and deliver to FFIN the Voting Agreement in the form of Exhibit “B” attached hereto, and CBI acknowledges that pursuant to such agreement the directors of CBI have agreed that they will vote the shares of CBI Stock owned by them in favor of this Agreement and the transactions contemplated hereby and thereby, subject to required regulatory approvals.

Section 5.24 Director Support Agreements. Simultaneously with the execution of this Agreement, each of the directors of CBI set forth on Confidential Schedule 5.24 shall enter into a Director Support Agreement with FFIN (each a “Director Support Agreement”). The form of the Director Support Agreement is attached as Exhibit “C” hereto.

Section 5.25 Execution of Releases. CBI shall take such action as it is required to, and shall use commercially reasonable efforts to cause the other persons set forth on Confidential Schedule 8.06 to take such action as they are required to, in order to execute the releases as described in Section 8.06.

Section 5.26 No Solicitation. So long as this Agreement is in effect, neither CBI, the Bank nor any of their respective directors or officers shall (i) initiate, solicit, encourage or otherwise facilitate any inquiries, provide any information to or negotiate with any other party any proposal or offer that constitutes, or may reasonably be expected to lead to an Acquisition Proposal, or (ii) enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal, or (iii) agree to, approve, recommend, or endorse any Acquisition Proposal, or authorize or permit any of its or their directors or officers to take any such action and CBI or the Bank shall notify FFIN orally (within one (1) Business Day) and in writing (as promptly as practicable) of any such inquiries and proposals received by CBI or the Bank or any of its respective directors or officers, relating to any of such matters.

Section 5.27 CBI Option Vesting, Exercise and Cancellation. Notwithstanding anything to the contrary in the CBI Stock Plans or in any individual CBI Option award agreement, (a)(i) no less than twenty (20) days prior to the Calculation Date, the CBI Board (or, if appropriate, any committee administering the CBI Stock Plans) shall take all necessary actions to cause the vesting of any unvested CBI Options granted pursuant to the CBI Stock Plans, and CBI shall use its commercially reasonable efforts to cause all holders of CBI Options to exercise such CBI Options prior to the Calculation Date, or (ii) prior to the Calculation Date, CBI shall pay cash to the holders of CBI Options for the termination and cancellation of such CBI Options, and (b) CBI shall terminate and cancel all CBI Options as of the Calculation Date and the holders of such CBI Options shall have no further rights or entitlements with respect thereto.

Section 5.28 Repayment of Stock Loans. Prior to Closing, CBI shall take all actions necessary to cause all loans made by CBI or the Bank that were used to acquire stock of CBI by directors or employees or to pay the exercise price for options to acquire stock of CBI to be repaid, including the loans set forth on Confidential Schedule 5.28 (the “Stock Loans”).

ARTICLE VI

COVENANTS OF FFIN

Section 6.01 Commercially Reasonable Efforts. FFIN shall use its commercially reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

Section 6.02 Regulatory Filings and Registration Statement.

(a) FFIN and Merger Sub, at their own expense, with the cooperation of CBI and the Bank, at their own expense, shall promptly file or cause to be filed applications for all regulatory approvals required to be obtained by FFIN or Merger Sub in connection with this Agreement and the transactions contemplated hereby, including but not limited to the necessary applications for the prior approval of the Merger by the Federal Reserve and the OCC. FFIN will promptly provide CBI with copies of all such regulatory filings and all correspondence with regulatory authorities in connection with the Merger for which confidential treatment has not been requested.

(b) FFIN shall reserve and make available for issuance in connection with the Merger, and in accordance with the terms of this Agreement, the shares of FFIN Stock for the Stock Consideration and shall, with the cooperation of CBI and the Bank, file with the SEC the Registration Statement, which Registration Statement will contain the Proxy Statement/Prospectus, and FFIN shall use its commercially reasonable efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement shall comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and shall not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of the mailing thereof to the CBI shareholders at the time of the Shareholders’ Meeting and on the Effective Time, the Proxy Statement/Prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement, shall not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading.

(c) FFIN shall timely file all documents required to obtain all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, shall pay all expenses incident thereto and shall use its commercially reasonable efforts to obtain such permits and approvals on a timely basis.

(d) FFIN shall promptly and properly prepare and file any filings required under the Securities Act or Exchange Act, relating to the Merger and the transactions contemplated herein.

(e) FFIN shall keep CBI reasonably informed as to the status of such applications and filings and shall notify it promptly of any developments that reasonably could significantly delay the completion of the Merger.

Section 6.03 Untrue Representations. FFIN shall promptly notify CBI in writing if FFIN becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to CBI or any representation or warranty made in or pursuant to this Agreement or that results in the failure of FFIN to comply with any covenant, condition or agreement contained in this Agreement.

Section 6.04 Litigation and Claims. FFIN shall promptly notify CBI of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the Knowledge of FFIN, threatened against FFIN or any Subsidiary of FFIN that questions or might question the validity of this Agreement or the agreements contemplated hereby, or any actions taken or to be taken by FFIN or any Subsidiary of FFIN pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 6.05 Material Adverse Changes. FFIN shall promptly notify CBI in writing if any change or development shall have occurred or, to the Knowledge of FFIN, been threatened (or any development shall have occurred or been threatened involving a prospective change) that (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Change on FFIN, (b) would adversely affect, prevent or delay the obtaining of any regulatory approval for the consummation of the transactions contemplated by this Agreement or (c) would cause the conditions in Article VII not to be satisfied.

Section 6.06 Consents and Approvals. FFIN shall use its commercially reasonable efforts to obtain at the earliest practicable time all consents and approvals from third parties, including those listed on Confidential Schedule 2.03(g) necessary to consummate the transactions contemplated by this Agreement at the earliest practicable time.

Section 6.07 Employee Matters. FFIN shall, with respect to each employee of CBI and the Bank at the Effective Time who continues in employment with FFIN or its Subsidiaries (each a “Continued Employee”), provide the benefits described in this Section 6.07. Subject to the right of subsequent amendment, modification, replacement or termination in the sole discretion of FFIN, each Continued Employee shall be entitled, as an employee of FFIN or its Subsidiaries, to participate in the employee benefit plans of FFIN as set forth in Confidential Schedule 6.07 hereto in effect as of the date of this Agreement, if such Continued Employee shall be eligible and, if required, selected for participation therein under the terms thereof and makes any required contributions. All such participation shall be subject to such terms of such plans as may be in effect from time to time and this Section 6.07 is not intended to give any Continued Employee any rights or privileges superior to those of other similarly situated employees of FFIN or its Subsidiaries. The provisions of this Section 6.07 shall not be deemed or construed so as to provide duplication of similar benefits but, subject to that qualification, FFIN shall, for purposes of vesting and any age or period of service requirements for commencement of participation with respect to any employee benefit plans in which a Continued Employee may participate (excluding any defined benefit pension plan), credit each Continued Employee with his or her term of service with CBI or the Bank to the extent such service was recognized under the analogous CBI Employee Plan.

Section 6.08 Conduct of Business in the Ordinary Course. Except as specifically provided for in this Agreement, FFIN shall conduct its business in the ordinary course as heretofore conducted. For purposes of this Section 6.08, the ordinary course of business shall consist of the banking and related business as presently conducted by FFIN and its Subsidiaries, and engaging in acquisitions and assisting in the management of its Subsidiaries.

Section 6.09 Disclosure Schedules. At least ten (10) days prior to the Closing, FFIN agrees to provide CBI with supplemental disclosure schedules to be delivered by FFIN pursuant to this Agreement reflecting any material changes thereto between the date of this Agreement and the Closing Date. Delivery of such supplemental disclosure schedules shall not cure a breach or modify a representation or warranty of this Agreement.

Section 6.10 No Control of Other Party’s Business. Nothing contained in this Agreement (including Sections 5.04, 5.05 and 5.06) shall give FFIN, directly or indirectly, the right to control or direct the operations of CBI prior to the Effective Time or shall give CBI, directly or indirectly, the right to control or direct the operations of FFIN. Prior to the Effective Time, (a) each of CBI and FFIN shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations, (b) CBI shall not be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust Laws, and (c) CBI shall not be required to agree to any material obligation that is not contingent upon the consummation of the Merger.

Section 6.11 Nasdaq Listing. FFIN shall file all documents required to be filed to have the shares of FFIN Stock to be issued pursuant to this Agreement included for listing on the Nasdaq Global Select Market and use its commercially reasonable efforts to effect said listing.

Section 6.12 Indemnification.

(a) For a three (3) year period after the Effective Time, and subject to the limitations contained in applicable Federal Reserve, OCC and FDIC regulations and to any limitations contained in the CBI Constituent Documents, FFIN will indemnify, defend and hold harmless each present director and officer of CBI or the Bank, determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the Effective Time, whether asserted or claimed before, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was acting in his or her capacity as a director or officer of the CBI or the Bank to the fullest extent that the Indemnified Party would be entitled under the CBI Constituent Documents, as applicable, in each case as in effect on the date hereof and to the extent permitted by applicable Law.

(b) Any Indemnified Party wishing to claim indemnification under this Section 6.12, upon learning of any such claim, action, suit, proceeding or investigation, is to promptly notify FFIN, but the failure to so notify will not relieve FFIN of any liability it may have to the Indemnified Party to the extent such failure does not prejudice FFIN. In any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) FFIN will have the right to assume the defense thereof and FFIN will not be liable to an Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by an Indemnified Party in connection with the defense thereof, except that if FFIN elects not to assume such defense or counsel for the Indemnified Party is of the opinion that there are issues which raise conflicts of interest between FFIN and the Indemnified Party, the Indemnified Party may retain counsel reasonably satisfactory to FFIN, and FFIN will pay the reasonable fees and expenses of such counsel for the Indemnified Party (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Party will cooperate in the defense of any such matter, (iii) FFIN will not be liable for any settlement effected without its prior written consent, and (iv) FFIN will have no obligation hereunder if indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws and regulations.

Section 6.13 Tax Matters. Following the Closing:

(a) FFIN shall prepare, or cause to be prepared, and file, or caused to be filed, all Tax Returns for CBI that are to be filed after the Closing and shall pay all Taxes with respect to such Tax Returns.

(b) FFIN and its counsel shall control any audit of CBI’s federal or state Tax Returns for any taxable period whether before or after the Closing Date, and FFIN may settle any such audit in any matter that it determines is appropriate and shall pay all amounts due with respect to any such settlement.

(c) FFIN shall comply with the recordkeeping and information reporting requirements set forth in Treasury Regulation Section 1.368-3.

(d) FFIN will not take any action or omit to take any action that would prevent or impede the Merger from qualifying as a reorganization described in Section 368(a) of the Code or satisfying the “continuity of business enterprise” requirement for a “reorganization” as provided in Treasury Regulation Section 1.368-1(d).

ARTICLE VII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF CBI

The obligations of CBI under this Agreement are subject to the satisfaction, prior to or at the Closing, of each of the following conditions, which may be waived in whole or in part by CBI:

Section 7.01 Representations and Warranties. (i) Each of the representations and warranties of the FFIN set forth in Sections 4.01, 4.02, 4.03 (other than inaccuracies that are de minimis in amount and effect) and 4.14 shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties made by FFIN in this Agreement or in any document or schedule delivered to CBI in connection with this Agreement being true and correct in all material respects (except to the extent such representations and warranties are qualified by their terms by reference to “material,” “materiality,” “in all material respects,” “Material Adverse Change,” or the like, in which case such representations and warranties as so qualified are true and correct in all respects) when made and being true and correct in all material respects as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties must have been true and correct as of such earlier date).

Section 7.02 Performance of Obligations. FFIN and Merger Sub have, or have caused to be, performed or observed, in all material respects, all obligations and agreements required to be performed or observed by FFIN and Merger Sub under this Agreement on or prior to the Closing Date.

Section 7.03 Shareholder Approvals. Each of this Agreement and the Merger having been approved by the requisite vote of the holders of the outstanding shares of CBI Stock as and to the extent required by the TBOC and the CBI Constituent Documents (the “Requisite CBI Vote”).

Section 7.04 Government and Other Approvals. CBI and FFIN having received approvals, acquiescences or consents of the transactions contemplated by this Agreement from all necessary Governmental Entities and from the third parties listed on Confidential Schedules 2.02(j) and 2.03(g), respectively, and all applicable waiting periods having expired. Further, the approvals and the transactions contemplated hereby not having been contested or threatened to be contested by any federal or state Governmental Entity or by any other third party by formal proceedings.

Section 7.05 No Litigation. No action having been taken, and no statute, rule, regulation or Order being promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby by any federal, state or foreign government or Governmental Entity or by any court, including the entry of a preliminary or permanent injunction, which, if successful, would (a) make this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (b) impose material limits on the ability of any party to this Agreement to complete this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (c) if this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby are completed, subject CBI or any officer, director, shareholder or employee of CBI to criminal or civil liability. Further, no action or proceeding before any court or Governmental Entity, by any government or Governmental Entity or by any other Person is threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (c) above.

Section 7.06 Delivery of Closing Documents. CBI shall have received all documents required to be received from FFIN on or prior to the Closing Date as set forth in Section 2.03 hereof, all in form and substance reasonably satisfactory to CBI.

Section 7.07 No Material Adverse Change. There having been no Material Adverse Change with respect to FFIN since June 30, 2017.

Section 7.08 Registration Statement. The Registration Statement, including any amendments or supplements thereto, shall be effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the SEC. All state securities permits or approvals required by applicable state securities Laws to consummate the transactions contemplated by this Agreement shall have been received and remain in effect.

Section 7.09 Nasdaq Listing. The shares of FFIN Stock to be issued pursuant to this Agreement shall have been approved for listing on the Nasdaq Global Select Market.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF FFIN AND MERGER SUB

All obligations of FFIN and Merger Sub under this Agreement are subject to the satisfaction, prior to or at the Closing, of each of the following conditions, which may be waived in whole or in part by such parties.

Section 8.01 Representations and Warranties. (i) Each of the representations and warranties of the CBI set forth in Sections 3.01, 3.02, 3.03 (other than inaccuracies that are de minimis in amount and effect) and 3.14 and 3.41 shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties made by CBI in this Agreement or in any document or schedule delivered to FFIN in connection with this Agreement being true and correct in all material respects (except to the extent such representations and warranties are qualified by their terms by reference to “material,” “materiality,” “in all material respects,” “Material Adverse Change,” or the like, in which case such representations and warranties as so qualified are true and correct in all respects) when made and being true and correct in all material respects as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties must have been true and correct as of such earlier date).

Section 8.02 Performance of Obligations. CBI has, or has caused to be, performed or observed, in all material respects, all obligations and agreements required to be performed or observed by CBI under this Agreement on or prior to the Closing Date.

Section 8.03 Shareholder Approval. Each of this Agreement and the Merger having been approved by the Requisite CBI Vote.

Section 8.04 Government and Other Approvals. CBI and FFIN having received approvals, acquiescences or consents of the transactions contemplated by this Agreement from all necessary Governmental Entities and from the third parties listed on Confidential Schedules 2.02(j) and 2.03(g), respectively, and all applicable waiting periods having expired. Further, the approvals and the transactions contemplated hereby not having been contested or threatened to be contested by any federal or state Governmental Entity or by any other third party by formal proceedings.

Section 8.05 No Litigation. No action having been taken, and no statute, rule, regulation or Order being promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby by any federal, state or foreign government or Governmental Entity or by any court, including the entry of a preliminary or permanent injunction, which, if successful, would (a) make this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (b) require the divestiture of a material portion of the assets of FFIN or its Subsidiaries, or (c) impose material limits on the ability of any party to this Agreement to complete this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (d) if this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby are completed, subject FFIN or any officer, director, shareholder or employee of FFIN to criminal or civil liability. Further, no action or proceeding before any court or Governmental Entity, by any government or Governmental Entity or by any other Person is threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (d) above.

Section 8.06 Releases. FFIN having received from each of the directors of CBI an instrument dated as of the Closing Date releasing CBI, its Subsidiaries and each of its Affiliates, successors and assigns, from any and all claims of such directors (except to certain matters described therein), the form of which is attached as Exhibit “D”. Further, FFIN having received from each of the executive officers of CBI, as listed on Confidential Schedule 8.06, an instrument dated as of the Closing Date releasing CBI, its Subsidiaries and each of its Affiliates, successors and assigns, from any and all claims of such executive officers (except as to certain matters described therein), the form of which is attached as Exhibit “E”.

Section 8.07 No Material Adverse Change. There will have been no Material Adverse Change with respect to CBI since June 30, 2017.

Section 8.08 Termination of Employee Plans. FFIN having received evidence reasonably satisfactory to FFIN that, as of the Effective Time, all Employee Plans of CBI (other than such plans FFIN elects not to terminate) have been terminated in accordance with the terms of such Employee Plans of CBI, the Code, ERISA and all other applicable Laws on a basis satisfactory to FFIN in its reasonable discretion and that, to the extent required by the Employee Plans or applicable Law, affected participants have been notified of such terminations and/or integrations.

Section 8.09 Employment Agreements. FFIN having received from each of the individuals set forth on FFIN Confidential Schedule 8.09 a fully executed employment agreement dated as of the Closing Date substantially in the forms attached hereto as Exhibit “F”.

Section 8.10 Registration Statement. The Registration Statement, including any amendments or supplements thereto, shall be effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the SEC. All state securities permits or approvals required by applicable state securities Laws to consummate the transactions contemplated by this Agreement shall have been received and remain in effect.

Section 8.11 Dissenting Shareholders. Holders of not more than 5% of the outstanding shares of CBI Stock having demanded or be entitled to demand payment of the fair value of their shares as dissenting shareholders under applicable provisions of the OGCA.

Section 8.12 Delivery of Closing Documents. FFIN shall have received all documents required to be received from CBI on or prior to the Closing Date as set forth in Section 2.02 hereof, all in form and substance reasonably satisfactory to FFIN.

Section 8.13 CBI Options. Each holder of a CBI Option shall have exercised such CBI Option or CBI has compensated in cash such holder of a CBI Option for the termination and cancellation of such CBI Option prior to the Calculation Date and CBI shall have terminated and cancelled all CBI Options as of the Calculation Date.

Section 8.14 Minimum Adjusted Equity. CBI’s Adjusted Equity shall be equal to or greater than $38,070,000.

Section 8.15 FIRPTA Certificate. CBI shall have delivered to FFIN (i) a notice to the IRS conforming to the requirements of Treasury Regulation Section 1.897-2(h)(2), in form and substance satisfactory to FFIN, dated as of the Closing Date and executed by CBI, and (ii) a Statement of Non-U.S. Real Property Holding Corporation Status Pursuant to Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h) and Certification of Non-Foreign Status, in form and substance satisfactory to FFIN, dated as of the Closing Date and executed by CBI.

Section 8.16 Federal Tax Opinion. FFIN shall have received an opinion of Norton Rose Fulbright US LLP, in form and substance reasonably satisfactory to FFIN, dated as of the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Merger should qualify as a

“reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Norton Rose Fulbright US LLP may require and rely upon and may incorporate by reference representations and covenants, including those contained in certificates of officers and/or directors of FFIN and CBI referred to in Section 5.20.

Section 8.17 Stock Loans. All Stock Loans shall have been repaid.

ARTICLE IX

TERMINATION

Section 9.01 Right of Termination. This Agreement and the transactions contemplated hereby may be terminated at any time, notwithstanding the approval thereof by the shareholders of CBI, prior to or at the Closing as follows, and in no other manner:

(a) By the mutual written consent of FFIN and CBI, duly authorized by the board of directors of each of FFIN and CBI.

(b) By either CBI or FFIN (as long as the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained herein) if the conditions precedent to such parties’ obligations to close specified in Article VII and Article VIII, respectively, hereof have not been met or waived by May 15, 2018, or such later date as has been approved by the parties hereto.

(c) By either FFIN or CBI if any of the transactions contemplated by this Agreement are disapproved by any Regulatory Agency whose approval is required to complete such transactions or if any court of competent jurisdiction in the United States or other federal or state Governmental Entity has issued an Order, decree or ruling or taken any other action restraining, enjoining, invalidating or otherwise prohibiting this Agreement or the transactions contemplated hereby and such disapproval, Order, decree, ruling or other action is final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 9.01(c) shall have used its commercially reasonable efforts to contest, appeal and remove such Order, decree, ruling or other action.

(d) By either FFIN or CBI if it reasonably determines, in good faith and after consulting with counsel, there is substantial likelihood that any necessary regulatory approval will not be obtained or will be obtained only upon a condition or conditions that could reasonably be expected to be materially burdensome on, or materially impair the anticipated benefits of the Merger to, FFIN and its Subsidiaries and Affiliates, taken as a whole.

(e) by either FFIN or CBI if there has been any Material Adverse Change with respect to the other party;

(f) by FFIN, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true and correct) set forth in this Agreement on the part of CBI or any other agreement contemplated hereby, which breach or failure to be true and correct, either individually or in the aggregate with all other breaches (or failures of such representations and warranties to be true and correct), would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.01 or Section 8.02, as the case may be; provided, that the right to terminate this Agreement under this Section 9.01(f) shall not be available to FFIN if it or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. If FFIN desires to terminate this Agreement because of an alleged breach or failure to be true and correct as provided in this Section 9.01(f), then it must notify CBI in writing of its intent to terminate stating the reason therefor. CBI shall have thirty (30) days from the receipt of such notice to cure the alleged breach or failure to be true and correct, if the breach or failure to be true and correct is capable of being cured;

(g) by CBI, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true and correct) set forth in this Agreement on the part of FFIN or Merger Sub or any other agreement contemplated hereby, which breach or failure to be true and correct, either individually or in the aggregate with all other breaches (or failures of such representations and warranties to be true and correct), would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.01 or Section 7.02, as the case may be; provided, that the right to terminate this Agreement under this Section 9.01(g) shall not be available to CBI if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. If CBI desires to terminate this Agreement because of an alleged breach or failure to be true and correct as provided in this Section 9.01(g), then it must notify FFIN in writing of its intent to terminate stating the reason therefor. FFIN shall have thirty (30) days from the receipt of such notice to cure the alleged breach or failure to be true and correct, if the breach or failure to be true and correct is capable of being cured;

(h) By FFIN or CBI, if this Agreement and the Merger are not approved by the required vote of shareholders of CBI at the Shareholders’ Meeting; provided, that CBI may only terminate this Agreement pursuant to this Section 9.01(h) if the CBI Board recommended that the shareholders of CBI vote in favor of the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby.

(i) By FFIN in accordance with Section 5.12.

(j) By FFIN if CBI or the Bank enter into any formal or informal administrative action with a Governmental Entity or any such action is threatened by a Governmental Entity.

(k) By FFIN, if (i) CBI has mailed the Proxy Statement/Prospectus to its shareholders and CBI does not hold the Shareholders’ Meeting within 60 days thereafter, (ii) the CBI Board fails to recommend that the CBI shareholders vote in favor of approval of this Agreement, or (iv) the individuals that executed a Voting Agreement or a Director Support Agreement pursuant to Section 5.23 and Section 5.24 hereto have violated the terms thereof.

Section 9.02 Notice of Termination. The power of termination provided for Section 9.01 hereof may be exercised only by a notice given in writing, as provided in Section  10.08 of this Agreement.

Section 9.03 Effect of Termination. Without limiting any other relief to which either party hereto may be entitled for breach of this Agreement or fraud, if this Agreement is terminated pursuant to the provisions of Section 9.01 hereof, no party to this Agreement will have any further liability or obligation under this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.01 Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements of CBI, FFIN, and FFB contained in this Agreement shall terminate at the Closing, other than the covenants that by their terms are to be performed after the Effective Time, which shall survive the Closing.

Section 10.02 Expenses. Each of the parties to this Agreement is obligated to pay all of its expenses and costs (including all counsel fees and expenses) incurred by it in connection with this Agreement and the consummation of the transactions contemplated hereby.

Section 10.03 Brokerage Fees and Commissions.

(a) FFIN hereby represents to CBI that no agent, representative or broker has represented FFIN in connection with the transactions described in this Agreement. CBI will not have any responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of FFIN and FFIN hereby agrees to indemnify and hold CBI harmless for any amounts owed to any agent, representative or broker of FFIN.

(b) CBI hereby represents to FFIN that, except as set forth in Confidential Schedule 10.03(b), no agent, representative or broker has represented CBI in connection with the transactions described in this Agreement. FFIN will not have any responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of CBI or any shareholder of CBI, and CBI hereby agrees to indemnify and hold FFIN harmless for any amounts owed to any agent, representative or broker of CBI or any shareholder of CBI.

Section 10.04 Entire Agreement. This Agreement, the Voting Agreement, the Director Support Agreements, and the other agreements, documents, schedules and instruments signed and delivered by the parties to each other at the Closing are the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement is binding unless hereafter made in writing and signed by the party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

Section 10.05 Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. No party to this Agreement may assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, and any assignment made or attempted in violation of this Section is void and of no effect.

Section 10.06 Further Cooperation. The parties agree that they will, at any time and from time to time after the Closing, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to complete the transactions contemplated by this Agreement or to carry out and perform any undertaking made by the parties hereunder.

Section 10.07 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws, then the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the illegal, invalid or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

Section 10.08 Notices. Any and all payments (other than payments at the Closing), notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date of this Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by U.S. mail or (except in the case of payments) by facsimile transmission or electronic mail (provided that the electronic mail is promptly confirmed by telephone and is followed up within one Business Day by dispatch pursuant to one of the other methods described herein), at the respective addresses or transmission numbers set forth below and is deemed delivered (a) in the case of personal delivery, facsimile transmission or electronic mail, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with and instructions for overnight delivery. The parties may change their respective addresses, transmission numbers and electronic mail address by written notice to all other parties, sent as provided in this Section. All communications must be in writing and addressed as follows:

IF TO CBI:

Harry J. Brooks

Chairman and Chief Executive Officer

Commercial Bancshares, Inc.

24080 Hwy 59 North, Suite 250

Kingwood, Texas 77339

Phone: (281) 318-4555

Fax: (281) 312-4997

E-Mail: johnny.brooks@csbec.com

WITH A COPY TO:

Larry Temple, Esq.

400 W 15th Street, Suite 705

Austin, TX 78701

Phone: (512) 477-4467

Fax: (512) 477-4478

E-Mail: larry@larrytemple.com

IF TO FFIN:

F. Scott Dueser

President and Chief Executive Officer

First Financial Bankshares, Inc.

400 Pine Street

Abilene, Texas 79601

Phone: (325) 627-7031

Fax: (325) 627-7393

E-Mail: sdueser@ffin.com

WITH A COPY TO:

Michael G. Keeley, Esq.

Norton Rose Fulbright US LLP

2200 Ross Avenue, Suite 3600

Dallas, Texas 75201

Phone: (214) 855-3906

Fax: (214) 855-8200

E-Mail: mike.keeley@nortonrosefulbright.com

Section 10.09 GOVERNING LAW. THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW. VENUE FOR ANY CAUSE OF ACTION BETWEEN THE PARTIES TO THIS AGREEMENT WILL LIE IN TAYLOR COUNTY, TEXAS.

Section 10.10 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

Section 10.11 Multiple Counterparts. For the convenience of the parties hereto, this Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so signed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Agreement. A facsimile or electronic scan in “PDF” format of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

Section 10.12 Definitions. For purposes of this Agreement, the following terms have the meanings specified or referred to in this section:

“Acquisition Proposal” means any of the following: (a) a merger, consolidation, or any similar transaction of any entity with CBI or any Subsidiary of CBI, (b) a purchase, lease or other acquisition of all or substantially all the assets of CBI or any Subsidiary of CBI, (c) a purchase or other acquisition of “beneficial ownership” by any “person” or “group” (as such terms are defined in Section 13(d)(3) of Exchange Act) (including by way of merger, consolidation, share exchange, or otherwise) that would cause such person or group to become the beneficial owner of any securities of CBI or any Subsidiary of CBI after the date of this Agreement, (d) a tender or exchange offer to acquire any securities of CBI or any Subsidiary of CBI, (e) a public proxy or consent solicitation made to the shareholders of CBI or any Subsidiary of CBI seeking proxies in opposition to any proposal relating to any of the transactions contemplated by this Agreement, or (f) the making of a bona fide offer or proposal to the board of directors or shareholders of CBI or any Subsidiary of CBI to engage in one or more of the transactions referenced in clauses (a) through (e) above.

“Adjusted Equity” shall have the meaning set forth in Section 1.07(b).

“Affiliate” means, with respect to any Person or entity, any Person or entity that, directly or indirectly, controls, is controlled by, or is under common control with, such Person or entity in question. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person or entity, whether through the ownership of voting securities or by contract or otherwise.

“Aggregate Stock Consideration” means the aggregate number of shares of FFIN Stock to be issued under this Agreement.

“Agreement” has the meaning set forth in the preamble.

“Bank” has the meaning set forth in the Recitals.

“Bank Call Reports” shall have the meaning set forth in Section 3.05(b).

“Bank Merger” shall have the meaning set forth in Recitals.

“Bank Merger Agreement” shall have the meaning set forth in the Section 1.13.

“Bank Stock” shall have the meaning set forth in Section 3.03(b).

“Bankruptcy Exception” means, in respect of any agreement, contract, commitment or obligation, any limitation thereon imposed by any bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium or similar Law affecting creditors’ rights and remedies generally and, with respect to the enforceability of any agreement, contract, commitment or obligation, by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at Law or in equity.

“BHCA” has the meaning set forth in the preamble.

“Business Day” means a day that the Bank is open to the public for the conduct of banking business.

“Calculation Date” shall have the meaning set forth in Section 1.07(a).

“Cancelled Shares” shall have the meaning set forth in Section 1.05(e).

“CBI” shall have the meaning set forth in the preamble.

“CBI Board” shall have the meaning set forth in the Recitals.

“CBI Constituent Documents” shall have the meaning set forth in Section 3.04(a).

“CBI Financial Statements” shall have the meaning set forth in Section 3.05(a).

“CBI Merger Costs” shall have the meaning set forth in Section 1.07(b).

“CBI Option” shall have the meaning set forth in Section 3.10(c).

“CBI Per Share Value” shall have the meaning set forth in Section 1.05(b).

“CBI Stock” shall have the meaning set forth in Section 1.05(b).

“CBI Stock Plans” shall have the meaning set forth in Section 3.10(c).

“Certificate” shall have the meaning set forth in Section 1.06(c).

“Certificate of Merger” shall have the meaning set forth in Section 2.01(b).

“Closing” shall have the meaning set forth in Section 2.01(a).

“Closing Date” shall have the meaning set forth in Section 2.01(a).

“Code” shall have the meaning set forth in the Recitals.

“Continued Employee” shall have the meaning set forth in Section 6.07.

“Controlled Group Plans” shall have the meaning set forth in Section 3.28(g).

“CRA” shall have the meaning set forth in Section 3.32.

“Director Support Agreement” shall have the meaning set forth in Section 5.24.

“Dissenting Shares” shall have the meaning set forth in Section 1.11.

“Dividend Payment” shall have the meaning set forth in Section 1.08.

“Dodd-Frank Act” shall have the meaning set forth in Section 3.36.

“Effective Time” shall have the meaning set forth in Section 2.01(b).

“Employee Plans” shall have the meaning set forth in Section 3.28(a).

“Environmental Inspections” shall have the meaning set forth in Section 5.12(a).

“Environmental Laws” means the common law and all federal, state, local and foreign Laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, now or hereafter in effect, relating to pollution or protection of public or employee health or safety or the environment, including Laws relating to (i) emissions, discharges, releases or threatened releases of Hazardous Materials, into the environment (including ambient air, indoor air, surface water, ground water, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Materials, (iii) underground and above ground storage tanks, and related piping, and emissions, discharges, releases or threatened releases therefrom, and (iv) the conservation of open space, ecosystems, wetlands or water of the United States or a state, and (v) the preservation of cultural or historic structures or artifacts.

“ERISA” shall have the meaning set forth in Section 3.28(a).

“Exchange Act” shall have the meaning set forth in Section 4.03(b).

“Exchange Agent” shall have the meaning set forth in Section 1.06(a).

“Exchange Fund” shall have the meaning set forth in Section 1.06(b).

“FDIA” shall have the meaning set forth in Section 2.02(e).

“FDIC” shall have the meaning set forth in Section 2.02(e).

“Federal Reserve” shall have the meaning set forth in Section 3.01(b).

“FFB” shall have the meaning set forth in the Recitals.

“FFIN” shall have the meaning set forth in the preamble.

“FFIN Board” shall have the meaning set forth in the Recitals.

“FFIN Constituent Documents” shall have the meaning set forth in Section 4.05(b).

“FFIN SEC Reports” shall have the meaning set forth in Section 4.04(a).

“FFIN Stock” shall have the meaning set forth in the Recitals.

“FFIN Closing VWAP” shall have the meaning set forth in Section 1.05(b).

“GAAP” shall have the meaning set forth in Section 3.05(a).

“Governmental Entity” means any court, arbitrator, administrative agency or commission, board, bureau or other governmental or Regulatory Agency or instrumentality.

“Hazardous Material” means any pollutant, contaminant, chemical, or toxic or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including, among others, asbestos, lead-based paint, urea-formaldehyde, petroleum, crude oil or any fraction thereof or any petroleum product.

“Indemnified Parties” shall have the meaning set forth in Section 6.12(a).

“Integrated Mergers” shall have the meaning set forth in the Recitals.

“IRS” shall have the meaning set forth in Section 1.07(b).

A person has “Knowledge” of, or acts “Knowingly” with respect to, a particular fact or other matter if any individual who is presently serving as a director or “executive officer” (as such term is defined of 12 C.F.R. Part 215 (Regulation O)) of that person, after reasonable inquiry, is actually aware of such fact or other matter.

“Law” shall mean any federal or state constitution, statute, regulation, rule, or common law applicable to a Person.

“Leases” shall have the meaning set forth in Section 3.11(a)(i).

“Letter of Transmittal” shall have the meaning set forth in Section 1.06(c).

“Lien(s)” means any mortgage, security interest, pledge, charges, encumbrance or lien (statutory or otherwise).

“Listed Contracts” shall have the meaning set forth in Section 3.11(a).

“Material Adverse Change” with respect to any party means any material adverse change in the business, results of operations, condition (financial or otherwise), assets, properties, liabilities (absolute, accrued, contingent or otherwise) or reserves, taken as a whole, of such party has occurred, including, by way of example and without limitation, any litigation or regulatory developments that would cause the representations and warranties set forth in Section 3.07 or Section 4.07 or Section 3.20 or Section 4.05, respectively, to be untrue or incorrect, but excluding any change with respect to, or effect on, such party resulting from: (i) any changes in Laws or interpretations thereof that are generally applicable to the banking or savings industries; (ii) changes in GAAP or RAP that are generally applicable to the banking or savings industries; (iii) expenses incurred in connection with the transactions contemplated by this Agreement; (iv) changes in global, national or regional political conditions or general economic or market conditions in the United States or the State of Texas, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry; (v) general changes in the credit markets or general downgrades in the credit markets; (vi) actions or omissions of a party taken as required by this Agreement or with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated by this Agreement; or (vii) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; provided, that with respect to clause (i) through (vii), such party is not affected to a greater extent than other Persons, bank holding companies or insured depository institutions in the industry in which such party operates.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 1.05(b).

“Merger Sub” shall have the meaning set forth in the preamble.

“Nonqualified Deferred Compensation Plan” shall have the meaning set forth in Section 3.28(k).

“Order” shall mean any award, decision, decree, injunction, judgment, order, ruling, or verdict entered, issued, made or rendered by any court, administrative agency or any other Governmental Entity.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Permitted Encumbrances” shall mean only (i) Liens for taxes not yet due and payable and that do not constitute penalties , (ii) Liens for taxes being contested in good faith by appropriate proceedings, (iii) statutory Liens of landlords, (iv) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent, (v) zoning, building, or other restrictions, variances, covenants, rights of way, rights of subtenants, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by the Bank, or have a material detrimental effect on the value thereof or its present use.

“Property” or “Properties” shall include all real property currently owned or leased by the Bank, including properties that the Bank has foreclosed on as well as the premises and all improvements and fixtures thereon of the Bank.

“Proprietary Rights” shall have the meaning set forth in Section 3.15.

“Proxy Statement/Prospectus” shall have the meaning set forth in Section 5.02(d).

“RAP” shall have the meaning set forth in Section 3.05(b).

“Registration Statement” shall have the meaning set forth in Section 5.13(a).

“Regulatory Agency” means any self-regulatory organization, the Federal Reserve, the FDIC, the OCC, the SEC, or any other federal or state governmental or regulatory agency or authority having or claiming jurisdiction over a party to this Agreement or the transactions contemplated hereby.

“Retirement Plan” shall have the meaning set forth in Section 5.14(a).

“SEC” shall have the meaning set forth in Section 3.08.

“Second Effective Time” shall have the meaning set forth in Section 1.12.

“Second Step Merger” shall have the meaning set forth in the Recitals.

“Secondary Investigation” shall have the meaning set forth in Section 5.12(a).

“Securities Act” shall have the meaning set forth in Section 4.03(b).

“Shareholders’ Meeting” shall have the meaning set forth in Section 5.02(a).

“SOA” shall have the meaning set forth in Section 5.22(b).

“Stock Loans” shall have the meaning set forth in Section 5.28.

“Subsidiary” means, when used with reference to an entity, any corporation, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity or any partnership, joint venture or other enterprise in which any entity has, directly or indirectly, a majority equity interest.

“Surviving Corporation” shall have the meaning set forth in Section 1.01.

“Tail Coverage” shall have the meaning set forth in Section 5.17.

“Tax” or “Taxes” means all (i) United States federal, state or local or non-United States taxes, assessments, charges, duties, levies, interest or other similar governmental charges of any nature, including all income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, interest, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, charges, duties, levies, penalties and interest; (ii) any liability for the payment of any amount of a type described in clause (i) arising as a result of being or having been a member of any consolidated, combined, unitary or other group or being or having been included or required to be included in any Tax Return related thereto; and (iii) any liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes required to be filed with an Governmental Entity, including any schedule or attachment thereto, and including any amendment thereof.

“TBOC” shall have the meaning set forth in Section 1.01.

“TCPA” shall have the meaning set forth in Section 2.02(c).

“TDB” shall have the meaning set forth in Section 2.02(b).

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the

Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute proposed or final Treasury Regulations.

Section 10.13 Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages if any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party will be entitled to temporary and/or permanent injunction or injunctions which a court of competent jurisdiction concludes is justified to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

Section 10.14 Attorneys’ Fees and Costs. If attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, the prevailing party is entitled to recover reasonable attorneys’ fees and costs incurred therein and determined by the court to be justified.

Section 10.15 Rules of Construction. Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender are deemed to include the other genders. Each use herein of the plural include the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. References to a Person are also to its permitted successors or assigns.

Section 10.16 Articles, Sections, Exhibits and Schedules. All articles and sections referred to herein are articles and sections, respectively, of this Agreement and all exhibits and schedules referred to herein are exhibits and schedules, respectively, attached to this Agreement. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement or any particular section. Any and all schedules, exhibits, certificates or other documents or instruments referred to herein or attached hereto are and will be incorporated herein by reference hereto as though fully set forth herein.

Section 10.17 Public Disclosure. Neither FFIN nor CBI, or Affiliate or Subsidiary of the same, will make any announcement, statement, press release, acknowledgment or other public disclosure of the existence of, or reveal the terms, conditions or the status of, this Agreement or the transactions contemplated hereby without the prior written consent of the other parties to this Agreement; but FFIN and CBI are permitted to make any public disclosures or governmental filings as legal counsel may deem necessary to maintain compliance with or to prevent violations of applicable Law, that may be necessary to obtain regulatory approval for the transactions contemplated hereby, or that may be necessary to enforce the obligations under this Agreement.

Section 10.18 Extension; Waiver. At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance with any of the agreements, covenants or conditions contained herein. Such action will be evidenced by a signed written notice given in the manner provided in Section 10.08. No party to this Agreement will by any act (except by a written instrument given pursuant to Section 10.08) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising any right, power or privilege hereunder by any party hereto will operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion will not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder. Any party may unilaterally waive a right which is solely applicable to it.

Section 10.19 Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by the party against which enforcement of the amendment, modification or supplement is sought.

Section 10.20 No Third Party Beneficiaries. Nothing contained in this Agreement, express or implied, is intended to confer upon any Persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers as of the date first above written.

FIRST FINANCIAL BANKSHARES, INC.

By:	/s/ F. Scott Dueser
F. Scott Dueser, President and Chief Executive Officer

KINGWOOD MERGER SUB, INC.

By:	/s/ F. Scott Dueser
F. Scott Dueser, President

COMMERCIAL BANCSHARES, INC.

By:	/s/ Harry J. Brooks
Harry J. Brooks, Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]

Appendix B

FORM OF VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) dated as of October 12, 2017, is executed by and among First Financial Bankshares, Inc. (“FFIN”), a Texas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), Commercial Bancshares, Inc., a Texas corporation and registered bank holding company under the BHCA (“CBI”), F. Scott Dueser (“Proxy Holder”), as proxy, and the shareholders of CBI listed on the signature pages to this Agreement (referred to herein individually as a “Shareholder” and collectively as the “Shareholders”). Terms with their initial letters capitalized and not otherwise defined herein have the meanings given them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, FFIN, Kingwood Merger Sub, Inc. (“Merger Sub”), a Texas corporation and wholly-owned subsidiary of FFIN, and CBI, have entered into that certain Agreement and Plan of Reorganization, dated as of the date hereof (the “Merger Agreement”), providing for, among other things, FFIN’s acquisition of CBI through the merger of Merger Sub with and into CBI, with CBI surviving the merger as a wholly-owned subsidiary of FFIN (the “Merger”);

WHEREAS, the Merger Agreement provides that all of the issued and outstanding shares of common stock, par value $1.00 per share, of CBI (the “Common Stock”), other than Cancelled Shares and Dissenting Shares, will be exchanged for such consideration as set forth in the Merger Agreement;

WHEREAS, as a condition and inducement to FFIN’s willingness to enter into the Merger Agreement, each of the Shareholders have agreed to vote their shares of Common Stock in favor of approval of the Merger Agreement and the transactions contemplated thereby; and

WHEREAS, FFIN is relying on the agreements set forth herein in incurring expenses in reviewing the business of CBI and Commercial State Bank, a Texas state bank chartered in El Campo, Texas and a wholly-owned subsidiary of CBI (the “Bank”), in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Merger, and the Shareholders are benefiting both from such expenditures by FFIN and by the terms of the Merger Agreement.

NOW, THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CBI, FFIN, the Proxy Holder and the Shareholders undertake, promise, covenant and agree with each other as follows:

AGREEMENT

1. Each Shareholder, being the registered owner of the number of shares of Common Stock set forth below the Shareholder’s name on the signature pages hereto (for each such Shareholder, the “Shares”), will vote, direct to vote, or act by consent with respect to:

(a)	the Shares;

(b)	all Common Stock the Shareholder owns as of the record date of any meeting of the shareholders of CBI or otherwise as of the date of such vote or consent; and

(c)	all Common Stock the Shareholder owns beneficially and has the power and authority to direct the voting thereof as of the record date of any meeting of the shareholders of CBI or otherwise as of the date of such vote or consent

(clauses (a), (b) and (c), collectively, the “Proxy Shares”), in favor of approval of the Merger and any other transactions contemplated by the Merger Agreement.

2. If CBI conducts a meeting of or otherwise seeks approval of its shareholders with respect to any Acquisition Proposal or any other matter that may contradict this Agreement or the Merger Agreement or may prevent FFIN or CBI from completing the Merger, then the Shareholders will vote the Proxy Shares against the approval of the Acquisition Proposal or otherwise act in the manner most favorable to completing the Merger and the transactions contemplated by the Merger Agreement.

3. Each Shareholder shall not invite or seek any Acquisition Proposal, support (or publicly suggest that anyone else should support) any Acquisition Proposal that may be made, or ask the CBI Board to consider, support or seek any Acquisition Proposal or otherwise take any action designed to make any Acquisition Proposal more likely. None of the Shareholders shall meet or otherwise communicate with any Person that makes or is considering making an Acquisition Proposal or any representative of such Person after becoming aware that the Person has made or is considering making an Acquisition Proposal. Each Shareholder shall promptly advise CBI of each contact the Shareholder or any of the Shareholder’s representatives may receive from any Person relating to any Acquisition Proposal or otherwise indicating that any Person may wish to participate or engage in any transaction arising out of any Acquisition Proposal and will provide CBI with all information FFIN requests that is available to the Shareholder regarding any such Acquisition Proposal or possible Acquisition Proposal. Each Shareholder will not make any claim or join in any litigation alleging that the CBI Board is required to consider, endorse or support any Acquisition Proposal or to invite or seek any Acquisition Proposal. Each Shareholder shall not take any other action that is reasonably likely to make consummation of the Merger less likely or to impair FFIN’s ability to exercise any of the rights granted by the Merger Agreement.

4. Each Shareholder, severally, but not jointly, represents and warrants to FFIN that:

(a)	Shareholder (i) owns beneficially (as such term is defined in Rule 13d-3 under the Exchange Act) all of the Shares free and clear of all liens or encumbrances, and (ii) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Shareholder is a party relating to the pledge, disposition or voting of any of the Shares and there are no voting trusts or voting agreements with respect to the Shares.

(b)	Shareholder does not beneficially own any Common Stock other than (i) the Shares and (ii) any options, warrants or other rights to acquire any additional shares of Common Stock or any security exercisable for or convertible into shares of Common Stock, set forth on the signature page of this Agreement.

(c)	Shareholder has full power and authority and legal capacity to enter into, execute and deliver this Agreement and to perform fully Shareholder’s obligations hereunder (including the proxy described in Section 5 below). This Agreement has been duly and validly executed and delivered by Shareholder and constitutes the legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms.

(d)	None of the execution and delivery of this Agreement by Shareholder, the consummation by Shareholder of the transactions contemplated hereby or compliance by Shareholder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or law applicable to Shareholder or to Shareholder’s property or assets.

(e)	No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of Shareholder is required in connection with the valid execution and delivery of this Agreement. No consent of Shareholder’s spouse is necessary under any “community property” or other laws in order for Shareholder to enter into and perform its obligations under this Agreement.

(f)	Shareholder hereby (a) confirms his or her knowledge of the availability of the rights of dissenting shareholders under the Texas Business Organizations Code (the “TBOC”) with respect to the Merger and (b) confirms receipt of a copy of the provisions of the TBOC related to the rights of dissenting shareholders. Each Shareholder hereby waives and agrees not to assert, and shall use its best efforts to cause any of its Affiliates who hold of record any of the Shareholder’s Shares to waive and not to assert, any appraisal rights with respect to the Merger that the Shareholder or such Affiliate may now or hereafter have with respect to any Shares (or any other shares of capital stock of CBI that the Shareholder shall hold of record at the time that the Shareholder may be entitled to assert appraisal rights with respect to the Merger) whether pursuant to the TBOC or otherwise.

5. In order to better effect the provisions of Sections 1 and 2 of this Agreement, each Shareholder hereby revokes any previously executed proxies and hereby constitutes and appoints Proxy Holder with full power of substitution, his true and lawful proxy and attorney-in-fact to vote at any meeting of the shareholders of CBI all of the Proxy Shares in favor of the approval of the Merger and any other transactions contemplated by the Merger Agreement, with such modifications to the Merger Agreement as the parties thereto may make; but this proxy will not apply with respect to any vote on approval of the Merger contemplated by the Merger Agreement if the Merger Agreement is modified so as to (i) reduce the amount of consideration or the form of consideration to be received by the Shareholder or (ii) materially alter the tax consequences of the receipt thereof under the Merger Agreement in its present form. This proxy shall be limited strictly and solely to the power and authority to vote the Proxy Shares in the manner and for the purpose set forth in Sections 1 and 2 of this Agreement and shall not extend to any other matters.

6. Each Shareholder hereby covenants and agrees that until this Agreement is terminated in accordance with its terms, such Shareholder will not, and will not agree to, without the consent of FFIN, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate, cause to be redeemed or otherwise dispose of (any such transaction, a “Transfer”) any of the Shares or grant any proxy or interest in or with respect to any Shares or deposit any such Shares into a voting trust or enter into another voting agreement or arrangement with respect to such Shares except as contemplated by this Agreement. Any attempted Transfer of Shares or any interest therein in violation of this Section shall be null and void. This Section shall not prohibit a Transfer of the Shares to any member of Shareholder’s immediate family, to another Shareholder, to a trust for the benefit of Shareholder or any member of Shareholder’s immediate family, or upon the death of Shareholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to FFIN, to be bound by all of the terms of this Agreement.

7. Proxy Holder, by his execution below, agrees to (A) vote all of the Shareholders’ Proxy Shares at any meeting of the shareholders of CBI, in favor of the approval of the Merger and any other transactions contemplated by the Merger Agreement, with such modifications to the Merger Agreement as the parties thereto may make; but this proxy will not apply with respect to any vote on approval of the Merger contemplated by the Merger Agreement if the Merger Agreement is modified so as to (i) reduce the amount of consideration or the form of consideration to be received by the Shareholder or (ii) materially alter the tax consequences of the receipt thereof under the Merger Agreement in its present form, and (B) in the event of an Acquisition Proposal, to vote all of the Shareholders’ Proxy Shares at any meeting of the shareholders of CBI, against the approval of the Acquisition Proposal or otherwise act in the manner most favorable to completing the Merger and the transactions contemplated by the Merger Agreement.

8. Each Shareholder acknowledges that FFIN and CBI are relying on this Agreement in incurring expenses in connection with FFIN’s reviewing CBI and the Bank’s business, in CBI’s cooperation with FFIN’s preparation of a proxy statement and Registration Statement on Form S-4, in FFIN’s proceeding with the filing of applications for regulatory approvals, and in their undertaking other actions necessary for completing the Merger and that THE PROXY GRANTED HEREBY IS COUPLED WITH AN INTEREST AND IS

IRREVOCABLE TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW, INCLUDING TO THE EXTENT APPLICABLE, SECTION 21.369 OF THE TBOC. The Shareholders and CBI acknowledge that the performance of this Agreement is intended to benefit FFIN.

9. This Agreement shall remain in effect until the earlier to occur of (a) the termination of the Merger Agreement, as it may be amended or extended from time to time, pursuant to the terms and conditions contained therein or (b) completion of the transactions contemplated by the Merger Agreement.

10. Proxy Holder may, in his sole discretion, appoint a substitute proxy to act as Proxy Holder under this Agreement; provided, that any substitute proxy shall agree in writing to be bound by the terms and conditions of this Agreement. In the event of the death, disability or incapacity of Proxy Holder, FFIN, in its sole discretion, may appoint a substitute proxy to act as Proxy Holder under this Agreement.

11. The vote of the Proxy Holder will control in any conflict between his vote of the Proxy Shares and a vote by the substitute proxy holder or the Shareholders of the Proxy Shares, and CBI agrees to recognize the vote of the Proxy Holder instead of the vote of substitute proxy holder or the Shareholders if the substitute proxy holder or the Shareholders do not vote in accordance with Sections 1 and 2 of this Agreement.

12. This Agreement may not be modified, amended, altered or supplemented with respect to a particular Shareholder except upon the execution and delivery of a written agreement executed by FFIN, CBI and that Shareholder. Any such modification, amendment, alteration or supplement shall only apply to the Shareholder(s) executing such written agreement and this Agreement will remain in full force and effect with respect to Shareholders who do not execute such written agreement.

13. For the convenience of the parties hereto, this Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so signed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Agreement. An e-mail or electronic scan in “PDF” format of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

14. This Agreement, the Merger Agreement and the other agreements, documents, schedules and instruments signed and delivered by the parties to each other at the Closing are the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement is binding unless hereafter made in writing and signed by the party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

15. Any and all notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date of this Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by mail or (except in the case of payments) by facsimile transmission or e-mail, at the respective addresses or transmission numbers set forth below and is deemed delivered (a) in the case of personal delivery, facsimile transmission or e-mail, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with instructions for overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section. All communications must be in writing and addressed as follows:

IF TO CBI OR THE SHAREHOLDERS:

Harry J. Brooks

Chairman and Chief Executive Officer

Commercial Bancshares, Inc.

24080 Hwy 59 North, Suite 250

Kingwood, Texas 77339

Phone: (281) 318-4555

Fax: (281) 312-4997

E-Mail: johnny.brooks@csbec.com

WITH A COPY TO (WHICH SHALL NOT CONSTITUTE NOTICE):

Larry Temple, Esq.

400 W 15th Street, Suite 705

Austin, TX 78701

Phone: (512) 477-4467

Fax: (512) 477-4478

E-Mail: larry@larrytemple.com

IF TO FFIN OR THE PROXY HOLDER:

F. Scott Dueser

President and Chief Executive Officer

First Financial Bankshares, Inc.

400 Pine Street

Abilene, Texas 79601

Phone: (325) 627-7031

Fax: (325) 627-7393

E-Mail: sdueser@ffin.com

WITH A COPY TO (WHICH SHALL NOT CONSTITUTE NOTICE):

Michael G. Keeley, Esq.

Norton Rose Fulbright US LLP

2200 Ross Avenue, Suite 3600

Dallas, Texas 75201

Phone: (214) 855-3906

Fax: (214) 855-8200

E-Mail: mike.keeley@nortonrosefulbright.com

16. THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW. VENUE FOR ANY CAUSE OF ACTION BETWEEN THE PARTIES TO THIS AGREEMENT WILL LIE IN TAYLOR COUNTY, TEXAS. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER

PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.

17. All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to confer upon any Persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement. No party to this Agreement may assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, and any assignment made or attempted in violation of this Section is void and of no effect.

18. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) this Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there will be added automatically as a part of this Agreement a provision mutually agreed to which is similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

19. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages if any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party will be entitled to temporary and/or permanent injunction or injunctions which a court of competent jurisdiction concludes is justified to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date above written.

FIRST FINANCIAL BANKSHARES, INC.

By:
F. Scott Dueser, President and Chief Executive Officer

PROXY HOLDER:

F. Scott Dueser

COMMERCIAL BANCSHARES, INC.

By:
Harry J. Brooks, Chairman and Chief Executive Officer

SHAREHOLDER

Name:

Number of Shares:

APPENDIX C

FORM OF CBI DIRECTOR SUPPORT AGREEMENT

This DIRECTOR SUPPORT AGREEMENT (the “Agreement”) is made and entered into as of October 12, 2017, by and between First Financial Bankshares, Inc., a Texas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), with its principal offices in Abilene, Texas (“FFIN”), and                             , an individual resident of the State of Texas (“Director”). Terms with their initial letters capitalized and not otherwise defined herein have the meanings given them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, FFIN, Kingwood Merger Sub, Inc., a Texas corporation and wholly-owned subsidiary of FFIN (“Merger Sub”), and Commercial Bancshares, Inc., a Texas corporation and registered bank holding company under the BHCA (“CBI”), have entered into an Agreement and Plan of Reorganization, dated as of dated hereof (the “Merger Agreement”), providing for FFIN’s acquisition of CBI through the merger of Merger Sub with and into CBI, with CBI surviving the merger as a wholly-owned subsidiary of FFIN (the “Merger”);

WHEREAS, as a condition and inducement to FFIN’s willingness to enter into the Merger Agreement, FFIN and Director have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration for receipt of such confidential information and trade secrets and in consideration of the premises and mutual covenants contained herein and in the Merger Agreement intending to be legally bound hereby, FFIN and Director agree as follows;

AGREEMENT

20. Director Support. Director agrees to use his or her best efforts to refrain from harming the goodwill of CBI, any Subsidiary of CBI (“CBI Subsidiary”), FFIN or any Subsidiary of FFIN, and their respective customer, client and vendor relationships. During the term of this Agreement, Director agrees also to consider First Financial Bank, National Association, a national association with its principal offices in Abilene, Texas and wholly-owned subsidiary of FFIN, when obtaining banking products or services for his or her personal or business needs.

21. Director Covenants.

(a) Director acknowledges that he or she has received substantial, valuable consideration, including confidential trade secret and proprietary information relating to the identity and special needs of current and prospective customers of CBI or any CBI Subsidiary, CBI’s and any CBI Subsidiary’s current and prospective services, CBI’s and any CBI Subsidiary’s business projections and market studies, CBI’s and any CBI Subsidiary’s business plans and strategies, CBI’s and any CBI Subsidiary’s studies and information concerning special services unique to CBI or any CBI Subsidiary. Director further acknowledges and agrees that this consideration constitutes fair and adequate consideration for the execution of the non-solicitation and non-competition restrictions set forth below. Accordingly, other than in any capacity for or on behalf of FFIN or any subsidiary of FFIN, Director agrees that Director will not, directly or indirectly, individually or as an employee, partner, officer, director or shareholder or in any other capacity whatsoever:

i. solicit the business of any Person or entity who is a customer of CBI or any CBI Subsidiary as of the date of this Agreement or as of the Closing Date on behalf of any other insured depository institution for the purpose of providing financial services to such Person or entity;

ii. acquire any interest in (directly or indirectly), charter, operate or enter into any franchise or other management agreement with any insured depository institution that has a location within a 35 mile radius of any location of CBI or any CBI Subsidiary (the “Noncompete Area”) (but notwithstanding the foregoing, Director may (1) acquire an ownership interest in any publicly-traded depository institution, so long as that ownership interest does not exceed one (1%) of the total number of shares outstanding of that depository institution, (2) invest in an existing mutual fund that invests, directly or indirectly, in such insured depository institutions), and (3) retain any existing ownership interest in any insured depository institution as disclosed on Schedule 1 attached hereto;

iii. serve as an officer, director, employee, agent or consultant to any insured depository institution that has a location within the Noncompete Area; or

iv. establish or operate a branch or other office of an insured depository institution within the Noncompete Area; or

v. recruit, hire, assist others in recruiting or hiring, discuss employment with, or refer others concerning employment, any person who is, or within the 12 months preceding the Closing Date was, an employee of CBI or any CBI Subsidiary; but nothing in this Section 2(a)(v) applies to employment other than in financial services.

Director may not avoid the purpose and intent of this Section 2(a) by engaging in conduct within the Noncompete Area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods.

(b) If any court of competent jurisdiction should determine that the terms of this Section 2 are too broad in terms of time, geographic area, lines of commerce or otherwise, that court is to modify and revise any such terms so that they comply with applicable law.

(c) Director agrees that (i) this Agreement is entered into in connection with the sale to FFIN of CBI and Commercial State Bank, a Texas state bank chartered in El Campo, Texas (the “Bank”), (ii) Director is receiving valuable consideration for this Agreement, (iii) the restrictions imposed upon Director by this Agreement are essential and necessary to ensure FFIN acquires the goodwill of the CBI and the Bank, and (iv) all the restrictions (including particularly the time and geographical limitations) set forth in this Agreement are fair and reasonable.

22. Early Resolution Conference. This Agreement is understood to be clear and enforceable as written and is executed by both parties on that basis. However, should Director later challenge any provision as unclear, unenforceable, or inapplicable to any competitive activity that Director intends to engage in, Director will first notify FFIN in writing and meet with a FFIN representative and a neutral mediator (if FFIN elects to retain one at its expense) to discuss resolution of any disputes between the parties. Director will provide this notice at least twenty-one (21) days before Director engages in any activity on behalf of a competing business or engages in other activity that could foreseeably fall within a questioned restriction. If Director fails to comply with this requirement, Director waives his right to challenge the reasonable scope, clarity, applicability or enforceability of this Agreement and its restrictions at a later time.

23. Termination. This Agreement and all obligations hereunder will terminate on the earlier of (a) the date the Merger Agreement is terminated pursuant to Section 9.01 of the Merger Agreement or (b) the date that is thirty-six (36) months after the Closing Date.

24. Waiver. Amendment and Modification. Any party may unilaterally waive a right which is solely applicable to it. Such action will be evidenced by a signed written notice. No failure to exercise nor any delay in exercising any right, power or privilege hereunder by any party hereto will operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion will not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by each of the parties hereto.

25. Multiple Counterparts. For the convenience of the parties hereto, this Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so signed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Agreement. A telecopy, facsimile or electronic scan in “PDF” format of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

26. GOVERNING LAW. THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW. VENUE FOR ANY CAUSE OF ACTION BETWEEN THE PARTIES TO THIS AGREEMENT WILL LIE IN TAYLOR COUNTY, TEXAS. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.

27. Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. No party to this Agreement may assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, and any assignment made or attempted in violation of this Section is void and of no effect.

28. No Third Party Beneficiaries. Nothing contained in this Agreement, express or implied, is intended to confer upon any Persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

29. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) this Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there will be added automatically as a part of this Agreement a provision mutually agreed to which is similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

30. Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages if any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party will be entitled to temporary and/or permanent injunction or injunctions which a court of competent jurisdiction concludes is justified to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

31. Entire Agreement. This Agreement, the Merger Agreement, the Voting Agreement and the other agreements, documents, schedules and instruments signed and delivered by the parties to each other at the Closing are the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement is binding unless hereafter made in writing and signed by the party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

32. Rules of Construction. Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender are deemed to include the other genders. Each use herein of the plural include the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. References to a Person are also to its permitted successors or assigns.

33. Notice. Any notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date of this Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by mail or (except in the case of payments) by facsimile transmission or e-mail, at the respective addresses or transmission numbers set forth below and is deemed delivered (a) in the case of personal delivery, facsimile transmission or e-mail, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with and instructions for overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section. All communications must be in writing and addressed as follows:

IF TO DIRECTOR:

IF TO FFIN:

F. Scott Dueser

President and Chief Executive Officer

First Financial Bankshares, Inc.

400 Pine Street

Abilene, Texas 79601

Phone: (325) 627-7031

Fax: (325) 627-7393

E-mail: sdueser@ffin.com

WITH COPY TO (WHICH SHALL NOT CONSTITUTE NOTICE):

Michael G. Keeley, Esq.

Norton Rose Fulbright US LLP

2200 Ross Avenue, Suite 3600

Dallas, Texas 75201

Phone: (214) 855-3906

Fax: (214) 855-8200

E-Mail: mike.keeley@nortonrosefulbright.com

34. Articles, Sections, Exhibits and Schedules. All articles and sections referred to herein are articles and sections, respectively, of this Agreement and all exhibits and schedules referred to herein are exhibits and schedules, respectively, attached to this Agreement. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement or any particular section. Any and all schedules, exhibits, certificates or other documents or instruments referred to herein or attached hereto are and will be incorporated herein by reference hereto as though fully set forth herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

DIRECTOR

[NAME]

FIRST FINANCIAL BANKSHARES, INC.

By:
Name:	F. Scott Dueser
Title:	President and Chief Executive Officer

SCHEDULE 1

Existing Ownership Interest in Depository Institutions

Institution	Ownership Interest

APPENDIX D

September 26, 2017

Board of Directors

Commercial Bancshares, Inc.

24080 Highway 59 North, Suite 100

Kingwood, TX 77339

Ladies and Gentlemen:

Hovde Group, LLC (“we” or “Hovde”) understand that First Financial Bankshares, Inc., a Texas corporation (“FFIN”), Kingwood Merger Sub, Inc., a Texas corporation and a wholly-owned subsidiary of FFIN (“Merger Sub”), and Commercial Bancshares, Inc., a Texas corporation and registered bank holding company (“CBI”) are about to enter into an Agreement and Plan of Reorganization dated on or about September 26, 2017 (the “Agreement”). Pursuant to the Agreement, FFIN will acquire CBI through the merger of Merger Sub with and into CBI, with the CBI surviving the merger as a wholly-owned subsidiary of FFIN (the “Merger”). Immediately following, and in connection with, the Merger, FFIN will cause CBI to be merged with and into FFIN, with FFIN surviving the merger (the “Second Step Merger” and together with the Merger, the “Integrated Mergers”). Immediately following the Second Step Merger, or at such later time as FFIN may determine, FFIN will cause Commercial State Bank, a Texas state chartered bank (the “Bank”) to be merged with and into First Financial Bank, National Association (“FFB”), a wholly-owned subsidiary of FFIN, with FFB surviving the merger (the “Bank Merger”). Capitalized terms used herein that are not otherwise defined shall have the same meanings attributed to them in the Agreement.

Pursuant to the Agreement and subject to the terms and conditions set forth therein, at the Effective Time, except for the Cancelled Shares and Dissenting Shares (as such terms are defined in the Agreement), each share of common stock, par value $1.00 per share, of CBI (the “CBI Stock”) that is issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall automatically be converted into and become the right to receive, without interest, a number of shares of FFIN Stock rounded to the nearest hundredth of a share equal to the quotient of (i) the CBI Per Share Value, divided by (ii) the FFIN Closing VWAP (the “Merger Consideration”). For purposes of the Agreement, (i) the “CBI Per Share Value” shall be equal to the quotient of (A) $59,400,000, divided by (B) the number of shares of CBI Stock issued and outstanding immediately prior to the Effective Time, and (ii) “FFIN Closing VWAP” means the volume-weighted average price per share of FFIN Stock for a twenty (20) trading day period, starting with the opening of trading on the twenty-first (21st) trading day prior to the Calculation Date to the closing of trading on the trading day prior to the Calculation Date, rounded to the nearest cent, as reported by Bloomberg Finance L.P.

We further note that, pursuant to the Agreement, on the Closing Date and prior to the Effective Time, CBI shall pay a dividend to the holders of CBI Stock in an aggregate amount equal to (such amount, the “Dividend Payment”) the sum of (a) the amount by which the Adjusted Equity is greater than $42,300,000, if any, plus (b) $15,600,000, (c) minus the amount by which the Adjusted Equity is less than $42,300,000, if any. You have instructed us to assume for purposes of our and analysis and opinion that the Adjusted Equity as of the applicable determination date set forth in the Agreement will be at least $42,300,000, and that the Dividend Payment will not be less than $15,600,000.

Accordingly, based on the foregoing, we have assumed for purposes of our analysis and opinion, that the holders of CBI Stock will be entitled to receive in connection with the Merger, aggregate consideration with a value of approximately $75,000,000 (such consideration composed of approximately $15,600,000 in cash in the form of the Dividend Payment, and Merger Consideration with an aggregate value of approximately $59,400,000) (the “Aggregate Consideration”).

You have requested our opinion as to the fairness, from a financial point of view, of the Aggregate Consideration to be paid in connection with the Merger, to the holders of CBI Stock. This opinion addresses only the fairness of the Aggregate Consideration to be paid in connection with the Merger, and we are not opining on any individual stock, cash, dividend, or other components of consideration payable in connection with the Merger.

During the course of our engagement and for the purposes of the opinion set forth herein, we have:

(i)	reviewed a draft of the Agreement dated September 19, 2017, as provided to Hovde by CBI;

(ii)	reviewed unaudited financial statements for FFIN, FFB, CBI, and the Bank as of and for the six-month period ended June 30, 2017;

(iii)	reviewed certain historical annual reports of each of FFIN, FFB, CBI, and the Bank, including audited annual reports as of and for the year ended December 31, 2016;

(iv)	reviewed certain historical publicly available business and financial information concerning each of CBI and the Bank;

(v)	reviewed certain internal financial statements and other financial and operating data concerning CBI and the Bank;

(vi)	reviewed financial projections prepared by certain members of senior management of CBI and the Bank;

(vii)	discussed with certain members of senior management of CBI, the business, financial condition, results of operations and future prospects of CBI and the Bank; the history and past and current operations of CBI and the Bank; CBI’s and the Bank’s historical financial performance; and their assessment of the rationale for the Merger;

(viii)	reviewed and analyzed materials detailing the Merger prepared by CBI and by its respective legal and financial advisors including the estimated amount and timing of the cost savings and related expenses, purchase accounting adjustments and synergies expected to result from the Merger (the “Synergies”);

(ix)	assessed general economic and market conditions;

(x)	analyzed the pro forma financial impact of the Merger on the combined company’s earnings, tangible book value, financial ratios and other such metrics we deemed relevant, giving effect to the Merger based on assumptions relating to the Synergies;

(xi)	evaluated the contribution of assets, deposits, equity and earnings of FFIN and CBI to the combined company;

(xii)	reviewed publicly available consensus mean analyst earnings per share estimates for FFIN for the years ending December 31, 2017, December 31, 2017, and December 31, 2019;

(xiii)	reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that we considered relevant;

(xiv)	reviewed historical market prices and trading volumes of FFIN Stock;

(xv)	taken into consideration our experience in other similar transactions and securities valuations as well as our knowledge of the banking and financial services industry;

(xvi)	reviewed certain publicly available financial and stock market data relating to selected public financial institutions/commercial banks that we deemed relevant to our analysis; and

(xvii)	performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed, without investigation, that there have been, and from the date hereof through the Effective Date will be, no material changes in the financial condition and results of operations of FFIN, FFB, CBI, and the Bank since the date of the latest financial information described above. We have relied, without independent verification or investigation, on the assessments of the management of CBI and the Bank as to their existing and future relationships with key employees and partners, clients, products and services, and we have assumed, with your consent, that there will be no developments with respect to any such matters that would affect our analyses or opinion. We have further assumed, without independent verification, that the representations and financial and other information included in the Agreement and all other related documents and instruments that are referred to therein or otherwise available to us by FFIN, FFB, CBI, and the Bank are true and complete. We have relied upon the management of CBI and the Bank as to the reasonableness and achievability of the financial forecasts, and projections, estimates and other forward-looking information (including the Synergies) provided to Hovde by CBI and the Bank, and we assumed such forecasts, projections, estimates and other forward-looking information (including the Synergies) have been reasonably prepared by CBI and the Bank on a basis reflecting the best currently available information and CBI’s and the Bank’s judgments and estimates. We have assumed that such forecasts, projections, estimates and other forward-looking information (including the Synergies) would be realized in the amounts and at the times contemplated thereby, and we do not, in any respect, assume any responsibility for the accuracy or reasonableness thereof. We have been authorized by CBI to rely upon such forecasts, projections, estimates and other information and data, and we express no view as to any such forecasts, projections, estimates or other forward-looking information or data, or the bases or assumptions on which they were prepared.

In performing our review, we have assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by FFIN, FFB, CBI, and the Bank or their respective representatives or that was otherwise reviewed by us, and we have relied on such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of the respective managements of CBI and the Bank that they are not aware of any facts or circumstances that would make any of such information incomplete, inaccurate or misleading. We have not been asked to, and have not undertaken, an independent verification of any of such information, and we do not assume any responsibility or liability for the accuracy or completeness thereof. We have assumed that each party to the Agreement would advise us promptly if any information previously provided to us became inaccurate or was required to be updated during the period of our review.

We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto. We have assumed that such allowances for FFIN, FFB, CBI, and the Bank are, in the aggregate, adequate to cover such losses, and will be adequate on a pro forma basis for the combined entity. We were not requested to make, and have not made, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities, or liabilities (fixed, contingent, derivative, off-balance sheet, or otherwise) of FFIN, FFB, CBI, and the Bank, the collateral securing any such assets or liabilities, or the collectability of any such assets, and we were not furnished with any such evaluations or appraisals, nor did we review any loan or credit files of FFIN, FFB, CBI, and the Bank. We also did not conduct a review of any credit mark which may be taken in connection with the Merger nor have we evaluated the adequacy of any contemplated credit mark to be so taken.

In arriving at our opinion, we have not evaluated the solvency of FFIN, FFB, CBI, and the Bank under any state or federal law relating to bankruptcy, insolvency or similar matters. Accordingly, we express no opinion regarding the liquidation value of FFIN, FFB, CBI, and the Bank or any other entity. We have also assumed that each of FFIN, FFB, CBI, and the Bank would remain as a going concern for all periods relevant to our analysis.

Accordingly, we express no opinion with respect to the foregoing. Further, without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which FFIN, FFB, CBI, and the Bank is a party or may be subject, and with your consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed that neither FFIN, FFB, CBI, and the Bank is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger contemplated by the Agreement.

We have relied upon and assumed, with your consent and without independent verification, that the Merger will be consummated in accordance with the terms set forth in the Agreement, without any amendments thereto or waiver of any terms or conditions by FFIN, CBI or any other party to the Agreement. We have assumed that the Merger will be consummated in compliance with all applicable laws and regulations. The senior management of CBI has advised us that they are not aware of any factors that would impede any necessary regulatory or governmental approval of the Merger. We have assumed that the necessary regulatory and governmental approvals, as granted, will not be subject to any conditions that would be unduly burdensome on FFIN or CBI or would have a material adverse effect on the contemplated benefits of the Merger.

Our opinion does not consider, include or address: (i) the legal, tax, accounting, or regulatory consequences of the Merger on FFIN or CBI, or their shareholders; (ii) any advice or opinions provided by any other advisor to the Board; or (iii) any other strategic alternatives that might be available to CBI.

Our opinion does not constitute a recommendation to FFIN or CBI as to whether or not FFIN or CBI should enter into the Agreement or to any FFIN or CBI shareholders as to how such shareholders should vote at any meetings of shareholders called to consider and vote upon the Merger. Our opinion does not address the underlying business decision to proceed with the Merger or the fairness of the amount or nature of the compensation, if any, to be received by any of the officers, directors or employees of FFIN,

FFB, CBI, and the Bank relative to the amount of consideration to be paid with respect to the Merger. Our opinion should not be construed as implying that the consideration to be paid in respect of the Merger is necessarily the highest or best price that could be obtained in the Merger or in an acquisition, sale, merger, or combination transaction with a third party. We do not express any opinion as to the prices, trading range or volume at which FFIN Stock may trade following the announcement of the proposed Merger, following the consummation of the Merger, or the prices at which shares of FFIN Stock may be purchased or sold at any time. Other than as specifically set forth herein, we are not expressing any opinion with respect to the terms and provisions of the Agreement or the enforceability of any such terms or provisions. Our opinion is not a solvency opinion and does not in any way address the solvency or financial condition of FFIN or CBI.

This opinion was approved by Hovde’s fairness opinion committee. This letter is directed solely to the Board of Directors of CBI and is not to be used for any other purpose or quoted or referred to, in whole or in part, in any registration statement, prospectus, proxy statement, or any other document, except in each case in accordance with our prior written consent; provided, however, that we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement or information statement to be delivered to the holders of CBI Stock in connection with the Merger if, and only if, this letter is quoted in full or attached as an exhibit to such document, this letter has not been withdrawn prior to the date of such document, and any description of or reference to Hovde or the analyses performed by Hovde or any summary of this opinion in such filing is in a form acceptable to Hovde and its counsel in the exercise of their reasonable judgment.

Our opinion is based solely upon the information available to us and described above and the economic, market and other circumstances as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring or information that becomes available after the date hereof.

In arriving at this opinion, Hovde did not attribute any particular weight to any analysis or factor considered by it, but rather, made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

Hovde, as part of its investment banking business, regularly performs valuations of businesses and their securities in connection with mergers and acquisitions and other corporate transactions. In addition to being retained to render this opinion letter, we were retained by CBI and the Bank to act as their financial advisor in connection with the Merger.

We will receive compensation from CBI and the Bank in connection with our services, which will include, without limitation, a fairness opinion fee that is contingent upon the issuance of this opinion letter and a completion fee that is contingent upon the consummation of the Merger. Further, CBI and the Bank have agreed to indemnify us and our affiliates for certain liabilities that may arise out of our engagement. In the past two years Hovde has provided investment banking and financial advisory services to the CBI and the Bank for which it received compensation. In the two years preceding the date of its opinion, Hovde has not provided investment banking and financial advisory services to FFIN or FFB. Hovde may in the future provide investment banking and financial advisory services to CBI, the Bank, FFIN or FFB and receive compensation for such services. In the ordinary course of its broker-dealer business and further to certain sales and trading relationships, Hovde may from time to time purchase securities from, and sell securities to, CBI or FFIN or their subsidiaries or affiliates, and as a market maker in securities, Hovde may from time to time have a long or short position in, and buy or sell, debt or equity securities of CBI or FFIN for its own accounts and for the accounts of customers. Hovde also issues periodic research reports regarding FFIN’s business activities and prospects, and our firm may provide securities brokerage services in the normal course to one or more subsidiaries or affiliates of CBI and the FFIN. Except for the foregoing, during the past two years there have not been, and there are no mutual understandings contemplating in the future, any material relationships between Hovde and CBI and the Bank, or FFIN and FFB.

Based upon and subject to the foregoing, we are of the opinion, as of the date hereof, that the Aggregate Consideration to be paid in connection with the Merger is fair to the holders of CBI Stock from a financial point of view.

Sincerely,

HOVDE GROUP, LLC

/s/ Hovde Group, LLC

APPENDIX E

TEXAS BUSINESS ORGANIZATIONS CODE

TITLE 1. GENERAL PROVISIONS

CHAPTER 10. MERGERS, INTEREST EXCHANGES,

CONVERSIONS, AND SALES OF ASSETS

SUBCHAPTER H. RIGHTS OF DISSENTING OWNERS

§ 10.351. APPLICABILITY OF SUBCHAPTER.

(a) This subchapter does not apply to a fundamental business transaction of a domestic entity if, immediately before the effective date of the fundamental business transaction, all of the ownership interests of the entity otherwise entitled to rights to dissent and appraisal under this code are held by one owner or only by the owners who approved the fundamental business transaction.

(b) This subchapter applies only to a “domestic entity subject to dissenters’ rights,” as defined in Section 1.002. That term includes a domestic for-profit corporation, professional corporation, professional association, and real estate investment trust. Except as provided in Subsection (c), that term does not include a partnership or limited liability company.

(c) The governing documents of a partnership or a limited liability company may provide that its owners are entitled to the rights of dissent and appraisal provided by this subchapter, subject to any modification to those rights as provided by the entity’s governing documents.

§ 10.352. DEFINITIONS.

In this subchapter:

(1) “Dissenting owner” means an owner of an ownership interest in a domestic entity subject to dissenters’ rights who:

(A) provides notice under Section 10.356; and

(B) complies with the requirements for perfecting that owner’s right to dissent under this subchapter.

(2) “Responsible organization” means:

(A) the organization responsible for:

(i) the provision of notices under this subchapter; and

(ii) the primary obligation of paying the fair value for an ownership interest held by a dissenting owner;

(B) with respect to a merger or conversion:

(i) for matters occurring before the merger or conversion, the organization that is merging or converting; and

Appendix E-1

(ii) for matters occurring after the merger or conversion, the surviving or new organization that is primarily obligated for the payment of the fair value of the dissenting owner’s ownership interest in the merger or conversion;

(C) with respect to an interest exchange, the organization the ownership interests of which are being acquired in the interest exchange;

(D) with respect to the sale of all or substantially all of the assets of an organization, the organization the assets of which are to be transferred by sale or in another manner; and

(E) with respect to an amendment to a domestic for-profit corporation’s certificate of formation described by Section 10.354(a)(1)(G), the corporation.

§ 10.353. FORM AND VALIDITY OF NOTICE.

(a) Notice required under this subchapter:

(1) must be in writing; and

(2) may be mailed, hand-delivered, or delivered by courier or electronic transmission.

(b) Failure to provide notice as required by this subchapter does not invalidate any action taken.

§ 10.354. RIGHTS OF DISSENT AND APPRAISAL.

(a) Subject to Subsection (b), an owner of an ownership interest in a domestic entity subject to dissenters’ rights is entitled to:

(1) dissent from:

(A) a plan of merger to which the domestic entity is a party if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of merger;

(B) a sale of all or substantially all of the assets of the domestic entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the sale;

(C) a plan of exchange in which the ownership interest of the owner is to be acquired;

(D) a plan of conversion in which the domestic entity is the converting entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of conversion;

(E) a merger effected under Section 10.006 in which:

(i) the owner is entitled to vote on the merger; or

(ii) the ownership interest of the owner is converted or exchanged;

(F) a merger effected under Section 21.459(c) in which the shares of the shareholders are converted or exchanged; or

Appendix E-2

(G) if the owner owns shares that were entitled to vote on the amendment, an amendment to a domestic for-profit corporation’s certificate of formation to:

(i) add the provisions required by Section 3.007(e) to elect to be a public benefit corporation; or

(ii) delete the provisions required by Section 3.007(e), which in effect cancels the corporation’s election to be a public benefit corporation; and

(2) subject to compliance with the procedures set forth in this subchapter, obtain the fair value of that ownership interest through an appraisal.

(b) Notwithstanding Subsection (a), subject to Subsection (c), an owner may not dissent from a plan of merger or conversion in which there is a single surviving or new domestic entity or non-code organization, or from a plan of exchange, if:

(1) the ownership interest, or a depository receipt in respect of the ownership interest, held by the owner is part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are, on the record date set for purposes of determining which owners are entitled to vote on the plan of merger, conversion, or exchange, as appropriate:

(A) listed on a national securities exchange; or

(B) held of record by at least 2,000 owners;

(2) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration that is different from the consideration to be provided to any other holder of an ownership interest of the same class or series as the ownership interest held by the owner, other than cash instead of fractional shares or interests the owner would otherwise be entitled to receive; and

(3) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration other than:

(A) ownership interests, or depository receipts in respect of ownership interests, of a domestic entity or non-code organization of the same general organizational type that, immediately after the effective date of the merger, conversion, or exchange, as appropriate, will be part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are:

(i) listed on a national securities exchange or authorized for listing on the exchange on official notice of issuance; or

(ii) held of record by at least 2,000 owners;

(B) cash instead of fractional ownership interests the owner would otherwise be entitled to receive; or

(C) any combination of the ownership interests and cash described by Paragraphs (A) and (B).

(c) Subsection (b) shall not apply either to a domestic entity that is a subsidiary with respect to a merger under Section 10.006 or to a corporation with respect to a merger under Section 21.459(c).

(d) Notwithstanding Subsection (a), an owner of an ownership interest in a domestic for-profit corporation subject to dissenters’ rights may not dissent from an amendment to the corporation’s certificate of formation described by Subsection (a)(1)(G) if the shares held by the owner are part of a class or series of shares, on the record date set for purposes of determining which owners are entitled to vote on the amendment:

(1) listed on a national securities exchange; or

(2) held of record by at least 2,000 owners.

Appendix E-3

§ 10.355. NOTICE OF RIGHT OF DISSENT AND APPRAISAL.

(a) A domestic entity subject to dissenters’ rights that takes or proposes to take an action regarding which an owner has a right to dissent and obtain an appraisal under Section 10.354 shall notify each affected owner of the owner’s rights under that section if:

(1) the action or proposed action is submitted to a vote of the owners at a meeting; or

(2) approval of the action or proposed action is obtained by written consent of the owners instead of being submitted to a vote of the owners.

(b) If a parent organization effects a merger under Section 10.006 and a subsidiary organization that is a party to the merger is a domestic entity subject to dissenters’ rights, the responsible organization shall notify the owners of that subsidiary organization who have a right to dissent to the merger under Section 10.354 of their rights under this subchapter not later than the 10th day after the effective date of the merger. The notice must also include a copy of the certificate of merger and a statement that the merger has become effective.

(b-1) If a corporation effects a merger under Section 21.459(c), the responsible organization shall notify the shareholders of that corporation who have a right to dissent to the plan of merger under Section 10.354 of their rights under this subchapter not later than the 10th day after the effective date of the merger. Notice required under this subsection that is given to shareholders before the effective date of the merger may, but is not required to, contain a statement of the merger’s effective date. If the notice is not given to the shareholders until on or after the effective date of the merger, the notice must contain a statement of the merger’s effective date.

(c) A notice required to be provided under Subsection (a), (b), or (b-1) must:

(1) be accompanied by a copy of this subchapter; and

(2) advise the owner of the location of the responsible organization’s principal executive offices to which a notice required under Section 10.356(b)(1) or a demand under Section 10.356(b)(3), or both, may be provided.

(d) In addition to the requirements prescribed by Subsection (c), a notice required to be provided:

(1) under Subsection (a)(1) must accompany the notice of the meeting to consider the action;

(2) under Subsection (a)(2) must be provided to:

(A) each owner who consents in writing to the action before the owner delivers the written consent; and

(B) each owner who is entitled to vote on the action and does not consent in writing to the action before the 11th day after the date the action takes effect; and

(3) under Subsection (b-1) must be provided:

(A) if given before the consummation of the tender or exchange offer described by Section 21.459(c)(2), to each shareholder to whom that offer is made; or

(B) if given after the consummation of the tender or exchange offer described by Section 21.459(c)(2), to each shareholder who did not tender the shareholder’s shares in that offer.

(e) Not later than the 10th day after the date an action described by Subsection (a)(1) takes effect, the responsible organization shall give notice that the action has been effected to each owner who voted against the action and sent notice under Section 10.356(b)(1).

(f) If the notice given under Subsection (b-1) did not include a statement of the effective date of the merger, the responsible organization shall, not later than the 10th day after the effective date, give a second notice to the

Appendix E-4

shareholders notifying them of the merger’s effective date. If the second notice is given after the later of the date on which the tender or exchange offer described by Section 21.459(c)(2) is consummated or the 20th day after the date notice under Subsection (b-1) is given, then the second notice is required to be given to only those shareholders who have made a demand under Section 10.356(b)(3).

§ 10.356. PROCEDURE FOR DISSENT BY OWNERS AS TO ACTIONS; PERFECTION OF RIGHT OF DISSENT AND APPRAISAL.

(a) An owner of an ownership interest of a domestic entity subject to dissenters’ rights who has the right to dissent and appraisal from any of the actions referred to in Section 10.354 may exercise that right to dissent and appraisal only by complying with the procedures specified in this subchapter. An owner’s right of dissent and appraisal under Section 10.354 may be exercised by an owner only with respect to an ownership interest that is not voted in favor of the action.

(b) To perfect the owner’s rights of dissent and appraisal under Section 10.354, an owner:

(1) if the proposed action is to be submitted to a vote of the owners at a meeting, must give to the domestic entity a written notice of objection to the action that:

(A) is addressed to the entity’s president and secretary;

(B) states that the owner’s right to dissent will be exercised if the action takes effect;

(C) provides an address to which notice of effectiveness of the action should be delivered or mailed; and

(D) is delivered to the entity’s principal executive offices before the meeting;

(2) with respect to the ownership interest for which the rights of dissent and appraisal are sought:

(A) must vote against the action if the owner is entitled to vote on the action and the action is approved at a meeting of the owners; and

(B) may not consent to the action if the action is approved by written consent; and

(3) must give to the responsible organization a demand in writing that:

(A) is addressed to the president and secretary of the responsible organization;

(B) demands payment of the fair value of the ownership interests for which the rights of dissent and appraisal are sought;

(C) provides to the responsible organization an address to which a notice relating to the dissent and appraisal procedures under this subchapter may be sent;

(D) states the number and class of the ownership interests of the domestic entity owned by the owner and the fair value of the ownership interests as estimated by the owner; and

(E) is delivered to the responsible organization at its principal executive offices at the following time:

(i) not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(e) that the action has taken effect, if the action was approved by a vote of the owners at a meeting;

Appendix E-5

(ii) not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(d)(2) that the action has taken effect, if the action was approved by the written consent of the owners; or

(iii) not later than the 20th day after the date the responsible organization sends to the owner a notice that the merger was effected, if the action is a merger effected under Section 10.006.

(iv) not later than the 20th day after the date the responsible organization gives to the shareholder the notice required by Section 10.355(b-1) or the date of the consummation of the tender or exchange offer described by Section 21.459(c)(2), whichever is later, if the action is a merger effected under Section 21.459(c).

(c) An owner who does not make a demand within the period required by Subsection (b)(3)(E) or, if Subsection (b)(1) is applicable, does not give the notice of objection before the meeting of the owners is bound by the action and is not entitled to exercise the rights of dissent and appraisal under Section 10.354.

(d) Not later than the 20th day after the date an owner makes a demand under Subsection (b)(3), the owner must submit to the responsible organization any certificates representing the ownership interest to which the demand relates for purposes of making a notation on the certificates that a demand for the payment of the fair value of an ownership interest has been made under this section. An owner’s failure to submit the certificates within the required period has the effect of terminating, at the option of the responsible organization, the owner’s rights to dissent and appraisal under Section 10.354 unless a court, for good cause shown, directs otherwise.

(e) If a domestic entity and responsible organization satisfy the requirements of this subchapter relating to the rights of owners of ownership interests in the entity to dissent to an action and seek appraisal of those ownership interests, an owner of an ownership interest who fails to perfect that owner’s right of dissent in accordance with this subchapter may not bring suit to recover the value of the ownership interest or money damages relating to the action.

§ 10.357. WITHDRAWAL OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST.

(a) An owner may withdraw a demand for the payment of the fair value of an ownership interest made under Section 10.356 before:

(1) payment for the ownership interest has been made under Sections 10.358 and 10.361; or

(2) a petition has been filed under Section 10.361.

(b) Unless the responsible organization consents to the withdrawal of the demand, an owner may not withdraw a demand for payment under Subsection (a) after either of the events specified in Subsections (a)(1) and (2).

§ 10.358. RESPONSE BY ORGANIZATION TO NOTICE OF DISSENT AND DEMAND FOR FAIR VALUE BY DISSENTING OWNER.

(a) Not later than the 20th day after the date a responsible organization receives a demand for payment made by a dissenting owner in accordance with Section 10.356(b)(3), the responsible organization shall respond to the dissenting owner in writing by:

(1) accepting the amount claimed in the demand as the fair value of the ownership interests specified in the notice; or

(2) rejecting the demand and including in the response the requirements prescribed by Subsection (c).

Appendix E-6

(b) If the responsible organization accepts the amount claimed in the demand, the responsible organization shall pay the amount not later than the 90th day after the date the action that is the subject of the demand was effected if the owner delivers to the responsible organization:

(1) endorsed certificates representing the ownership interests if the ownership interests are certificated; or

(2) signed assignments of the ownership interests if the ownership interests are uncertificated.

(c) If the responsible organization rejects the amount claimed in the demand, the responsible organization shall provide to the owner:

(1) an estimate by the responsible organization of the fair value of the ownership interests; and

(2) an offer to pay the amount of the estimate provided under Subdivision (1).

(d) If the dissenting owner decides to accept the offer made by the responsible organization under Subsection (c)(2), the owner must provide to the responsible organization notice of the acceptance of the offer not later than the 90th day after the date the action that is the subject of the demand took effect.

(e) If, not later than the 90th day after the date the action that is the subject of the demand took effect, a dissenting owner accepts an offer made by a responsible organization under Subsection (c)(2) or a dissenting owner and a responsible organization reach an agreement on the fair value of the ownership interests, the responsible organization shall pay the agreed amount not later than the 120th day after the date the action that is the subject of the demand took effect, if the dissenting owner delivers to the responsible organization:

(1) endorsed certificates representing the ownership interests if the ownership interests are certificated; or

(2) signed assignments of the ownership interests if the ownership interests are uncertificated.

§ 10.359. RECORD OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST.

(a) A responsible organization shall note in the organization’s ownership interest records maintained under Section 3.151 the receipt of a demand for payment from any dissenting owner made under Section 10.356.

(b) If an ownership interest that is the subject of a demand for payment made under Section 10.356 is transferred, a new certificate representing that ownership interest must contain:

(1) a reference to the demand; and

(2) the name of the original dissenting owner of the ownership interest.

§ 10.360. RIGHTS OF TRANSFEREE OF CERTAIN OWNERSHIP INTEREST.

A transferee of an ownership interest that is the subject of a demand for payment made under Section 10.356 does not acquire additional rights with respect to the responsible organization following the transfer. The transferee has only the rights the original dissenting owner had with respect to the responsible organization after making the demand.

§ 10.361. PROCEEDING TO DETERMINE FAIR VALUE OF OWNERSHIP INTEREST AND OWNERS ENTITLED TO PAYMENT; APPOINTMENT OF APPRAISERS.

(a) If a responsible organization rejects the amount demanded by a dissenting owner under Section 10.358 and the dissenting owner and responsible organization are unable to reach an agreement relating to the fair value of

Appendix E-7

the ownership interests within the period prescribed by Section 10.358(d), the dissenting owner or responsible organization may file a petition requesting a finding and determination of the fair value of the owner’s ownership interests in a court in:

(1) the county in which the organization’s principal office is located in this state; or

(2) the county in which the organization’s registered office is located in this state, if the organization does not have a business office in this state.

(b) A petition described by Subsection (a) must be filed not later than the 60th day after the expiration of the period required by Section 10.358(d).

(c) On the filing of a petition by an owner under Subsection (a), service of a copy of the petition shall be made to the responsible organization. Not later than the 10th day after the date a responsible organization receives service under this subsection, the responsible organization shall file with the clerk of the court in which the petition was filed a list containing the names and addresses of each owner of the organization who has demanded payment for ownership interests under Section 10.356 and with whom agreement as to the value of the ownership interests has not been reached with the responsible organization. If the responsible organization files a petition under Subsection (a), the petition must be accompanied by this list.

(d) The clerk of the court in which a petition is filed under this section shall provide by registered mail notice of the time and place set for the hearing to:

(1) the responsible organization; and

(2) each owner named on the list described by Subsection (c) at the address shown for the owner on the list.

(e) The court shall:

(1) determine which owners have:

(A) perfected their rights by complying with this subchapter; and

(B) become subsequently entitled to receive payment for the fair value of their ownership interests; and

(2) appoint one or more qualified appraisers to determine the fair value of the ownership interests of the owners described by Subdivision (1).

(f) The court shall approve the form of a notice required to be provided under this section. The judgment of the court is final and binding on the responsible organization, any other organization obligated to make payment under this subchapter for an ownership interest, and each owner who is notified as required by this section.

(g) The beneficial owner of an ownership interest subject to dissenters’ rights held in a voting trust or by a nominee on the beneficial owner’s behalf may file a petition described by Subsection (a) if no agreement between the dissenting owner of the ownership interest and the responsible organization has been reached within the period prescribed by Section 10.358(d). When the beneficial owner files a petition described by Subsection (a):

(1) the beneficial owner shall at that time be considered, for purposes of this subchapter, the owner, the dissenting owner, and the holder of the ownership interest subject to the petition; and

Appendix E-8

(2) the dissenting owner who demanded payment under Section 10.356 has no further rights regarding the ownership interest subject to the petition.

§ 10.362. COMPUTATION AND DETERMINATION OF FAIR VALUE OF OWNERSHIP INTEREST.

(a) For purposes of this subchapter, the fair value of an ownership interest of a domestic entity subject to dissenters’ rights is the value of the ownership interest on the date preceding the date of the action that is the subject of the appraisal. Any appreciation or depreciation in the value of the ownership interest occurring in anticipation of the proposed action or as a result of the action must be specifically excluded from the computation of the fair value of the ownership interest.

(b) In computing the fair value of an ownership interest under this subchapter, consideration must be given to the value of the domestic entity as a going concern without including in the computation of value any control premium, any minority ownership discount, or any discount for lack of marketability. If the domestic entity has different classes or series of ownership interests, the relative rights and preferences of and limitations placed on the class or series of ownership interests, other than relative voting rights, held by the dissenting owner must be taken into account in the computation of value.

(c) The determination of the fair value of an ownership interest made for purposes of this subchapter may not be used for purposes of making a determination of the fair value of that ownership interest for another purpose or of the fair value of another ownership interest, including for purposes of determining any minority or liquidity discount that might apply to a sale of an ownership interest.

§ 10.363. POWERS AND DUTIES OF APPRAISER; APPRAISAL PROCEDURES.

(a) An appraiser appointed under Section 10.361 has the power and authority that:

(1) is granted by the court in the order appointing the appraiser; and

(2) may be conferred by a court to a master in chancery as provided by Rule 171, Texas Rules of Civil Procedure.

(b) The appraiser shall:

(1) determine the fair value of an ownership interest of an owner adjudged by the court to be entitled to payment for the ownership interest; and

(2) file with the court a report of that determination.

(c) The appraiser is entitled to examine the books and records of a responsible organization and may conduct investigations as the appraiser considers appropriate. A dissenting owner or responsible organization may submit to an appraiser evidence or other information relevant to the determination of the fair value of the ownership interest required by Subsection (b)(1).

(d) The clerk of the court appointing the appraiser shall provide notice of the filing of the report under Subsection (b) to each dissenting owner named in the list filed under Section 10.361 and the responsible organization.

§ 10.364. OBJECTION TO APPRAISAL; HEARING.

(a) A dissenting owner or responsible organization may object, based on the law or the facts, to all or part of an appraisal report containing the fair value of an ownership interest determined under Section 10.363(b).

Appendix E-9

(b) If an objection to a report is raised under Subsection (a), the court shall hold a hearing to determine the fair value of the ownership interest that is the subject of the report. After the hearing, the court shall require the responsible organization to pay to the holders of the ownership interest the amount of the determined value with interest, accruing from the 91st day after the date the applicable action for which the owner elected to dissent was effected until the date of the judgment.

(c) Interest under Subsection (b) accrues at the same rate as is provided for the accrual of prejudgment interest in civil cases.

(d) The responsible organization shall:

(1) immediately pay the amount of the judgment to a holder of an uncertificated ownership interest; and

(2) pay the amount of the judgment to a holder of a certificated ownership interest immediately after the certificate holder surrenders to the responsible organization an endorsed certificate representing the ownership interest.

(e) On payment of the judgment, the dissenting owner does not have an interest in the:

(1) ownership interest for which the payment is made; or

(2) responsible organization with respect to that ownership interest.

§ 10.365. COURT COSTS; COMPENSATION FOR APPRAISER.

(a) An appraiser appointed under Section 10.361 is entitled to a reasonable fee payable from court costs.

(b) All court costs shall be allocated between the responsible organization and the dissenting owners in the manner that the court determines to be fair and equitable.

§ 10.366. STATUS OF OWNERSHIP INTEREST HELD OR FORMERLY HELD BY DISSENTING OWNER.

(a) An ownership interest of an organization acquired by a responsible organization under this subchapter:

(1) in the case of a merger, conversion, or interest exchange, shall be held or disposed of as provided in the plan of merger, conversion, or interest exchange; and

(2) in any other case, may be held or disposed of by the responsible organization in the same manner as other ownership interests acquired by the organization or held in its treasury.

(b) An owner who has demanded payment for the owner’s ownership interest under Section 10.356 is not entitled to vote or exercise any other rights of an owner with respect to the ownership interest except the right to:

(1) receive payment for the ownership interest under this subchapter; and

(2) bring an appropriate action to obtain relief on the ground that the action to which the demand relates would be or was fraudulent.

(c) An ownership interest for which payment has been demanded under Section 10.356 may not be considered outstanding for purposes of any subsequent vote or action.

Appendix E-10

§ 10.367. RIGHTS OF OWNERS FOLLOWING TERMINATION OF RIGHT OF DISSENT.

(a) The rights of a dissenting owner terminate if:

(1) the owner withdraws the demand under Section 10.356;

(2) the owner’s right of dissent is terminated under Section 10.356;

(3) a petition is not filed within the period required by Section 10.361; or

(4) after a hearing held under Section 10.361, the court adjudges that the owner is not entitled to elect to dissent from an action under this subchapter.

(b) On termination of the right of dissent under this section:

(1) the dissenting owner and all persons claiming a right under the owner are conclusively presumed to have approved and ratified the action to which the owner dissented and are bound by that action;

(2) the owner’s right to be paid the fair value of the owner’s ownership interests ceases;

(3) the owner’s status as an owner of those ownership interests is restored, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were not canceled, converted, or exchanged as a result of the action or a subsequent action;

(4) the dissenting owner is entitled to receive the same cash, property, rights, and other consideration received by owners of the same class and series of ownership interests held by the owner, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were canceled, converted, or exchanged as a result of the action or a subsequent action;

(5) any action of the domestic entity taken after the date of the demand for payment by the owner under Section 10.356 will not be considered ineffective or invalid because of the restoration of the owner’s ownership interests or the other rights or entitlements of the owner under this subsection; and

(6) the dissenting owner is entitled to receive dividends or other distributions made after the date of the owner’s payment demand under Section 10.356, to owners of the same class and series of ownership interests held by the owner as if the demand had not been made, subject to any change in or adjustment to the ownership interests because of an action taken by the domestic entity after the date of the demand.

§ 10.368. EXCLUSIVITY OF REMEDY OF DISSENT AND APPRAISAL.

In the absence of fraud in the transaction, any right of an owner of an ownership interest to dissent from an action and obtain the fair value of the ownership interest under this subchapter is the exclusive remedy for recovery of:

(1) the value of the ownership interest; or

(2) money damages to the owner with respect to the action.

Appendix E-11

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers of First Financial.

The Amended and Restated Certificate of Formation, as amended, and the Amended and Restated Bylaws of First Financial Bankshares, Inc. (the “Registrant”) require the Registrant to indemnify officers and directors of the Registrant to the fullest extent permitted by Texas law. Generally, Chapter 8 of the TBOC permits a corporation to indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person was or is a director or officer if it is determined that such person (1) conducted himself in good faith, (2) reasonably believed (a) in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation’s best interest, or (b) in other cases, that his conduct was at least not opposed to the corporation’s best interests, and (3) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, the TBOC requires a corporation to indemnify a director or officer for any action that such director or officer is wholly successful in defending on the merits.

The Registrant’s Amended and Restated Certificate of Formation, as amended, provides that a director of the Registrant will not be liable to the corporation for monetary damages for an act or omission in the director’s capacity as a director, except to the extent not permitted by law. Texas law does not permit exculpation of liability in the case of (i) a breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; or (iv) an act or omission for which the liability of the director is expressly provided by statute.

The Registrant’s Amended and Restated Certificate of Formation, as amended, permits the Registrant to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Registrant or who is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or organization, against any liability asserted against such person and incurred by such person in such a capacity or arising out of such person’s status as such a person.

The Amended and Restated Certificate of Formation, as amended, and the Amended and Restated Bylaws of the Registrant were previously filed with the Securities and Exchange Commission and are incorporated by reference into the registration statement.

Item 21. Exhibits and Financial Statement Schedules.

(a) List of Exhibits

Exhibit	Description

2.1	Agreement and Plan of Reorganization, dated October 12, 2017, by and between First Financial Bankshares, Inc., Kingwood Merger Sub, Inc. and Commercial Bancshares, Inc. (Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K) (included as Appendix A to the proxy statement/prospectus contained in this Registration Statement).

3.1	Amended and Restated Certificate of Formation (incorporated by reference from Exhibit 3.1 of the Registrant’s Form 8-K filed April 30, 2015).

3.2	Amended and Restated Bylaws of the Registrant (incorporated by reference from Exhibit 99.1 of the Registrant’s Form 8-K filed January 24, 2012).

4.1	Specimen certificate of First Financial Common Stock (incorporated by reference from Exhibit 3 of the Registrant’s Amendment No. 1 to Form 8-A filed on Form 8-A/A No. 1 on January 7, 1994).

Exhibit	Description

5.1	Opinion of Norton Rose Fulbright US LLP regarding the legality of the securities being registered.

8.1	Opinion of Norton Rose Fulbright US LLP regarding certain tax matters.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Norton Rose Fulbright US LLP (included in Exhibit 5.1).

23.3	Consent of Norton Rose Fulbright US LLP (included in Exhibit 8.1).

24.1	Power of Attorney of Directors and Officers of the Registrant (included on the signature page of this Form S-4).

99.1	Form of Proxy Card of Commercial Bancshares, Inc. (to be filed by amendment).

99.2	Consent of Hovde Group, LLC.

(b) Financial Statement Schedules

None. All other schedules for which provision is made in Regulation S-X of the Securities and Exchange Commission are not required under the related restrictions or are inapplicable, and, therefore, have been omitted.

(c) Opinion of Financial Advisor

Furnished as Appendix B to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4.

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Abilene and State of Texas on November 8, 2017.

FIRST FINANCIAL BANKSHARES, INC. (Registrant)

By:	/s/ F. Scott Dueser
F. Scott Dueser Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of F. Scott Dueser or J. Bruce Hildebrand, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents as his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ F. Scott Dueser F. Scott Dueser	Chairman of the Board, President and Chief Executive Officer, and Director (Principal Executive Officer)	November 8, 2017

/s/ J. Bruce Hildebrand J. Bruce Hildebrand	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 8, 2017

/s/ April K. Anthony April K. Anthony	Director	November 8, 2017

/s/ Steven L. Beal Steven L. Beal	Director	November 8, 2017

/s/ Tucker S. Bridwell Tucker S. Bridwell	Director	November 8, 2017

/s/ David Copeland David Copeland	Director	November 8, 2017

/s/ Murray Edwards Murray Edwards	Director	November 8, 2017

/s/ Ron Giddiens Ron Giddiens	Director	November 8, 2017

/s/ Tim Lancaster Tim Lancaster	Director	November 8, 2017

/s/ Kade L. Matthews Kade L. Matthews	Director	November 8, 2017

/s/ Ross H. Smith, Jr. Ross H. Smith, Jr.	Director	November 8, 2017

/s/ Johnny E. Trotter Johnny E. Trotter	Director	November 8, 2017